As filed with the Securities and Exchange Commission on October 12, 2007
Registration No. 333-145929

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARDTRONICS, INC.
(exact name of registrant as specified in its charter)

Delaware	7389	76-0681190
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

J. Chris Brewster Chief Financial Officer
3110 Hayes Road, Suite 300	3110 Hayes Road, Suite 300
Houston, Texas 77082	Houston, Texas 77082
(281) 596-9988	(281) 596-9988
(Address, Including Zip Code, and Telephone Number,	(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)	Including Area Code, of Agent for Service)

Copies to:

David P. Oelman, Esq. Bruce C. Herzog, Esq. Vinson & Elkins L.L.P. 2500 First City Tower 1001 Fannin Street Houston, Texas 77002-6760 713-758-2222 713-615-5861 (fax)	Robert Evans III, Esq. Andrew R. Schleider, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 212-848-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	be Registered(1)	Per Share(2)	Price(2)	Registration Fee(3)(4)
Common Stock, $0.0001 par value per share	19,166,667	$16.00	$306,666,672	$9,415

(1)	Includes 2,500,000 shares of common stock that may be purchased by the underwriters to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)	Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

(4)	A registration fee of $9,210 has been paid previously.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated          , 2007

PROSPECTUS

Cardtronics, Inc.

16,666,667 Shares
Common Stock

This is the initial public offering of Cardtronics, Inc. common stock. We are offering 8,333,333 shares of our common stock and the selling stockholders, including certain members of our senior management, are offering 8,333,334 shares of our common stock. No public market currently exists for our common stock. We will not receive any of the proceeds from the shares of our common stock sold by the selling stockholders.

We have applied for listing of our common stock on The Nasdaq Global Market under the symbol “CATM.” We currently estimate that the initial public offering price will be between $14.00 and $16.00 per share.

Investing in our common stock involves risk.  See “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to the Company	$	$
Proceeds, before expenses, to the selling stockholders	$	$

The selling stockholders have granted the underwriters a 30-day option to purchase up to an aggregate of 2,500,000 additional shares of our common stock to cover over-allotments.

The underwriters expect to deliver the shares on or about          , 2007.

Deutsche Bank Securities	William Blair & Company	Banc of America Securities LLC

The date of this prospectus is          , 2007.

Dealer Prospectus Delivery Obligation

Through and including          , 2007 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

About this Prospectus

You should rely only on the information contained in this prospectus or to which we have referred you, including any free writing prospectus that we file with the SEC relating to this offering. We and the selling stockholders have not authorized any other person to provide you with different information. We and the selling stockholders are only offering to sell, and only seeking offers to buy, the common stock in jurisdictions where offers and sales are permitted.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary sets forth the material terms of the offering, but does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision, especially the risks of investing in our common stock discussed under “Risk Factors.” The terms “we,” “us,” “our,” the “Company,” and “Cardtronics” refer to Cardtronics, Inc. and its subsidiaries, unless the context otherwise requires. We refer to automated teller machines as ATMs throughout this prospectus. Pro forma financial and non-financial information contained in this prospectus gives effect to our acquisition of the financial services business of 7-Eleven, Inc. (“7-Eleven”), which we refer to as the “7-Eleven ATM Transaction,” including the related financing transactions, as if they had occurred prior to the period for which such information is given. Such pro forma information is presented for illustrative purposes only and is not necessarily indicative of what our actual results would have been nor is it necessarily indicative of what our results will be in future periods.

Our Business

Cardtronics, Inc. operates the world’s largest network of ATMs. Our network currently includes approximately 31,000 ATMs, principally in national and regional merchant locations throughout the United States, the United Kingdom, and Mexico. Approximately 18,850 of the ATMs we operate are Company-owned and 12,125 are merchant-owned. Our high-traffic retail locations and national footprint make us an attractive partner for regional and national financial institutions that are seeking to increase their market penetration. Over 9,500 of our Company-owned ATMs are under contract with well-known banks to place their logos on those machines, making us the largest non-bank owner and operator of bank-branded ATMs in the United States. We also operate the Allpoint network, which sells surcharge-free access to financial institutions that lack a significant ATM network. We believe that Allpoint is the largest surcharge-free network of ATMs in the United States based on the number of participating ATMs.

Our Company-owned ATMs, which represent over 60% of our ATM portfolio, are deployed with leading retail merchants under long-term contracts with initial terms generally of five to seven years. These merchant customers operate high consumer traffic locations, such as convenience stores, supermarkets, membership warehouses, drug stores, shopping malls, and airports. Based on our revenues, 7-Eleven, BP Amoco, Chevron, Costco, CVS Pharmacy, Duane Reade, ExxonMobil, Hess Corporation, Rite Aid, Sunoco, Target, Walgreens, and Winn-Dixie are our largest merchant customers in the United States; Alfred Jones, Martin McColl (formerly TM Retail), McDonalds, The Noble Organisation, Odeon Cinemas, Spar, Tates, and Vue Cinemas are our largest merchant customers in the United Kingdom; and Cadena Comercial OXXO S.A. de C.V. (“OXXO”) and Farmacia Guadalajara S.A. de C.V. (“Fragua”) are our largest merchant customers in Mexico.

As operator of the world’s largest network of ATMs, we believe we are well-positioned to increase the size of our network through both internal growth and through acquisitions. On July 20, 2007, we purchased substantially all of the assets of the financial services business of 7-Eleven, which included 5,500 ATMs located in 7-Eleven stores across the United States. Approximately 2,000 of the acquired ATMs are advanced-functionality financial services kiosks branded as “Vcom” units. We also entered into a placement agreement that gives us the exclusive right, subject to certain conditions, to operate all of the ATMs and Vcom® units in existing and future 7-Eleven store locations in the United States for the next 10 years.

Our revenue is recurring in nature and is primarily derived from ATM surcharge fees, which are paid by cardholders, and interchange fees, which are fees paid by the cardholder’s financial institution for the use of the applicable electronic funds transfer (“EFT”) network that transmits data between the ATM and the cardholder’s financial institution. We generate additional revenue by branding our ATMs with signage from banks and other financial institutions, resulting in surcharge-free access and added convenience for their customers and increased usage of our ATMs. Our branding arrangements include relationships with leading national financial institutions, including Citibank, HSBC, JPMorgan Chase, and Sovereign Bank. We also generate revenue by collecting fees from financial institutions that participate in the Allpoint surcharge-free network.

For the year ended December 31, 2006 and the six months ended June 30, 2007, we processed over 192.1 million and 101.4 million withdrawal transactions, respectively, on a pro forma basis, which resulted in approximately $16.4 billion and $9.2 billion, respectively, in cash disbursements. Excluding the pro forma effects of the 7-Eleven ATM Transaction, we processed over 125.1 million and 64.2 million withdrawal transactions, respectively, resulting in approximately $10.7 billion and $5.8 billion, respectively, in cash disbursements. In addition, for the year ended December 31, 2006 and the six months ended June 30, 2007, we processed over 72.3 million and 42.5 million, respectively, of other ATM transactions on a pro forma basis, which included balance inquiries, fund transfers, and other non-withdrawal transactions. Excluding the pro forma effects of the 7-Eleven ATM Transaction, we processed over 47.7 million and 29.0 million, respectively, of other ATM transactions.

For the year ended December 31, 2006 and the six months ended June 30, 2007, we generated pro forma revenues of $457.3 million and $231.3 million, respectively, which included approximately $18.0 million and $4.2 million in revenues associated with past upfront payments received by 7-Eleven in connection with the development and provision of certain advanced-functionality services through the Vcom® units. Such payments, which we refer to as placement fees, related to arrangements that ended prior to our acquisition of the financial services business of 7-Eleven, and thus will not continue in the future. While we believe we will continue to earn some placement fee revenues related to the acquired financial services business of 7-Eleven, we expect those amounts to be substantially less than those earned historically. Excluding these fees, our pro forma revenues for these periods would have totaled $439.3 million and $227.1 million, respectively, which reflect the transaction growth experienced on our network. Excluding the pro forma effects of the 7-Eleven ATM Transaction, we generated revenues of $293.6 million and $151.8 million, respectively, for the year ended December 31, 2006 and six months ended June 30, 2007.

Our recent transaction and revenue growth have primarily been driven by investments that we have made in certain strategic growth initiatives and we expect these initiatives will continue to drive revenue growth and margin improvement. However, such investments have negatively affected our current year operating profits and related margins. For example, we have significantly increased the number of Company-owned ATMs in our United Kingdom and Mexico operations during the past year. While such deployments have resulted in an increase in revenues, they have negatively impacted our operating margins, as transactions for many of those machines have yet to reach the higher consistent recurring transaction levels seen in our more mature ATMs. Additionally, we have recently increased our investment in sales and marketing personnel to take advantage of what we believe are opportunities to capture additional market share in our existing markets and to provide enhanced service offerings to financial institutions. We have also incurred additional costs to develop our in-house transaction processing capabilities to better serve our clients and maximize our revenue opportunities. Additional costs were also necessary to meet the triple data security encryption standard (“Triple-DES”) adopted by the EFT networks.

All these expenditures have adversely impacted our pro forma operating income, which totaled $27.9 million and $10.0 million for the year ended December 31, 2006 and six months ended June 30, 2007, respectively (excluding the upfront placement fees associated with the acquired financial services business of 7-Eleven that are not expected to continue in the future). Excluding the pro forma effects of the 7-Eleven ATM Transaction, our operating income totaled

$20.1 million and $4.8 million for the year ended December 31, 2006 and six months ended June 30, 2007, respectively. Furthermore, on a historical basis, we generated net losses of $0.8 million and $9.1 million for the year ended December 31, 2006 and six months ended June 30, 2007, respectively.

Our Strengths

Leading Market Position.  We operate the world’s largest network of ATMs. Our network currently includes approximately 31,000 ATMs located throughout the United States, the United Kingdom, and Mexico. We are also the largest non-bank owner and operator of bank-branded ATMs in the United States and operate the Allpoint network, which we believe is the largest surcharge-free network of ATMs in the United States based on the number of participating ATMs. Our size and diversity of products and services give us significant economies of scale and the ability to provide attractive and efficient solutions to national and regional financial institutions and retailers.

Network of Leading Retail Merchants Under Multi-Year Contracts.  We have developed significant relationships with national and regional merchants within the United States, the United Kingdom, and Mexico. These merchants typically operate high-traffic locations, which we have found to result in increased ATM activity and profitability. Our contracts with our merchant customers are typically multi-year arrangements with initial terms of five to seven years. As of June 30, 2007, our contracts with our top 10 merchant customers had a weighted average remaining life based on revenues of 5.2 years (8.3 years on a pro forma basis, giving effect to the ten-year placement agreement that we entered into with 7-Eleven in July 2007). These long-term relationships can provide opportunities to deploy additional ATMs in new locations. We believe our merchant customers value our high level of service, our 24-hour per day monitoring and accessibility, and that our U.S. ATMs are on-line and able to serve customers an average of 98.5% of the time.

Recurring and Stable Revenue and Operating Cash Flow.  The long-term contracts that we enter into with our merchant customers provide us with access to customer traffic and relatively stable, recurring revenue. Additionally, our branding arrangements and surcharge-free initiatives provide us with additional revenue under long-term contracts that is generally not based on the number of transactions per ATM. On a pro forma basis for the six months ended June 30, 2007, we derived approximately 94% of our total revenues from recurring ATM transaction and branding fees. Our recurring and stable revenue base, relatively low and predictable maintenance capital expenditure requirements, and minimal working capital requirements allow us to generate operating cash flows to service our indebtedness as well as invest in future growth initiatives.

Low-Cost Provider.  We believe the size of our network combined with our operating infrastructure allows us to be among the low-cost providers in our industry. We believe our operating costs per ATM are significantly lower than the operating costs incurred by bank ATM operators. Our scale provides us with a competitive advantage both in operating our ATM fleet and completing acquisitions of additional ATM portfolios as well as the potential to offer cost effective outsourcing services to financial institutions.

Technological Expertise.  We have developed, and are continuing to develop, significant new technological capabilities that could enhance the services we are able to provide ATM users, financial institutions, and our merchant customers. Our in-house transaction processing capability, which had been rolled out to over 7,500 of our ATMs as of August 31, 2007, will allow us to control ATM screen flow, enabling us to provide customized branding and messaging opportunities as ATM transactions are processed. In addition, our advanced-functionality ATMs are capable of performing check cashing, deposit taking at off-premise ATMs, which are ATMs not located in a bank branch, using electronic imaging, bill payments, and other kiosk-based financial services. The depth and breadth of our technical expertise gives us a competitive advantage in capitalizing on an ATM service model which has and will continue to evolve.

Proven Ability to Grow through Acquisitions and International Expansion.  Since April 2001, we have acquired 14 networks of ATMs and one operator of a surcharge-free ATM network, increasing the number of ATMs we operate from approximately 4,100 to approximately 31,000 as of July 31, 2007. The majority of these acquisitions have been ATM portfolio or asset acquisitions, although we have also completed business acquisitions such as the 7-Eleven ATM Transaction. We believe the risks of integration associated with our ATM portfolio acquisition growth is reduced because we do not typically assume significant numbers of employees nor import new operating systems in connection with our acquisitions. Additionally, as a result of our relatively lower cost of operations and significant experience in ATM management, in many cases we have improved the operating cash flow of our acquired networks of ATMs and achieved high returns on capital for such transactions. We have also successfully expanded our business into the United Kingdom and Mexico. For the six months ended June 30, 2007, our international operations contributed approximately 13% and 11% of our total revenues and operating income, respectively, on a pro forma basis. We believe that our proven ability to grow through acquisitions and international expansion positions us to take advantage of additional growth opportunities.

Experienced Management Team.  Our management team has significant financial services and payment processing-related experience and has developed extensive relationships and a leadership position in the industry, including directorships on several industry association boards. We believe this expertise helps us to attract new merchant customers and provides us with increased acquisition and bank branding opportunities. Our management team currently owns approximately 21% of our outstanding common stock on a fully diluted basis and will own approximately     % after the completion of this offering.

Our Market Opportunity

As the world’s leading operator of ATMs, we believe there are significant opportunities to grow our business.

Merchant Network Opportunities.  Many of our existing national and regional retail merchant customers do not have ATMs in all of their retail locations and are adding new locations as they grow their businesses. Although we are not the exclusive provider of ATMs to a majority of these merchant customers, and thus may experience competition for the right to deploy additional ATMs in these new locations, we believe that we are well positioned to capitalize on these growth opportunities as we are often the primary ATM solutions provider for these merchants. In addition to these existing merchant customer opportunities, we have also targeted over 100 national or regional retailers who operate thousands of retail locations and are not currently customers.

Bank Branding and Outsourcing Opportunities.  We believe that by branding our Company-owned ATMs with the logos of banks and other financial institutions, those institutions can interact with their customers more frequently, increase brand awareness, and provide additional services, including surcharge-free access to cash, at a lower cost than traditional marketing and distribution channels. Additionally, we are in the process of completing an initiative that will allow us to control the flow and content of information on the ATM screen, which we expect will enable us to offer customized branding solutions to financial institutions, including one-to-one marketing and advertising services on the ATM screen. We believe that our relatively lower cost of operations and significant experience in ATM management provides us with future revenue opportunities as banks and other financial institutions look to outsource certain ATM management functions to simplify operations and lower their costs.

Surcharge-Free Network Opportunities.  The Allpoint network, which we believe is the largest surcharge-free network in the United States based on the number of participating ATMs, allows us to profitably participate in the portion of the ATM market not already served by our surcharge-based business model. Future growth opportunities exist for us in the surcharge-free ATM market as smaller financial institutions continue to look for cost-effective ways to offer convenient, surcharge-free ATM access to their customers, such as access through the Allpoint network.

Advanced-Functionality Opportunities.  Approximately 75% of all ATM transactions in the United States are cash withdrawals, with the remainder representing other basic banking functions such as balance inquiries, transfers, and deposits. We believe opportunities exist for us as the operator of the world’s largest network of ATMs to provide advanced-functionality services, such as check cashing, off-premise deposit taking using electronic imaging, money transfer, and bill payment. We are currently offering these advanced-functionality services through the 2,000 Vcom® units acquired as part of the 7-Eleven ATM Transaction. Pursuing advanced-functionality opportunities involve associated risks and costs as more fully described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We are currently incurring, and expect to incur, operating losses from the acquired Vcom® operations. If our cumulative losses exceed $10.0 million, we currently intend to terminate the Vcom® services and utilize the existing Vcom® units to provide traditional ATM services. Irrespective of the ultimate utilization of our Vcom® units, we may pursue other advanced-functionality opportunities as described under “— Our Strategy” below.

International Opportunities.  International markets are experiencing an increase in off-premise ATMs as consumers seek convenient access to cash. We believe that significant growth opportunities continue to exist in those international markets where cash is the predominant form of payment utilized by consumers and where off-premise ATM penetration is still relatively low.

Our Strategy

Our strategy is to enhance our position as the leading owner and operator of ATMs in the United States, to become a significant service provider to financial institutions, and to expand our network further into select international markets. In order to execute this strategy we will endeavor to:

Increase Penetration and ATM Count with Leading Merchants.  We have two principal opportunities to increase the number of ATM sites with our existing merchants: first, by deploying ATMs in our merchants’ existing locations that currently do not have, but where traffic volumes justify installing, an ATM; and second, as our merchants open new locations, by installing ATMs in those locations. We believe our expertise, national footprint, strong record of customer service with leading merchants, and our significant scale position us to successfully market to, and enter into long-term contracts with, additional leading national and regional merchants.

Capitalize on Existing Opportunities to Become a Significant Service Provider to Financial Institutions.  We believe we are strongly positioned to work with financial institutions to fulfill many of their ATM requirements. Our ATM services offered to financial institutions include branding our ATMs with their logos, managing their off-premise ATM networks on an outsourced basis, or buying their off-premise ATMs in combination with branding arrangements. In addition, the development of our in-house processing capability will provide us with the ability to control the content of the information appearing on the screens of our ATMs, which should in turn serve to increase the types of products and services that we will be able to offer to financial institutions.

Capitalize on Surcharge-Free Network Opportunities.  We plan to continue to pursue opportunities with respect to our surcharge-free networks, where financial institutions pay us to allow surcharge-free access to our ATM network for their customers on a non-exclusive basis. We believe this arrangement will enable us to increase transaction counts and profitability on our existing machines. Additionally, we plan to expand our Allpoint surcharge-free network to the United Kingdom and Mexico in the fourth quarter of 2007.

Develop and Provide Selected Advanced-Functionality Services.  ATMs have and continue to evolve in terms of service offerings. Certain advanced ATM models are capable of providing check cashing, off-premise deposit taking services using electronic imaging, money transfer, and bill payment services. Our Vcom® units are capable of providing many of these services. Irrespective of our ultimate decision on the continued operation of our Vcom® units as described above, we believe the advanced functionality offered by our Vcom® units and other machines we or others may develop, provides additional growth opportunities as retailers and financial institutions seek to provide additional financial services to their customers.

Pursue International Growth Opportunities.  We have recently invested significant amounts in the infrastructure of our United Kingdom and Mexico operations, and we plan to continue to increase the number of our Company-owned ATMs in these markets through machines deployed with our existing customer base as well as through the addition of new merchant customers. Additionally, we plan to expand our operations into selected international markets where we believe we can leverage our operational expertise and scale advantages. In particular, we are targeting high growth emerging markets where cash is the predominant form of payment and where off-premise ATM penetration is relatively low, such as Central and Eastern Europe, China, India and Brazil.

Risk Factors

While we have summarized our above strengths, market opportunity, and strategy, there are numerous risks and uncertainties unique to our business and industry which may prevent us from capitalizing on our strengths and market opportunities, or from successfully executing our strategy. Examples of these risks include the following:

•	We have recently seen a decline in the average number of merchant-owned ATMs that we operate in the United States of approximately 14.1% in 2006 and 2.7% during the six months ended June 30, 2007.

•	The U.S. has seen a shift in consumer payment trends since the late 1990’s, with more customers now opting for electronic forms of payment (e.g., credit cards and debit cards) for their in-store purchases over traditional paper-based forms of payment (e.g., cash and checks).

•	We have incurred substantial losses in the past and may continue to incur losses in the future.

•	We currently expect to incur operating losses associated with providing advanced-functionality services through our Vcom® units within the first 12-18 months subsequent to the 7-Eleven ATM Transaction.

•	We derive a substantial portion of our revenues from ATMs placed with a small number of merchants, with 7-Eleven comprising approximately 35.8% of our pro forma revenues for the year ended December 31, 2006.

•	We have a substantial amount of indebtedness. As of June 30, 2007, on a pro forma basis giving effect to the 7-Eleven ATM Transaction and the related financings, we had outstanding indebtedness of approximately $406.4 million, which represents approximately 92.5% of our total capitalization of $439.5 million.

For a more complete description of the risks associated with an investment in us, you should read and carefully consider the matters described under “Risk Factors.” These risks could materially and adversely impact our business, financial condition, operating results, and cash flows, which could cause the trading price of our common stock to decline and could result in partial or total loss of your investment.

Our Executive Offices

Our principal executive offices are located at 3110 Hayes Road, Suite 300, Houston, Texas 77082, and our telephone number is (281) 596-9988. Our website address is www.cardtronics.com. Information contained on our website is not part of this prospectus.

THE OFFERING

Common stock offered	8,333,333 shares by us

8,333,334 shares by the selling stockholders

Total offering	16,666,667 shares

Common stock outstanding after the offering	34,409,462 shares (48.4% of which are the shares being offered in this offering)

Use of proceeds	We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $114.8 million, assuming an initial public offering price of $15.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

We intend to use the net proceeds we receive from this offering:

• to pay down approximately $105.6 million of indebtedness under our credit facility; and

• for working capital and general corporate purposes. See “Use of Proceeds.”

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders include members of our senior management. See “Principal and Selling Stockholders.”

Dividend policy	We do not expect to pay any dividends on our common stock for the foreseeable future.

Proposed Nasdaq Global Market symbol	“CATM”

Risk Factors	See “Risk Factors” beginning on page 15 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

Unless specifically indicated otherwise or unless the context otherwise requires, the information in this prospectus gives effect to (1) the conversion of all Series B Convertible Preferred Stock into common stock, which includes the effect of an additional share issuance to TA Associates concurrent with the closing of this offering, and a stock split in the form of a stock dividend of our common stock immediately prior to the closing of the offering, all as described in more detail in “Certain Relationships and Related Party Transactions; and (2) no exercise of the underwriters’ over-allotment option. See “Certain Relationships and Related Party Transactions — Preferred Stock Private Placement” and “Description of Capital Stock.”

The number of shares of common stock that will be outstanding after the offering is based on the number of shares outstanding as of June 30, 2007. This number does not include:

•	4,802,102 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2007 pursuant to the 2001 Stock Incentive Plan;

•	218,036 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2007 pursuant to a separate option plan;

•	an aggregate of 508,969 shares of common stock reserved for future issuance under our 2001 Stock Incentive Plan; and

•	any shares of common stock reserved for future issuance under our 2007 Stock Incentive Plan as such plan was approved in August 2007.

SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA
FINANCIAL AND OPERATING DATA

The summary consolidated balance sheet data for Cardtronics as of December 31, 2005 and 2006 and the summary consolidated statements of operations and cash flows data for Cardtronics for the years ended December 31, 2004, 2005, and 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data for Cardtronics as of June 30, 2007 and the summary consolidated statements of operations data for Cardtronics for the six months ended June 30, 2006 and 2007 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim period financial information, in the opinion of management, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the six months ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year.

The summary unaudited pro forma condensed consolidated statements of operations data for the year ended December 31, 2006 and the six months ended June 30, 2007 and the summary unaudited pro forma condensed balance sheet data as of June 30, 2007 have been derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. The summary unaudited pro forma condensed consolidated statements of operations have been prepared to give effect to the 7-Eleven ATM Transaction and the related financing transactions as if each had occurred on January 1, 2006. The summary unaudited pro forma condensed consolidated balance sheet data gives effect to these transactions as if each had occurred on June 30, 2007. Furthermore, the pro forma condensed consolidated balance sheet data gives effect to the conversion of our Series B Convertible Preferred Stock into shares of common stock in connection with our initial public offering.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma financial information is provided for informational purposes only. The summary unaudited pro forma condensed consolidated financial data do not purport to represent what our results of operations or financial position actually would have been if the 7-Eleven ATM Transaction or the related financing transactions had occurred on the dates indicated, nor do such data purport to project the results of operations for any future period.

The summary consolidated and pro forma condensed consolidated financial and operating data should be read in conjunction with “Selected Historical Consolidated Financial and Operating Data,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

Cardtronics, Inc.

				Pro Forma			Pro Forma
				Year Ended	Six Months Ended		Six Months
	Years Ended December 31,			December 31,	June 30,		Ended June 30,
	2004	2005	2006	2006	2006	2007	2007

Consolidated Statements of Operations Data:	(in thousands, except share, per share, and per withdrawal transaction statistics)
Revenues:
ATM operating revenues	$182,711	$258,979	$280,985	$416,961	$136,655	$145,620	$217,322
Vcom® operating revenues (1)	—	—	—	27,686	—	—	7,881
ATM product sales and other revenues	10,204	9,986	12,620	12,620	5,740	6,137	6,137

Total revenues	192,915	268,965	293,605	457,267	142,395	151,757	231,340
Cost of revenues:
Cost of ATM operating revenues(2)(3)	143,504	199,767	209,850	309,889	102,945	111,080	163,534
Cost of Vcom® operating revenues	—	—	—	16,309	—	—	8,850
Cost of ATM product sales and other revenues	8,703	9,681	11,443	11,443	5,037	6,085	6,085

Total cost of revenues (exclusive of depreciation and amortization shown separately below)	152,207	209,448	221,293	337,641	107,982	117,165	178,469

Gross profit	40,708	59,517	72,312	119,626	34,413	34,592	52,871
Operating expenses:
Selling, general, and administrative expenses (4)(5)	13,571	17,865	21,667	27,580	9,898	13,364	15,656
Depreciation and accretion expense	6,785	12,951	18,595	23,357	8,858	11,580	13,961
Amortization expense (6)	5,508	8,980	11,983	22,807	7,347	4,858	8,998

Total operating expenses	25,864	39,796	52,245	73,744	26,103	29,802	38,615

Income from operations	14,844	19,721	20,067	45,882	8,310	4,790	14,256
Other (income) expense:
Interest expense, net (7)	5,235	22,426	25,072	39,385	12,536	12,608	19,444
Other (8)	228	983	(4,986)	(4,986)	(714)	247	247

Total other expense	5,463	23,409	20,086	34,399	11,822	12,855	19,691

Income (loss) before income taxes	9,381	(3,688)	(19)	11,483	(3,512)	(8,065)	(5,435)
Income tax provision (benefit)	3,576	(1,270)	512	4,779	(1,157)	937	937

Net income (loss)	5,805	(2,418)	(531)	6,704	(2,355)	(9,002)	(6,372)
Preferred stock dividends and accretion expense	2,312	1,395	265	265	132	133	133

Net income (loss) available to common stockholders	$3,493	$(3,813)	$(796)	$6,439	$(2,487)	$(9,135)	$(6,505)

Net income (loss) per common share (9):
Basic	$1.56	$(2.16)	$(0.46)	$3.68	$(1.42)	$(5.19)	$(3.69)

Diluted	$1.47	$(2.16)	$(0.46)	$2.33	$(1.42)	$(5.19)	$(3.69)

Weighted average shares outstanding (9):
Basic	2,238,801	1,766,419	1,749,328	1,749,328	1,751,679	1,760,913	1,760,913

Diluted	2,372,204	1,766,419	1,749,328	2,872,271	1,751,679	1,760,913	1,760,913

Consolidated Statements of Cash Flows Data:
Cash flows from operating activities	$20,466	$33,227	$25,446		$14,221	$14,019
Cash flows from investing activities	$(118,926)	$(139,960)	$(35,973)		$(11,586)	$(20,309)
Cash flows from financing activities	$94,318	$107,214	$11,192		$(398)	$5,415

				Pro Forma			Pro Forma
				Year Ended	Six Months Ended		Six Months
	Years Ended December 31,			December 31,	June 30,		Ended June 30,
	2004	2005	2006	2006	2006	2007	2007

Other Financial Data (unaudited):
EBITDA (10)	$26,909	$40,669	$55,631	$97,032	$25,229	$20,981	$36,968
Capital expenditures (11):
Maintenance capital expenditures	$2,354	$1,680	$2,384	$9,599	$1,096	$2,592	$3,463
Growth capital expenditures	17,393	30,246	33,707	45,818	10,498	22,559	26,262

Total capital expenditures	$19,747	$31,926	$36,091	$55,417	$11,594	$25,151	$29,725

Operating Data (unaudited):
Average number of transacting ATMs	17,936	26,164	25,778	31,301	25,983	25,348	30,895
Total transactions (in thousands)	111,577	156,851	172,808	264,431	83,782	93,176	143,835
Total withdrawal transactions (in thousands)	86,821	118,960	125,078	192,107	61,493	64,224	101,378
Per withdrawal transaction:
ATM operating revenues	$2.10	$2.18	$2.25	$2.17	$2.22	$2.27	$2.14
ATM operating gross profit	$0.45	$0.50	$0.57	$0.56	$0.55	$0.54	$0.53
ATM operating gross profit margin	21.4%	22.9%	25.3%	25.7%	24.7%	23.7%	24.8%

			As of June 30, 2007
	As of December 31,				Pro Forma
	2005	2006	Actual	Pro Forma	As Adjusted(12)
	(in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,699	$2,718	$1,836	$12,140	$23,269
Total assets	343,751	367,756	373,406	616,660	627,789
Total long-term debt and capital lease obligations, including current portion	247,624	252,895	263,707	406,353	302,732
Preferred stock(13)	76,329	76,594	76,727	—	—
Total stockholders’ equity (deficit)	(49,084)	(37,168)	(43,616)	33,111	146,468

(1)	Includes upfront placement fee revenues of $18.7 million and $4.6 million for the pro forma year ended December 31, 2006 and the pro forma six months ended June 30, 2007, respectively, received by 7-Eleven related to the acquired Vcom® operations, of which $18.0 million and $4.2 million, respectively, relate to arrangements that ended prior to our acquisition and thus, are not expected to continue in the future.

(2)	Includes expense reductions of $7.5 million and $3.8 million for the pro forma year ended December 31, 2006 and pro forma six months ended June 30, 2007, respectively. These amounts reflect the pro forma purchase accounting adjustments made with respect to certain unfavorable leases and an unfavorable contract assumed in connection with the 7-Eleven ATM Transaction. Although these adjustments will serve to reduce our future expense recorded for the cost of ATM operating revenues, we will still be required to pay the higher rates stipulated in the assumed leases and contract for the remaining terms of such agreements, the substantial majority of which expire in 2009.

(3)	Includes $0.9 million of inventory adjustments for the year ended December 31, 2006 (both on a historical and pro forma basis), the majority of which related to our Triple-DES upgrade efforts. Also includes $1.2 million of costs incurred related to our efforts to convert our ATM portfolio over to our in-house transaction processing switch and $0.4 million of inventory cost adjustments related to our Triple-DES upgrade efforts for the six months ended June 30, 2007 (both on a historical and pro forma basis).

(4)	Includes non-cash stock-based compensation totaling $1.0 million, $2.2 million, and $0.8 million in 2004, 2005 and 2006, respectively, $0.4 million for the six months ended June 30, 2006 and 2007, and $0.8 million and $0.4 million for the pro forma year ended December 31, 2006 and the pro forma six months ended June 30, 2007, respectively, related to options granted to certain employees and a restricted stock grant made to our Chief Executive Officer in 2003. Additionally, the 2004 results include a bonus of $1.8 million paid to our Chief Executive Officer related to the tax liability associated with such restricted stock grant. See Note 3 to our consolidated financial statements.

(5)	Includes the write-off in 2004 of approximately $1.8 million in costs associated with our decision to not pursue a financing transaction to completion.

(6)	Includes pre-tax impairment charges of $1.2 million and $2.8 million in 2005 and 2006, respectively, and $2.8 million and $0.1 million for the six months ended June 30, 2006 and 2007, respectively, and the pro forma year ended December 31, 2006 and pro forma six months ended June 30, 2007, respectively.

(7)	Includes the write-off of $5.0 million and $0.5 million of deferred financing costs in 2005 and 2006, respectively, and $0.5 million for the six months ended June 30, 2006 as a result of (i) amendments to our existing credit facility and the repayment of our existing term loans in August 2005 and (ii) certain modifications made to our revolving credit facility in February 2006.

(8)	The “Other“ line item in 2004 and 2005 primarily consists of losses on the sale or disposal of assets. “Other“ in 2006 (both on a historical and pro forma basis) reflects the recognition of approximately $4.8 million in other income primarily related to settlement proceeds received from Winn-Dixie Stores, Inc. (“Winn-Dixie”), one of our merchant customers, as part of that company’s successful emergence from bankruptcy, a $1.1 million contract termination payment received from one of our customers, and a $0.5 million payment received from one of our customers related to the sale of a number of its stores to another party, which were partially offset by $1.6 million of losses on the sale or disposal of fixed assets during the year. Finally, “Other“ for the six months ended June 30, 2007 (both on a historical and pro forma basis) includes $1.0 million of losses on the disposal of fixed assets, which were partially offset by $0.6 million of gains related to the sale of the Winn-Dixie equity securities, which we received from Winn-Dixie in 2006 as a part of its bankruptcy settlement.

(9)	Does not give effect to the stock split or conversion of the Series B Convertible Preferred Stock that are expected to be completed in connection with the offering, except for the diluted net income per share amount and the weighted average diluted shares outstanding for the pro forma year ended December 31, 2006, which reflect the assumed conversion of the Series B Convertible Preferred Stock into common shares on a share-for-share basis.

(10)	EBITDA represents net income before interest expense, income tax expense, and depreciation, accretion and amortization expense. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing, and financing activities or other income or cash flow statement data prepared in accordance with GAAP.

We believe EBITDA is useful to an equity investor in evaluating our operating performance because:

• it is used by investors to measure a company’s operating performance without regard to items such as interest expense, depreciation, accretion, and amortization, which can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired; and

• it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating results.

Our management uses EBITDA:

• as a measure of operating performance because it assists them in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

• as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations;

• to assess compliance with financial ratios and covenants included in our credit agreement;

• in communications with lenders concerning our financial performance; and

• as a performance measure by which our management is evaluated and compensated.

Management compensates for the limitations of EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures, and incorporating this knowledge into management’s decision-making process.

The following table provides a reconciliation of EBITDA to net income (loss), its most directly comparable GAAP financial measure, for each of the periods presented:

				Pro Forma			Pro Forma
				Year Ended	Six Months Ended		Six Months Ended
	Years Ended December 31,			December 31,	June 30,		June 30,
	2004	2005	2006	2006	2006	2007	2007
	(in thousands)

Net income (loss)	$5,805	$(2,418)	$(531)	$6,704	$(2,355)	$(9,002)	$(6,372)

Interest expense	5,235	22,426	25,072	39,385	12,536	12,608	19,444

Income tax provision (benefit)	3,576	(1,270)	512	4,779	(1,157)	937	937

Depreciation, amortization, and accretion	12,293	21,931	30,578	46,164	16,205	16,438	22,959

EBITDA	$26,909	$40,669	$55,631	$97,032	$25,229	$20,981	$36,968

(11)	Capital expenditure amounts for Cardtronics Mexico are reflected gross of any minority interest amounts. Additionally, the 2006 capital expenditure amount excludes our initial $1.0 million investment in Cardtronics Mexico.

(12)	The pro forma as adjusted balance sheet figures give effect to (1) our sale of 8,333,333 shares of our common stock in this offering (assuming the mid point of the estimated price range set forth on the cover page of this prospectus), (2) the application of the estimated net proceeds from the offering as discussed under “Use of Proceeds” and (3) the conversion of all Series B Convertible Preferred Stock into common stock, which includes the effect of an additional share issuance to TA Associates concurrent with the closing of this offering and a stock split in the form of a stock dividend of our common stock immediately prior to the closing of this offering. The actual ratio of our stock split may change based on the ultimate offering price of our common stock and the resulting conversion ratio of our Series B Convertible Preferred Stock owned by TA Associates. See “Certain Relationships and Related Party Transactions”.

(13)	The amount reflected on our balance sheet is shown net of issuance costs of $1.4 million as of December 31, 2006 and $1.3 million as of June 30, 2007. The aggregate redemption price for the preferred stock was $78.0 million as of June 30, 2007.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. We believe that the risks and uncertainties described below are the material risks and uncertainties facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

We depend on ATM transaction fees for substantially all of our revenues, and our revenues would be reduced by a decline in the usage of our ATMs or a decline in the number of ATMs that we operate.

Transaction fees charged to cardholders and their financial institutions for transactions processed on our ATMs, including surcharge and interchange transaction fees, have historically accounted for most of our revenues. We expect that revenues from ATM transaction fees, including fees we receive through our bank and network branding surcharge-free offerings, will continue to account for a substantial majority of our revenues for the foreseeable future. Consequently, our future operating results will depend on (i) the continued market acceptance of our services in our target markets, (ii) maintaining the level of transaction fees we receive, (iii) our ability to install, acquire, operate and retain more ATMs, (iv) continued usage of our ATMs by cardholders, and (v) our ability to continue to expand our surcharge-free offerings. Additionally, it is possible that alternative technologies to our ATM services will be developed and implemented. If such alternatives are successful, we will likely experience a decline in the usage of our ATMs. Moreover, surcharge fees are set by negotiation between us and our merchant partners and could change over time. Further, growth in surcharge-free ATM networks and widespread consumer bias toward such networks could adversely affect our revenues, even though we maintain our own surcharge-free offerings.

We have also recently seen a decline in the average number of ATMs that we operate in the United States. Such decline, which totaled approximately 6.0% in 2006 and 1.9% during the six months ended June 30, 2007, exclusive of ATMs acquired in the 7-Eleven ATM Transaction, is primarily due to customer losses experienced in our merchant-owned ATM business, offset somewhat by new Company-owned ATM locations that were deployed during the year. The decline in ATMs on the merchant-owned side of the business, which totaled 14.1% in 2006 and 2.7% during the six months ended June 30, 2007, was due to (i) an internal initiative launched by us to identify and eliminate certain underperforming accounts, and (ii) increased competition from local and regional independent ATM service organizations.

We cannot assure you that our ATM transaction fees will not decline in the future. Accordingly, a decline in usage of our ATMs by ATM cardholders or in the levels of fees received by us in connection with such usage, or a decline in the number of ATMs that we operate, would have a negative impact on our revenues and would limit our future growth.

The proliferation of payment options other than cash in the United States, including credit cards, debit cards, and stored-value cards, could result in a reduced need for cash in the marketplace and a resulting decline in the usage of our ATMs.

The U.S. has seen a shift in consumer payment trends since the late 1990’s, with more customers now opting for electronic forms of payment (e.g., credit cards and debit cards) for their in-store purchases over traditional paper-based forms of payment (e.g., cash and checks).

Additionally, certain merchants are now offering free cash back at the point-of-sale for customers that utilize debit cards for their purchases, thus providing an additional incentive for consumers to use such cards. According to the Study of Consumer Payment Preferences for 2005/2006, as prepared by Dove Consulting and the American Bankers Association, paper-based forms of payment declined from approximately 57% of all in-store payments made in 1999 to 44% in 2005. While most of the increase in electronic forms of payment during this period came at the expense of traditional checks, the use of cash to fund in-store payments declined from 39% in 1999 to 33% in 2001. Although the use of cash has been relatively stable since that date (remaining at roughly 33% of all in-store payments through 2005), continued growth in electronic payment methods (most notably debit cards and stored-value cards) could result in a reduced need for cash in the marketplace and a resulting decline in the usage of our ATMs.

We have incurred substantial losses in the past and may continue to incur losses in the future.

We have incurred net losses in three of the past five years, and have incurred a net loss of $9.0 million for the six months ended June 30, 2007. As of June 30, 2007, we had an accumulated deficit of $12.2 million. There can be no guarantee that we will achieve profitability. If we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may not be able to sustain or increase such profitability on a quarterly or annual basis.

Interchange fees, which comprise a substantial portion of our ATM transaction revenues, may be lowered at the discretion of the various EFT networks through which our ATM transactions are routed, thus reducing our future revenues.

Interchange fees, which represented approximately 26.2% and 27.0% of our total pro forma ATM operating revenues for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively, are set by the various EFT networks through which our ATM transactions are routed. Accordingly, if such networks decided to lower the interchange rates paid to us for ATM transactions routed through their networks, our future ATM transaction revenues would decline.

We derive a substantial portion of our revenue from ATMs placed with a small number of merchants. If one or more of our top merchants were to cease doing business with us, or to substantially reduce its dealings with us, our revenues could decline.

For the year ended December 31, 2006 and the six months ended June 30, 2007, we derived approximately 46.0% and 46.3%, respectively, of our total pro forma revenues from ATMs placed at the locations of our five largest merchants. Of this amount, 7-Eleven represents the single largest merchant customer in our portfolio, comprising approximately 35.8% and 34.4% of our total pro forma revenues for the year ended December 31, 2006 and six months ended June 30, 2007, respectively. Accordingly, a significant percentage of our future revenues and operating income will be dependent upon the successful continuation of our relationship with 7-Eleven.

The loss of any of our largest merchants, or a decision by any one of them to reduce the number of our ATMs placed in their locations, would decrease our revenues. These merchants may elect not to renew their contracts when they expire. Currently, the expiration dates of the contracts with our top five merchants are as follows: July 20, 2017; September 21, 2011; December 31, 2013; January 31, 2012; and December 31, 2013. Even if such contracts are renewed, the renewal terms may be less favorable to us than the current contracts. If any of our five largest merchants fails to renew its contract upon expiration, or if the renewal terms with any of them are less favorable to us than under our current contracts, it could result in a decline in our revenues and gross profits.

We rely on EFT network providers, transaction processors, and maintenance providers; if they fail or no longer agree to provide their services, we could suffer a temporary loss of transaction revenues or the permanent loss of any merchant contract affected by such disruption.

We rely on EFT network providers and have agreements with transaction processors and maintenance providers and have more than one such provider in each of these key areas. These providers enable us to provide card authorization, data capture, settlement, and ATM maintenance services to the merchants we serve. Typically, these agreements are for periods of up to two or three years each. If we improperly manage the renewal or replacement of any expiring vendor contract, or if our multiple providers in any one key area failed to provide the services for which we have contracted and disruption of service to our merchants occurs, our relationship with those merchants could suffer. Further, if such disruption of service is significant, the affected merchants may seek to terminate their agreements with us.

If we, our transaction processors, our EFT networks or other service providers experience system failures, the ATM products and services we provide could be delayed or interrupted, which would harm our business.

Our ability to provide reliable service largely depends on the efficient and uninterrupted operations of our in-house transaction processing switch, third-party transaction processors, telecommunications network systems, and other service providers. Accordingly, any significant interruptions could severely harm our business and reputation and result in a loss of revenue. Additionally, if any such interruption is caused by us, especially in those situations in which we serve as the primary transaction processor, such interruption could result in the loss of the affected merchants or damage our relationships with such merchants. Our systems and operations and those of our transaction processors and our EFT network and other service providers could be exposed to damage or interruption from fire, natural disaster, unlawful acts, terrorist attacks, power loss, telecommunications failure, unauthorized entry, and computer viruses. We cannot be certain that any measures we and our service providers have taken to prevent system failures will be successful or that we will not experience service interruptions.

If not done properly, the transitioning of our ATMs from third-party processors to our own in-house transaction processing switch could lead to service interruptions and/or the inaccurate settlement of funds between the various parties to our ATM transactions, which would harm our business and our relationships with our merchants.

We are currently transitioning the processing of transactions conducted on our ATMs from third-party processors to our own in-house transaction processing switch, and we expect to have a substantial number of our domestic Company-owned and merchant-owned ATMs converted over to that switch by the end of 2007. We currently have very limited experience in ATM transaction processing and have just recently hired additional personnel with experience in running an ATM transaction processing operation, including personnel we hired in connection with the 7-Eleven ATM Transaction. Because this is a relatively new business for us, there is an increased risk that our processing conversion efforts will not be successful, thus resulting in service interruptions for our merchants. Furthermore, if not performed properly, the processing of transactions conducted on our ATMs could result in the inaccurate settlement of funds between the various parties to those transactions and expose us to increased liability.

Security breaches could harm our business by compromising customer information and disrupting our ATM transaction processing services and damage our relationships with our merchant customers and expose us to liability.

As part of our ATM transaction processing services, we electronically process, store, and transmit sensitive cardholder information utilizing our ATMs. Unauthorized access to our computer systems could result in the theft or publication of such information or the deletion or modification of sensitive records, and could cause interruptions in our operations. While such security risks are mitigated by the use of encryption techniques, any inability to prevent security breaches could damage our relationships with our merchant customers and expose us to liability.

Computer viruses could harm our business by disrupting our ATM transaction processing services, causing non-compliance with network rules and damaging our relationships with our merchant customers.

Computer viruses could infiltrate our systems, thus disrupting our delivery of services and making our applications unavailable. Although we utilize industry standard anti-virus software and intrusion detection solutions for all of our key applications, any inability to prevent computer viruses could damage our relationships with our merchant customers and cause us to be in non-compliance with applicable network rules and regulations.

Operational failures in our ATM transaction processing facilities could harm our business and our relationships with our merchant customers.

An operational failure in our ATM transaction processing facilities could harm our business and damage our relationships with our merchant customers. Damage or destruction that interrupts our ATM processing services could damage our relationships with our merchant customers and could cause us to incur substantial additional expense to repair or replace damaged equipment. We have installed back-up systems and procedures to prevent or react to such disruptions. However, a prolonged interruption of our services or network that extends for more than several hours (i.e., where our backup systems are not able to recover) could result in data loss or a reduction in revenues as our ATMs would be unable to process transactions. In addition, a significant interruption of service could have a negative impact on our reputation and could cause our present and potential merchant customers to choose alternative ATM service providers.

Errors or omissions in the settlement of merchant funds could damage our relationships with our merchant customers and expose us to liability.

We are responsible for maintaining accurate bank account information for our merchant customers and accurate settlements of funds into these accounts based on the underlying transaction activity. This process relies on accurate and authorized maintenance of electronic records. Although we have certain controls in place to help ensure the safety and accuracy of our records, errors or unauthorized changes to these records could result in the erroneous or fraudulent movement of funds, thus damaging our relationships with our merchant customers and exposing us to liability.

We rely on third parties to provide us with the cash we require to operate many of our ATMs. If these third parties were unable or unwilling to provide us with the necessary cash to operate our ATMs, we would need to locate alternative sources of cash to operate our ATMs or we would not be able to operate our business.

In the U.S., we have historically relied on agreements with Bank of America, N.A. (“Bank of America”) and Palm Desert National Bank (“PDNB”) to provide us with the cash that we use in approximately 11,600 of our domestic ATMs where cash is not provided by the merchant (“vault cash”). In July 2007, we entered into a separate vault cash agreement with Wells Fargo, N. A. (“Wells Fargo”) to supply us with the cash that we use in the 5,500 ATMs and Vcom® units acquired in the 7-Eleven ATM Transaction. As of June 30, 2007, the balance of cash held in our domestic ATMs was approximately $439.6 million, over 98.4% of which was supplied by Bank of America. However, on a pro forma basis giving effect to the 7-Eleven ATM Transaction, the amount of cash held in our domestic ATMs as of June 30, 2007 was approximately $816.3 million, over 99.1% of which was supplied by Bank of America and Wells Fargo.

Under our agreements with Bank of America, Wells Fargo, and PDNB, we pay a fee for our usage of this cash based on the total amount of vault cash that we are using at any given time. At all times during this process, legal and equitable title to the cash is held by the cash providers, and we have no access or right to the cash. Each provider has the right to demand the return of all or any portion of its cash at any time upon the occurrence of certain events beyond our control, including certain bankruptcy events of us or our subsidiaries, or a breach of the terms of our cash provider agreements. Our current agreements with Bank of America and Wells Fargo expire in October 2008 and July 2009, respectively. However, Bank of America can terminate its agreement with us upon 360 days prior written notice, and Wells Fargo can terminate its agreement with us upon 180 days prior written notice.

We rely on an agreement with Alliance & Leicester Commercial Bank (“ALCB”) to provide us with all of the cash that we use in approximately 1,485 of our U.K. ATMs where cash is not provided by the merchant. The balance of cash held in our U.K. ATMs as of June 30, 2007 was approximately $121.9 million. Under the agreement with ALCB, we pay a fee for our usage of this cash based on the total amount of vault cash that we are using at any time. At all times during this process, legal and equitable title of the cash is held by ALCB, and we have no access or right to the cash. Our current agreement with ALCB, which expires on January 1, 2009, contains certain provisions, which, if triggered, may allow ALCB to terminate their agreement with us and demand the return of its cash upon 180 days prior written notice.

In Mexico, our current ATM cash is provided by Bansi, S. A. Institución de Banca Multiple (“Bansi”), a regional bank in Mexico and a minority interest owner in Cardtronics Mexico. We currently have an agreement with Bansi to supply us with cash of up to $10.0 million U.S. that expires on March 31, 2008. As of June 30, 2007, the balance of cash held in our ATMs in Mexico was approximately $4.2 million.

If our cash providers were to demand return of their cash or terminate their arrangements with us and remove their cash from our ATMs, or if they were to fail to provide us with cash as and when we need it for our ATM operations, our ability to operate these ATMs would be jeopardized, and we would need to locate alternative sources of cash in order to operate these ATMs.

Changes in interest rates could increase our operating costs by increasing interest expense under our credit facilities and our vault cash rental costs.

Interest on our outstanding indebtedness under our revolving credit facilities is based on floating interest rates, and our vault cash rental expense is based on market rates of interest. As a result, our interest expense and cash management costs are sensitive to changes in interest rates. Vault cash is the cash we use in our machines in cases where cash is not provided by the merchant. We pay rental fees on the average amount of vault cash outstanding in our ATMs under floating rate formulas based on the London Interbank Offered Rate (“LIBOR”) for Bank of America and PDNB in the U.S. and ALCB in the U.K., and based on the federal funds effective rate for Wells Fargo in the U.S. Additionally, in Mexico, we pay a monthly rental fee to our vault cash provider under a formula based on the Mexican Interbank Rate (“TIIE”). As of June 30, 2007, on a pro forma basis, the balances of cash held in our domestic, U.K., and Mexico ATMs were $816.3 million, $121.9 million, and $4.2 million, respectively. Recent increases in interest rates in the U.S., the U.K., and Mexico have resulted in increases in our interest expense under our credit facility as well as our vault cash rental expense. Although we currently hedge a significant portion of our vault cash interest rate risk related to our domestic operations through December 31, 2010, including a portion of the vault cash associated with the 7-Eleven ATM Transaction, we may not be able to enter into similar arrangements for similar amounts in the future. Furthermore, we have not currently entered into any derivative financial instruments to hedge our variable interest rate exposure in the U.K. or Mexico. Any significant future increases in interest rates could have a negative impact on our earnings and cash flow by increasing our operating costs and expenses. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Disclosure about Market Risk; Interest Rate Risk.”

We maintain a significant amount of cash within our Company-owned ATMs, which is subject to potential loss due to theft or other events, including natural disasters.

As of June 30, 2007, on a pro forma basis, there was approximately $942.4 million in vault cash held in our domestic and international ATMs. Although legal and equitable title to such cash is held by the cash providers, any loss of such cash from our ATMs through theft or other means is typically our responsibility (other than thefts resulting from the use of fraudulent debit or credit cards, which are typically the responsibility of the issuing financial institutions). While we maintain insurance to cover a significant portion of any losses that may be sustained by us as a result of such events, we are still required to fund a portion of such losses through the payment of the related deductible amounts under our insurance policies. Furthermore, although thefts and losses suffered by our ATMs have been relatively minor and infrequent in the past, any increase in the frequency and/or amounts of such thefts and losses could negatively impact our operating results as a result of higher deductible payments and increased insurance premiums. Additionally, any damage sustained to our merchant customers’ store locations in connection with any ATM-related thefts, if extensive and frequent enough in nature, could negatively impact our relationships with such merchants and impair our ability to deploy additional ATMs in those locations (or new locations) with those merchants in the future.

The ATM industry is highly competitive and such competition may increase, which may adversely affect our profit margins.

The ATM business is and can be expected to remain highly competitive. While our principal competition comes from national and regional financial institutions, we also compete with other independent ATM companies in the United States and the United Kingdom. Several of our competitors, namely national financial institutions, are larger, more established, and have greater financial and other resources than we do. Our competitors could prevent us from obtaining or maintaining desirable locations for our ATMs, cause us to reduce the surcharge revenue generated by transactions at our ATMs, or cause us to pay higher merchant fees, thereby reducing our profits. In addition to our current competitors, additional competitors may enter the market. We can offer no assurance that we will be able to compete effectively against these current and future competitors. Increased competition could result in transaction fee reductions, reduced gross margins and loss of market share.

In the U.K., we face competition from several companies with operations larger than our own. Many of these competitors have financial and other resources substantially greater than our U.K. subsidiary.

The election of our merchant customers to not participate in our surcharge-free network offerings could impact the networks’ effectiveness, which would negatively impact our financial results.

Financial institutions who are members of our Allpoint and MasterCard® surcharge-free networks pay a fee in exchange for allowing their cardholders to use selected Cardtronics’ owned and/or managed ATMs on a surcharge-free basis. The success of these networks is dependent upon the participation by our merchant customers in such networks. In the event a significant number of our merchants elect not to participate in such networks, the benefits and effectiveness of the networks would be diminished, thus potentially causing some of the participating financial institutions to not renew their agreements with us, and thereby negatively impacting our financial results.

We may be unable to integrate our recent and future acquisitions in an efficient manner and inefficiencies would increase our cost of operations and reduce our profitability.

Our acquisitions involve certain inherent risks to our business, including the following:

•	the operations, technology, and personnel of any acquired companies may be difficult to integrate;

•	the allocation of management resources to consummate these transactions may disrupt our day-to-day business; and

•	acquired networks may not achieve anticipated revenues, earnings or cash flow. Such a shortfall could require us to write down the carrying value of the intangible assets associated with any acquired company, which would adversely affect our reported earnings.

Since April 2001, we have acquired 14 ATM networks and one surcharge-free ATM network. Prior to our E*TRADE Access acquisition in June 2004, we had acquired only the assets of deployed ATM networks, rather than businesses and their related infrastructure. We currently anticipate that our future acquisitions will likely reflect a mix of asset acquisitions and acquisitions of businesses, with each acquisition having its own set of unique characteristics. To the extent that we elect to acquire an existing company or the operations, technology, and personnel of another ATM provider, we may assume some or all of the liabilities associated with the acquired company and face new and added challenges integrating such acquisition into our operations.

The 7-Eleven ATM Transaction involves certain inherent risks to our business. Most notably, our existing management, information systems, and resources may be strained due to the size of the 7-Eleven ATM Transaction. Accordingly, we will need to continue to invest in and improve our financial and managerial controls, reporting systems, and procedures as we look to integrate the acquired 7-Eleven ATM operations. We will also need to hire, train, supervise, and manage new employees. We may be unsuccessful in those efforts, thus hindering our ability to effectively manage the expansion of our operations resulting from this acquisition. Furthermore, the advanced-functionality services we provide through the Vcom® units may subject us or our service providers to additional requirements such as permit applications or regulatory filings. As a result, we may need to discontinue certain Vcom® operations in certain jurisdictions until such requirements have been fulfilled.

Any inability on our part to manage effectively our past or future growth could limit our ability to successfully grow the revenue and profitability of our business.

Our international operations involve special risks and may not be successful, which would result in a reduction of our gross profits.

On a pro forma basis as of December 31, 2006 and June 30, 2007, approximately 5.6% and 7.8% of our ATMs were located in the U.K. and Mexico, respectively. Those ATMs contributed approximately 12.8% and 15.9% of our pro forma gross profits for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively. We expect to continue to expand in the U.K. and Mexico and potentially into other countries as opportunities arise.

Our international operations are subject to certain inherent risks, including:

•	exposure to currency fluctuations, including the risk that our future reported operating results could be negatively impacted by unfavorable movements in the functional currencies of our international operations relative to the United States dollar, which represents our consolidated reporting currency;

•	difficulties in complying with the different laws and regulations in each country and jurisdiction in which we operate, including unique labor and reporting laws;

•	unexpected changes in laws, regulations, and policies of foreign governments or other regulatory bodies, including changes that could potentially disallow surcharging or that could result in a reduction in the amount of interchange fees received per transaction;

•	difficulties in staffing and managing foreign operations, including hiring and retaining skilled workers in those countries in which we operate; and

•	potentially adverse tax consequences, including restrictions on the repatriation of foreign earnings.

Any of these factors could reduce the profitability and revenues derived from our international operations and international expansion.

Our proposed expansion efforts into new international markets involve unique risks and may not be successful.

We currently plan to expand our operations internationally with a focus on high growth emerging markets, such as Central and Eastern Europe, China, India and Brazil. Because the off-premise ATM industry is relatively undeveloped in these emerging markets, we may not be successful in these expansion efforts. In particular, many of these markets do not currently employ or support an off-premise ATM surcharging model, meaning that we would have to rely on interchange fees as our primary source of revenue. While we have had some success in deploying non-surcharging ATMs in selected markets (most notably in the United Kingdom), such a model requires significant transaction volumes to make it economically feasible to purchase and deploy ATMs. Furthermore, most of the ATMs in these markets are owned and operated by financial institutions, thus increasing the risk that cardholders would be unwilling to utilize an off-premise ATM with an unfamiliar brand. Finally, the regulatory environments in many of these markets are evolving and unpredictable, thus increasing the risk that a particular deployment model chosen at inception may not be economically viable in the future.

We operate in a changing and unpredictable regulatory environment. If we are subject to new legislation regarding the operation of our ATMs, we could be required to make substantial expenditures to comply with that legislation, which may reduce our net income and our profit margins.

With its initial roots in the banking industry, the U.S. ATM industry has always been regulated, if not by individual states, then by the rules and regulations of the federal Electronic Funds Transfer Act, which establishes the rights, liabilities, and responsibilities of participants in EFT systems. The vast majority of states have few, if any, licensing requirements. However, legislation related to the U.S. ATM industry is periodically proposed at the state and local level. To date, no such legislation has been enacted that materially adversely affects our business.

In the United Kingdom, the ATM industry is largely self-regulating. Most ATMs are part of the LINK network and must operate under the network rules set forth by LINK, including complying with rules regarding required signage and screen messages. Additionally, legislation is proposed from time-to-time at the national level, though nothing to date has been enacted that materially affects our business.

Finally, the ATM industry in Mexico has been historically operated by financial institutions. The Central Bank of Mexico (“Banco de Mexico”) supervises and regulates ATM operations of both financial institutions and non-bank ATM deployers. Although, Banco de Mexico’s regulations permit surcharge fees to be charged in ATM transactions, it has not issued specific regulations for the provision of ATM services. In addition, in order for an non-bank ATM deployer to provide ATM services in Mexico, the deployer must be affiliated with Promoción y Operación S.A. de C.V. (“PROSA-RED”), a credit card and debit card proprietary network that transmits information and settles ATM transactions between its participants. As only financial institutions are allowed to be participants of PROSA-RED, Cardtronics Mexico entered into a joint venture with Bansi, who is a member of PROSA-RED. As a financial institution, Bansi and all entities in which it participates, including Cardtronics Mexico, are regulated by the Ministry of Finance and Public Credit (“Secretaria de Hacienda y Crédito Público”) and supervised by the Banking and Securities Commission (“Comisión Nacional Bancaria y de Valores”). Additionally, Cardtronics Mexico is subject to the provisions of the Ley del Banco de Mexico (Law of Banco de Mexico), the Ley de Instituciones de Crédito (Mexican Banking Law), and the Ley para la Transparencia y Ordenamiento de los Servicios Financieros (Law for the Transparency and Organization of Financial Services).

We will continue to monitor all such legislation and attempt, to the extent possible, to prevent the passage of such laws that we believe are needlessly burdensome or unnecessary. If regulatory legislation is passed in any of the jurisdictions in which we operate, we could be required to make substantial expenditures which would reduce our net income.

The passing of legislation banning or limiting surcharge fees would severely impact our revenue.

Despite the nationwide acceptance of surcharge fees at ATMs, a few consumer activists (most notably in California) have from time to time attempted to impose local bans on surcharge fees. Even in the few instances where these efforts have passed the local governing body (such as with an ordinance adopted by the city of Santa Monica, California), federal courts have overturned these local laws on federal preemption grounds. However, those efforts may resurface and, should the federal courts abandon their adherence to the federal preemption doctrine, those efforts could receive more favorable consideration than in the past. Any successful legislation banning or limiting surcharge fees could result in a substantial loss of revenues and significantly curtail our ability to continue our operations as currently configured.

In the U.K., the Treasury Select Committee of the House of Commons published a report regarding surcharges in the ATM industry in March 2005. This committee was formed to investigate public concerns regarding the ATM industry, including (1) adequacy of disclosure to ATM customers regarding surcharges, (2) whether ATM providers should be required to provide free services in low-income areas and (3) whether to limit the level of surcharges. While the committee made numerous recommendations to Parliament regarding the ATM industry, including that ATMs should be subject to the Banking Code (a voluntary code of practice adopted by all financial institutions in the U.K.), the U.K. government did not accept the committee’s recommendations. Despite the rejection of the committee’s recommendations, the U.K. government did sponsor an ATM task force to look at social exclusion in relation to ATM services. As a result of the task force’s findings, approximately 600 additional free-to-use ATMs will be installed in low income areas throughout the United Kingdom during 2007. While this is less than a two percent increase in free-to-use ATMs through the U.K., there is no certainty that other similar proposals will not be made and accepted in the future. If the legislature or another body with regulatory authority in the U.K. were to impose limits on the level of surcharges for ATM transactions, our revenue from operations in the U.K. would be negatively impacted.

In Mexico, surcharging for off-premise ATMs was legalized in late 2003, but was not formally implemented until July 2005. As such, the charging of fees to consumers to utilize off-premise ATMs is a relatively new experience in Mexico. Accordingly, it is too soon to predict whether public concerns over surcharging will surface in Mexico. However, if such concerns were to be raised, and if the applicable legislative or regulatory bodies in Mexico decided to impose limits on the level of surcharges for ATM transactions, our revenue from operations in Mexico would be negatively impacted.

The passing of legislation requiring modifications to be made to ATMs could severely impact our cash flows.

Under a current ruling of the U.S. District Court, it was determined that the United States’ currencies (as currently designed) violate the Rehabilitation Act, as the paper currencies issued by the U.S. are identical in size and color, regardless of denomination. Under the ruling, the U.S. Treasury Department has been ordered to develop ways in which to differentiate paper currency such that an individual who is visually-impaired would be able to distinguish between the different denominations. While it is still uncertain at this time what the outcome of the appeals process will be, in the event the current ruling is not overturned, participants in the ATM industry (including us) could be forced to incur significant costs to upgrade current machines’ hardware and software components. If required, such capital expenditures could limit our free cash such that we do not have enough cash available for the execution of our growth strategy, research and development costs, or other purposes.

The passing of anti-money laundering legislation could cause us to lose certain merchant accounts and reduce our revenues.

Recent concerns by the U.S. federal government regarding the use of ATMs to launder money could lead to the imposition of additional regulations on our sponsoring financial institutions and our merchant customers regarding the source of cash loaded into their ATMs. In particular, such regulations could result in the incurrence of additional costs by individual merchants who load their own cash, thereby making their ATMs less profitable. Accordingly, some individual merchants may decide to discontinue their ATM operations, thus reducing the number of merchant-owned accounts that we currently manage. If such a reduction were to occur, we would see a corresponding decrease in our revenues.

A substantial portion of our future revenues and operating profits will be generated by the new 7-Eleven merchant relationship. Accordingly, if 7-Eleven’s financial condition deteriorates in the future and it is required to close some or all of its store locations, or if our ATM placement agreement with 7-Eleven expires or is terminated, our future financial results would be significantly impaired.

7-Eleven is now the single largest merchant customer in our portfolio, representing approximately 35.8% and 34.4% of our total pro forma revenues for the year ended December 31, 2006 and six months ended June 30, 2007, respectively. Accordingly, a significant percentage of our future revenues and operating income will be dependent upon the successful continuation of our relationship with 7-Eleven. If 7-Eleven’s financial condition were to deteriorate in the future and, as a result, it was required to close a significant number of its domestic store locations, our financial results would be significantly impacted. Additionally, while the underlying ATM placement agreement with 7-Eleven has an initial term of 10 years, we may not be successful in renewing such agreement with 7-Eleven upon the end of that initial term, or such renewal may occur with terms and conditions that are not as favorable to us as those contained in the current agreement. Finally, the ATM placement agreement executed with 7-Eleven contains certain terms and conditions that, if we fail to meet such terms and conditions, gives 7-Eleven the right to terminate the placement agreement or our exclusive right to provide certain services.

In connection with the 7-Eleven ATM Transaction, we acquired advanced-functionality Vcom® machines with significant potential for providing new services. Failure to achieve market acceptance among users could lead to continued losses from the Vcom® Services, which could adversely affect our operating results.

In the 7-Eleven ATM Transaction, we acquired approximately 5,500 ATM machines, including 2,000 advanced-functionality Vcom® machines. Advanced-functionality includes check cashing, money transfer, and bill payment services (collectively, the “Vcom® Services”), as well as off-premise deposit services using electronic imaging which we expect to provide in the near future. Additional growth opportunities that we believe to be associated with the acquisition of Vcom® machines, including possible services expansion of our existing ATMs, may be impaired if we cannot achieve market acceptance among users or if we cannot implement the right mix of services and locations or adopt effective targeted marketing strategies.

We have estimated that the Vcom® Services generated an operating profit of $11.4 million for the year ended December 31, 2006 and an operating loss of $1.0 million for the six months ended June 30, 2007. However, excluding the upfront placement fees, which may not continue in the future, the Vcom® Services generated operating losses of $6.6 million and $5.2 million for the year ended December 31, 2006 and for the six months ended June 30, 2007, respectively. Additionally, we currently expect to incur operating losses associated with the Vcom® Services within the first 12-18 months subsequent to the 7-Eleven ATM Transaction. We plan to continue to operate the Vcom® units and restructure the Vcom® operations to improve the financial results of the acquired Vcom® operations; however, we may be unsuccessful in this effort. In the event we are not able to improve the operating results and we incur cumulative losses of $10.0 million associated with providing the Vcom® Services, our current intent is to terminate the Vcom® Services and utilize the Vcom® machines solely to provide traditional ATM services. However, even if we are unsuccessful in improving its operating results, we may decide not to exit this business immediately but rather extend the period of time it takes to restructure the acquired Vcom® operations, thus potentially resulting in losses of greater than $10.0 million. The future losses associated with the acquired Vcom® operations could be significantly higher than those currently estimated, which would negatively impact our future operating results and financial condition. Even if we decide to terminate the provision of Vcom® Services, our operating income may not improve because our estimate of historical losses was based on a review of the expenses of the financial services business of 7-Eleven Inc., which required us to allocate the expenses not directly associated with the provision of Vcom® Services. In addition, in the event we decide to terminate the Vcom® Services, we may be required to pay up to $1.6 million of contract termination payments, and may incur additional costs and expenses, which could negatively impact our future operating results and financial condition.

Material weaknesses previously identified in our internal control over financial reporting by our independent registered public accounting firm could result in a material misstatement to our financial statements as well as result in our inability to file periodic reports within the time periods required by federal securities laws, which could have a material adverse effect on our business and stock price.

We are required to design, implement, and maintain effective controls over financial reporting. In connection with the preparation of our consolidated financial statements as of and for the years ended December 31, 2006 and 2005, our independent registered public accounting firm identified certain control deficiencies, which represent material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. Specifically, our independent registered public accounting firm identified material weaknesses regarding our ability to account for complex or unusual transactions, including (1) deferred financing cost adjustments related to our debt modifications and refinancings and (2) modifications to our asset retirement obligations. These material weaknesses resulted in, or contributed to, adjustments to our financial statements and, in certain cases, restatement of prior financial statements. While we have taken action to remediate the identified weaknesses, including the hiring of additional personnel with the requisite accounting skills and expertise, we cannot provide assurance that the measures we have taken or any future measures will adequately remediate the material weaknesses identified by our independent registered public accounting firm. Failure to implement new or improved controls, or any difficulties encountered in the implementation of such controls, could result in a material misstatement in our annual or interim consolidated financial statements that would not be prevented or detected. Such material misstatement could require us to restate our financial statements or otherwise cause investors to lose confidence in our reported financial information.

We are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which will require annual management assessments and a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. We must complete our Section 404 annual management report and include the report beginning in our 2007 Annual Report on Form 10-K, which will be filed in early 2008. Additionally, our independent registered public accounting firm must complete its attestation report, which must be included beginning in our 2008 Annual Report on Form 10-K, which will be filed in early 2009. As described above, our independent registered public accounting firm has identified material weaknesses in our internal control over financial reporting, and we or it may discover additional material weaknesses or deficiencies, which we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not issue a favorable assessment. We cannot be certain as to the timing of completion of our evaluation, testing, and remediation actions or their effect on our operations. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report, investors could lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

Failure to remediate any identified material weaknesses could cause us to not meet our reporting obligations. The rules of the Securities and Exchange Commission (“SEC”) require that we file periodic reports containing our financial statements within a specified time following the completion of quarterly and annual fiscal periods. Any failure by us to timely file our periodic reports with the SEC may result in a number of adverse consequences that could materially and adversely impact our business, including, without limitation, potential action by the SEC against us, possible defaults under our debt arrangements, shareholder lawsuits, delisting of our stock from The Nasdaq Global Market, and general damage to our reputation.

Our operating results have fluctuated historically and could continue to fluctuate in the future, which could affect our ability to maintain our current market position or expand.

Our operating results have fluctuated in the past and may continue to fluctuate in the future as a result of a variety of factors, many of which are beyond our control, including the following:

•	changes in general economic conditions and specific market conditions in the ATM and financial services industries;

•	changes in payment trends and offerings in the markets in which we operate;

•	competition from other companies providing the same or similar services that we offer;

•	the timing and magnitude of operating expenses, capital expenditures, and expenses related to the expansion of sales, marketing, and operations, including as a result of acquisitions, if any;

•	changes in the general level of interest rates in the markets in which we operate;

•	changes in regulatory requirements associated with the ATM and financial services industries;

•	changes in the mix of our current services; and

•	changes in the financial condition and credit risk of our customers.

Any of the foregoing factors could have a material adverse effect on our business, results of operations, and financial condition. Although we have experienced growth in revenues in recent quarters, this growth rate is not necessarily indicative of future operating results. A relatively large portion of our expenses are fixed in the short-term, particularly with respect to personnel expenses, depreciation and amortization expenses, and interest expense. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. As such, comparisons to prior periods should not be relied upon as indications of our future performance.

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness.

As of June 30, 2007, on a pro forma basis giving effect to the 7-Eleven ATM Transaction and the related financings, we had outstanding indebtedness of approximately $406.4 million, which represents approximately 92.5% of our total capitalization of $439.5 million.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indentures governing our senior subordinated notes and the agreements governing our other indebtedness;

•	require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions, and other general corporate purposes;

•	limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	make us more vulnerable to adverse changes in general economic, industry and competitive conditions, and adverse changes in government regulation;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy, research and development costs, or other purposes; and

•	place us at a disadvantage compared to our competitors who have less debt.

Any of the above listed factors could materially and adversely affect our business and results of operations. If we do not have sufficient earnings to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

The terms of our credit agreement and the indentures governing our senior subordinated notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

Our credit agreement and the indentures governing our senior subordinated notes include a number of covenants that, among other items, restrict our ability to:

•	sell or transfer property or assets;

•	pay dividends on or redeem or repurchase stock;

•	merge into or consolidate with any third party;

•	create, incur, assume or guarantee additional indebtedness;

•	create certain liens;

•	make investments;

•	engage in transactions with affiliates;

•	issue or sell preferred stock of restricted subsidiaries; and

•	enter into sale and leaseback transactions.

In addition, we are required by our credit agreement to maintain specified financial ratios and limit the amount of capital expenditures incurred in any given 12-month period. As a result of these ratios and limits, we are limited in the manner in which we conduct our business and may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully operate our business and prevent us from fulfilling our debt obligations. A failure to comply with the covenants or financial ratios could result in an event of default. In the event of a default under our credit agreement, the lenders could exercise a number of remedies, some of which could result in an event of default under the indentures governing the senior subordinated notes. An acceleration of indebtedness under our credit agreement would also likely result in an event of default under the terms of any other financing arrangement we have outstanding at the time. If any or all of our debt were to be accelerated, there can be no assurance that our assets would be sufficient to repay any such indebtedness in full. If we are unable to repay outstanding borrowings under our bank credit facility when due the lenders will have the right to proceed against the collateral securing such indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Facilities” for an additional discussion of our financing instruments.

Risks Related to the Offering

There is no existing market for our common stock, and an active trading market may not develop.

There has not been a public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on The Nasdaq Global Market or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our common stock at prices equal to or greater than the price paid by you in this offering.

We do not intend to pay, and we are currently prohibited from paying, dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our stock appreciates.

We do not plan to declare dividends on shares of our common stock in the foreseeable future. Additionally, we are currently prohibited from making any cash dividends pursuant to the terms of our credit facility. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our common stock appreciates, which may not occur, and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay.

Future sales of our common stock in the public market could lower our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us.

We may sell additional shares of common stock in subsequent public offerings. We may also issue additional shares of common stock or convertible securities. Assuming no exercise of the underwriters’ over-allotment option, after the completion of this offering, we will have 34,409,462 outstanding shares of common stock. This number includes 16,666,667 shares that we and the selling shareholders are selling in this offering, which may be resold immediately in the public market. The remaining 17,742,795 shares, or 51.6% of our total outstanding shares, are restricted from immediate resale under the federal securities laws and substantially all of them are subject to the lock-up agreements between our current stockholders and the underwriters described in “Underwriting,” but may be sold into the market in the near future.

All of our existing stockholders are parties to an investors agreement with us. Under that agreement, certain of these stockholders will have the right, after the expiration of the lock-up period 180 days from the effective date of this registration statement, to require us to effect the registration of their shares. In addition, if we propose to register, or are required to register following the exercise of registration rights, any of our shares of common stock under the Securities Act, all the stockholders who are parties to the investors agreement will be entitled to include their shares of common stock in that registration.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock.

You will suffer immediate and substantial dilution.

The initial public offering price per share is substantially higher than the pro forma net tangible book value per share immediately after the offering. As a result, you will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. At the offering price of $15.00, the midpoint of the estimated price range set forth on the cover page of this prospectus, you will incur immediate and substantial dilution in the amount of $21.58 per share. We also have outstanding stock options to purchase shares of our common stock at a weighted average exercise price of $5.62 per share. To the extent these options are exercised, you will experience further dilution. Investors who purchase common stock in this offering, excluding purchases made from the selling shareholders, will have purchased 24.2% of the shares outstanding immediately after the offering, but will have paid 59.4% of the total consideration for our shares. See “Dilution” for more information.

Your ability to influence corporate matters may be limited because a small number of stockholders beneficially own a substantial amount of our common stock.

CapStreet II, L.P. and CapStreet Parallel L.P. (together with the CapStreet Group LLC, “The CapStreet Group”) and TA Associates, Inc. (“TA Associates”) are our largest equity stockholders. After giving effect to this offering, assuming no exercise by the underwriters of their overallotment option and assuming an initial public offering price at the midpoint of the range set forth on the cover of this prospectus, affiliates of The CapStreet Group will beneficially own approximately          shares, or     %, of our common stock, and affiliates of TA Associates will beneficially own approximately          shares, or     %, of our common stock. The percentage and number of shares owned by each of these stockholders after giving effect to this offering will vary based upon the initial public offering price and the elections of other stockholders to sell in this offering. As a result of their ownership interests, these investors will be in a position to exert significant influence over the outcome of matters requiring a stockholder vote, including the election of directors, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions, and amendments to our certificate of incorporation or bylaws. In addition, this concentration of ownership may have the effect of preventing, discouraging or deferring a change of control, which could depress the market price of our common stock. See “Certain Relationships and Related Party Transactions” and “Principal and Selling Stockholders.”

Certain of our directors may have conflicts of interest because they are affiliated with significant stockholders. The resolution of these conflicts of interest may not be in our or your best interests.

Following the closing of this offering, certain of our directors may have conflicts of interest because of their affiliation with significant stockholders.           is associated with The CapStreet Group and           is associated with TA Associates. This may create conflicts of interest because           has responsibilities to The CapStreet Group and its owners and           has responsibilities to TA Associates and its owners. Their duties to The CapStreet Group and TA Associates may conflict with their duties as directors of our company regarding business dealings between these investor groups and us and other matters. The resolution of these conflicts may not always be in our or your best interests. For example, The CapStreet Group and TA Associates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The CapStreet Group and TA Associates may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. There is no formal mechanism among The CapStreet Group, TA Associates, and Cardtronics for handling potential conflicts of interest. See “Certain Relationships and Related Party Transactions” and “Principal and Selling Stockholders.”

If the price of our common stock fluctuates significantly you could lose all or part of your investment and we may be exposed to securities litigation.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. In recent years, the stock market has experienced extreme price and volume fluctuations that have significantly affected the market price of securities issued by many companies. The market price of our common stock could similarly be subject to wide fluctuations in response to a number of factors, many of which are beyond our control, such as our revenues and/or operating results failing to meet the expectations of securities analysts or investors in a particular quarter; the public’s reaction to our press releases, our other public announcements, and our filings with the SEC and those of our competitors; or announcements by us or our competitors of strategic alliances, significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments. These matters may cause material fluctuations in our share price and you may lose all or part of your investment. In addition, any material fluctuations in our share price may expose us to class action litigation brought on behalf of stockholders. If we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management’s attention could be diverted from the operation of our business, causing our business to suffer.

Anti-takeover provisions in our third amended and restated certificate of incorporation, our amended and restated bylaws, and Delaware law could discourage a change of control that our stockholders may favor, which could negatively affect our stock price.

Provisions in our third amended and restated certificate of incorporation and our amended and restated bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. Our third amended and restated certificate of incorporation and our amended and restated bylaws, which will be in effect at the time this offering is consummated, and the Delaware General Corporation Law will:

•	authorize the issuance of blank check preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•	classify the board of directors into staggered, three-year terms, which may lengthen the time required by a third party to gain control of our board of directors;

•	discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of two years after the person becomes an interested stockholder, unless such a transaction has met certain fair market value requirements;

•	prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors;

•	require super-majority voting to effect amendments to certain provisions of our certificate of incorporation or bylaws, including those provisions concerning the composition of the board of directors and certain business combinations;

•	limit who may call special meetings of both the board of directors and stockholders;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders;

•	establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholders’ meetings; and

•	require that vacancies on the board of directors, including newly-created directorships, be filled only by a majority vote of directors then in office.

INDUSTRY AND MARKET DATA

In this prospectus, we rely on and refer to information and statistics regarding economic trends and conditions and other data pertaining to the ATM industry. We have obtained this data from our own research, surveys and studies conducted by third parties such as Dove Consulting Group, Inc., industry or other publications, such as ATM&Debit News, the U.K. Payment Statistics publication from APACS, and other publicly available sources. We believe that our sources of information and estimates are reliable and accurate, but we have not independently verified them. Our statements about the ATM industry in general, the number and type of ATMs in various markets, and the size and operations of our competitors in this prospectus are based on our management’s belief, this statistical data, internal studies, and our knowledge of industry trends.

INTELLECTUAL PROPERTY

We own or have rights to various trademarks, copyrights and trade names used in our business, including the following: “CARDTRONICS” (registered with the U.S. Patent & Trademark Office—registration no. 1.970.030); “bankmachine” (registered under the Trade Marks Act of 1994 of Great Britain and Northern Ireland—trademark registration no. 2350262); “ALLPOINT” (registered with the U.S. Patent & Trademark Office—registration no. 2.940.550); and “VCOM” (registered with the U.S. Patent & Trademark Office—registration no. 2.598.789). This prospectus also includes trademarks, service marks, and trade names of other companies.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” or “may,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus may include statements about:

•	our financial outlook and the financial outlook of the ATM industry;

•	our ability to compete successfully with our competitors;

•	our use of our proceeds from this offering;

•	our cash needs;

•	implementation of our corporate strategy;

•	our financial performance;

•	our ability to expand our bank branding and surcharge-free service offerings;

•	our ability to provide new ATM solutions to financial institutions;

•	our ability to pursue and successfully integrate acquisitions;

•	our ability to implement new services on the recently-acquired advanced-functionality Vcom® units;

•	our ability to strengthen existing customer relationships and reach new customers;

•	our ability to expand internationally; and

•	our ability to meet the service levels required by our service level agreements with our customers.

There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss in this prospectus under the caption “Risk Factors.” You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, except as required by law, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We are offering 8,333,333 shares of our common stock and the selling stockholders are offering 8,333,334 shares of our common stock. The selling stockholders have also granted the underwriters an option to purchase up to an aggregate of 2,500,000 additional shares of our common stock to cover over-allotments. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

We estimate that our net proceeds from the sale of the shares of common stock by us will be approximately $114.8 million, assuming the midpoint of the estimated price range set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Assuming no change in the number of shares offered by us as set forth on the cover page of this prospectus, a $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) the net proceeds to us from this offering by $7.8 million, after deducting the estimated underwriting discounts and commissions.

We intend to use approximately $105.6 million of our net proceeds from this offering to repay the entire amount outstanding under our existing revolving credit facility, which may be drawn down again in the future. That facility, which consists of a $175.0 million revolving line of credit, matures in May 2012 and bears interest at a variable rate based upon LIBOR or prime rate, at our option. As of September 30, 2007, we had approximately $105.6 million in borrowings under the facility, and we had $61.9 million available for additional borrowings. The weighted average interest rate on these borrowings was approximately 7.9%. Of the outstanding borrowings under the facility, approximately $45.0 million was used to help fund the acquisition of the financial services business of 7-Eleven on July 20, 2007 and the balance was primarily drawn to fund working capital and capital expenditure needs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing Facilities—Revolving Credit Facility” for additional information regarding our credit facility. We intend to utilize the remaining net proceeds for working capital and general corporate purposes.

DIVIDEND POLICY

We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business. Our ability to pay dividends to holders of our common stock is currently prohibited by the terms of our credit facility. Any future determination to pay dividends on our common stock is subject to the discretion of our board of directors and will depend upon various factors, including our financial position, results of operations, liquidity requirements, restrictions that may be imposed by applicable law and our contracts, including our credit facility and the indentures governing our senior subordinated notes, and other factors deemed relevant by our board of directors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Financing Facilities” for additional information on the restrictions and covenants in our credit facility and indentures.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2007:

•	on an actual basis;

•	on a pro forma basis giving effect to the 7-Eleven ATM Transaction and related financing transactions and the conversion of our Series B Convertible Preferred Stock into shares of our common stock in connection with the offering; and

•	on a pro forma as adjusted basis giving effect to (1) our sale of 8,333,333 shares of our common stock in this offering (assuming the midpoint of the estimated price range set forth on the cover page of this prospectus), (2) the application of the estimated net proceeds from the offering as discussed under “Use of Proceeds”, and (3) a stock split of our common stock that will occur immediately prior to the closing of the offering.

You should read this table together with the “Use of Proceeds”, “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock,” and our consolidated financial statements included elsewhere in this prospectus.

	As of June 30, 2007
			Pro Forma as
	Actual	Pro Forma	Adjusted
	(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands, except share and
	per share data)

Cash and cash equivalents	$1,836	$12,140	$23,269

Debt (including current maturities):
Revolving credit facility (1)	$60,600	$103,621	$—
Long-term notes payable and capital lease obligations	4,256	6,881	6,881
$100.0 million 9 1/4% senior subordinated notes due 2013—Series B issued in 2007, net of $3.0 million discount	—	97,000	97,000
$200.0 million 9 1/4% senior subordinated notes due 2013 issued in 2005, net of $1.1 million discount	198,851	198,851	198,851

Total debt	263,707	406,353	302,732
Series B redeemable convertible preferred stock (2)	76,727	—	—
Stockholders’ equity (deficit):
Common stock, par value $0.0001 per share, 5,000,000 shares authorized actual and pro forma and shares authorized pro forma as adjusted; 2,394,509 shares issued actual and pro forma and 40,471,604 shares issued pro forma as adjusted; and 1,764,735 shares outstanding actual and pro forma and 34,409,462 shares outstanding pro forma as adjusted. (2)(3)	—	—	3
Subscriptions receivable (at face value)	(324)	(324)	(324)
Additional paid-in capital(3)	3,312	80,039	193,393
Accumulated other comprehensive income, net	13,854	13,854	13,854
Accumulated deficit	(12,237)	(12,237)	(12,237)
Treasury stock, at cost, 629,774 shares actual and pro forma and 6,062,142 shares pro forma as adjusted (3)	(48,221)	(48,221)	(48,221)

	As of June 30, 2007
			Pro Forma as
	Actual	Pro Forma	Adjusted
	(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands, except share and
	per share data)

Total stockholders’ equity (deficit)	(43,616)	33,111	146,468

Total capitalization	$296,818	$439,464	$449,200

(1)	Pro forma amount excludes approximately $7.5 million in outstanding letters of credit that were issued in connection with the 7-Eleven ATM Acquisition. As of June 30, 2007, on a pro forma basis giving effect to the 7-Eleven ATM Transaction and related financing transactions, we would have been able to borrow approximately $60.0 million in additional funds based on the covenants contained in our revolving credit facility, as amended.

(2)	Consists of Series B Convertible Preferred Stock, par value $0.0001 per share. As of June 30, 2007, there were 1,500,000 shares of Preferred Stock authorized, of which 929,789 shares of Series B Convertible Preferred Stock were issued and outstanding. The pro forma and pro forma as adjusted amounts assume the conversion of all Series B Convertible Preferred Stock into shares of common stock and a stock split in the form of a stock dividend of our common stock immediately prior to the closing of the offering. See “Certain Relationships and Related Party Transactions — Preferred Stock Private Placement” and “Description of Capital Stock.”

(3)	To the extent we change the number of shares of common stock we sell in this offering from the shares we expect to sell or we change the initial public offering price from the $15.00 per share assumed initial offering price, or any combination of these events occurs, our net proceeds from this offering and as adjusted additional paid-in capital may increase or decrease. Assuming no change in the number of shares offered by us as set forth on the cover page of this prospectus, a $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) the net proceeds to us from this offering by $7.8 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing our net tangible book value, which equals total assets less goodwill, net other intangible assets and total liabilities, by the number of common shares outstanding. The pro forma net tangible book value of our common stock as of June 30, 2007, after giving effect to the 7-Eleven ATM Transaction and the related financings and the impact of the conversion of our Series B Convertible Preferred Stock into common stock, was approximately $(341.3) million, or $(13.08) per share, based upon 26,076,129 shares outstanding. After giving effect to the sale of 8,333,333 shares of common stock by us in this offering at an assumed initial public offering price of $15.00 per share, the midpoint of the price range on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2007 would have been $(226.5) million, or $(6.58) per share. This represents an immediate increase in net tangible book value of $6.50 per share to existing stockholders and an immediate dilution in net tangible book value of $21.58 per share to investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$15.00
Pro forma net tangible book value per share as of June 30, 2007	(13.03)
Decrease attributable to conversion of Series B Convertible Preferred Stock	(0.05)
Increase attributable to new public investors	6.50
Pro forma as adjusted net tangible book value per share after this offering		(6.58)

Dilution of net tangible book value per share to new investors		$21.58

A $1.00 increase (decrease) in the initial public offering price from the assumed initial public offering price of $15.00 per share would decrease (increase) our pro forma as adjusted net tangible book value after giving effect to this offering by approximately $7.8 million, our pro forma as adjusted net tangible book value per share after giving effect to the offering by $0.23 per share and the dilution in net tangible book value per share to new investors in this offering by $0.77 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and assuming no other change to the number of shares offered by us as set forth on the cover page of this prospectus. An increase (decrease) of 1,000,000 shares from the expected number of shares to be sold by us in the offering, assuming no change in the initial public offering price from the price assumed above, would decrease (increase) our pro forma as adjusted net tangible book value after giving effect to this offering by approximately $14.0 million, decrease (increase) our pro forma net tangible book value per share after giving effect to this offering by $0.58 per share, and increase (decrease) the dilution in net tangible book value per share to new investors in this offering by $0.58 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on the same pro forma as adjusted basis set forth above as of June 30, 2007, the total number of shares of common stock owned by existing stockholders and to be owned by new investors, the total consideration paid, and the average price per share paid by our existing stockholders and to be paid by new investors in this offering, calculated before deduction of estimated underwriting discounts and commissions.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	per Share

Existing stockholders	26,076,129	75.8%	$85,368,503	40.6%	$3.27
New investors	8,333,333	24.2%	125,000,000	59.4%	$15.00

Total	34,409,462	100.0%	$210,368,503	100.0%

The tables above assume no exercise of outstanding stock options. Exercise of the options with an exercise price of less than the initial public offering price will result in additional dilution of net tangible book value per share to new investors.

Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to 17,742,795 shares, or 51.6% of the total number of shares of our common stock outstanding after this offering, and will increase the total number of shares held by new investors to 16,666,667 shares, or 48.4% of the total number of shares of our common stock outstanding after this offering.

If the underwriters exercise their over-allotment option in full, the number of shares held by new investors will increase to 19,166,667 shares, or 51.9% of the total number of shares of common stock outstanding after this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected historical consolidated financial and operating data should be read together with “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 2005 and 2006 and the selected consolidated statements of operations data for the years ended December 31, 2004, 2005, and 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 2003 and 2004, and the statements of operations data for the year ended December 31, 2003 have been derived from our audited financial statements, while the balance sheet data as of December 31, 2002 and the statements of operations data for the year ended December 31, 2002 have been derived from our unaudited financial statements, none of which are included in this prospectus. The selected consolidated balance sheet data as of June 30, 2007, and the selected consolidated statements of operations data for the six months ended June 30, 2006 and 2007 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The unaudited balance sheet data as of June 30, 2006 has been derived from our unaudited interim condensed consolidated financial statements for such period, which are not included in this prospectus. The unaudited interim period financial information, in the opinion of management, includes all adjustments, which are normal and recurring in nature, necessary for a fair presentation for the periods shown. Results for the six months ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year. Historical results are not necessarily indicative of the results to be expected in the future.

						Six Months
						Ended
	Years Ended December 31,					June 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)
	(in thousands, except share and per share amounts, ratios, and number of ATMs)

Consolidated Statements of Operations Data:
Revenues:
ATM operating revenues	$59,183	$101,950	$182,711	$258,979	$280,985	$136,655	$145,620
ATM product sales and other revenues	9,603	8,493	10,204	9,986	12,620	5,740	6,137

Total revenues	68,786	110,443	192,915	268,965	293,605	142,395	151,757
Cost of revenues:
Cost of ATM operating revenues	49,134	80,286	143,504	199,767	209,850	102,945	111,080
Cost of ATM product sales and other revenues	8,984	7,903	8,703	9,681	11,443	5,037	6,085

Total cost of revenues (exclusive of depreciation and amortization shown separately below)	58,118	88,189	152,207	209,448	221,293	107,982	117,165

Gross profit	10,668	22,254	40,708	59,517	72,312	34,413	34,592
Operating expenses:
Selling, general, and administrative expenses (1)(2)	6,142	7,229	13,571	17,865	21,667	9,898	13,364
Depreciation and accretion expense	1,650	3,632	6,785	12,951	18,595	8,858	11,580
Amortization expense (3)	1,641	3,842	5,508	8,980	11,983	7,347	4,858

Total operating expenses	9,433	14,703	25,864	39,796	52,245	26,103	29,802

Income from operations	1,235	7,551	14,844	19,721	20,067	8,310	4,790

						Six Months
						Ended
	Years Ended December 31,					June 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)
	(in thousands, except share and per share amounts, ratios, and number of ATMs)

Other expense:
Interest expense (4)	1,039	2,157	5,235	22,426	25,072	12,536	12,608
Minority interest in subsidiary	—	—	19	15	(225)	(57)	(112)
Other (5)	58	106	209	968	(4,761)	(657)	359

Total other expense	1,097	2,263	5,463	23,409	20,086	11,822	12,855

Income (loss) before income taxes	138	5,288	9,381	(3,688)	(19)	(3,512)	(8,065)
Income tax provision (benefit)	111	1,955	3,576	(1,270)	512	(1,157)	937

Income (loss) before cumulative effect of change in accounting principle	27	3,333	5,805	(2,418)	(531)	(2,355)	(9,002)
Cumulative effect of change in accounting principle for asset retirement obligations, net of related income tax benefit of $80 (6)	—	134	—	—	—	—	—

Net income (loss)	27	3,199	5,805	(2,418)	(531)	(2,355)	(9,002)
Preferred stock dividends and accretion expense	1,880	2,089	2,312	1,395	265	132	133

Net income (loss) available to common stockholders	$(1,853)	$1,110	$3,493	$(3,813)	$(796)	$(2,487)	$(9,135)

Net income (loss) per common share (7):
Basic	$(0.92)	$0.53	$1.56	$(2.16)	$(0.46)	$(1.42)	$(5.19)

Diluted	$(0.92)	$0.51	$1.47	$(2.16)	$(0.46)	$(1.42)	$(5.19)

Weighted average shares outstanding (7):
Basic	2,019,346	2,078,555	2,238,801	1,766,419	1,749,328	1,751,679	1,760,913

Diluted	2,019,346	2,171,824	2,372,204	1,766,419	1,749,328	1,751,679	1,760,913

								Six Months
								Ended
	Years Ended December 31,							June 30,
	2002	2003		2004		2005	2006	2006	2007
	(in thousands, except ratios and numbers of ATMs)

Other Financial Data (unaudited):
Ratio of earnings to fixed charges (8)	—	1.3	x	1.5	x	—	—	—	—
Cash flows from operating activities	$4,491	$21,629		$20,466		$33,227	$25,446	$14,221	$14,019
Cash flows from investing activities	(15,023)	(29,663)		(118,926)		(139,960)	(35,973)	(11,586)	(20,309)
Cash flows from financing activities	10,741	10,404		94,318		107,214	11,192	(398)	5,415
Operating Data (unaudited):
Total number of ATMs (at period end)	8,298	12,021		24,581		26,208	25,259	25,676	25,463
Total transactions	36,212	64,605		111,577		158,851	172,808	83,782	93,176
Total withdrawal transactions	28,955	49,859		86,821		118,960	125,078	61,493	64,224

	As of December 31,					As of June 30,
	2002	2003	2004	2005	2006	2006	2007
						(Unaudited)
	(in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,184	$5,554	$1,412	$1,699	$2,718	$3,936	$1,836
Total assets	34,843	65,295	197,667	343,751	367,756	349,616	373,406
Total long-term debt, including current portion	18,475	31,371	128,541	247,624	252,895	244,465	263,707
Preferred stock (9)	19,233	21,322	23,634	76,329	76,594	76,462	76,727
Total stockholders’ deficit	(9,024)	(6,329)	(340)	(49,084)	(37,168)	(42,411)	(43,616)

(1)	Includes non-cash stock-based compensation totaling $1.6 million, $1.0 million, $2.2 million, and $0.8 million in 2003, 2004, 2005, and 2006, respectively, as well as $0.4 million for the six months ended June 30, 2006 and 2007, related to options granted to certain employees and a restricted stock grant made to our Chief Executive Officer in 2003. Additionally, the 2004 results include a bonus of $1.8 million paid to our Chief Executive Officer related to the tax liability associated with such grant. No stock-based compensation was recorded in 2002. See Note 3 to our consolidated financial statements.

(2)	Includes the write-off in 2004 of approximately $1.8 million in costs associated with our decision to not pursue a financing transaction to completion.

(3)	Includes pre-tax impairment charges of $1.2 million and $2.8 million in 2005 and 2006, respectively, as well as $2.8 million and $0.1 million for the six months ended June 30, 2006 and 2007, respectively.

(4)	Includes the write-off of $5.0 million and $0.5 million of deferred financing costs in 2005 and 2006, respectively, as a result of (i) amendments to our existing credit facility and the repayment of our existing term loans in August 2005 and (ii) certain modifications made to our revolving credit facility in February 2006.

(5)	The “Other” line item in 2002, 2003, 2004, and 2005 primarily consists of losses on the sale or disposal of assets. “Other” in 2006 reflects the recognition of approximately $4.8 million in other income primarily related to settlement proceeds received from Winn-Dixie Stores, Inc. (“Winn-Dixie”), one of our merchant customers, as part of its emergence from bankruptcy, a $1.1 million contract termination payment received from one of our customers, and a $0.5 million payment received from one of our customers related to the sale of a number of its stores to another party, which were partially offset by $1.6 million of losses on the sale or disposal of fixed assets. “Other” for the six months ended June 30, 2007 includes $1.0 million of losses on the disposal of fixed assets during the period, which were partially offset by $0.6 million of gains related to the sale of the Winn-Dixie equity securities, which we received from Winn-Dixie in 2006 as a part of its bankruptcy settlement.

(6)	Reflects the effect of our adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations. See note 1(m) to our consolidated financial statements.

(7)	Does not give effect to the stock split or conversion of the Series B Convertible Preferred Stock to be completed in connection with the offering.

(8)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as our income from operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of debt issuance costs and the interest portion of lease payments. Earnings were insufficient to cover fixed charges by approximately $2.7 million for the year ended December 31, 2002, $5.4 million for the year ended December 31, 2005, and $0.2 million for the year ended December 31, 2006. Earnings were insufficient to cover fixed charges by approximately $3.6 million and $8.2 million for the six months ended June 30, 2006 and 2007, respectively.

(9)	The amount reflected on our balance sheet is shown net of issuance costs of $1.4 million as of December 31, 2006, and $1.3 million as of June 30, 2007. The aggregate redemption price for the preferred stock was $78.0 million as of June 30, 2007.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements give effect to the 7-Eleven ATM Transaction and the related financing transactions.

On July 20, 2007, we purchased substantially all of the assets of the financial services business of 7-Eleven (the “7-Eleven Financial Services Business”) for approximately $138.0 million in cash. That amount included a $2.0 million payment for estimated acquired working capital, which is subject to further adjustment based on the actual working capital balance outstanding as of the acquisition date, and approximately $1.0 million in other related closing costs. The acquisition was funded by the sale of $100.0 million 9 1/4% senior subordinated notes due 2013—Series B and borrowings under our revolving credit facility, which we amended prior to the acquisition.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 gives effect to the 7-Eleven ATM Transaction and the related financing transactions as if they occurred on that date as well as the conversion of our Series B Convertible Preferred Stock into shares of common stock in connection with our initial public offering. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 and six months ended June 30, 2007, give effect to the 7-Eleven ATM Transaction and the related financing transactions as if they occurred on January 1, 2006.

The 7-Eleven ATM Transaction was accounted for using the purchase method of accounting and, accordingly, the tangible and intangible assets acquired and liabilities assumed in such transaction were recorded at their estimated fair values as of the related acquisition date. The purchase price allocation reflected in the accompanying pro forma condensed consolidated financial statements is considered to be preliminary. The final purchase price allocation will be dependent upon, among other things, obtaining the final valuations for the acquired assets and assumed liabilities, which we expect to have completed within one year of closing. As such, the total estimated purchase price, as outlined in note 2 to the unaudited pro forma condensed consolidated financial statements, has been allocated to the assets acquired and the liabilities assumed based on preliminary estimates of their fair values. This includes, among other things, estimations of the value of the acquired ATMs and Vcom® units, which may ultimately differ significantly from the amounts shown herein. The final valuation will be based on the actual acquired net tangible and intangible assets and liabilities that existed as of the closing date of the 7-Eleven ATM Transaction. Any adjustments that result from the final valuation process for all of the acquired assets and assumed liabilities will change the purchase price allocation reflected herein, and thus would change the unaudited pro forma condensed consolidated financial statements reflected in this prospectus, and in particular, the depreciation and amortization expense associated with the acquired assets.

We acquired substantially all of the assets of the 7-Eleven Financial Services Business, which operates approximately 3,500 ATMs that allow customers to carry out traditional ATM services and approximately 2,000 Vcom® advanced-functionality machines that, in addition to traditional ATM services, provide Vcom® Services.

Historically, 7-Eleven has received upfront placement fees from third-party service providers to help fund the development and implementation efforts surrounding the Vcom® Services, which have been recognized as revenues in the accompanying historical financial statements of the 7-Eleven Financial Services Business. Although we may attempt to execute similar payment arrangements with the same (or new) service providers in the future, there is no guarantee that we will be successful in doing so. Accordingly, such upfront placement fees may not occur in the future, or may occur at lower levels than those realized historically. Reference is made to note 1 in the notes to the unaudited pro forma condensed consolidated financial statements for additional information regarding the amount of upfront placement fees that have been recognized in the historical financial statements of the 7-Eleven Financial Services Business.

We currently expect to incur operating losses associated with the Vcom® Services portion of the acquired 7-Eleven ATM portfolio within the first 12-18 months subsequent to the acquisition date. While we plan to continue to operate the Vcom® units and restructure the Vcom® Services to improve the underlying financial results of that portion of the acquired business, we may be unsuccessful in this effort. In the event we are not able to improve the financial results of the acquired Vcom® operations, and we incur cumulative losses of $10.0 million associated with providing the Vcom® Services, including $1.6 million in contract termination costs, our current intent is to terminate the Vcom® Services and utilize the Vcom® machines solely to provide traditional ATM services. See “Risk Factors—Risks Related to Our Business—In connection with the 7-Eleven ATM Transaction, we acquired advanced-functionality Vcom® machines with significant potential for providing new services. Failure to achieve market acceptance among users could lead to continued losses from the Vcom® Services, which could adversely affect our operating results.”

The unaudited pro forma condensed consolidated financial statements presented below are based on the assumptions and adjustments described in the accompanying notes. These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of what our financial position or results of operations would have been had the 7-Eleven ATM Transaction and the related financing transactions been consummated on the dates indicated, nor are they necessarily indicative of what our financial position or results of operations will be in future periods. The unaudited pro forma condensed consolidated financial statements do not contain any adjustments to reflect anticipated changes in operating costs or synergies anticipated as a result of the 7-Eleven ATM Transaction. Operating results for the six months ended June 30, 2007 are not indicative of the results that may be expected for the year ending December 31, 2007. The unaudited pro forma condensed consolidated financial statements, and accompanying notes thereto, should be read in conjunction with the historical audited and unaudited financial statements, and accompanying notes thereto, of Cardtronics and the 7-Eleven Financial Services Business, all of which are included elsewhere in this prospectus.

CARDTRONICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2007
(in thousands)

		7-Eleven
		Financial
		Services
	Cardtronics	Business	Pro Forma
	Historical	(See Note 1)	Adjustments	Notes	Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$1,836	$10,304	$—		$12,140
Accounts and notes receivable, net	13,660	65,868	—		79,528
Other current assets	19,898	2,986	—		22,884

Total current assets	35,394	79,158	—		114,552
Property and equipment, net	98,280	85,901	(62,712)	2,4	121,469
Intangible assets, net	62,849	—	73,100	2	135,949
Goodwill	171,292	35,593	30,173	2	237,058
Other assets	5,591	—	2,041	3	7,632

Total assets	$373,406	$200,652	$42,602		$616,660

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt and capital lease obligations	$398	$1,244	$—		$1,642
Accrued expenses and other current liabilities	54,417	69,020	6,963	2	130,400

Total current liabilities	54,815	70,264	6,963		132,042
Long-term liabilities:
Long-term debt and capital lease obligations, net of current portion	263,309	1,381	140,021	2,3	404,711
Other long-term liabilities, net of current portion	22,171	11,594	13,031	2,4	46,796

Total liabilities	340,295	83,239	160,015		583,549
Redeemable convertible preferred stock	76,727	—	(76,727)	6	—
Total stockholders’ equity (deficit)	(43,616)	117,413	(40,686)		33,111

Total liabilities and stockholders’ equity (deficit)	$373,406	$200,652	$42,602		$616,660

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CARDTRONICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006
(in thousands)

		7-Eleven
		Financial
		Services
	Cardtronics	Business	Pro Forma
	Historical	(See Note 1)	Adjustments	Notes	Pro Forma

Revenues:
ATM operating revenues	$280,985	$135,976	$—		$416,961
Vcom® operating revenues	—	27,686	—		27,686
ATM product sales and other revenues	12,620	—	—		12,620

Total revenues	293,605	163,662	—		457,267
Cost of revenues:
Cost of ATM operating revenues	209,850	107,547	(7,508)	2	309,889
Cost of Vcom® operating revenues	—	16,309	—		16,309
Cost of ATM product sales and other revenues	11,443	—	—		11,443

Total cost of revenues	221,293	123,856	(7,508)		337,641
Gross profit	72,312	39,806	7,508		119,626
Operating expenses:
Selling, general, and administrative expenses	21,667	5,913	—		27,580
Depreciation and accretion expense	18,595	12,649	(7,887)	4	23,357
Amortization expense	11,983	3,171	7,653	4	22,807

Total operating expenses	52,245	21,733	(234)		73,744
Income from operations	20,067	18,073	7,742		45,882
Interest expense, net	25,072	520	13,793	3	39,385
Other income, net	(4,986)	—	—		(4,986)

Income (loss) before income taxes	(19)	17,553	(6,051)		11,483
Income tax provision (benefit)	512	6,776	(2,509)	5	4,779

Net income (loss)	(531)	10,777	(3,542)		6,704
Preferred stock accretion expense	265	—	—		265

Net income (loss) available to common stockholders	$(796)	$10,777	$(3,542)		$6,439

Net income (loss) per common share:
Basic	$(0.46)				$3.68

Diluted	$(0.46)				$2.33

Weighted average shares outstanding:
Basic	1,749,328				1,749,328

Diluted	1,749,328				2,872,271

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CARDTRONICS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2007
(in thousands)

		7-Eleven
		Financial
		Services
	Cardtronics	Business	Pro Forma
	Historical	(See Note 1)	Adjustments	Notes	Pro Forma

Revenues:
ATM operating revenues	$145,620	$71,702	$—		$217,322
Vcom® operating revenues	—	7,881	—		7,881
ATM product sales and other revenues	6,137	—	—		6,137

Total revenues	151,757	79,583	—		231,340
Cost of revenues:
Cost of ATM operating revenues	111,080	56,208	(3,754)	2	163,534
Cost of Vcom® operating revenues	—	8,850	—		8,850
Cost of ATM product sales and other revenues	6,085	—	—		6,085

Total cost of revenues	117,165	65,058	(3,754)		178,469
Gross profit	34,592	14,525	3,754		52,871
Operating expenses:
Selling, general, and administrative expenses	13,364	2,292	—		15,656
Depreciation and accretion expense	11,580	8,807	(6,426)	4	13,961
Amortization expense	4,858	314	3,826	4	8,998

Total operating expenses	29,802	11,413	(2,600)		38,615
Income from operations	4,790	3,112	(6,354)		14,256
Interest expense, net	12,608	91	6,745	3	19,444
Other expense, net	247	—	—		247

Income (loss) before income taxes	(8,065)	3,021	(391)		(5,435)
Income tax provision (benefit)	937	1,166	(1,166)	5	937

Net income (loss)	(9,002)	1,855	775		(6,372)
Preferred stock accretion expense	133	—	—		133

Net income (loss) available to common stockholders	$(9,135)	$1,855	$775		$(6,505)

Net income (loss) per common share:
Basic	$(5.19)				$(3.69)

Diluted	$(5.19)				$(3.69)

Weighted average shares outstanding:
Basic	1,760,913				1,760,913

Diluted	1,760,913				1,760,913

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

CARDTRONICS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) The unaudited pro forma condensed consolidated financial statements combine the historical results of Cardtronics and the 7-Eleven Financial Services Business, and assume, for purposes of the pro forma condensed consolidated statements of operations, that the 7-Eleven ATM Transaction and the related financing transactions all occurred on January 1, 2006. For purposes of the pro forma condensed consolidated balance sheet, it is assumed that the aforementioned transactions occurred on June 30, 2007.

As discussed elsewhere in this prospectus, on July 20, 2007, we acquired substantially all of the assets associated with the 7-Eleven Financial Services Business, including approximately 3,500 ATMs that allow customers to carry out traditional ATM services and approximately 2,000 advanced-functionality Vcom® machines that offer traditional ATM services, as well as some or all of the Vcom® Services.

Historically, 7-Eleven has received upfront placement fees from third-party service providers to help fund the development and implementation efforts surrounding the Vcom® Services, which have been recognized as revenues in the accompanying historical financial statements of the 7-Eleven Financial Services Business. However, it is uncertain as to whether such payments will occur in the future, or, if they do, whether such payments will occur at levels consistent with those seen in the past. During the year ended December 31, 2006 and the six months ended June 30, 2007, the 7-Eleven Financial Services Business recognized approximately $18.7 million and $4.6 million, respectively, in revenues associated with such upfront placement fees, approximately $18.0 million and $4.2 million of which are related to arrangements that ended prior to our acquisition of the 7-Eleven Financial Services Business, and thus will not continue in the future. While we believe we will continue to earn some placement fee revenues related to the acquired 7-Eleven Financial Services Business, we expect those amounts to be substantially less than those earned historically. The exclusion of such fees (which were directly attributable to providing the Vcom® Services) would have resulted in lower operating results for the 7-Eleven Financial Services Business.

Excluding the majority of the upfront placement fees, the Vcom® Services have historically generated operating losses, including, based upon our analysis, $6.6 million and $5.2 million for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively. Despite these losses, we plan to continue to operate the Vcom® units following the completion of the acquisition and restructure the Vcom® Services to improve the underlying financial results of that portion of the acquired business. By continuing to provide the Vcom® Services for the 12-18 months following the acquisition, we currently expect that we may incur up to $10.0 million in operating losses, including $1.6 million in contract termination costs. However, in the event we are unsuccessful in our efforts and our cumulative losses (including termination costs) reach $10.0 million, our current intent is to terminate the Vcom® Services and utilize the existing Vcom® machines to provide traditional ATM services. If we terminate the Vcom® Services, we believe that the financial results of the acquired 7-Eleven Financial Services Business could considerably improve.

(2) The reported amounts reflect the financing of and the preliminary allocation of the purchase price for the 7-Eleven ATM Transaction. Such acquisition was financed primarily through the issuance and sale of $100.0 million 9 1/4% senior subordinated notes due 2013—Series B (the “Series B Notes”), and additional borrowings under our amended

CARDTRONICS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

revolving credit facility. Our estimate of the total purchase price is summarized as follows (in thousands):

Total cash consideration	$135,000
Initial working capital adjustment and other related costs funded at closing	2,980

Total estimated purchase price of acquisition	$137,980

The total purchase price has been allocated on a preliminary basis as follows (in thousands):
Current assets	$79,158
Property and equipment	23,189
Intangible assets:
Customer contracts and relationships	73,100
Goodwill	65,766
Current liabilities	(77,227)
Other non-current liabilities	(26,006)

Total estimated purchase price of acquisition	$137,980

The preliminary allocation of the purchase price is pending completion of certain items, including the finalization of our valuation efforts for the tangible and intangible assets acquired. As such, there may be material changes to the initial allocation reflected above as those remaining items are finalized. Additionally, the current allocations reflected above include $7.0 million and $13.0 million in additions to other current liabilities and other long-term liabilities, respectively, to value certain unfavorable equipment leases and an operating contract assumed as part of the 7-Eleven ATM Transaction. The pro forma statements of operations include expense reductions of $7.5 million and $3.8 million for the pro forma year ended December 31, 2006 and pro forma six months ended June 30, 2007 associated with the amortization of these liabilities to reduce the corresponding ATM operating expense amounts to fair value. Although these adjustments will serve to reduce the Company’s future expenses recorded for the cost of ATM operating revenues, the Company will still be required to pay the higher rates stipulated in the assumed leases and contract for the remaining terms of such agreements, the substantial majority of which expire in 2009. Such adjustments are considered to be preliminary and thus, may change materially once the valuation of the acquired assets and assumed liabilities is finalized, and the final purchase price allocation is completed.

(3) The reported amounts reflect the issuance and sale of the Series B Notes and additional borrowings under our amended credit facility, which were utilized to fund the 7-Eleven ATM Transaction. The unaudited pro forma condensed consolidated statements of operations assume such debt was issued or borrowed on January 1, 2006, and the unaudited pro forma condensed consolidated balance sheet assumes such debt was issued on June 30, 2007.

CARDTRONICS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

The debt capitalization structure assumed to be outstanding for all periods presented in the above pro forma financial statements is as follows (in thousands):

$200.0 million 9 1/4% senior subordinated notes due 2013 issued in August 2005, net of the related discount	$198,851
$100.0 million 9 1/4% senior subordinated notes due 2013—Series B issued in July 2007, net of the related discount	97,000
Revolving credit facility (including additional borrowings to fund the 7-Eleven ATM Transaction)	103,621
Other long-term and current debt obligations	6,881

Total pro forma debt	$406,353

For purposes of computing the interest expense amounts associated with the above debt structure, a weighted-average rate of 9.03% has been utilized. Assuming an increase of 25 basis points in the floating borrowing rate under our revolving credit facility, pro forma interest expense would have increased by $259,000 for the year ended December 31, 2006 and $130,000 for the six months ended June 30, 2007.

CARDTRONICS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

The following reconciliation provides additional details behind the pro forma interest expense adjustment reflected in the accompanying unaudited pro forma condensed consolidated statement of operations for the periods presented (in thousands):

		Six Months
	Year Ended	Ended
	December 31,	June 30,
	2006	2007

Interest expense associated with the senior subordinated notes issued in August 2005 ($198.9 million at an effective interest rate of 9.4%)	$18,620	$9,310
Interest expense associated with the Series B Notes issued in July 2007 ($97.0 million at an effective interest rate of 9.5%)	9,250	4,625
Interest expense associated with the pro forma revolving credit facility balance ($103.6 million at an effective interest rate of 7.8%)	8,082	4,041
Interest expense associated with other indebtedness, including acquired capital lease obligations	651	326
Amortization of deferred financing costs associated with the Series B Notes issued in July 2007 and amended revolving credit facility ($1.7 million and $0.4 million amortized on a straight-line basis over 6 years and 5 years, respectively)	353	176
Amortization of discount associated with the Series B Notes issued in July 2007	500	250
Amortization of deferred financing costs associated with the senior subordinated notes issued in August 2005 and revolving credit facility	1,929	716

Pro forma interest expense	39,385	19,444
Elimination of the historical interest expense of Cardtronics, Inc. and the 7-Eleven Financial Services Business	(25,592)	(12,699)

Pro forma interest expense adjustment	$13,793	$6,745

Future maturities of our pro forma long-term debt are as follows (in thousands):

	Total	2007	2008	2009	2010	2011	Thereafter

Long-term debt	$410,502	$968	$1,454	$1,692	$1,327	$1,189	$403,872

(4) The reported amounts reflect the adjustments to the historical depreciation and amortization expense resulting from the effects of the preliminary purchase price allocations associated with the 7-Eleven ATM Transaction. Such amounts are, therefore, subject to change, and may change materially once the valuation of the acquired assets and assumed liabilities is finalized and the final purchase price allocation is completed. The acquired tangible assets were assumed to have a weighted-average remaining useful life of approximately 5.0 years and are being depreciated on a straight-line basis over such period of time. The acquired intangible customer contract/relationship is estimated to have a ten year life and is being amortized over such period on a straight-line basis, consistent with our past practice. The reported amounts also reflect the depreciation and accretion amounts related to our estimated asset retirement obligations associated with the acquired ATMs and Vcom® units.

CARDTRONICS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —(Continued)

(5) For the year ended December 31, 2006, the adjustment to income taxes reflects the statutory rates of 37.1% for our U.S. operations (including the acquired 7-Eleven Financial Services Business), 30.0% for our U.K. operations, and 0.0% for our Mexico operations. For the six months ended June 30, 2007, the adjustment to income taxes reflects rates of 0.0% for our U.S. and Mexico operations and 30.0% for our U.K. operations. During the six months ended June 30, 2007, we determined that a valuation allowance should be established for our net deferred tax asset amounts in the U.S. based on our forecasted domestic pre-tax book loss for the remainder of 2007 and as a result of the additional losses expected to be incurred as a result of the 7-Eleven ATM Transaction. For our Mexico operations, all current and deferred tax benefits accruing to such operations have been fully reserved for due to the uncertain future utilization of such benefits.

(6) Reflects the conversion of the Series B Convertible Preferred Stock into shares of common stock immediately prior to our initial public offering. Of the 929,788 shares of Series B Convertible Stock outstanding as of June 30, 2007, 894,568 shares, which are held by TA Associates, are assumed to convert into 8,750,000 shares of common stock (on a split-adjusted basis) based on the midpoint of the estimated price range set forth on the cover of this prospectus.

In connection with the above assumed conversion, the total amount of our outstanding common stock and Series B Convertible Preferred Stock (on both a converted and split-adjusted basis) will remain the same. Accordingly, the incremental shares received by TA Associates in connection with the above assumed conversion will result in the transfer of approximately $1.4 million in value from our current common stockholders and the remaining Series B Convertible Preferred shareholders based on the midpoint of the estimated price range set forth on the cover of this prospectus. Such amount would be reflected as a preferred dividend in our consolidated statement of operations immediately upon the conversion of TA Associates’ Series B Convertible Preferred Stock and the completion of our initial public offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that are based on management’s current expectation, estimates, and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of numerous factors, including those we discuss under “Risk Factors” and elsewhere in this prospectus. You should read the following discussion together with the financial statements and the related notes included elsewhere in this prospectus.

Our discussion and analysis includes the following:

•	Overview of Business

•	Recent Events

•	Impact of 7-Eleven ATM Transaction

•	Results of Operations

•	Liquidity and Capital Resources

•	Critical Accounting Polices and Estimates

•	New Accounting Pronouncements

•	Disclosure about Market Risk

We have also included a discussion of the recent 7-Eleven ATM Transaction and the related financing transactions in certain portions of the following discussion and analysis section in order to provide some detail on the impact such transactions are expected to have on our results of operations and liquidity and capital resource requirements. In some cases, certain unaudited pro forma financial and operational information has been presented herein as if the 7-Eleven ATM Transaction occurred on January 1, 2006. Such unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of what our actual financial or operational results would have been had the 7-Eleven ATM Transaction been consummated on such date. Such unaudited pro forma information should be read in conjunction with the historical audited and unaudited financial statements, and accompanying notes thereto, of Cardtronics and the 7-Eleven Financial Services Business, all of which are included elsewhere in this prospectus.

Overview of Business

As of June 30, 2007, we operated a network of approximately 25,475 ATMs operating in all 50 states and within the United Kingdom and Mexico. As a result of the 7-Eleven ATM Transaction in July 2007, the size of our network increased to approximately 31,000 ATMs. Our extensive ATM network is strengthened by multi-year contractual relationships with a wide variety of nationally and internationally-known merchants pursuant to which we operate ATMs in their locations. We deploy ATMs under two distinct arrangements with our merchant partners: Company-owned and merchant-owned.

Company-Owned.  Under a Company-owned arrangement, we own or lease the ATM and are responsible for controlling substantially all aspects of its operation. These responsibilities include what we refer to as first line maintenance, such as replacing paper, clearing paper or bill jams, resetting the ATM, any telecommunications and power issues, or other maintenance activities that do not require a trained service technician. We are also responsible for what we refer to as second line maintenance, which includes more complex maintenance procedures that require trained service technicians and often involve replacing component parts. In addition to first and second line maintenance, we are responsible for arranging for cash, cash loading, supplies, telecommunications service, and all other services required for the operation of the ATM, other than electricity. We typically pay a fee, either periodically, on a per-transaction basis or a combination of both, to the merchant on whose premises the ATM is physically located. We operate a limited number of our Company-owned ATMs on a merchant-assisted basis. In these arrangements, we own the ATM and provide all transaction processing services, but the merchant generally is responsible for providing and loading cash for the ATM and performing first line maintenance.

Typically, we deploy ATMs under Company-owned arrangements for our national and regional merchant customers. Such customers include 7-Eleven, BP Amoco, Chevron, Costco, CVS Pharmacy, Duane Reade, ExxonMobil, Hess Corporation, Rite Aid, Sunoco, Target, Walgreens, and Winn-Dixie in the United States; Alfred Jones, Martin McColl, McDonalds, The Noble Organisation, Odeon Cinemas, Spar, Tates, and Vue Cinemas in the United Kingdom; and Fragua and OXXO in Mexico. Because Company-owned locations are controlled by us (i.e., we control the uptime of the machines), are usually located in major national retail chains, and are thus more likely candidates for additional sources of revenue such as bank branding, they generally offer higher transaction volumes and greater profitability, which we consider necessary to justify the upfront capital cost of installing Company-owned machines. As of June 30, 2007, we operated approximately 13,350 ATMs under Company-owned arrangements. As a result of the 7-Eleven ATM Transaction, we now operate approximately 18,850 ATMs under Company-owned arrangements.

Merchant-Owned.  Under a merchant-owned arrangement, the merchant owns the ATM and is responsible for its maintenance and the majority of the operating costs; however, we generally continue to provide all transaction processing services and, in some cases, retain responsibility for providing and loading cash. We typically enter into merchant-owned arrangements with our smaller, independent merchant customers. In situations where a merchant purchases an ATM from us, the merchant normally retains responsibility for providing cash for the ATM. Because the merchant bears more of the costs associated with operating ATMs under this arrangement, the merchant typically receives a higher fee on a per-transaction basis than is the case under a Company-owned arrangement. In merchant-owned arrangements under which we have assumed responsibility for providing and loading cash and/or second line maintenance, the merchant receives a smaller fee on a per-transaction basis than in the typical merchant-owned arrangement. As of June 30, 2007, we operated approximately 12,125 ATMs under merchant-owned arrangements. The 7-Eleven ATM Transaction did not add any merchant-owned ATMs to our portfolio.

In the future, we expect the percentage of our Company-owned and merchant-owned arrangements to continue to fluctuate in response to the mix of ATMs we add through internal growth and acquisitions. While we may continue to add merchant-owned ATMs to our network as a result of acquisitions and internal sales efforts, our focus for internal growth will remain on expanding the number of Company-owned ATMs in our network due to the higher margins typically earned and the additional revenue opportunities available to us under Company-owned arrangements.

In-House Transaction Processing.  We are in the process of completing an initiative that will enable us to control the processing of transactions conducted on our entire network of ATMs, including those in the United Kingdom and Mexico. We expect that this will provide us with the ability to control the content of the information appearing on the screens of our ATMs, which should in turn serve to increase the types of products and services that we will be able to offer to financial institutions. For example, with the ability to control screen flow, we expect to be able to offer customized branding solutions to financial institutions, including one-to-one marketing and advertising services at the point of transaction. Additionally, we expect that this move will provide us with future operational cost savings in terms of lower overall processing costs. We currently expect that it will cost us approximately $3.0 million to convert our current network of ATMs over to our in-house transaction processing switch, of which approximately $1.2 million has been incurred through June 30, 2007.

As our in-house transaction processing efforts are focused on controlling the flow and content of information on the ATM screen, we will continue to rely on third party service providers to handle the back-end connections to the EFT networks and various fund settlement and reconciliation processes for our Company-owned accounts. As of August 31, 2007, we had converted in excess of 7,500 ATMs over to our in-house transaction processing switch, and we currently expect this initiative to be completed by December 31, 2008.

For a discussion of trends in the ATM industry, see “The ATM Industry — Recent Trends in the U.S. ATM Industry” and “The ATM Industry — Developing Trends in the ATM Industry.“

Components of Revenues, Cost of Revenues, and Expenses

Revenues

We derive our revenues primarily from providing ATM services and, to a lesser extent, from branding arrangements and sales of ATM equipment. We have historically classified revenues into two primary categories: ATM operating revenues and ATM product sales and other revenues. In reporting periods subsequent to the 7-Eleven ATM Transaction, we will have a separate revenue category for the advanced-functionality services provided through the acquired Vcom® units.

ATM Operating Revenues.  We present revenues from ATM services and branding arrangements as “ATM operating revenues” in the accompanying consolidated statements of operations. These revenues include the fees we earn per transaction on our network, fees we generate from network and bank branding arrangements, and fees earned from providing certain maintenance services. Our revenues from ATM services have increased rapidly in recent years due to the acquisitions we completed since 2001, as well as through internal expansion of our existing and acquired ATM networks. Our ATM operating revenues primarily consist of the three following components: surcharge revenue, interchange revenue, and branding revenue.

•	Surcharge Revenue. A surcharge fee represents a convenience fee paid by the cardholder for making a cash withdrawal from an ATM. Surcharge fees often vary by the type of arrangement under which we place our ATMs and can vary widely based on the location of the ATM and the nature of the contracts negotiated with our merchants. In the future, we expect that surcharge fees per surcharge-bearing transaction will vary depending upon negotiated surcharge fees at newly-deployed ATMs, the roll-out of additional branding arrangements, and future negotiations with existing merchant partners, as well as our ongoing efforts to improve profitability through improved pricing. For those ATMs that we own or operate on surcharge-free networks, we do not receive surcharge fees related to withdrawal transactions from cardholders who are participants of such networks, but rather we receive interchange and branding revenues (as discussed below.) Surcharge fees in the United Kingdom are typically higher than the surcharge fees charged in the United States. In Mexico, surcharge fees are generally less than those charged in the United States.

•	Interchange Revenue. An interchange fee is a fee paid by the cardholder’s financial institution for the use of the applicable EFT network that transmits data between the ATM and the cardholder’s financial institution. We typically receive a majority of the interchange fee paid by the cardholder’s financial institution, with the remaining portion being retained by the EFT network. In the United States and Mexico, interchange fees are earned not only on cash withdrawal transactions but on any ATM transaction, including balance inquiries, transfers, and surcharge-free transactions. In the United Kingdom, interchange fees are earned on all ATM transactions other than surcharge-bearing cash withdrawals. Interchange fees are set by the EFT networks and vary according to EFT network arrangements with financial institutions, as well as the type of transaction. Such fees are typically lower (except for in the U.K.) for balance inquiries and fund transfers and higher for withdrawals transactions.

•	Branding Revenue. We generate branding revenue in a variety of ways. Under a bank branding agreement, ATMs that are owned and operated by us are branded with the logo of and operated as if they were owned by the branding financial institution. Customers of the branding institution can use those machines without paying a surcharge, and, in exchange, the financial institution pays us a monthly per-machine fee for such branding. We believe that this type of branding arrangement will typically result in an increase in transaction levels at the branded ATMs, as existing customers continue to use the ATMs and new customers of the branding financial institution are attracted by the surcharge-free service. Additionally, although we forego the surcharge fee on ATM transactions by the branding institution’s customers, we continue to earn interchange fees on those transactions along with the monthly branding fee, and typically enjoy an increase in surcharge-bearing transactions from users who are not customers of the branding institution as a result of having a bank brand on our ATMs. Overall, based on the above, we believe a branding arrangement can substantially increase the profitability of an ATM versus operating the same machine in an unbranded mode. Fees paid for branding an ATM vary widely within our industry, as well as within our own operations. We expect that this variance in branding fees will continue in the future. However, because our strategy is to set branding fees at levels sufficient to offset lost surcharge revenue, we do not expect any such variance to cause a decrease in our total revenues.

We also generate branding revenue from the ATMs we include in our nationwide surcharge-free Allpoint network, of which we are the owner and largest ATM deployer, as well as our recently instituted MasterCard® surcharge-free network. Network branding is an arrangement where a financial institution’s customers are allowed to use most of our nationwide ATM network on a surcharge-free basis. In the case of the Allpoint surcharge-free network, each participating financial institution pays us a fixed fee per cardholder to participate in the network. Under the MasterCard® surcharge-free network, we receive a fee from MasterCard® for each surcharge-free withdrawal transaction conducted on our network. Although we forego surcharge revenues on those transactions, we do earn interchange revenues in addition to network branding revenues, which are meant to compensate us for the loss of surcharge revenues. We believe that many of these surcharge-free transactions are represent withdrawal transactions from cardholders who have not previously utilized the underlying ATMs, and these increased transaction counts often more than offset the foregone surcharge. Consequently, we believe that network branding arrangements can enable us to profitably operate in the significant portion of the ATM transaction market that does not involve a surcharge.

The 7-Eleven ATMs that we acquired currently participate in the CO-OP® network, the nation’s largest surcharge-free network devoted exclusively to credit unions. Additionally, in June 2006, 7-Eleven entered into an arrangement with Financial Services Centers Cooperative, Inc. (“FSCC”), a cooperative service organization providing shared branching services for credit unions, to provide virtual branching services through its Vcom® machines for members of the FSCC network.

The following table sets forth information on our historical and pro forma surcharge, interchange, and branding revenues per withdrawal transaction for the periods indicated. The pro forma information presented below assumes the 7-Eleven ATM Transaction occurred effective January 1, 2006 but does not include any revenues and transactions associated with providing the Vcom® advanced-functionality services for such periods.

				Pro Forma	Six Months	Six Months	Pro Forma Six
	Year Ended			Year Ended	Ended	Ended	Months Ended
	December 31,			December 31,	June 30,	June 30,	June 30,
	2004	2005	2006	2006	2006	2007	2007

Per withdrawal transaction(1):
Surcharge revenue (2)	$1.45	$1.52	$1.52	$1.39	$1.52	$1.46	$1.33
Interchange revenue (3)	0.60	0.56	0.55	0.57	0.55	0.56	0.58
Branding revenue (4)	0.02	0.06	0.13	0.18	0.11	0.21	0.21
Other revenue(5)	0.03	0.04	0.05	0.03	0.04	0.04	0.02

Total ATM operating revenues	$2.10	$2.18	$2.25	$2.17	$2.22	$2.27	$2.14

(1)	Amounts calculated based on total withdrawal transactions, including surcharge withdrawal transactions and surcharge-free withdrawal transactions.

(2)	Excluding surcharge-free withdrawal transactions, the per transaction amounts would have been $1.53, $1.70, and $1.80 for the years ended December 31, 2004, 2005 and 2006, respectively, $1.75 and $1.87 for the six months ended June 30, 2006 and 2007, respectively, and $1.76 and $1.84 for the pro forma year ended December 31, 2006 and pro forma six months ended June 30, 2007, respectively.

(3)	Amounts calculated based on total interchange revenues earned on all transaction types, including withdrawals, balance inquiries, transfers, and surcharge-free transactions.

(4)	Amounts include all bank and network branding revenues, the majority of which are not earned on a per transaction basis.

(5)	Amounts include other miscellaneous ATM operating revenues.

The following table breaks down our total historical and pro forma ATM operating revenues into its various components for the years indicated:

				Pro Forma	Six Months	Six Months	Pro Forma Six
	Year Ended			Year Ended	Ended	Ended	Months Ended
	December 31,			December 31,	June 30,	June 30,	June 30,
	2004	2005	2006	2006	2006	2007	2007

Surcharge revenues	68.9%	69.9%	67.5%	64.2%	68.5%	64.6%	62.1%
Interchange revenues	28.3	25.7	24.5	26.2	24.7	24.5	27.0
Branding revenues	1.3	2.6	6.0	8.3	4.7	9.1	9.7
Other revenues	1.5	1.8	2.0	1.3	2.1	1.8	1.2

Total ATM operating revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Vcom® Operating Revenues.  The 7-Eleven ATM Transaction provided us with approximately 2,000 advanced-functionality financial self-service kiosks branded as “Vcom®” terminals that, in addition to standard ATM services, offer more sophisticated financial services, including check cashing, money transfer, and bill payment services (collectively, the “Vcom® Services”). We plan to continue to offer some of the Vcom® Services, but in doing so, expect to incur operating losses associated with that portion of the acquired business. See “Impact of 7-Eleven ATM Transaction” below for additional information on the expected impact of the Vcom® Services on our future operating results.

The substantial majority of the historic revenues from the Vcom® Services consist of upfront placement fees, which represent upfront payments from third-party service providers associated with providing certain of the advanced-functionality services. Most of these fees consist of payments received by 7-Eleven from a telecommunications provider. Such fees were amortized to revenues over the underlying contractual period, and there are no more significant payments due to us under these contracts. Therefore, in order for such placement fees to be received in the future, new contracts must be negotiated, but such negotiation is not assured. Accordingly, the percentage of Vcom® operating revenues related to placement fees are expected to be considerably lower in the future.

ATM Product Sales and Other Revenues.  We present revenues from the sale of ATMs and other non-transaction based revenues as “ATM product sales and other revenues” in the accompanying consolidated statements of operations. These revenues consist primarily of sales of ATMs and related equipment to merchants operating under merchant-owned arrangements, as well as sales under our value-added reseller program with NCR. While we expect to continue to derive a portion of our revenues from direct sales of ATMs in the future, we expect that this source of revenue will not comprise a substantial portion of our total revenues in future periods.

Cost of Revenues

Our cost of revenues consists of those costs directly associated with ATM transactions completed on our ATM network. Such costs, which will also be incurred to handle transactions completed on the ATM and Vcom® units acquired as part of the 7-Eleven ATM Transaction, include:

•	Merchant Fees. We pay our merchants a fee that depends on a variety of factors, including the type of arrangement under which the ATM is placed and the number of transactions at that ATM. The merchant fees to be paid to 7-Eleven pursuant to the placement agreement executed upon the closing of the transaction are consistent with the types and amounts of fees that are paid to our other merchant customers.

•	Processing Fees. We pay fees to third-party vendors for processing transactions originated at our ATMs. These vendors, which include Star Systems, Fiserv, RBSLynk (“Lynk”, a subsidiary of The Royal Bank of Scotland Group), and Elan Financial Services, communicate with the cardholder’s financial institution through EFT networks to gain transaction authorization and to settle transactions. As previously noted, we are in the process of converting most of our ATMs over to our own in-house processing switch, which should result in a slight reduction in our overall processing costs in the future. For the acquired 7-Eleven ATMs, Fiserv is currently under contract to provide the transaction processing services through 2009. For the Vcom® units, 7-Eleven utilizes its own in-house transaction processing switch, which we acquired as part of the 7-Eleven ATM Transaction, that is the same type of processing switch we utilize for our own in-house processing activities. Accordingly, we will continue to utilize this switch to process the transactions conducted on the acquired Vcom® units subsequent to the acquisition.

•	Cost of Cash. Cost of cash includes all costs associated with our provision of vault cash for our ATMs, including fees for the use of cash, armored courier services, insurance, cash reconciliation, and associated wire fees. We entered into a new cash provider agreement with Wells Fargo Bank to provide vault cash for the ATM and Vcom® units acquired from 7-Eleven. As the fees we pay under our contracts with our cash providers are based on market rates of interest, changes in interest rates could affect our cost of cash. However, we have entered into a number of interest rate swap transactions to hedge our exposure through 2010 on varying amounts of our current and anticipated outstanding domestic ATM cash balances, including the acquired 7-Eleven ATMs.

•	Communications. Under our Company-owned arrangements, we are generally responsible for expenses associated with providing telecommunications capabilities to the ATMs, allowing the ATMs to connect with the applicable EFT network.

•	Repairs and Maintenance. Depending on the type of arrangement with the merchant, we may be responsible for first and/or second line maintenance for the ATM. We typically use third parties with national operations to provide these services. Our primary maintenance vendors are Diebold, NCR, and Pendum. NCR will serve as the primary maintenance provider for the acquired 7-Eleven ATMs.

•	Direct Operations. These expenses consist of costs associated with managing our ATM network, including expenses for monitoring the ATMs, program managers, technicians, and customer service representatives.

•	Cost of Equipment Revenue. In connection with the sale of equipment to merchants and value added resellers, we incur costs associated with purchasing equipment from manufacturers, as well as delivery and installation expenses.

We define variable costs as those incurred on a per transaction basis. Processing fees and the majority of merchant fees fall under this category. Processing fees and merchant fees accounted for approximately 52.9% of our cost of ATM operating revenues for the six months ended June 30, 2007 (50.6% on a pro forma basis for the 7-Eleven ATM Transaction). Therefore, we estimate that approximately 47.1% (or 49.4% on a pro forma basis) of our cost of ATM operating revenues is generally fixed in nature, meaning that any significant decrease in transaction volumes would lead to a decrease in the profitability of our ATM service operations, unless there were an offsetting increase in per-transaction revenues or decrease in our fixed costs.

The profitability of any particular ATM location, and of our entire ATM services operation, is driven by a combination of surcharge, interchange, and branding revenues, as well as the level of our related costs. Accordingly, material changes in our average surcharge fee or average interchange fee may be offset by branding or other ancillary revenues, or by changes in our cost structure. Because a variance in our average surcharge fee or our average interchange fee is not necessarily indicative of a commensurate change in our profitability, you should consider these measures only in the context of our overall financial results.

Indirect Operating Expenses

Our indirect operating expenses include general and administrative expenses related to administration, salaries, benefits, advertising and marketing, depreciation of the ATMs we own, amortization of our acquired merchant contracts, and interest expense related to borrowings under our bank credit facility and our senior subordinated notes. We depreciate our capital equipment on a straight-line basis over the estimated life of such equipment and amortize the value of acquired merchant contracts over the estimated lives of such assets.

Recent Events

7-Eleven ATM Transaction.  On July 20, 2007, we purchased substantially all of the assets of the financial services business of 7-Eleven for approximately $138.0 million in cash. Such amount included a $2.0 million payment for estimated acquired working capital, which is subject to further adjustment based on the actual working capital balance outstanding as of the acquisition date, and approximately $1.0 million in other related closing costs. The acquisition included approximately 5,500 ATMs located in 7-Eleven stores throughout the United States, of which approximately 2,000 are advanced-functionality Vcom® terminals. In connection with the 7-Eleven ATM Transaction, we entered into a placement agreement that will provide us, subject to certain conditions, a ten-year exclusive right to operate all ATMs and Vcom® units in 7-Eleven locations throughout the United States, including any new stores opened or acquired by 7-Eleven.

Because of the significance of this acquisition, our future operating results will not be comparable to our historical results. In particular, we expect a number of our revenue and expense line items to increase substantially as a result of this acquisition. While we expect our revenues and gross profits to increase substantially as a result of the 7-Eleven ATM

Transaction, such amounts will initially be substantially offset by higher operating expense amounts, including higher selling, general, and administrative expenses associated with running the combined operations. Additionally, depreciation, amortization, and accretion expense amounts will increase significantly as a result of the tangible and intangible assets recorded as part of the acquisition. Furthermore, because we financed the acquisition through the issuance of additional senior subordinated notes and borrowings under our amended revolving credit facility, our interest expense, including the amortization of the related deferred financing costs, will increase significantly.

Historically, the Vcom® Services have generated operating losses (excluding upfront placement fees, which may not recur in the future). We estimate that such losses totaled approximately $6.6 million and $5.2 million for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively. Despite these losses, we plan to continue to operate the Vcom® units and restructure the Vcom® Services to improve the underlying financial results of that portion of the acquired business. By continuing to provide the Vcom® Services for a period of 12-18 months following the acquisition, we currently expect that we may incur up to $10.0 million in operating losses, including potential contract termination costs. However, in the event we are unsuccessful in our efforts and our cumulative losses (including termination costs) reach $10.0 million, our current intent is to terminate the Vcom® Services and utilize the existing Vcom® machines to provide traditional ATM services. If we terminate the Vcom® Services, we believe that the financial results of the acquired 7-Eleven operations would improve considerably. However, until the Vcom® Services are successfully restructured or terminated, they are expected to have a continuing negative impact on our ongoing domestic operating results and related margins.

Financing Transactions.  On July 20, 2007, we sold $100.0 million of 9 1/4% senior subordinated notes due 2013—Series B (the “Series B Notes”) pursuant to Rule 144A of the Securities Act of 1933 to help fund the 7-Eleven ATM Transaction. The form and terms of the Series B Notes are substantially the same as the form and terms of the $200.0 million senior subordinated notes issued in August 2005, except that (i) the notes issued in August 2005 have been registered with the Securities and Exchange Commission while the Series B Notes remain subject to transfer restrictions until we complete an exchange offer, and (ii) the Series B Notes were issued with Original Issue Discount and have an effective yield of 9.54%. We agreed to file a registration statement with the SEC within 240 days of the issuance of the Series B Notes with respect to an offer to exchange each of the Series B Notes for a new issue of our debt securities registered under the Securities Act with terms identical to those of the Series B Notes (except for the provisions relating to the transfer restrictions and payment of additional interest) and to use reasonable best efforts to have the exchange offer become effective as soon as reasonably practicable after filing but in any event no later than 360 days after the initial issuance date of the Series B Notes. If we fail to satisfy our registration obligations, we will be required, under certain circumstances, to pay additional interest to the holders of the Series B Notes.

In July 2007, in conjunction with the 7-Eleven ATM Transaction, we amended our revolving credit facility to, among other things, (i) increase the maximum borrowing capacity under the revolver from $125.0 million to $175.0 million in order to partially finance the 7-Eleven ATM transaction and to provide additional financial flexibility; (ii) increase the amount of “indebtedness” (as defined in the Credit Agreement) to allow for the new issuance of the notes described above; (iii) extend the term of the Credit Agreement from May 2010 to May 2012; (iv) increase the amount of capital expenditures we can incur on a rolling 12-month basis from $60.0 million to a maximum of $75.0 million; and (v) amend certain restrictive covenants contained within the facility. This amendment, which was contingent upon the closing of the acquisition of the ATM business of 7-Eleven, became effective on July 20, 2007.

In May 2007, we amended our revolving credit facility to modify, among other items, (i) the interest rate spreads on outstanding borrowings and other pricing terms and (ii) certain restrictive covenants contained within the facility. Such modification will allow for reduced interest expense in future periods, assuming a constant level of borrowing.

Merchant-Owned Account Attrition.  In general, we have experienced nominal turnover among our customers with whom we enter into Company-owned arrangements and have been very successful in negotiating contract renewals with those customers. Conversely, we have historically experienced a higher turnover rate among our smaller merchant-owned customers, with our domestic merchant-owned account base declining by approximately 1,500 machines from June 30, 2006 to June 30, 2007. While part of this attrition was due to an internal initiative launched by us in 2006 to identify, restructure or eliminate certain underperforming merchant-owned accounts, an additional driver of this attrition was local and regional independent ATM service organizations that are targeting our smaller merchant-owned accounts upon the termination of the merchant’s contracts with us, or upon a change in the merchant’s ownership, which can be a common occurrence. Accordingly, we launched an internal initiative to identify and retain those merchant-owned accounts where we believed it made economic sense to do so. Our retention efforts to date have been successful, as we have seen a decline in the attrition rates in the first half of the year compared to the second half of 2006. Specifically, our attrition rate during the six months ended June 30, 2007 was approximately 325 ATMs compared to over 1,175 ATMs during the second half of 2006. However, we still cannot predict whether such efforts will continue to be successful in reducing the attrition rate. Furthermore, because of our efforts to eliminate certain underperforming accounts, we may continue to experience a downward trend in our merchant-owned account base for the foreseeable future. Finally, because the EFT networks have required that all ATMs be Triple-DES compliant by the end of 2007, it is likely that we will lose some additional merchant-owned accounts during the remainder of this year as some merchants with low transacting ATMs may decide to dispose of their ATMs rather than incur the costs to upgrade or replace their existing machines.

Asset Impairments.  During the six months ended June 30, 2007, we recorded an impairment charge related to a previously acquired merchant contract. This charge, which included a $0.1 million impairment of the remaining unamortized intangible asset balance and a $0.2 million impairment of the related fixed assets, was a result of the anticipated non-renewal of the contract. In addition, we are continuing to monitor the ATM operating agreement with a significant merchant customer where the future cash flows associated with that merchant contract may be insufficient to support the related unamortized intangible and tangible asset values. We are currently in discussions with the merchant customer regarding additional services that the existing ATM operating agreement contemplates and that we initially anticipated when we acquired the contract, which would, in turn, increase the estimated future cash flows associated with that relationship/contract. In the event these discussions do not result in increased cash flows from this contract, we may be required to record future impairment charges related to the intangible and tangible assets associated with the merchant contract. Such charges, if they were to occur, could be significant and would negatively impact our future operating results.

Valuation Allowance.  During the six months ended June 30, 2007, we recorded a $0.9 million valuation allowance to reserve for the estimated net deferred tax asset balance associated with our domestic operations. Such adjustment was based, in part, on the expectation of increased pre-tax book losses through the remainder of 2007, primarily as a result of the additional interest expense associated with the 7-Eleven ATM Transaction, coupled with the anticipated losses associated with the acquired Vcom® operations.

Impact of 7-Eleven ATM Transaction

As outlined above, on July 20, 2007, we purchased substantially all of the assets of the 7-Eleven Financial Services Business. Because of the significance of this acquisition, our historical operating results are not expected to be indicative of our future operating results. In particular, we expect a number of our revenue and expense line items to increase substantially upon the consummation of this acquisition. The following table reflects our historical operating results for selected income statement line items for the year ended December 31, 2006, and the same line items on a pro forma basis assuming the 7-Eleven ATM Transaction and the related financing transactions occurred effective January 1, 2006. Such pro forma amounts exclude the majority of the upfront placement fee revenues associated with the acquired Vcom® operations in an effort to depict the potential on-going operating results of the acquired 7-Eleven ATM operations.

	Year Ended December 31,
	2006
	Actual	Pro Forma
		(Unaudited)
	(in thousands)

Revenues	$293,605	$439,285	(1)
Cost of revenues	221,293	337,641
Selling, general and administrative expenses	21,667	27,580
Depreciation and amortization expense	30,578	46,164
Interest expense	25,072	39,385
Loss before income taxes	(19)	(6,499	)(1)

(1)	Excludes $18.0 million of upfront placement fees associated with the acquired Vcom® operations.

While our revenues and gross profits are expected to increase substantially as a result of the 7-Eleven ATM Transaction, such amounts will initially be substantially offset by higher operating expense amounts, including higher selling, general, and administrative expenses associated with running the combined operations. Additionally, we expect depreciation, amortization, and accretion expense amounts to increase significantly as a result of the tangible and intangible assets recorded as part of the acquisition. Furthermore, because we financed this acquisition with the issuance of our Series B Notes, along with borrowings under our amended revolving credit facility, we expect that our interest expense, including the amortization of the related deferred financing costs, will increase significantly.

Excluding the majority of the upfront placement fees, the Vcom® Services have historically generated operating losses, including, based upon our analysis, $6.6 million and $5.2 million for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively. Despite these losses, we plan to continue to operate the Vcom® units following the completion of the acquisition and restructure the Vcom® Services to improve the underlying financial results of that portion of the acquired business. By continuing to provide the Vcom® Services for the 12-18 months following the acquisition, we currently expect that we may incur up to $10.0 million in operating losses, including $1.6 million in contract termination costs. However, in the event we are unsuccessful in our efforts and our cumulative losses (including termination costs) reach $10.0 million, our current intent is to terminate the Vcom® Services and utilize the existing Vcom® machines to provide traditional ATM services. If we terminate the Vcom® Services, we believe that the financial results of the acquired 7-Eleven Financial Services Business could considerably improve.

Results of Operations

The following table sets forth our statement of operations information as a percentage of total revenues for the periods indicated:

	Years Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007

Revenues:
ATM operating revenues	94.7%	96.3%	95.7%	96.0%	96.0%
ATM product sales and other revenues	5.3	3.7	4.3	4.0	4.0

Total revenues	100.0	100.0	100.0	100.0	100.0
Cost of revenues:
Cost of ATM operating revenues	74.4	74.3	71.5	72.3	73.2
Cost of ATM product sales and other revenues	4.5	3.6	3.9	3.5	4.0

Total cost of revenues (exclusive of depreciation and amortization shown separately below)	78.9	77.9	75.4	75.8	77.2

Gross profit	21.1	22.1	24.6	24.2	22.8
Operating expenses:
Selling, general, and administrative expenses	7.0	6.6	7.4	7.0	8.8
Depreciation and accretion expense	3.5	4.8	6.3	6.2	7.6
Amortization expense	2.9	3.3	4.1	5.2	3.2

Total operating expenses	13.4	14.7	17.8	18.4	19.6

Income from operations	7.7	7.4	6.8	5.8	3.2
Other expense (income):
Interest expense, net	2.7	8.4	8.5	8.8	8.3
Minority interest in subsidiary	—	—	(0.1)	—	(0.1)
Other, net	0.1	0.4	(1.6)	(0.5)	0.3

Total other expense	2.8	8.8	6.8	8.3	8.5

Income (loss) before income taxes	4.9	(1.4)	—	(2.5)	(5.3)
Income tax provision (benefit)	1.9	(0.5)	(0.2)	(0.8)	0.6

Net income (loss)	3.0%	(0.9)%	(0.2)%	(1.7)%	(5.9)%

Key Operating Metrics

We rely on certain key measures to gauge our operating performance, including total withdrawal transactions, withdrawal transactions per ATM, gross profit, gross profit margin per withdrawal transaction, and gross profit per ATM. The following table sets forth these measures based on our historical results for the periods indicated and the same measures for the year ended December 31, 2006 and the six months ended June 30, 2007 on a pro forma basis giving effect to the 7-Eleven ATM Transaction as if it had occurred on January 1, 2006:

				Pro Forma			Pro Forma
				Year Ended	Six Months Ended		Six Months
	Year Ended December 31,			December 31,	June 30,		Ended June 30,
	2004	2005	2006	2006	2006	2007	2007

Average number of transacting ATMs	17,936	26,164	25,778	31,301	25,983	25,348	30,895
Total transactions (in thousands)	111,577	156,851	172,808	264,431	83,782	93,176	143,835
Monthly total transactions per ATM	518	500	559	704	537	613	776
Total withdrawal transactions (in thousands)	86,821	118,960	125,078	192,107	61,493	64,224	101,378
Monthly withdrawal transactions per ATM	403	379	404	511	394	422	547
Per withdrawal transaction:
ATM operating revenues	$2.10	$2.18	$2.25	$2.17	$2.22	$2.27	$2.14
Cost of ATM operating revenues	1.65	1.68	1.68	1.61	1.67	1.73	1.61

ATM operating gross profit (1)	$0.45	$0.50	$0.57	$0.56	$0.55	$0.54	$0.53

Per ATM per month:
ATM operating revenues	$849	$825	$908	$1,110	$877	$957	$1,172
Cost of ATM operating revenues	667	636	678	825	660	730	882

ATM operating gross profit (1)	$182	$189	$230	$285	$216	$227	$290

ATM operating gross profit margin (2)(3)	21.4%	22.9%	25.3%	25.7%	24.7%	23.7%	24.8%

(1)	ATM operating gross profit is a measure of profitability that uses only the revenues and expenses that are transaction-based. The revenues and expenses from ATM equipment sales, VcomServices, and other ATM-related services are not included.

(2)	The increase in ATM operating gross profit margins in 2006 when compared to 2005 is due to the increases in revenues associated with the Company’s bank and network branding initiatives, increased surcharge rates in selected merchant retail locations, and higher gross profit margins associated with our United Kingdom portfolio of ATMs (which was acquired in May 2005).

(3)	The decrease in ATM operating gross profit margins in 2007 is primarily due to higher vault cash costs and costs incurred in connection with our Triple-DES upgrade and in-house processing conversion costs.

Six Months Ended June 30, 2006 and June 30, 2007

General

As a result of our international operations, we are exposed to fluctuations in foreign currency exchange rates, specifically with respect to changes in the U.S. dollar relative to the

British pound and Mexican peso. During the six months ended June 30, 2007, the average exchange rate between the U.S. dollar and the British pound was 1.97:1.00 compared to 1.79:1.00 during the same period in 2006. Such increase positively contributed to our consolidated results of operations for the six months ended June 30, 2007. Given the limited size and scope of our Mexico operations, the year-over-year change in the average exchange rate between the U.S. dollar and the Mexican peso had an immaterial impact on the comparative operating results for those operations.

Revenues

	Six Months Ended June 30,
	2006	2007	% Change
	(in thousands)

ATM operating revenues	$136,655	$145,620	6.6%
ATM product sales and other revenues	5,740	6,137	6.9%

Total revenues	$142,395	$151,757	6.6%

ATM Operating Revenues.  For the six months ended June 30, 2007, the increase in ATM operating revenues was attributable to our international operations, as surcharge and interchange revenues from our United Kingdom operations increased $10.7 million, or 61.1%, primarily due to the additional ATM deployments and a 29.0% increase in the average number of withdrawal transactions per ATM. Foreign currency exchange rates also favorably impacted the year-to-date revenues, contributing approximately 24.0% of the increase in ATM operating revenues from our United Kingdom operations. Our Mexico operations further contributed to the increase in ATM operating revenues, generating $1.1 million in additional revenues in 2007 compared to the same period in 2006. We expect that the ATM operating revenues generated by our international operations will continue to increase in the future, driven both by additional ATM deployments and by recently-deployed ATMs reaching consistent monthly transaction levels.

ATM operating revenues from our domestic operations for the six months ended June 30, 2007 declined as a result of a decrease in the number of transacting merchant-owned ATMs under contract by 1,500 ATMs from June 30, 2006 to June 30, 2007. For the six months ended June 30, 2007, ATM operating revenues from our merchant-owned base declined roughly $6.0 million, or 10.9%, compared to the same period in prior year. In the future, we expect that revenues from the additional opportunities afforded to us as a result of our increased Company-owned machine count, which include bank and networking branding arrangements, will substantially offset the decline in revenues resulting from the decreased number of merchant-owned machines.

ATM Product Sales and Other Revenues.  ATM product sales and other revenues for the six month period ended June 30, 2007 increased approximately 6.9% when compared to the same period in 2006. Such increase was primarily due to higher year-over-year value-added reseller (“VAR”) program sales.

Cost of Revenues and Gross Profit Margins

	Six Months Ended June 30,
	2006	2007	% Change
	(in thousands)

Cost of ATM operating revenues	$102,945	$111,080	7.9%
Cost of ATM product sales and other revenues	5,037	6,085	20.8%

Total cost of revenues	$107,982	$117,165	8.5%

ATM operating gross profit margin	24.7%	23.7%
ATM product sales and other revenues gross profit margin	12.2%	0.8%
Total gross profit margin	24.2%	22.8%

Cost of ATM Operating Revenues.  For the six month period ended June 30, 2007, the increase in the cost of ATM operating revenues was primarily due to our international operations, with our United Kingdom and Mexico operations’ costs increasing $8.6 million and $1.0 million, respectively, over the six months ended June 30, 2006. This increase was due to higher merchant payments and increased vault cash, processing, armored carrier, and communication costs, which resulted from the increased number of ATMs operating in the United Kingdom and Mexico during 2007 compared to the same period in 2006. The costs listed above are generally fixed in nature, meaning that an increase in transaction volumes typically leads to an increase in the profitability of the ATMs. As a result, while we anticipate that the cost of ATM operating revenues associated with our international operations will continue to increase in the future as additional ATMs are deployed, we anticipate that such costs, as a percentage of revenues, will decrease as the number of transactions conducted on those ATMs rises. Additionally, the cost of ATM operating revenues from our United Kingdom operations increased as a result of foreign currency exchange rates during 2007, which contributed approximately 22.0% of the overall increase in this segment’s cost of ATM operating revenues. Finally, the cost of ATM operating revenues from our United Kingdom operations was negatively impacted by approximately $0.4 million in costs related to certain fraudulent credit card withdrawal transactions conducted on a number of our ATMs in that market. We incurred such losses as a result of the delay in certification associated with a change in our sponsoring bank. Because we are generally not liable for fraud associated with ATM transactions, we do not anticipate similar losses in future periods.

For the six month period ended June 30, 2007, the costs of ATM operating revenues from our domestic operations declined $1.4 million, or 1.6%, when compared to the same period in 2006. This decline was primarily the result of lower merchant fees, which decreased $6.5 million, or 12.0%, when compared to the same period in 2006 due to the year-over-year decline in the number of domestic merchant-owned ATMs and domestic surcharge revenues. Partially offsetting the decrease in domestic merchant commissions were (i) higher domestic vault cash costs, which increased $2.3 million, or 26.9%, compared to the same period in 2006 as a result of higher average per-transaction cash withdrawal amounts, which results in an increase in the level of vault cash balances necessary to support such transactions, and higher overall vault cash balances in our bank branded ATMs; and (ii) $1.2 million in incremental costs associated with our efforts to convert our ATMs over to our in-house transaction processing switch.

ATM Operating Gross Profit Margin.  For the six month period ended June 30, 2007, our gross profit margin percentage related to our ATM operating activities decreased 4.0% compared to the same period in 2006. Such decline was primarily the result of $1.2 million in costs associated with the on-going conversion of our domestic ATMs to our in-house transaction processing switch. We anticipate that our gross profit margin will continue to be negatively impacted by such costs throughout the remainder of 2007 and the first quarter of 2008 as we convert the remainder of our Company-owned and merchant-owned ATMs to our processing platform. Additionally, our margin was further impacted by approximately

$0.4 million in inventory adjustments related to our Triple-DES upgrade efforts during the six month period ended June 30, 2007. While we may have additional adjustments throughout the remainder of 2007 as we complete our Triple-DES upgrade efforts, we do not anticipate similar adjustments in 2008. Additionally, our gross margin for the six month period ended June 30, 2007 was negatively impacted by the $0.4 million in costs related to the fraudulent credit card withdrawal transactions conducted on a number of our ATMs in the United Kingdom. As noted above, we do not expect such losses to have a continuing material impact on our future results of operations. Finally, our current year gross profit margin figure was negatively impacted by the increased operating costs associated with the significant number of ATMs that we have deployed in the United Kingdom and Mexico during 2007. As discussed, the profitability of these ATMs is expected to increase in the future as the number of transactions conducted on these ATMs continue to increase and reach consistent recurring transaction levels.

Cost of ATM Product Sales and Other Revenues.  The cost of ATM product sales and other revenues for the six month period ended June 30, 2007 increased by approximately 20.8% when compared to the same period in 2006. Such increase was primarily due to higher year-over-year costs associated with equipment sold under our VAR program with NCR. This increase was partially offset by lower costs associated with ATM sales that resulted from a decline in equipment sales to independent merchants.

ATM Product Sales and Other Revenues Gross Profit Margin.  Our ATM product sales and other revenues gross profit margin percentage was lower for the six month period ended June 30, 2007 when compared to the same period in 2006, primarily as a result of industry-mandated Triple-DES upgrade efforts. Because ATMs operating on the EFT networks are required to be Triple-DES compliant by the end of 2007, we have seen an increase in the number of sales of Triple-DES compliant ATMs and service calls associated with the Triple-DES upgrade process. However, in certain circumstances, we have sold such machines or performed the related upgrade work at little or, in some cases, negative margins in exchange for a long-term renewal of the underlying ATM operating agreements. As a result, gross profit margins associated with our ATM product sales and other activities have been negatively impacted during the current year. As all ATMs are required to be Triple-DES compliant by the end of this year, we anticipate that such margins will improve subsequent to that date.

Selling, General, and Administrative Expenses

	Six Months Ended June 30,
	2006	2007	% Change
	(in thousands)

Selling, general, and administrative expenses	$9,538	$12,940	35.7%
Stock-based compensation	360	424	17.8%

Total selling, general, and administrative expenses	$9,898	$13,364	35.0%

Percentages of revenues:
Selling, general, and administrative expenses	6.7%	8.5%
Stock-based compensation	0.3	0.3

Total selling, general, and administrative expenses	7.0%	8.8%

Selling, General, and Administrative Expenses.  For the six month period ended June 30, 2007, our selling, general, and administrative expenses (“SG&A”), excluding stock-based compensation, increased by $3.4 million when compared to the same period in 2006. Such increase was primarily attributable to our domestic operations, which experienced an increase of $2.5 million, or 31.8%, in costs during 2007. Such increase was primarily due to $1.0 million of higher employee-related costs incurred to support our growth initiatives, primarily on the sales and marketing side of our business. Additionally, our domestic operations incurred higher professional fees during the six month period ended June 30, 2007 due to $0.5 million of costs incurred related to our Sarbanes-Oxley Act of 2002 compliance efforts and $0.7 million in higher legal costs associated with the settlement of two previously outstanding litigation items—the National Federation of the Blind class action lawsuit against us and our claim against CGI, Inc., one of our distributors. Finally, our United Kingdom operations had slightly higher SG&A expenses for the six months ended June 30, 2007, primarily due to increased employee-related costs resulting from the hiring of additional personnel to support the growth of that segment’s operations and changes in foreign currency exchange rates, which contributed to roughly 40% of our United Kingdom segment’s total SG&A increase over the same period in the prior year.

While our SG&A costs are expected to continue to increase on an absolute basis as a result of our future growth initiatives and the impact of the 7-Eleven ATM Transaction, we expect that such costs will begin to decrease as a percentage of our total revenues throughout the remainder of 2007 and beyond.

Depreciation and Accretion Expense

	Six Months Ended June 30,
	2006	2007	% Change
	(in thousands)

Depreciation expense	$8,305	$11,110	33.8%
Accretion expense	553	470	(15.0)%

Depreciation and accretion expense	$8,858	$11,580	30.7%

Percentages of revenues:
Depreciation expense	5.8%	7.3%
Accretion expense	0.4	0.3

Total depreciation and accretion expense	6.2%	7.6%

Depreciation Expense.  For the six month period ended June 30, 2007, depreciation expense increased by 33.8% when compared to the same period in 2006. The increase was primarily driven by a $1.0 million, or 52.5%, increase in depreciation expense associated with our United Kingdom operations, which was primarily attributable to the deployment of additional ATMs under Company-owned arrangements. Also contributing to the year-to-date increase were our domestic operations, which experienced a $1.8 million increase in depreciation primarily attributable to accelerated depreciation expense amounts recorded during the first quarter of 2007 related to certain ATMs that are to be deinstalled early as a result of contract terminations and our Triple-DES security compliance efforts.

Accretion Expense.  We account for our asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, which requires that we estimate the fair value of future retirement obligations associated with our ATMs, including the anticipated costs to deinstall, and in some cases refurbish, certain merchant locations. Accretion expense represents the increase of this liability from the original discounted net present value to the amount we ultimately expect to incur. The decrease in accretion expense for the six month period ended June 30, 2007 was the result of the increased expense levels in the first six months of 2006 to reflect adjustments to our estimated obligations.

In the future, we expect that our depreciation and accretion expense will grow in proportion to the increase in the number of ATMs we own and deploy throughout our Company-owned portfolio. To that end, our depreciation and accretion expense amount is expected to increase substantially as a result of the recently completed 7-Eleven ATM Transaction.

Amortization Expense

	Six Months Ended June 30,
	2006	2007	% Change
	(in thousands)

Amortization expense	$7,347	$4,858	(33.9)%
Percentages of revenues	5.2%	3.2%

For the six month period ended June 30, 2007, amortization expense, which is primarily comprised of amortization of intangible merchant contracts and relationships associated with our past acquisitions, decreased by 33.9% when compared to the same period in 2006. The higher amortization expense reflected during the six month period ended June 30, 2006 was the result of a $2.8 million impairment charge recorded during the first quarter of 2006 related to the BAS Communications, Inc. ATM portfolio. This impairment was attributable to the anticipated reduction in future cash flows resulting from a higher than planned attrition rate associated with this acquired portfolio. During the six month period ended June 30, 2007, we recorded a $0.1 million impairment related to a smaller acquired portfolio based on the expected non-renewal of a particular contract within such portfolio. Excluding the impairments taken in 2007 and 2006, amortization expense for the six month period ended June 30, 2007 was slightly higher than the same period in 2006 as a result of increased amortization expense associated with our United Kingdom operations related to additional contract-based intangible assets, which are being amortized over the lives of the underlying contracts.

We expect that our future amortization expense amounts will be substantially higher than those historically reflected due to the incremental amortization expense associated with the acquired intangible assets related to the 7-Eleven ATM Transaction.

Interest Expense, Net

	Six Months Ended June 30,
	2006	2007	% Change
	(in thousands)

Interest expense, net	$11,322	$11,892	5.0%
Amortization and write-off of financing costs and bond discount	1,214	716	(41.0)%

Total interest expense, net	$12,536	$12,608	0.6%

Percentages of revenues	8.8%	8.3%

Interest Expense, Net.  For the six month period ended June 30, 2007, interest expense, excluding the amortization and write-off of financing costs and bond discount, increased by 5.0% when compared to the same period in 2006. Such increase was due to higher average outstanding balances under our revolving credit facility during 2007 when compared to the same period in 2006. Such incremental borrowings were utilized to fund certain working capital needs. Also contributing to the year-over-year increase in interest expense was the overall increase in the level of floating interest rates paid under our revolving credit facility.

In May 2007, we amended our revolving credit facility to, among other things, provide for a reduced spread on the interest rate charged on amounts outstanding under the facility and to increase the amount of capital expenditures that we can incur on an annual basis. Although the interest spread modification will serve to reduce slightly the amount of interest charged on amounts outstanding under the facility, we expect that our overall interest expense amounts will increase substantially throughout the remainder of the year. Such increase is expected due to (i) the issuance of our Series B Notes in July 2007 to partially finance the 7-Eleven ATM Transaction, which will result in an additional $9.3 million in interest expense on an annual basis, excluding the amortization of the related discount and deferred financing costs; (ii) an additional $43.0 million in borrowings made under our revolving credit facility in July 2007 to finance the remaining portion of the 7-Eleven ATM Transaction; and (iii) additional borrowings expected to be made under our revolving credit facility to help fund our anticipated capital expenditure needs during the remainder of the year. For additional information on our financing facilities and anticipated capital expenditure needs, see the “Liquidity and Capital Resources” section below.

Amortization and Write-Off of Financing Costs and Bond Discount.  For the six month period ended June 30, 2007, expenses related to the amortization and write-off of financing costs and bond discount decreased 41.0% compared to the same period in 2006 due to the write-off of approximately $0.5 million of deferred financing costs in the first quarter of last year as a result of an amendment made to our bank credit facility in February 2006. No deferred financing costs were written off in 2007.

Other (Income) Expense

	Six Months Ended June 30,
	2006	2007	% Change
	(in thousands)

Minority interest	$(57)	$(112)	96.5%
Other (income) expense	(657)	359	(154.6)%

Total other (income) expense	$(714)	$247	(134.6)%

Percentages of revenues	(0.5)%	0.2%

For the six month period ended June 30, 2007, total other expense consisted primarily of $1.0 million in losses on the disposal of fixed assets incurred in conjunction with the sale of used ATMs as a result of our Triple-DES upgrade efforts. Such losses were partially offset by $0.6 million in gains on the sale of equity securities awarded to us pursuant to the bankruptcy plan of reorganization of Winn-Dixie Stores, Inc., one of our merchant customers. Total other income for the six months ended June 30, 2006 consists primarily of $1.1 million in contract termination payments received from one of our merchant customers in May 2006 related to a portion of the installed ATM base that was deinstalled prior to the scheduled contract termination date. This payment was partially offset by losses related to the disposal of used ATMs during 2006.

Income Tax (Benefit) Provision

	Six Months Ended June 30,
	2006	2007	% Change
	(in thousands)

Income tax (benefit) provision	$(1,157)	$937	181.0%
Effective tax rate	32.9%	(11.6)%

As indicated in the table above, our income tax provision increased by $2.1 million for the six month period ended June 30, 2007 when compared to the same period in 2006. The increase was primarily driven by a change in our estimated domestic effective federal and state income tax rates for the remainder of 2007 and the establishment of a $0.9 million valuation allowance. This valuation allowance, which represents the estimated net deferred tax asset balance associated with our domestic operations, was established due to uncertainties surrounding our ability to utilize the related tax benefits in future periods. Such decision was based, in part, on our forecasted domestic pre-tax book and tax loss figures through the remainder of 2007 from existing operations and as a result of the additional interest expense associated with the 7-Eleven ATM Transaction and the anticipated losses associated with the acquired Vcom® operations. Pursuant to existing accounting literature, three or more consecutive years of pre-tax book losses typically requires the establishment of a valuation allowance.

Accordingly, given the estimated increase in pre-tax book losses resulting from the 7-Eleven ATM Transaction, we determined that this valuation allowance was warranted. Furthermore, we do not expect to record any additional domestic federal or state income tax benefits in our financial statements until it is more likely than not that such benefits will be utilized. Accordingly, as long as we continue to generate pre-tax book losses from our domestic operations, our future effective tax rates are expected to be lower than the statutory rate, on average, than in historical periods.

Years Ended December 31, 2006, December 31, 2005, and December 31, 2004

Revenues

	For the Years Ended December 31,
			% Change		% Change
			2004 to		2005 to
	2004	2005	2005	2006	2006
	(in thousands, excluding percentages)

ATM operating revenues	$182,711	$258,979	41.7%	$280,985	8.5%
ATM product sales and other revenues	10,204	9,986	(2.1)%	12,620	26.4%

Total revenues	$192,915	$268,965	39.4%	$293,605	9.2%

ATM operating revenues.  The 8.5% increase in ATM operating revenues for the year ended December 31, 2006 was primarily attributable to revenues from our United Kingdom operations, which increased by $20.4 million, or 94.3%, from prior year levels. This increase was primarily due to the fact that results for the year ended December 31, 2005, only reflect eight months’ worth of operating results from the acquired Bank Machine operations. Also contributing to the United Kingdom increase were higher surcharge and interchange revenues resulting from the deployment of approximately 300 additional ATMs during the past year and higher per ATM withdrawal transactions, which increased 17.6% over prior year. Our domestic operations also contributed to the increase in ATM operating revenues in 2006 as higher bank and network branding revenues more than offset the declines in surcharge and interchange revenues that resulted from a decrease in the number of merchant-owned ATMs under contract.

For the year ended December 31, 2005, ATM operating revenues increased 41.7% over the year ended December 31, 2004, primarily due to higher ATM transaction volumes. Specifically, withdrawal transactions increased approximately 37.1% to 119.0 million transactions for the year ended December 31, 2005, from 86.8 million during the same period in 2004. This growth in transaction volume was driven largely by the E*TRADE Access ATM portfolio acquisition, which was only included in the 2004 results for the last six months of that year, as well as the three acquisitions consummated in 2005, including the Bank Machine acquisition in May 2005. Additionally, higher overall bank and network branding revenues contributed to the year-over-year increase.

ATM Product Sales and Other Revenues.  ATM product sales and other revenues for 2006 increased approximately 26.4% from prior year levels. Such increase was primarily due to higher service call income resulting from Triple-DES security upgrades performed in the United States, higher year-over-year equipment and value-added reseller program sales, and higher non-transaction based fees associated with our domestic network branding program.

In 2005, ATM product sales and other revenues decreased approximately 2.1% when compared to 2004. This decrease was primarily due to lower overall sales of equipment under our VAR program as a result of a large sale in 2004 that did not repeat in 2005. However, such decrease was partially offset by higher ATM product sales to our merchant-owned customers and slightly higher ATM service revenues.

Cost of Revenues and Gross Profit Margins

	For the Years Ended December 31,
			% Change		% Change
			2004 to		2005 to
	2004	2005	2005	2006	2006
	(in thousands, excluding percentages)

Cost of ATM operating revenues	$143,504	$199,767	39.2%	$209,850	5.0%
Cost of ATM product sales and other revenues	8,703	9,681	11.2%	11,443	18.2%

Total cost of revenues	$152,207	$209,448	37.6%	$221,293	5.7%

ATM operating gross profit margin	21.4%	22.9%		25.3%
ATM product sales and other revenues gross profit margin	14.7%	3.1%		9.3%
Total gross profit margin	21.1%	22.1%		24.6%

Cost of ATM Operating Revenues.  The slight increase in cost of ATM operating revenues for 2006 was driven by our United Kingdom operations, which experienced a $12.9 million, or 91.1%, increase in such costs from prior year levels. This increase was primarily due to the fact that the 2005 results reflect only eight months’ worth of operating results from the acquired Bank Machine operations, as previously noted. However, also contributing to the increase were higher merchant payments and increased ATM cash costs, which were a result of the aforementioned increased number of ATM merchant locations in the United Kingdom. In the United States, the cost of ATM operating revenues for 2006 declined by $3.4 million, or 1.8%, when compared to 2005. Such decline was primarily due to lower merchant fees, resulting from the aforementioned year-over-year decline in domestic surcharge revenues, which is a direct result of the lower number of merchant-owned accounts.

In 2005, the 39.2% increase in cost of ATM operating revenues over the prior year was primarily due to the higher overall cost of ATM operating revenues as a result of the E*TRADE Access ATM portfolio acquisition in June 2004 and, to a lesser extent, the three acquisitions consummated in 2005. Because the majority of the ATMs acquired in the E*TRADE Access ATM portfolio acquisition were merchant-owned machines, the related merchant fees are higher than those paid under Company-owned arrangements. Overall, merchant fees increased by approximately $31.8 million, or 39.3%, during 2005 when compared to 2004, of which approximately $30.0 million was related to our domestic operations. The other primary components of cost of ATM operating revenues—maintenance fees, cost of cash, and armored courier fees—also contributed to the domestic cost increases in 2005. Such costs increased by $19.1 million, or 48.1% in 2005 when compared to 2004, with such increase being driven primarily by an increase in our overall number of ATMs, as a result of the aforementioned acquisitions, and higher cash rental fees due to higher domestic interest rates.

Gross Profit Margins.  The total gross profit margin earned for 2006 was 24.6%, representing an 11.3% increase over the 22.1% gross profit margin earned in 2005. Such increase was primarily due to a greater percentage of our gross profit being generated by our United Kingdom operations, which typically earn higher overall ATM operating margins than our domestic ATM operations. Additionally, our year-to-date results in 2006 reflect a full year’s worth of operating results from our United Kingdom operations compared to only eight months of operating results reflected in 2005. Furthermore, the year-over-year increase in bank and network branding revenues in the United States also contributed to the higher gross profit margin figure in 2006. Finally, our ATM product sales and other gross profit margins were higher year-over-year due to certain non-transaction based services that are now being provided as part of our network branding operations as well as higher equipment and VAR program sales.

Our total gross profit margin for 2005 totaled 22.1%, up slightly from the 21.1% level achieved during 2004. Such increase was primarily attributable to higher than normal operating costs incurred during the last six months of 2004 as we worked to transition the acquired E*TRADE Access ATM portfolio on to our existing operating platform. Additionally, the 2005 results benefited from the impact of the Bank Machine acquisition, as our United Kingdom operations generate, on average, higher overall gross margins than our operations in the United States.

Selling, General, and Administrative Expenses

	For The Years Ended December 31,
			% Change		% Change
	2004	2005	2004 to 2005	2006	2005 to 2006
	(in thousands, excluding percentages)

Stock-based compensation	$956	$2,201	130.2%	$828	(62.4)%
Other selling, general, and administrative expenses	12,615	15,664	24.2%	20,839	33.0%

Total selling, general, and administrative expenses	$13,571	$17,865	31.6%	$21,667	21.3%

Percentages of revenues:
Stock-based compensation	0.5%	0.8%		0.3%
Other selling, general, and administrative expenses	6.5%	5.8%		7.1%

Total selling, general, and administrative expenses	7.0%	6.6%		7.4%

Other Selling, General, and Administrative Expenses.  For 2006, our selling, general, and administrative expenses, excluding stock-based compensation, increased by 33.0% when compared to the same period in 2005. Such increase was attributable to higher costs associated with our domestic operations, which increased $3.7 million, or 27.6%, primarily due to higher employee-related costs as well as higher accounting, legal, and professional fees resulting from our past growth. In the United Kingdom, SG&A costs increased $0.9 million when compared to the prior year due to the fact that the 2005 results included only eight months of operating results from Bank Machine. However, such increases were somewhat offset by certain cost savings measures that were implemented subsequent to the May 2005 acquisition date. Finally, our Mexico operations, which were acquired in February 2006, contributed approximately $0.6 million to the year-over-year variance.

For 2005, selling, general, and administrative expenses, excluding stock-based compensation, increased by 24.2% when compared to 2004. Such increase was primarily due to the hiring of additional employees in 2005 and higher overall professional fees, both of which were the result of our recent acquisitions and the additional ATM deployments made in 2005.

We expect that our SG&A expenses will increase in 2007 due to the anticipated hiring of additional personnel and the incurrence of additional costs to support our future growth initiatives and reporting and compliance obligations.

Stock-Based Compensation.  Stock-based compensation for the year ended December 31, 2006, decreased by 62.4% when compared to the same period in 2005. Such decrease was primarily due to an additional $1.7 million in stock-based compensation recognized during the 2005 period related to the repurchase of shares underlying certain employee stock options in connection with our Series B preferred stock financing transaction. Additionally, during the year ended December 31, 2006, we adopted SFAS No. 123 (revised 2004), Share-Based Payment, (“SFAS No. 123R”), which requires us to record the grant date fair value of stock-

based compensation arrangements as compensation expense on a straight-line basis over the underlying service period of the related award. During 2006, we recognized approximately $0.6 million of stock-based compensation expense related to options granted during the year.

The 130.2% increase in stock-based compensation expense in 2005 compared to 2004 was primarily due to the aforementioned $1.7 million of additional expense recognized in 2005 in conjunction with the Series B preferred stock financing transaction. This $1.7 million was partially offset by otherwise lower stock-based compensation expense in 2005 as a result of the graded-basis vesting of the restricted stock grant made to our Chief Executive Officer in 2003. See Note 3 in the notes to our consolidated financial statements included elsewhere herein for additional information regarding our stock-based compensation, including our initial adoption of SFAS No. 123R.

Depreciation and Accretion Expense

	For the Years Ended December 31,
			% Change		% Change
	2004	2005	2004 to 2005	2006	2005 to 2006
	(in thousands, excluding percentages)

Depreciation expense	$6,506	$11,949	83.7%	$18,323	53.3%
Accretion expense	279	1,002	259.1%	272	(72.9)%

Depreciation and accretion	$6,785	$12,951	90.9%	$18,595	43.6%

Percentage of Revenues:
Depreciation expense	3.4%	4.4%		6.2%
Accretion expense	0.1	0.4		0.1

Total depreciation and accretion expense	3.5%	4.8%		6.3%

Depreciation Expense.  The 53.3% increase in depreciation in 2006 was primarily comprised of a $4.1 million, or 41.1%, increase related to our United States operations and a $2.3 million, or 112.3%, increase in our United Kingdom operations. The increase in the United States was primarily due to the deployment of additional ATMs under Company-owned arrangements during the latter part of 2005 and throughout 2006, the majority of which were associated with our bank branding efforts. Additionally, the results for our U.S. operations reflected the acceleration of depreciation for certain ATMs that were deinstalled early as a result of contract terminations and certain ATMs that are expected to be replaced sooner than originally anticipated as part of our Triple-DES security upgrade process. The year-over-year increase in the United Kingdom was driven by the aforementioned 300 additional ATM deployments and the fact that the 2005 results only reflect eight months’ worth of results from the acquired Bank Machine operations.

Depreciation expense increased by 83.7% for the year ended December 31, 2005 when compared to 2004. Such increase was primarily due to the incremental ATMs acquired through the E*TRADE Access transaction in June 2004, and, to a lesser extent, the incremental ATMs associated with the acquisitions consummated in 2005.

Accretion Expense.  As previously noted, we account for our asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations. Accretion expense represents the increase of the estimated liability under SFAS No. 143 from the original discounted net present value to the amount we ultimately expect to incur. The $0.7 million decrease in accretion expense in 2006 when compared to 2005 and the $0.7 million increase in accretion expense in 2005 when compared to 2004 was primarily the result of $0.5 million of excess accretion expense that was erroneously recorded in 2005. This amount was subsequently reversed in 2006, at which time we determined that the impact of recording the

$0.5 million out-of-period adjustment in 2006 (as opposed to reducing the reported 2005 accretion expense amount) was immaterial to both reporting periods pursuant to the provisions contained in SEC Staff Accounting Bulletin (“SAB”) No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. In forming this opinion, we considered the nature of the adjustment (cash versus non-cash) and the relative size of the adjustment to certain financial statement line items, including revenues, gross profits, and pre-tax income (or loss) amounts for each period, including the interim periods contained within both years. Furthermore, we considered the impact of recording this adjustment in 2006 on our previously reported earnings and losses for such periods and concluded that such adjustment did not impact the trend of our previously reported earnings and losses.

Excluding the $0.5 million adjustment (discussed above), accretion expense in 2006 increased when compared to 2005, which primarily resulted from the 300 additional ATMs deployed in the United Kingdom. Furthermore, excluding the $0.5 million of additional accretion expense in 2005, accretion expense in 2005 increased when compared to 2004 as a result of the increase in our installed ATM base.

In the future, we expect that our depreciation and accretion expense will grow in proportion to the increase in the number of ATMs we own and deploy throughout our company-owned portfolio. See the “Liquidity and Capital Resources” section below for additional information on our capital expenditures program.

Amortization Expense

	For the Years Ended December 31,
			% Change		% Change
	2004	2005	2004 to 2005	2006	2005 to 2006
	(in thousands, excluding percentages)

Amortization	$5,508	$8,980	63.0%	$11,983	33.4%
Percentages of revenues	2.9%	3.3%		4.1%

As indicated in the table above, amortization expense, which is primarily comprised of amortization of intangible merchant contracts and relationships associated with our past acquisitions, increased by 33.4% for 2006 when compared to 2005. Such increase was primarily driven by a $2.8 million impairment charge recorded during the first quarter of 2006 related to the BAS Communications, Inc. (“BASC”) ATM portfolio, which resulted from a reduction in anticipated future cash flows resulting primarily from a higher than planned attrition rate associated with this acquired portfolio. Also contributing to the increase in 2006 was the fact that the 2005 amount only reflects eight months’ worth of amortization expense from the Bank Machine acquisition, and only seven and five months’ worth of amortization expense, respectively, related to the BASC and Neo Concepts, Inc. acquisitions.

For the year ended December 31, 2005, amortization expense increased by 63.0% for the year when compared to 2004. Such increase was primarily due to the incremental amortization expense associated with the merchant contracts and relationships acquired in the E*TRADE Access transaction in June 2004 and, to a lesser extent, the incremental merchant contracts and relationships acquired in 2005. Additionally, we recorded a $1.2 million impairment charge in 2005 related to certain previously acquired merchant contract/relationship intangible assets.

Interest Expense, net

	For the Years Ended December 31,
			% Change		% Change
	2004	2005	2004 to 2005	2006	2005 to 2006
	(in thousands, excluding percentages)

Interest expense, net	$4,155	$15,485	272.6%	$23,143	49.5%
Amortization and write-off of financing costs and bond discount	1,080	6,941	542.7%	1,929	(72.2)%

Total interest expense, net	$5,235	$22,426	328.4%	$25,072	11.8%

Percentages of revenues	2.7%	8.4%		8.5%

Interest Expense, Net.  As indicated in the table above, interest expense, excluding the amortization and write-off of financing costs and bond discount, increased by 49.5% in 2006 when compared to 2005. Such increase was due to (i) the additional borrowings made under our bank credit facilities in May 2005 to finance the Bank Machine acquisition and (ii) the incremental interest expense associated with our $200.0 million senior subordinated notes offering completed in August 2005. Further contributing to the increase in interest expense in 2006 was the increase in the annual interest rate on the senior subordinated notes from 9.25% to 9.50% in June 2006, and from 9.50% to 9.75% in September 2006, before reverting back to the stated rate of 9.25% in October 2006 upon the successful completion of our exchange offer. Such increases occurred as a result of our inability to register our senior subordinated notes with the SEC and complete the related exchange offer within 300 days from their original issuance. We completed the exchange offer in October 2006. Finally, the increase in interest expense for 2006 was also impacted by an overall increase in the floating interest rates paid under our revolving credit facility.

For the year ended December 31, 2005, interest expense, excluding the amortization and write-off of financing costs and bond discount, increased 272.6% when compared to 2004. Such increase was primarily attributable to the additional borrowings made under our bank credit facilities in June 2004 and May 2005 to finance the E*TRADE Access ATM portfolio acquisition and the Bank Machine acquisition, respectively, and the incremental interest expense associated with our senior subordinated notes offering in August 2005. Additionally, higher overall short-term interest rates in 2005 contributed to the year-over-year increase.

Amortization and Write-Off of Financing Costs and Bond Discount.  For 2006, the amortization and write-off of financing costs and bond discount decreased 72.2% when compared to 2005. The increased expenses for 2005 were due to the write-off of approximately $5.0 million of deferred financing costs as a result of amendments to our bank credit facility in May 2005 and the repayment of our term loans in August 2005. During 2006, we wrote-off approximately $0.5 million in deferred financing costs in connection with certain modifications made to our existing revolving credit facilities in February 2006. In 2004, we expensed approximately $0.1 million related to certain fees paid in connection with the amendment of our then existing bank credit facility.

Other Expense (Income)

	For the Years Ended December 31,
			% Change		% Change
	2004	2005	2004 to 2005	2006	2005 to 2006
	(in thousands, excluding percentages)

Minority interest	$19	$15	(21.1)%	$(225)	(1,600.0)%
Other expense (income)	209	968	363.2%	(4,761)	(591.8)%

Total other expense (income)	$228	$983	331.1%	$(4,986)	(607.2)%

Percentages of revenues	0.1%	0.4%		(1.7)%

As indicated in the table above, we recorded approximately $4.8 million in other income for the period ended December 31, 2006, compared to $1.0 million of other expense in 2005. The income amount recognized in 2006 is primarily attributable to the recognition of $4.8 million ($3.0 million after-tax) in other income primarily related to settlement proceeds received from Winn-Dixie as part of that company’s successful emergence from bankruptcy. Also contributing to the increase in 2006 was a $1.1 million contract termination payment that was received from one of our customers in May 2006 and a $0.5 million payment received in August 2006 from one of our customers related to the sale of a number of its stores to another party. As previously noted, we do not believe that the termination of these contracts will have a material adverse impact on our results of operations, financial condition or liquidity. The above amounts were partially offset by $1.6 million of losses related to the disposal of a number of ATMs. (See Note 5 in the notes to our consolidated financial statements included elsewhere herein, for additional details of the Winn-Dixie bankruptcy settlement.)

Income Tax Provision (Benefit)

	For the Years Ended December 31,
			% Change		% Change
	2004	2005	2004 to 2005	2006	2005 to 2006
	(in thousands, excluding percentages)

Income tax provision (benefit)	$3,576	$(1,270)	(135.5)%	$512	140.3%
Effective tax rate	38.1%	34.4%		(2,694.7)%

As indicated in the table above, we had income tax expense of $0.5 million and $3.6 million in 2006 and 2004, respectively, and an income tax benefit of $1.3 million in 2005. In 2006, our effective tax rate was unusually high due to our consolidated breakeven results, certain non-deductible expenses, a contingent tax liability that was recorded in 2006 related to our United Kingdom operations, and the fact that we are providing a full valuation allowance on all tax benefits associated with our Mexico operations. In 2005, our effective tax rate was lower when compared to 2004 primarily due to a change in our effective state income tax rate in 2005 and the results of our United Kingdom operations, which are taxed at a lower statutory rate. As long as our consolidated financial results remain at or near breakeven levels, our effective tax rate will likely continue to vary considerably from quarter to quarter depending on the mix of pre-tax income and loss amounts generated in our domestic and foreign tax jurisdictions.

As of December 31, 2006, we had currently concluded that it is more likely than not that the deferred tax assets associated with our United States and United Kingdom operations were fully recoverable. Accordingly, no valuation allowance had been established for those operations. In Mexico, we had fully reserved for the net deferred tax assets associated with those operations due to their uncertain future utilization. During the six months ended June 30, 2007, we recorded a $0.9 million valuation allowance to reserve for the estimated net deferred tax asset balance associated with our domestic operations. This allowance was established, in part, as a result of our expectation of increased pre-tax losses through the remainder of 2007. As a result of this allowance, we are fully reserved for the net deferred tax assets associated with our United States and Mexico operations. If our conclusion regarding the recoverability of the deferred tax assets in our United Kingdom operations changes, we may be required to record future charges, which could be significant, to establish a valuation allowance for such assets.

Liquidity and Capital Resources

Overview

As of December 31, 2006 and June 30, 2007, we had cash and cash equivalents on hand of approximately $2.7 million and $1.8 million, respectively, and outstanding long-term debt and notes payable of approximately $252.9 million and $263.7 million, respectively. On a pro forma basis for the 7-Eleven ATM Transaction, our outstanding long-term debt was $406.4 million as of June 30, 2007.

We have historically funded our operations primarily through cash flows from operations, borrowings under our credit facilities, private placements of equity securities, and the sale of bonds. We have historically used cash to invest in additional operating ATMs, either through the acquisition of ATM networks or through internally-generated growth. We have also used cash to fund increases in working capital and to pay interest and principal amounts outstanding under our borrowings. Because we typically collect our cash on a daily basis and are not required to pay our merchants until 20 days after the end of each calendar month and typically have 30 days to pay our vendors, we are able to utilize the excess upfront cash flow to pay down borrowings made under our revolving credit facility and to fund our ongoing capital expenditure program. Accordingly, we will typically reflect a working capital deficit position and carry a very small cash balance on our books.

Operating Activities

Six Months Ended June 30, 2007 and June 30, 2006

Net cash provided by operating activities totaled $14.0 million for the six months ended June 30, 2007, compared to $14.2 million during the same period in 2006. The year-over-year decrease was primarily attributable to additional costs incurred during the first six months of 2007 as a result of our in-house processing conversion efforts and our decision to invest in certain sales and marketing efforts.

Years Ended December 31, 2006, December 31, 2005, and December 31, 2004

Net cash provided by operating activities was $25.4 million, $33.2 million, and $20.5 million for the years ended December 31, 2006, 2005, and 2004, respectively. The decrease in 2006 was primarily attributable to the payment of approximately $18.7 million in additional interest costs in 2006 related to our $200.0 million senior subordinated notes that were issued in August 2005, offset somewhat by the incremental operating cash flows generated by our United Kingdom operations as well as our domestic bank and network branding arrangements. The increase in 2005 was primarily attributable to the full-year effect of the E*TRADE Access ATM portfolio acquisition and, to a lesser extent, the acquisitions consummated in 2005. Additionally, incremental costs associated with the integration of the E*TRADE Access ATM portfolio and costs associated with our planned initial public offering during 2004 burdened our 2004 net cash provided by operating activities.

We believe that our cash on hand and our current bank credit facilities will be sufficient to meet our working capital requirements and contractual commitments for at least the next 12 months. We expect to fund our working capital needs from revenues generated from our operations and borrowings under our revolving credit facility, to the extent needed. However, although we believe that we have sufficient flexibility under our current revolving credit facility to pursue and finance our expansion plans, such facility does contain certain covenants, including a covenant that limits the ratio of outstanding senior debt to EBITDA (as defined in the facility), that could preclude us from drawing down the full amount currently available for borrowing under such facility. Accordingly, if we expand faster than planned, need to respond to competitive pressures, or acquire additional ATM networks, we may be required to seek additional sources of financing. Such sources may come through the sale of equity or debt securities. We cannot assure you that we will be able to raise additional funds on terms favorable to us or at all. If future financing sources are not available or are not available on acceptable terms, we may not be able to fund our future needs. This may prevent us from increasing our market share, capitalizing on new business opportunities, or remaining competitive in our industry.

Investing Activities

Six Months Ended June 30, 2007 and June 30, 2006

Net cash used in investing activities totaled $20.3 million for the six months ended June 30, 2007, compared to $11.6 million for the same period in 2006. The year-over-year increase was driven by incremental ATM purchases, primarily in our United Kingdom and Mexico segments, offset slightly by lower exclusive license payments and site acquisition costs and the receipt of $4.0 million in proceeds from the sale of our Winn-Dixie equity securities during 2007. Additionally, although not reflected in our 2007 statement of cash flows, we received the benefit of the disbursement of approximately $2.5 million of funds under two financing facilities entered into by our majority-owned Mexican subsidiary, Cardtronics Mexico, for the purchase of ATMs. Such funds are not reflected in our condensed consolidated statement of cash flows as they were not remitted by Cardtronics Mexico but rather were remitted directly to our vendors by the finance company.

Years Ended December 31, 2006, December 31, 2005, and December 31, 2004

Net cash used in investing activities totaled $36.0 million, $140.0 million, and $118.9 million for the years ended December 31, 2006, 2005, and 2004, respectively. The significant year-over-year decrease from 2005 to 2006 was driven by the $105.8 million in cash that was expended to fund the Bank Machine, BAS Communications Inc., and Neo Concepts, Inc. acquisitions during the first six months of 2005. During 2005 and 2004, a majority of the cash used in investing activities was utilized to fund the acquisition of a number of ATM portfolios and businesses, including the E*TRADE Access ATM portfolio in 2004 and the Bank Machine acquisition in 2005. Additionally, such cash was utilized to make capital expenditures related to those acquisitions, to install additional ATMs in connection with acquired merchant relationships, and to deploy ATMs in additional locations of merchants with which we had existing relationships. Total capital expenditures, including exclusive license payments and site acquisition costs, were $36.1 million, $31.9 million, and $19.7 million for the years ended December 31, 2006, 2005, and 2004, respectively.

Remainder of 2007

We currently anticipate that the majority of our capital expenditures for the remainder of 2007 will be driven by internal growth projects as opposed to acquisitions, including the purchasing of ATMs for existing as well as new ATM management agreements. However, we will continue to pursue selected acquisition opportunities that complement our existing ATM network, some of which could be material, such as the recently executed 7-Eleven ATM Transaction. We currently expect that our capital expenditures for the remainder of 2007 will total approximately $35.0 million, the majority of which will be utilized to purchase additional ATMs for our Company-owned accounts and to upgrade our existing ATMs to comply with current security encryption and audio guidelines. Such amount also includes the expected impact on our capital expenditure program from the recently acquired 7-Eleven operations. We expect such expenditures to be funded with cash generated from our operations, supplemented by borrowings under our revolving credit facility. To that end, we amended our revolving credit facility in July 2007 in connection with the 7-Eleven ATM Transaction such that the amount of capital expenditures we can incur on a rolling 12-month basis will increase to a maximum of $75.0 million by March 2008. This modification is expected to provide us with the ability to incur the level of capital expenditures that we currently deem necessary to support our ongoing operations and future growth initiatives.

As a result of the 7-Eleven ATM Transaction, we assumed responsibility for certain ATM operating lease contracts that will expire at various times during the next three years, the vast majority of which will expire in 2009. Accordingly, at that time, we will be required to renew such lease contracts, enter into new lease contracts, or purchase new or used ATMs to replace the leased equipment. If we decide to purchase ATMs and terminate the existing lease contracts at that time, we currently anticipate that we will incur between $13.0 and $16.0 million in related capital expenditures. Additionally, we posted $7.5 million in letters of credit related to these leases. See “Financing Facilities—Other borrowing facilities” below.

Financing Activities

Six Months Ended June 30, 2007 and June 30, 2006

Net cash provided by financing activities totaled $5.4 million for the six months ended June 30, 2007, compared to net cash used by financing activities of $0.4 million during the same period in 2006. The higher amount in 2007 was primarily due to incremental borrowings under our revolving credit facility to fund the aforementioned increase in capital expenditures. Additionally, although not reflected in our 2007 statement of cash flows, we received the benefit of the aforementioned disbursement of approximately $2.5 million of funds under two financing facilities entered into by Cardtronics Mexico. The $2.5 million is not reflected in our condensed consolidated statement of cash flows as the funds were not received by Cardtronics Mexico but rather were remitted directly to our vendors by the finance company. The remittance of such funds served to purchase ATMs.

Years Ended December 31, 2006, December 31, 2005, and December 31, 2004

Net cash provided by financing activities was $11.2 million for the year ended December 31, 2006, compared to net cash provided by financing activities of $107.2 million and $94.3 million for the years ended December 31, 2005 and 2004, respectively. In 2005 and 2004, the majority of our cash provided by financing activities resulted from issuances of additional long-term debt, offset somewhat in each period by our repayments of other long-term debt and capital leases. Such borrowings were primarily made in connection with the previously-discussed ATM portfolio acquisitions, including the Bank Machine acquisition in 2005 and the E*TRADE Access acquisition in 2004. Additionally, in 2005 we issued $75.0 million worth of Series B preferred stock to a new investor, TA Associates. The net proceeds from such offering were utilized to redeem our existing Series A preferred stock, including all accrued and unpaid dividends related thereto, and to redeem approximately 24% of our outstanding common stock and vested options.

Financing Facilities

As of June 30, 2007, we had approximately $263.7 million in outstanding long-term debt and notes payable, which was comprised of (i) approximately $198.9 million (net of discount of $1.1 million) of 9 1/4% senior subordinated notes due August 2013, (ii) approximately $60.6 million in borrowings under our existing revolving and swing line credit facilities, and (iii) approximately $4.2 million in notes payable. As of June 30, 2007, on a proforma basis, we had approximately $406.4 million in outstanding long-term debt and notes payable, which was comprised of (i) approximately $97.0 million of 9 1/4% senior subordinated notes due August 2013—Series B issued in July 2007, (ii) approximately $198.9 million of 9 1/4% senior subordinated notes due 2013 issued in August 2005, (iii) approximately $103.6 million in borrowings under our existing revolving and swingline credit facilities, (iv) approximately $2.6 million in capital lease obligations, and (v) approximately $4.3 million in notes payable.

Revolving credit facility

In February 2006, we amended our then existing revolving credit facility to remove and modify certain restrictive covenants contained within the facility and to reduce the maximum borrowing capacity from $150.0 million to $125.0 million. As a result of this amendment, we recorded a pre-tax charge of approximately $0.5 million associated with the write-off of previously deferred financing costs related to the facility. Additionally, we incurred approximately $0.1 million in fees associated with such amendment.

In May 2007, we further amended our revolving credit facility to modify, among other things, (i) the interest rate spreads on outstanding borrowings and other pricing terms and (ii) certain restrictive covenants contained within the facility. Such modification will allow for reduced interest expense in future periods, assuming a constant level of borrowings. Furthermore, the amendment increased the amount of capital expenditures we can incur on a rolling 12-month basis from $50.0 million to $60.0 million. As a result of these amendments, the primary restrictive covenants within the facility include (i) limitations on the amount of senior debt that we can have outstanding at any given point in time, (ii) the maintenance of a set ratio of earnings to fixed charges, as computed on a rolling 12-month basis, (iii) limitations on the amounts of restricted payments that can be made in any given year, and (iv) limitations on the amount of capital expenditures that we can incur on a rolling 12-month basis. Additionally, we are currently prohibited from making any cash dividends pursuant to the terms of the facility.

On July 20, 2007, in conjunction with the 7-Eleven ATM Transaction, we further amended our revolving credit facility to, among other things, (i) increase the maximum borrowing capacity under the revolver from $125.0 million to $175.0 million in order to partially finance the 7-Eleven ATM Transaction and to provide additional financial flexibility; (ii) increase the amount of “indebtedness” (as defined in the credit agreement) to allow for the issuance of our Series B Notes; (iii) extend the term of the credit agreement from May 2010 to May 2012; (iv) increase the amount of capital expenditures we can incur on a rolling 12-month basis from $60.0 million to a maximum of $75.0 million; and (v) amend certain restrictive covenants contained within the facility. In conjunction with this amendment, we borrowed approximately $43.0 million under the credit agreement to fund a portion of the 7-Eleven ATM Transaction. Additionally, we posted $7.5 million in letters of credit under the facility in favor of the lessors under the ATM equipment leases that we assumed in connection with the 7-Eleven ATM Transaction. These letters of credit further reduced our borrowing capacity under the facility. As of June 30, 2007, on a proforma basis, our available borrowing capacity under the amended facility, as determined under the earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and interest expense covenants contained in the agreement, totaled approximately $60.0 million.

Borrowings under the revolving credit facility currently bear interest at the London Interbank Offered Rate (“LIBOR”) plus a spread, which was 2.5% as of June 30, 2007. Additionally, we pay a commitment fee of 0.3% per annum on the unused portion of the revolving credit facility. Substantially all of our assets, including the stock of our wholly-owned domestic subsidiaries and 66.0% of the stock of our foreign subsidiaries, are pledged to secure borrowings made under the revolving credit facility. Furthermore, each of our domestic subsidiaries has guaranteed our obligations under such facility. There are currently no restrictions on the ability of our wholly-owned subsidiaries to declare and pay dividends directly to

us. As of June 30, 2007, we were in compliance with all applicable covenants and ratios in effect at that time under the facility.

Senior subordinated notes

August 2005 Issuance.  On August 12, 2005, we sold $200.0 million in senior subordinated notes. The notes, which are subordinate to borrowings made under the revolving credit facility but equal in right of payment to the notes issued in July 2007, mature in August 2013 and carry a 9.25% coupon with an effective yield of 9.375%. Interest under the notes is paid semi-annually in arrears on February 15th and August 15th of each year. The notes, which are guaranteed by our domestic subsidiaries, contain certain covenants that, among other things, limit our ability to incur additional indebtedness and make certain types of restricted payments, including dividends.

July 2007 Issuance.  On July 20, 2007, we sold $100.0 million in senior subordinated notes—Series B. The Series B Notes, which are subordinate to borrowings made under the revolving credit facility but equal in right of payment to the notes issued in August 2005, mature in August 2013 and carry a 9.25% coupon with an effective yield of 9.5%. Interest under the Series B Notes is paid semi-annually in arrears on February 15th and August 15th of each year. Net proceeds from the offering, totaled approximately $97.0 million. Proceeds from this issuance, along with cash on hand and additional borrowings under our revolving credit facility, were utilized to finance the 7-Eleven ATM Transaction.

In addition, pursuant to the registration rights agreement executed as part of this offering, we have agreed to file with the SEC a shelf registration statement on or prior to the later of 240 days after the closing of the offering or 60 days after such filing obligation arises and use their reasonable best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to the later of 360 days after the closing of the offering or 120 days after such obligation arises. If we fail to satisfy our registration obligations under the registration rights agreement, we will be required to pay additional interest to the holders of the Series B Notes under certain circumstances.

Covenants.  The indentures governing the senior subordinated notes contain certain restrictive covenants, including (i) limitations on the amount of senior debt we can incur, (ii) limitations on the amount of restricted payments that can be made, and (iii) limitations on the creation or incurrence of liens on our assets.

Other borrowing facilities

In addition to the above revolving credit facility, Bank Machine has a £2.0 million unsecured overdraft facility that expires in July 2008. Such facility, which bears interest at 1.75% over the bank’s base rate (5.75% as of June 30, 2007), is utilized for general corporate purposes for our United Kingdom operations. As of June 30, 2007 and December 31, 2006, approximately £0.6 million and £1.9 million, respectively, of this overdraft facility has been utilized to help fund certain working capital commitments and to post a £275,000 bond. Amounts outstanding under the overdraft facility, other than those amounts utilized for posting bonds, are reflected in accounts payable in our consolidated balance sheet, as such amounts are automatically repaid once cash deposits are made to the underlying bank accounts.

During 2006 and 2007, Cardtronics Mexico entered into three, five-year equipment financing agreements with a single lender. Such agreements, which bear interest at an average fixed rate of 11.03%, are to be utilized for the purchase of additional ATMs to support our Mexico operations. As of June 30, 2007, approximately $44.2 million pesos ($4.1 million U.S.) were outstanding under the agreements in place at that time. As of December 31, 2006, approximately $9.3 million pesos ($858,000 U.S.) were outstanding under the agreement in place at that time. Pursuant to the terms of the loan agreement, Cardtronics, Inc. has issued a guaranty for 51.0% of the obligations under this agreement (consistent with its ownership percentage in Cardtronics Mexico.) As of June 30, 2007, the total amount of the guaranty was $22.5 million pesos ($2.1 million U.S.).

In connection with the 7-Eleven ATM Transaction, we assumed capital lease obligations for various ATMs. As of June 30, 2007, these obligations totaled approximately $2.6 million. We posted $7.5 million in letters of credit under our revolving credit facility in favor of the lessors under these assumed equipment leases. These letters of credit reduce the available borrowing capacity under our revolving credit facility.

Effects of Inflation

Our monetary assets, consisting primarily of cash and receivables, are not significantly affected by inflation. Our non-monetary assets, consisting primarily of tangible and intangible assets, are not affected by inflation. We believe that replacement costs of equipment, furniture, and leasehold improvements will not materially affect our operations. However, the rate of inflation affects our expenses, such as those for employee compensation and telecommunications, which may not be readily recoverable in the price of services offered by us.

Contractual Obligations

The following table reflects our significant contractual obligations and other commercial commitments as of June 30, 2007, on a pro forma basis giving effect to the 7-Eleven ATM Transaction and the related financing transactions:

	Payments Due by Period
	2007	2008	2009	2010	2011	Thereafter	Total
(in thousands)

Long-term financings:
Principal (1)	$103	$496	$973	$1,084	$1,189	$403,872	$407,717
Interest (2)	18,399	36,587	36,501	36,388	36,263	58,730	222,868
Notes payable (3)	160	—	—	—	—	—	160
Operating leases	2,768	5,358	5,093	1,027	528	2,860	17,634
Capital leases	798	1,125	820	279	—	—	3,022
Merchant space leases	2,262	4,492	2,101	1,265	1,209	2,285	13,614

Total contractual obligations	$24,490	$48,058	$45,488	$40,043	$39,189	$467,747	$665,015

(1)	Represents the face value of our Series B Notes of $100.0 million, the face value of our 9 1/4% senior subordinated notes due in 2013 issued in August 2005 of $200.0 million, the $103.6 million outstanding under our amended revolving credit facility, and approximately $4.1 million outstanding under our Mexico equipment financing facilities.

(2)	Represents the estimated interest payments associated with our long-term debt outstanding as of June 30, 2007, on a pro forma basis giving effect to the 7-Eleven ATM Transaction and the related financings.

(3)	Represents a fully-funded note issued in conjunction with the Bank Machine acquisition in 2005.

Critical Accounting Policies and Estimates

Our consolidated financial statements included elsewhere in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States, which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, thus impacting our reported results of operations and financial position. The critical accounting policies and estimates described in this section are those that are most important to the depiction of our financial condition and results of operations and the application of which requires management’s most subjective judgments in making estimates about the effect of matters that are inherently uncertain. We describe our significant accounting policies more fully in Note 1 to our consolidated financial statements included elsewhere in this prospectus.

Goodwill and Intangible Assets.  We accounted for the 7-Eleven ATM Transaction, E*TRADE Access, Bank Machine, and ATM National, Inc. acquisitions as business combinations pursuant to SFAS No. 141, Business Combinations. Additionally, we have applied the concepts of SFAS No. 141 to our purchase of a majority interest in CCS Mexico (i.e. Cardtronics Mexico). Accordingly, the amounts paid for such acquisitions have been allocated to the assets acquired and liabilities assumed based on their respective fair values as of each acquisition date. As part of the purchase price allocation process for such acquisitions (excluding the acquisition of Cardtronics Mexico), we engaged outside appraisal firms to assist us in our determination of the fair values of the tangible and intangible assets acquired, excluding goodwill. Intangible assets, net, consists primarily of acquired merchant contracts and relationships, the Bank Machine and Allpoint (via the ATM National, Inc. acquisition) trade names, and the non-compete agreements entered into in connection with the Cardtronics Mexico acquisition, as well as deferred financing costs.

SFAS No. 142, Goodwill and Other Intangible Assets, provides that goodwill and other intangible assets that have indefinite useful lives will not be amortized, but instead must be tested at least annually for impairment, and intangible assets that have finite useful lives should be amortized over their estimated useful lives. SFAS 142 also provides specific guidance for testing goodwill and other non-amortized intangible assets for impairment. SFAS 142 requires management to make certain estimates and assumptions in order to allocate goodwill to reporting units and to determine the fair value of a reporting unit’s net assets and liabilities, including, among other things, an assessment of market condition, projected cash flows, interest rates, and growth rates, which could significantly impact the reported value of goodwill and other intangible assets. Furthermore, SFAS 142 exposes us to the possibility that changes in market conditions could result in potentially significant impairment charges in the future.

Valuation of Long-Lived Assets.  We place significant value on the installed ATMs that we own and manage in merchant locations and the related acquired merchant contracts/relationships. In accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment and purchased contract intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge would be recognized by the amount that the carrying amount of the asset exceeds the fair value of the asset. Our determination that an adverse event or change in circumstances has occurred will generally involve (1) a greater attrition rate compared to estimated renewals, (2) an unexpected decline in transactions without any offsetting incremental revenues (i.e., bank branding), or (3) a change in strategy affecting the utility of the asset. Our measurement of the fair value of an impaired asset will generally be based on an estimate of discounted future cash flows.

Income Taxes.  Income tax provisions are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and income before income taxes and between the tax basis of assets and liabilities and their reported amounts in our financial statements. We include deferred tax assets and liabilities in our financial statements at currently enacted income tax rates. As changes in tax laws or rates are enacted, we adjust our deferred tax assets and liabilities through income tax provisions.

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

Asset Retirement Obligations.  We account for our asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires that we estimate the fair value of future retirement obligations associated with our ATMs, including costs associated with deinstalling the ATMs and, in some cases, refurbishing the related merchant locations. Such estimates are based on a number of assumptions, including (i) the types of ATMs that are installed, (ii) the relative mix where those ATMs are installed (i.e., whether such ATMs are located in single-merchant locations or in locations associated with large, geographically dispersed retail chains), and (iii) whether we will ultimately be required to refurbish the merchant store locations upon the removal of the related ATMs. Additionally, we are required to make estimates regarding the timing of when such retirement obligations will be incurred.

The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred and can be reasonably estimated. Such asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s estimated useful life. Fair value estimates of liabilities for asset retirement obligations generally involve discounted future cash flows. Periodic accretion of such liabilities due to the passage of time is recorded as an operating expense in the accompanying consolidated financial statements. Upon settlement of the liability, we recognize a gain or loss for any difference between the settlement amount and the liability recorded.

Share-Based Compensation.  As a result of our adoption of SFAS No. 123R, Share-based Payment, effective January 1, 2006, we are required to make certain estimates and judgments with respect to our share-based compensation programs. Such standard requires that we record compensation expense for all share-based awards based on the grant-date fair value of those awards. In determining the fair value of our share-based awards, we are required to make certain assumptions and estimates, including (i) the number of awards that may ultimately be forfeited by the recipients, (ii) the expected term of the underlying awards, and (iii) the future volatility associated with the price of our common stock. Such estimates, and the basis for our conclusions regarding such estimates, are outlined in detail in Note 3 in the notes to our consolidated financial statements included elsewhere in this prospectus.

New Accounting Pronouncements

Accounting for Uncertainty in Income Taxes.  During the first quarter of 2007, we adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. We applied the provisions of FIN 48 to all tax positions upon its initial adoption effective January 1, 2007, and determined that no cumulative effect adjustment was required as of such date. See Note 16 in the notes to our consolidated financial statements included elsewhere in this prospectus for additional information regarding the Company’s adoption of FIN 48.

Fair Value Measurements.  In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which provides guidance on measuring the fair value of assets and liabilities in the financial statements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact, if any, this statement will have on our financial statements.

Fair Value Option.  In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”), which provides allows companies the option to measure certain financial instruments and other items at fair value. The provisions of SFAS No. 159 are effective as of the beginning of fiscal years beginning after November 15, 2007. We are currently evaluating the impact, if any, this statement will have on our financial statements.

Registration Payment Arrangements.  In December 2006, the FASB issued FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) No. 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”), which addresses an issuer’s accounting for registration payment arrangements. Specifically, FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. The guidance contained in this standard amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, as well as FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to include scope exceptions for registration payment arrangements. FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this standard. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this standard, the guidance in the standard is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. Our adoption of this standard on January 1, 2007 had no impact on our financial statements. We are currently evaluating the impact that the implementation of FSP EITF 00-19-2 may have on our financial statements as it relates to our issuance of $100.0 million of Series B Notes in July 2007, as we have agreed to file a registration statement with the SEC within 240 days of the issuance of the Series B Notes with respect to an offer to exchange each of the Series B Notes for a new issue of its debt securities registered under the Securities Act and to use reasonable best efforts to have the exchange offer become effective as soon as reasonably practicable after filing but in any event no later than 360 days after the initial issuance date of the Series B Notes.

Disclosure about Market Risk

Interest Rate Risk

Vault cash expense.   Because our ATM cash rental expense is based on market rates of interest, it is sensitive to changes in the general level of interest rates in the United States, the United Kingdom, and Mexico. Our outstanding vault cash, which represents the cash we rent and place in our ATMs in cases where the merchant does not provide the cash, totaled approximately $439.6 million in the United States, $121.9 million in the United Kingdom, and $4.2 million in Mexico as of June 30, 2007. On a pro forma basis for the 7-Eleven ATM

Transaction, our outstanding vault cash in the United States totaled approximately $816.3 million. We pay a monthly fee on the average amount of vault cash outstanding in the majority of our ATMs in the United States to Bank of America and PDNB under a formula based on LIBOR. We pay a monthly fee to ALCB in the United Kingdom based on a similar formula based on LIBOR. Under our recently executed vault cash arrangement with Wells Fargo for the acquired 7-Eleven ATMs and Vcom® units, we pay a monthly fee on the average amount of vault cash outstanding based on the federal funds effective rate. In Mexico, we pay a monthly fee to our vault cash provider there under a formula based on TIIE.

As of June 30, 2006, we had entered into a number of LIBOR-based interest rate swaps to fix the rate of interest we pay on $300.0 million of our current and anticipated outstanding domestic vault cash balances through December 31, 2008, $200.0 million through December 31, 2009, and $100.0 million through December 31, 2010. We have not currently entered into any derivative financial instruments to hedge our variable interest rate exposure in the United Kingdom or Mexico.

The effect of the domestic LIBOR-based swaps mentioned above was to fix the interest rate paid on the following notional amounts for the periods identified (in thousands):

	Weighted Average
Notional Amount	Fixed Rate	Period

$300,000	3.91%	July 1, 2007—December 31, 2007
$300,000	4.35%	January 1, 2008—December 31, 2008
$200,000	4.36%	January 1, 2009—December 31, 2009
$100,000	4.34%	January 1, 2010—December 31, 2010

Net amounts paid or received under such swaps are recorded as adjustments to our “Cost of ATM operating revenues” in the accompanying consolidated statements of operations. During the year ended December 31, 2006 and the six months ended June 30, 2007, the gains or losses as a result of ineffectiveness associated with our existing interest rate swaps were immaterial.

As of June 30, 2007, our interest rate swaps had a carrying amount of $7.4 million, which represented the fair value of such agreements based on third-party quotes for similar instruments with the same terms and conditions, as such instruments are required to be carried at fair value. These swaps have been classified as cash flow hedges pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Accordingly, changes in the fair values of such swaps have been reported in accumulated other comprehensive income (loss) in the accompanying condensed consolidated balance sheets. As of June 30, 2007, the accumulated unrealized gain on such swaps totaled approximately $7.4 million, which is included in accumulated other comprehensive income, net of income taxes of $2.8 million.

Based on the $439.6 million in vault cash outstanding in the United States as of June 30, 2007, and assuming no benefits from the existing interest rate hedges that are currently in place, for every interest rate increase of 100 basis points, we would incur an additional $4.4 million of vault cash rental expense on an annualized basis. Factoring in the $300.0 million in interest rate swaps outstanding at June 30, 2007, as discussed above, for every interest rate increase of 100 basis points, we would incur an additional $1.3 million of vault cash rental expense on an annualized basis. Based on the $121.9 million in vault cash outstanding in the United Kingdom as of June 30, 2007, for every interest rate increase of 100 basis points, we would incur an additional $1.2 million of vault cash rental expense on an annualized basis. Based on the $4.2 million in vault cash outstanding in Mexico, we would incur roughly $42,000 in additional vault cash rental expense on an annualized basis for every interest rate increase of 100 basis points.

As noted above, in conjunction with the 7-Eleven ATM Transaction, we entered into a separate vault cash agreement with Wells Fargo to supply the cash that we utilize in the operation of the acquired 5,500 ATMs and Vcom® units. Under the terms of the agreement, we pay a monthly fee to Wells Fargo on the average amount outstanding under a formula based on the federal funds effective rate. During the six months ended June 30, 2007, the outstanding vault cash balance for the acquired 7-Eleven ATMs and Vcom® units averaged approximately $328.4 million. As a result of the increased vault cash requirement resulting from the acquisition, our exposure to changes in domestic interest rates have significantly increased. In order to limit such exposure, we entered into additional interest rate swaps in August 2007 to limit our exposure to changing rates on $250.0 million of the anticipated 7-Eleven outstanding vault cash balances. These swaps will serve to fix the interest-based rental rate paid on the $250.0 million notional amount at a weighted average rate of 4.93% (excluding the applicable margin) through December 2010. As is the case with our existing interest rate swaps, the interest rate swaps executed in August 2007 have been designated as cash flow hedges pursuant to SFAS No. 133.

Interest expense.  Our interest expense is also sensitive to changes in the general level of interest rates in the United States, as our borrowings under our domestic revolving credit facility accrue interest at floating rates. As a result of the additional amount of borrowings outstanding under our revolving credit facility that were utilized to finance our acquisition of the ATM portfolio of 7-Eleven, our exposure to movement in interest rates will increase significantly going forward. Based on the $103.6 million pro forma amount outstanding under such facility as of June 30, 2007, an increase of 100 basis points in the underlying interest rate would result in an additional $1.0 million of interest expense on an annualized basis.

Recent upward pressure on short-term interest rates in the United States has resulted in slight increases in our interest expense under our bank credit facilities and our vault cash rental expense. Although we currently hedge a substantial portion of our vault cash interest rate risk through 2010, as noted above, we may not be able to enter into similar arrangements for similar amounts in the future. Any significant increase in interest rates in the future could have an adverse impact on our business, financial condition and results of operations by increasing our operating costs and expenses.

Finally, while the carrying amount of our cash and cash equivalents and other current assets and liabilities approximates fair value due to the relatively short maturities of these instruments, we are exposed to changes in market values of our investments and long-term debt. As discussed above, the carrying amount of our interest rate swaps approximates fair value as of June 30, 2007. In addition, the $60.6 million carrying amount of the Company’s long-term debt balance related to borrowings under our revolving credit facility approximates fair value due to the fact that such borrowings are subject to floating market interest rates. Conversely, the carrying amount of our $200.0 million, 9 1/4% senior subordinated notes issued in August 2005 was $198.9 million as of June 30, 2007, compared to a fair value of $202.5 million. Such notes, which pay interest in semi-annual installments based on a 9.25% stated interest rate, have an effective interest rate yield of 9.375%. The fair value of the senior subordinated notes as of June 30, 2007, was based on the quoted market price for such notes.

Foreign Currency Exchange Risk

Due to our acquisition of Bank Machine in 2005 and our acquisition of a majority interest in Cardtronics Mexico in 2006, we are exposed to market risk from changes in foreign currency exchange rates, specifically with changes in the U.S. dollar relative to the British pound and Mexican peso. Our United Kingdom and Mexico subsidiaries are consolidated into our financial results and are subject to risks typical of international businesses including, but not limited to, differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Furthermore, we are required to translate the financial condition and results of operations of Bank Machine and Cardtronics Mexico into U.S. dollars, with any corresponding translation gains or losses being recorded in other comprehensive income or loss in our consolidated financial statements. As of June 30, 2007, such translation gain totaled approximately $9.2 million.

Our future results could be materially impacted by changes in the value of the British pound relative to the U.S. dollar. Additionally, as our Mexico operations expand, our future results could be materially impacted by changes in the value of the Mexican peso relative to the U.S. dollar. At this time, we have not deemed it to be cost effective to engage in a program of hedging the effect of foreign currency fluctuations on our operating results using derivative financial instruments. A sensitivity analysis indicates that, if the U.S. dollar uniformly strengthened or weakened 10% against the British pound, the effect upon Bank Machine’s operating income for the six month period ended June 30, 2007 would have been an unfavorable or favorable adjustment, respectively, of approximately $0.1 million. Given the limited size and scope of Cardtronics Mexico’s current operations, a similar sensitivity analysis would have resulted in a negligible adjustment to Cardtronics Mexico’s financial results for the six month period ended June 30, 2007.

We do not hold derivative commodity instruments and all of our cash and cash equivalents are held in money market and checking funds.

THE ATM INDUSTRY

A Typical ATM Transaction

A typical ATM transaction involves the withdrawal of cash from an ATM. The cardholder presents an ATM card, issued by his or her financial institution, at an ATM that may or may not be owned by the same financial institution. The cardholder then enters a personal identification number, or PIN, to verify identity, the cardholder’s account is checked for adequate funds and, if everything is satisfactory, cash is dispensed. All of these communications are routed across one or more EFT networks that electronically connect ATMs and financial institutions and allow transactions to appear seamless and nearly instantaneous.

In the United States and Mexico, when a cardholder withdraws cash from an ATM that is not owned by the cardholder’s financial institution, there are typically two charges applied. The first charge is the surcharge fee paid by the cardholder for using the ATM. The second charge is an interchange fee that the cardholder’s financial institution pays to the ATM operator and the EFT network over which the transaction is routed. Often, the cardholder’s financial institution also charges the cardholder a fee called a foreign fee for using an ATM not owned by that financial institution. This charge helps the financial institution defray the cost of the interchange fee it pays. Conversely, in the United Kingdom, when a cardholder withdraws cash from an ATM that is not owned by the cardholder’s financial institution, either a surcharge fee or an interchange fee is charged, but not both. If a pay-to-use ATM is used, the cardholder is charged a surcharge fee. If a free-to-use ATM is used (i.e., a surcharge-free ATM), an interchange fee is charged. In the U.K., interchange fees are earned on all ATM transactions other than surcharge-bearing cash withdrawals.

History of the U.S. ATM Industry

The first ATMs in the United States were installed in the early 1970s, and by 1980, approximately 18,500 ATMs were in use throughout the nation. These ATMs initially were located at financial institution branches. According to ATM&Debit News, there were estimated to be approximately 415,000 ATMs in the United States in March 2007, the majority of which are located at non-bank locations. A non-bank location is one that is not located within a federal or state chartered bank, savings and loan, credit union or other financial institution.

Early in the development of the ATM industry, regional and national electronic authorization data networks, or EFT networks, connected ATMs to financial institutions that were members of a particular EFT network. Regional EFT networks in different parts of the United States were not electronically connected to each other. For example, customers of a bank in New York could not travel to Los Angeles and access their cash at an ATM because the networks serving New York and Los Angeles were not connected. During the 1990s, many regional EFT networks merged or entered into reciprocal processing agreements with other networks, which helped to increase ATM usage and spur consumer demand for ATM services.

Although ATMs were originally located only at financial institution branches, they soon began to appear in a variety of off-premise locations, such as convenience stores, supermarkets, drug stores, shopping malls, hotels, casinos, and airports. These locations offer a convenient alternative to obtaining cash from bank tellers, branch ATMs, or drive-through facilities. Both merchants and their customers benefit from the presence of an ATM in a store. Merchants benefit from increased consumer traffic, merchant fees received from the ATM operator, and reduced check-writing and credit card processing fees, while cardholders benefit from increased access to their cash. Deployment of off-premise ATMs, however, was impeded by the prevailing strategy among financial institutions not to charge their cardholders surcharge fees for the convenience of accessing their financial institution accounts at non-financial institution locations. Until 1996, most EFT networks did not allow surcharge fees for ATM transactions that were routed over their networks. However, beginning in that year, the two largest EFT networks, Cirrus and Plus, began to allow surcharge fees and other networks followed.

Recent Trends in the U.S. ATM Industry

The introduction of surcharge revenue in the ATM market made the deployment of off-premise ATMs economically feasible and attractive for non-financial institutions. Following this shift, according to ATM&Debit News, the number of off-premise ATMs in the United States grew at a rapid pace, increasing in number from approximately 84,000 in 1998 to an estimated 236,000 off-premise ATMs in 2007. Additionally, this period of expansion in the off-premise business model saw a notable shift in the relative prevalence of on- and off-premise ATMs. As per ATM&Debit News, off-premise ATMs represented approximately 45% of total ATMs in the United States in 1998. By 2007, the market share of off-premise ATMs had grown to approximately 57%. Despite this long-term growth trend, the annual growth rate for off-premise ATMs has slowed considerably since 2003. Furthermore, the number of off-premise ATMs declined since 2005, indicating the continued maturation of the domestic off-premise ATM market.

The maturation of the domestic ATM market has seen an increase in the average surcharge rates charged by ATM operators. According to Dove Consulting, average surcharge rates on off-premise ATM transactions have increased by 21% from 2001 to 2006, rising from $1.48 to $1.79, respectively. On-premise ATMs have exhibited a similar trend, with average surcharge rates growing 20% over the same time period.

Source:  Dove Consulting

Additionally, despite the fact that electronic payment alternatives such as debit and prepaid cards have gained popularity in recent years, overall cash usage trends in the United States have remained stable. The overall level of domestic cash usage from 2001 to 2005 remained stable at approximately one-third of total transaction spending, maintaining a strong demand for convenient access for cash and ATM transactions.

Source:  American Bankers Association / Dove Consulting

Developing Trends in the ATM Industry

Increase in Bank and Network Branding Arrangements.  Many U.S. banks serving the market for consumer banking services are aggressively competing for market share, and part of their competitive strategy is to increase their number of customer touch points, including the establishment of an ATM network to provide convenient cash access to their customers. A large owned-ATM network would be a key strategic asset for a bank, but we also believe it would be uneconomical for all but the very largest banks to build and operate an extensive ATM network. Bank branding of ATMs and participation in surcharge-free networks allows financial institutions to rapidly increase surcharge-free ATM access for their customers at substantially less cost than building their own ATM networks. These factors have led to an increase in bank and network branding, and we believe that there will be continued growth in such arrangements.

Growth in International Markets.  In many regions of the world, ATMs are less common than in the United States. We believe the ATM industry will grow faster in international markets than in the U.S., as the number of ATMs per capita in those markets approaches the U.S. level. In addition, there has been a trend towards growth of off-premise ATMs in several international markets, including the United Kingdom and Mexico.

The United Kingdom is the largest ATM market in Europe. Until the late 1990s, most U.K. ATMs were installed at bank and building society branches. Non-bank operators began to deploy ATMs in the United Kingdom in December 1998 when LINK (which connects together the ATM networks of all U.K. ATM operators) allowed them entry into its network via arrangements between non-bank operators and U.K. financial institutions. We believe that non-bank ATM operators have benefited in recent years from customer demand for more conveniently located cash machines, the emergence of internet banking with no established point of presence and the closure of bank branches due to consolidation. According to LINK, a total of approximately 60,000 ATMs were deployed in the United Kingdom as of December 2006, of which approximately 27,000 were operated by non-banks. This has grown from approximately 36,700 total ATMs in 2001, with less than 7,000 operated by non-banks. The following table shows the compound annual growth rate (“CAGR”) for ATMs deployed in the United Kingdom from 2000 to 2006.

Source:  APACS’ U.K. Payment Statistics 2007

Similar to the U.S., electronic payment alternatives have gained popularity in the U.K. in recent years. However, cash is still the primary payment method preferred by consumers, representing nearly two-thirds of total transaction spending.

Source:  APACS’ U.K. Payment Statistics 2007

Annual ATM cash withdrawal transactions continue to remain strong in the U.K., reflecting consumers’ preference to utilize cash for their transaction spending.

Source:  APACS’ U.K. Payment Statistics 2007.

According to the Central Bank of Mexico, as of December 2006, Mexico had approximately 25,600 ATMs operating throughout the country, substantially all of which are owned by national and regional banks. Historically, surcharge fees were not allowed pursuant to Mexican law. However, in July 2005, the Mexican government approved a measure that now allows ATM operators to charge a fee to individuals withdrawing cash from their ATMs. As a result of the Mexican government approving surcharging and the relatively low level of penetration of ATMs in Mexico, we believe that there will be significant growth in the number of ATMs owned by non-banks.

Outsourcing by Banks and Other Financial Institutions.  While many banks and other financial institutions own significant networks of ATMs that serve as extensions of their branch networks and increase the level of service offered to their customers, large ATM networks are costly to operate and typically do not provide significant revenue for banks and other financial institutions. We believe there is an opportunity for large non-bank ATM operators with low costs and an established operating history to contract with financial institutions to manage their ATM networks. Such an outsourcing arrangement could reduce a financial institution’s operational costs while extending their customer service.

BUSINESS

Company Overview

We operate the world’s largest network of ATMs. Our network currently includes approximately 31,000 ATMs, principally in national and regional merchant locations throughout the United States, the United Kingdom and Mexico. Approximately 18,850 of the ATMs we operate are Company-owned and 12,125 are merchant-owned. Our high-traffic retail locations and national footprint make us an attractive partner for regional and national financial institutions which are seeking to increase their market penetration. Over 9,500 of our company-owned ATMs are under contract with well-known banks to place their logos on such machines, making us the largest non-bank owner and operator of bank-branded ATMs in the United States. We also operate the Allpoint network, which sells surcharge-free access to financial institutions that lack a significant ATM network. We believe that Allpoint is the largest surcharge-free network in the United States based on the number of participating ATMs.

The following tables set forth our leading position among ATM operators in the U.S. and world-wide ATM markets:

		U.S.	% of
U.S. Rank		ATMs	Total

1	Cardtronics	28,600	7.2%
2	Bank of America	17,200	4.4%
3	ATM Express	12,000	3.0%
4	TRM	10,500	2.7%
5	JPMorgan Chase	8,500	2.2%
6	PAI ATM Services	8,500	2.2%
7	Wells Fargo	6,800	1.7%
8	International Merchant Services	5,900	1.5%
9	Nationwide Money Services	5,250	1.3%
10	Access to Money	5,000	1.3%

	Top 10	108,250	27.4%
	U.S. Market	395,000	100.0%

Source: ATM&Debit News, company websites, and management estimates as of August 2007.

World-wide		World-wide	% of
Rank		ATMs	Total

1	Cardtronics (USA)	31,000	2.0%
2	Japan Post (Japan)	26,500	1.7%
3	Banco de Brasil (Brazil)	26,300	1.7%
4	Banco Itau (Brazil)	21,100	1.4%
5	Nat’l Agricultural Co-op (South Korea)	20,400	1.3%
6	Ind. & Commercial Bank of China (China)	18,900	1.2%
7	Caixa Economica Federal (Brazil)	18,900	1.2%
8	Bank of America (USA)	17,200	1.1%
9	Bradesco (Brazil)	16,600	1.1%
10	China Construction Bank (China)	15,800	1.0%

	Top 10	212,700	13.8%
	World-wide Market	1,540,000	100.0%

Source: Retail Banking Research and management estimates as of August 2007.

7-Eleven ATM Transaction

On July 20, 2007, we purchased substantially all of the assets of the 7-Eleven Financial Services Business for approximately $138.0 million in cash. That amount included a $2.0 million payment for estimated acquired working capital, which is subject to further adjustment based on the actual working capital balance outstanding as of the acquisition date, and approximately $1.0 million in other related closing costs. We financed the 7-Eleven ATM Transaction, including related fees and expenses, through the issuance of $100.0 million in 9 1/4% senior subordinated notes due 2013—Series B, and borrowings under our amended revolving credit facility.

The 7-Eleven Financial Services Business operates approximately 5,500 ATMs, including approximately 2,000 Vcom® units, which, in addition to standard ATM services, offer the Vcom® Services. Because of the significance of this acquisition, our historical operating results are not expected to be indicative of our future operating results. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus for additional information. In connection with the 7-Eleven ATM Transaction, we entered into a placement agreement that will provide us, subject to certain conditions, with a ten-year exclusive right to operate all ATMs and Vcom® units in 7-Eleven locations throughout the U.S., including any new stores opened or acquired by 7-Eleven.

For the year ended December 31, 2006 and the six months ended June 30, 2007, the 7-Eleven Financial Services Business generated $163.7 million and $79.6 million of revenues, respectively, and $10.8 million and $1.9 million of net income, respectively. Those amounts include approximately $18.7 million and $4.6 million, respectively, of upfront placement fees received by 7-Eleven related to the development of its advanced-functionality services, approximately $18.0 million and $4.2 million of which are related to arrangements that ended prior to our acquisition of the 7-Eleven Financial Services Business, and thus will not continue in the future. While we believe we will continue to earn some placement fee revenues related to the acquired financial services business of 7-Eleven, we expect those amounts to be substantially less than those earned historically. We have estimated that the Vcom® Services generated an operating profit of $11.4 million for the year ended December 31, 2006 and an operating loss of $1.0 million for the six months ended June 30, 2007. However, excluding the upfront placement fees, which are not expected to continue in the future, the Vcom® Services generated operating losses, based upon our analysis, of $6.6 million and $5.2 million for the year ended December 31, 2006 and six months ended June 30, 2007, respectively. It is our expectation that the acquired Vcom® operations will continue to generate operating losses subsequent to the 7-Eleven ATM Transaction. However, we believe that the right mix of services and locations, coupled with effective targeted marketing strategies, could lead to improved financial results for this portion of the acquired business, and we are, therefore, currently working to restructure that portion of the acquired business. In the event we are unable to improve the financial results of the acquired Vcom® operations, and we incur cumulative operating losses of $10.0 million associated with providing the Vcom® Services, including $1.6 million in contract termination costs, our current intent is to terminate the Vcom® Services and utilize the Vcom® machines solely to provide traditional ATM services. See “Risk Factors—Risks Related to Our Business—In connection with the 7-Eleven ATM Transaction, we acquired advanced-functionality Vcom® machines with significant potential for providing new services. Failure to achieve market acceptance among users could lead to continued losses from the Vcom® Services, which could adversely affect our operating results.”

We believe that the 7-Eleven ATM Transaction portfolio provides us with substantial benefits and opportunities, including the following:

Additional High-Volume, Prime Retail Locations.  The ATMs we acquired in the 7-Eleven ATM Transaction averaged over 1,000 withdrawal transactions per month during

2006, which compares favorably to the average of 404 withdrawal transactions per month for our existing ATM portfolio during the same period.

Internal Growth Opportunities.  We agreed to a ten-year ATM placement agreement that will give us, subject to certain conditions, the exclusive right to operate all ATMs and Vcom® units in existing and future 7-Eleven store locations in the U.S. during the term of the agreement. Additionally, with 7-Eleven being the largest convenience store operator in the world (with over 32,700 locations worldwide), we believe that our relationship with 7-Eleven may afford us the opportunity to further expand internationally.

Bank Branding and Outsourcing Opportunities.  When combined with our existing portfolio of ATMs, the approximately 5,500 ATM and Vcom® units located in 7-Eleven store locations, which are currently branded with the Citibank brand, bring the total number of our Company-owned ATMs under bank branding arrangements to approximately 9,500. We believe that the combined bank branded portfolio, which is the largest of its kind in the industry, will lead to future branding opportunities for many of the unbranded retail locations remaining within our portfolio of Company-owned ATMs.

Surcharge-Free Offering Opportunities.  The 7-Eleven ATM portfolio currently participates in two surcharge-free networks, the CO-OP® network, the nation’s largest surcharge-free network devoted exclusively to credit unions, and FSCC, a cooperative service organization providing shared branching services for credit unions. We also believe the 7-Eleven ATM Transaction provides opportunities to expand our surcharge-free network offerings.

Advanced-Functionality Opportunities.  The 7-Eleven ATM Transaction provides us with a unique opportunity to participate in the advanced kiosk-based financial services market within the U.S. through the Vcom® Services. Such services may provide for additional growth opportunities as additional merchants and financial institutions seek to take advantage of these services.

Operational Synergies.  We expect our extensive industry experience and operational expertise as a low cost provider to allow us to take advantage of certain operational synergies that may be realized from the 7-Eleven ATM Transaction, as existing contracts with service providers begin to expire at the end of 2009. Furthermore, because of the nature of such contracts, the initial integration of the acquired 7-Eleven Financial Services Business is not expected to negatively impact our ongoing operations.

Other Acquisitions

In addition to the 7-Eleven ATM Transaction, we have made 14 other acquisitions in prior years both in the United States and internationally. These acquisitions included:

•	In February 2006, we acquired a 51.0% ownership stake in CCS Mexico, an independent ATM operator located in Mexico, for approximately $1.0 million in cash consideration and the assumption of approximately $0.4 million in additional liabilities. At the time of the acquisition, CCS Mexico operated approximately 300 ATMs.

•	In December 2005, we acquired all of the outstanding shares of ATM National, Inc., the owner and operator of the Allpoint nationwide surcharge-free ATM network. The consideration for such acquisition totaled $4.8 million.

•	In May 2005, we purchased 100% of the outstanding shares of Bank Machine (Acquisitions) Limited for approximately $95.0 million. At the time of the acquisition, Bank Machine (Acquisitions) Limited operated approximately 1,000 ATMs in the United Kingdom.

•	In April 2005, we acquired a portfolio of 330 ATMs, primarily at BP Amoco locations throughout the midwest region, for approximately $9.0 million in cash.

•	In March 2005, we acquired a portfolio of 475 ATMs located in the greater New York Metro area from BAS Communications for approximately $8.2 million in cash.

•	In June 2004, we acquired the ATM business owned by E*TRADE Access, Inc. for $106.9 million in cash. At the time of the acquisition, E*TRADE Access, Inc. operated 13,155 ATMs in the United States. Historical audited financial statements for this company (“ATM Company”) are included elsewhere herein.

We believe that this experience and our disciplined integration approach reduces the risks associated with acquiring additional portfolios of ATMs. Because we do not typically assume significant numbers of employees nor import new operating systems in connection with our ATM portfolio or asset acquisitions, we believe such acquisitions have relatively low integration/migration risk when compared to business acquisitions (such as the 7-Eleven ATM Transaction). We also believe our acquisition risk, for both ATM portfolio acquisitions and business acquisitions, is somewhat reduced because the financial performance of ATMs we acquire is relatively predictable given our access to third-party data on the transaction history and revenues of the ATMs we acquire. This predictability is also enhanced by the well-understood nature of our operating costs per machine and per transaction.

The scale of our operations allows us to significantly reduce the overhead associated with acquired ATM portfolios as well as reduce operating costs by taking advantage of our existing vendor contracts. In addition, we have been able to successfully grow several of our acquired ATM portfolios and businesses by deploying additional ATMs under the merchant contracts associated with such acquisitions. This has resulted in improved operating cash flow and high returns on capital for several of our transactions. For example, the current annual EBITDA on the ATM business acquired from E*TRADE Access, Inc. is approximately three times the annual EBITDA at the time of acquisition.

Our Products and Services

We typically provide our leading merchant customers with all of the services required to operate an ATM, which include transaction processing, cash management, maintenance, and monitoring. We believe our merchant customers value our high level of service, our 24-hour per day monitoring and accessibility, and that our U.S. ATMs are on-line and able to serve customers an average of 98.5% of the time. In connection with the operation of our ATMs and our customers’ ATMs, we generate revenue on a per-transaction basis from the surcharge fees charged to cardholders for the convenience of using our ATMs and from interchange fees charged to such cardholders’ financial institutions for processing the ATM transactions. The following table provides detail relating to the number of ATMs we owned and operated under our various arrangements as of June 30, 2007, on a pro forma basis giving effect to the 7-Eleven ATM Transaction:

	Company-	Merchant-
	Owned	Owned	Total

Number of ATMs	18,850	12,125	30,975
Percent of total ATMs	60.9%	39.1%	100.0%

We generally operate our ATMs under multi-year contracts that provide a recurring and stable source of transaction-based revenue and typically have an initial term of five to seven years. As of June 30, 2007, our contracts with our top 10 merchant customers had a weighted average remaining life (based on revenues) of 5.2 years (8.3 years on a pro forma basis giving effect to the ten-year placement agreement we entered into with 7-Eleven in July 2007).

Recently, we have entered into arrangements with financial institutions to brand certain of our Company-owned ATMs. A branding arrangement allows a financial institution to expand its geographic presence for a fraction of the cost of building a branch location and typically for less than the cost of placing one of its own ATMs at that location. Such an arrangement allows a financial institution to rapidly increase its number of branded ATM sites and improve their competitive position. Under these arrangements, the branding institution’s customers are allowed to use the branded ATM without paying a surcharge fee to us. In return, we receive monthly fees on a per-ATM basis from the branding institution, while retaining our standard fee schedule for other cardholders using the branded ATM. In addition, we typically receive increased interchange revenue as a result of increased usage of our ATMs by the branding institution’s customers and others who prefer to use a bank branded ATM. We intend to pursue additional branding arrangements as part of our growth strategy. Prior to 2006, we had bank branding arrangements in place on less than 1,000 of our Company-owned ATMs. However, as a result of our increased sales efforts, the 7-Eleven ATM Transaction, and financial institutions realizing the significant benefits and opportunities afforded to them through bank branding programs, we currently have branding arrangements in place with 17 domestic financial institutions involving approximately 9,500 Company-owned ATMs. The 7-Eleven ATM Transaction added 5,500 of these ATMs, which are branded with the Citibank brand.

Another type of branding arrangement is our Allpoint and MasterCard® nationwide surcharge-free ATM networks. Under the Allpoint network, financial institutions who are members of the network pay us a fixed monthly fee per cardholder in exchange for us providing their cardholders with surcharge-free access to most of our domestic owned and/or operated ATMs. Under the MasterCard® network, we provide surcharge-free access to most of our domestic owned and/or managed ATMs to cardholders of financial institutions who participate in the network and who utilize a MasterCard® debit card. In return for providing this service, we receive a fee from MasterCard® for each surcharge-free withdrawal transaction conducted on our network. The Allpoint and MasterCard® networks offer attractive alternatives to financial institutions that lack their own distributed ATM network. We acquired all of the outstanding shares of ATM National, Inc., the owner and operator of the Allpoint network, in December 2005. In September 2006, we implemented our surcharge-free network with MasterCard®. As part of the 7-Eleven ATM Transaction, we assumed additional surcharge-free relationships with CO-OP®, the nation’s largest surcharge-free network for credit unions, and FSCC, a cooperative service organization providing shared branching services for credit unions, thus further enhancing our surcharge-free offerings.

We have found that the primary factor affecting transaction volumes at a given ATM is its location. Our strategy in deploying our ATMs, particularly those placed under Company-owned arrangements, is to identify and deploy ATMs at locations that provide high visibility and high transaction volume. Our experience has demonstrated that the following locations often meet these criteria: convenience stores and combination convenience stores and gas stations, grocery stores, airports, and major regional and national retail outlets. The 5,500 locations that we added to our portfolio as a result of the 7-Eleven ATM Transaction are a prime example of the types of locations that we seek when deploying our ATMs. In addition to the 7-Eleven locations, we have also entered into multi-year agreements with a number of other merchants, including A&P, Albertsons, Chevron, Costco, CVS Pharmacy, Duane Reade, ExxonMobil, Giant, Hess Corporation, Kroger, Rite Aid, Sunoco, Target, Walgreens, and Winn-Dixie in the United States; Alfred Jones, Martin McColl, McDonalds, The Noble Organisation, Odeon Cinemas, Spar, Tates, and Vue Cinemas in the United Kingdom; and Fragua and OXXO in Mexico. We believe that once a cardholder establishes a pattern of using a particular ATM, the cardholder will generally continue to use that ATM.

Merchant Customers

In the United States, we have contracts with approximately 40 major national and regional merchants, including convenience stores, supermarkets, drug stores, and other high-traffic retail chains, and ATMs in approximately 11,400 locations with independent merchants. In the United Kingdom, we have contracts with approximately 30 national and regional merchants and approximately 600 independent merchants. In Mexico, a majority of the ATMs currently deployed are with independent merchants, though we have recently begun deploying ATMs with two merchants that have retail locations throughout Mexico. Prior to the 7-Eleven ATM Transaction, no single merchant customer’s ATM locations generated fees that accounted for more than 5.0% of our total revenues for either the year ended December 31, 2006 or the six months ended June 30, 2007. Our five largest merchant customers cumulatively represented 19.2% and 21.5% of our total revenues for the year ended December 31, 2006 and six months ended June 30, 2007, respectively. As a result of the 7-Eleven ATM Transaction, 7-Eleven is now the largest merchant customer in our portfolio, representing approximately 35.8% and 34.4% of our total pro forma revenues for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively. The underlying merchant agreement with 7-Eleven has an initial term of 10 years from the effective date of the acquisition.

The terms of our merchant contracts vary as a result of negotiations at the time of execution. In the case of Company-owned ATMs, which are typically deployed with our major national and regional merchants, the contract terms vary, but typically include the following:

•	an initial term of five to seven years;

•	exclusive deployment of ATMs at locations where we install an ATM;

•	our right to increase surcharge fees;

•	our right to remove ATMs at underperforming locations without having to pay a termination fee;

•	in the United States, our right to terminate or remove ATMs or renegotiate the fees payable to the merchant if surcharge fees are generally reduced or eliminated by law; and

•	provisions making the merchant’s fee dependent on the number of ATM transactions.

Our contracts under merchant-owned arrangements typically include similar terms, as well as the following additional terms:

•	in the United States, provisions prohibiting in-store check cashing by the merchant and, in the United States and United Kingdom, the operation of any other cash-back devices;

•	provisions imposing an obligation on the merchant to operate the ATMs at any time its stores are open for business; and

•	provisions, when possible, that require the assumption of our contract in the event a merchant sells its stores.

Sales and Marketing

Our sales and marketing team focuses principally on developing new relationships with national and regional merchants as well as on building and maintaining relationships with our existing merchants. The team is organized into groups that specialize in marketing to specific merchant industry segments, which allows us to tailor our offering to the specific requirements of each merchant customer. In addition to the merchant-focused sales and marketing group, we have a sales and marketing group that is focused on developing and managing our relationships with financial institutions, as we look to expand the types of services that we offer to such institutions. As of June 30, 2007, our sales and marketing team was composed of 50 employees, of which those who are exclusively focused on sales typically receive a combination of incentive-based compensation and a base salary.

In addition to targeting new business opportunities, our sales and marketing team supports our acquisition initiatives by building and maintaining relationships with newly acquired merchants. We seek to identify growth opportunities within each merchant account by analyzing the merchant’s sales at each of its locations, foot traffic, and various demographic data to determine the best opportunities for new ATM placements. Subsequent to the 7-Eleven ATM Acquisition, our sales and marketing team members are now working to strengthen our relationship with 7-Eleven, as well as our relationships with Citibank and other branding partners. Additionally, our sales and marketing team is focused on increasing the number of ATMs we have deployed in the United Kingdom and Mexico by expanding the relationships with our existing merchants and by targeting potential new merchants.

Technology

Our technology and operations platform consists of ATM equipment, ATM and internal network infrastructure (including in-house ATM transaction processing capabilities), cash management, and customer service. This platform is designed to provide our merchant customers with what we believe is a high quality suite of services.

ATM Equipment.  In the United States and Mexico, we purchase ATMs from national manufacturers, including NCR, Diebold, Triton Systems, and Wincor Nixdorf and place them in our merchant customers’ locations. The portfolio of equipment we purchased in the 7-Eleven ATM Transaction is comprised of traditional ATMs manufactured by NCR and Diebold and advanced Vcom® units manufactured by NCR. The wide range of advanced technology available from these ATM manufacturers provides our merchant customers with advanced features and reliability through sophisticated diagnostics and self-testing routines. The different machine types can all perform basic functions, such as dispensing cash and displaying account information. However, some of our ATMs are modular and upgradeable so they can be adapted to provide additional services in response to changing technology and consumer demand. For example, a portion of our ATMs can be upgraded to accept deposits through the installation of additional hardware and software components.

We operate three basic types of ATMs in the United Kingdom: (1) “convenience,” which are internal to a merchant’s premises, (2) “through the wall,” which are external to a merchant’s premises, and (3) “pods,” a free-standing kiosk style ATM, also located external to a merchant’s premises. The ATMs are principally manufactured by NCR.

Transaction Processing.  We place significant emphasis on providing quality service with a high level of security and minimal interruption. We have carefully selected support vendors to optimize the performance of our ATM network. In addition, our third-party transaction processors provide sophisticated security analysis and monitoring 24 hours a day.

In late 2006, we implemented our own in-house transaction processing operation, which is based in Dallas, Texas. This initiative enables us to monitor transactions on our ATMs and to control the flow and content of information on the ATM screen. As of August 31, 2007, we had converted in excess of 7,500 ATMs over to our in-house transaction processing switch, and we currently expect this initiative to be completed in the first quarter of 2008. As with our existing ATM network operation, we have carefully selected support vendors to help ensure the security and continued performance of such operation. In conjunction with the 7-Eleven ATM Transaction, we assumed a master ATM management agreement with Fiserv under which Fiserv currently provides a number of ATM-related services to the 7-Eleven ATMs, including transaction processing, network hosting, network sponsorship, maintenance, cash management, and cash replenishment. Additionally, similar to our in-house transaction processing switch, the 7-Eleven Financial Services Business had its own processing operations that it used to process transactions for the 2,000 Vcom® units. As with our in-house processing operation, carefully-selected support vendors will continue to help ensure the security and continued performance of the acquired processing operation. We will continue to operate both our in-house processing switch and the acquired processing switch until such time as the 7-Eleven Financial Services Business operations can be fully integrated into our current operations.

Internal Systems.  Our internal systems, including our in-house processing switch, include multiple layers of security to help protect them from unauthorized access. Protection from external sources is provided by the use of hardware and software-based security features that isolate our sensitive systems. We also use commercially-available encryption technology to protect communications. On our internal network, we employ user authentication and anti-virus tools at multiple levels. These systems are protected by detailed security rules to limit access to all critical systems, and, to our knowledge, our security systems have never been breached. Our systems components are directly accessible by a limited number of employees on a need-only basis. Our gateway connections to our EFT network service providers provide us with real-time access to transaction details, such as cardholder verification, authorization, and funds transfer. We have installed these communications circuits with backup connectivity to help protect us from telecommunications problems in any particular circuit.

We use commercially-available and custom software that continuously monitors the performance of the ATMs in our network, including details of transactions at each ATM and expenses relating to that ATM, such as fees payable to the merchant. This software permits us to generate detailed financial information for each ATM location, allowing us to monitor each location’s profitability. We analyze transaction volume and profitability data to determine whether to continue operating at a given site, how to price various operating arrangements with merchants and branding arrangements, and to create a profile of successful ATM locations so as to assist us in deciding the best locations for additional ATM deployments.

Cash Management.  We have our own internal cash management department that utilizes data generated by our cash providers, internally generated data, and a proprietary methodology to confirm daily orders, audit delivery of cash to armored couriers and ATMs, monitor cash balances for cash shortages, coordinate and manage emergency cash orders, and audit costs from both armored couriers and cash providers.

Our cash management department uses commercially-available software and proprietary analytical models to determine the necessary fill frequency and load amount for each ATM. Based on location, day of the week, upcoming holidays and events, and other factors, we project cash requirements for each ATM on a daily basis. After receiving a cash order from us, the cash provider forwards the request to its vault location nearest to the applicable ATM. Personnel at the vault location then arrange for the requested amount of cash to be set aside and made available for the designated armored courier to access and subsequently transport to the ATM.

Customer Service.  We believe one of the factors that differentiates us from our competitors is our customer service responsiveness and proactive approach to managing any ATM downtime. We use an advanced software package that continuously monitors the performance of our Company-owned ATMs for service interruptions and notifies our maintenance vendors for prompt dispatch of necessary service calls. The 3,500 traditional ATMs acquired in the 7-Eleven ATM Transaction will continue to be monitored and serviced under the Fiserv ATM management agreement. Additionally, the 2,000 Vcom® units acquired will continue to be monitored under a third-party service agreement.

Finally, we use a commercially-available software package to maintain a database of transactions made on and performance metrics for all of our ATM locations. This data is aggregated into individual merchant customer profiles that are readily accessible by our customer service representatives and managers. We believe our proprietary database enables us to provide superior quality and accessible and reliable customer support.

Primary Vendor Relationships

To maintain an efficient and flexible operating structure, we outsource certain aspects of our operations, including transaction processing, cash management, and maintenance. Due to the number of ATMs we operate, we believe we have obtained favorable pricing terms from most of our major vendors. We contract for the provision of the services described below in connection with our operations.

Transaction Processing.  We contract with and pay fees to third parties who process transactions originating from our ATMs and that are not processed directly through our own in-house processing switch. These processors communicate with the cardholder’s financial institution through an EFT network to obtain transaction authorization and settle transactions. These transaction processors include Star Systems, Fiserv, Lynk and Elan Financial Services (formerly Genpass) in the United States, LINK and Euronet in the United Kingdom, and Promocion y Operacion S.A. (“Prosa”) in Mexico. Although the Company has recently moved towards in-house processing, such processing efforts are primarily focused on controlling the flow and content of information on the ATM screen. As such, we expect to continue to rely on third party service providers to handle our connections to the EFT networks and to perform selected fund settlement and reconciliation processes.

Transactions originating on traditional ATMs acquired in the 7-Eleven ATM Transaction will continue to be processed under the ATM management agreement with Fiserv, who maintains relationships with the major U.S. networks. Transactions originating on a Vcom® unit will continue to be processed on the 7-Eleven Financial Services Business in-house processing switch, which we also acquired as a part of the acquisition.

EFT Network Services.  Our transactions are routed over various EFT networks to obtain authorization for cash disbursements and to provide account balances. Such networks include Star, Pulse, NYCE, Cirrus, and Plus in the United States; LINK in the United Kingdom; and Prosa in Mexico. EFT networks set the interchange fees that they charge to the financial institutions, as well as the amount paid to us. We attempt to maximize the utility of our ATMs to cardholders by participating in as many EFT networks as practical. The 3,500 traditional ATMs and 2,000 Vcom® units acquired in the 7-Eleven ATM Transaction will continue to access the networks under the arrangements Fiserv has with the networks.

ATM Equipment.  As previously noted, we purchase substantially all of our ATMs from national manufacturers, including NCR, Diebold, Triton Systems, and Wincor Nixdorf. The large quantity of ATMs that we purchase from these manufacturers enables us to receive favorable pricing and payment terms. In addition, we maintain close working relationships with these manufacturers in the course of our business, allowing us to stay informed regarding product updates and to minimize technical problems with purchased equipment. Under our Company-owned arrangements, we deploy high quality, multi-function ATMs. Under our merchant-owned arrangements, we deploy ATMs that are cost-effective and appropriate for the merchant. These are purchased from a variety of ATM vendors. Although we currently purchase a substantial majority of our ATMs from NCR, we believe our relationships with our other ATM suppliers are good and that we would be able to purchase the ATMs we require for our Company-owned operations from other ATM manufacturers if we were no longer able to purchase ATMs from NCR.

ATM Maintenance.  In the United States, we typically contract with third-party service providers for the provision of on-site maintenance services. We have multi-year maintenance agreements with Diebold, NCR, and Pendum (formerly EFMARK) in the United States. In the United Kingdom, maintenance services are provided by in-house technicians. In Mexico, during 2006, such maintenance was provided by in-house technicians or local third-party contractors. However, given our expected growth in the region, we entered into a multi-year agreement with Diebold in the first quarter of 2007 to conduct all maintenance services for our ATMs in Mexico.

In connection with the 7-Eleven ATM Transaction, we assumed a number of multi-year, third-party service contracts previously entered into by the 7-Eleven Financial Services

Business. Historically, Fiserv has contracted with NCR to provide on-site maintenance services to the acquired ATMs and Vcom® units. We will continue to operate under the current terms of these agreements until such time as they are renegotiated or expire.

Cash Management.  We obtain cash to fill our Company-owned, and in some cases merchant-owned, ATMs under arrangements with our cash providers, which consist of Bank of America, Wells Fargo, and PDNB in the United States, ALCB in the United Kingdom, and Bansi in Mexico. In the United States and United Kingdom, we currently pay a monthly fee on the average amount outstanding to our primary vault cash providers under a formula based on LIBOR. For the ATMs acquired in the 7-Eleven ATM Transaction, we pay a monthly fee for the vault cash utilized in the 5,500 ATMs and Vcom® units under a floating rate formula based on the federal funds effective rate. In Mexico, we pay a monthly fee for this cash under a formula based on the Mexican Interbank Rate. At all times, the cash legally belongs to the cash providers, and we have no access or right to the cash.

We also contract with third parties to provide us with cash management services, which include reporting, armored courier coordination, cash ordering, cash insurance, reconciliation of ATM cash balances, ATM cash level monitoring, and claims processing with armored couriers, financial institutions, and processors.

As of June 30, 2007, we had $439.6 million in cash in our domestic ATMs under these arrangements, with over 98.4% of this cash provided by Bank of America under a vault cash agreement that runs until October 1, 2008. In addition, we entered into a separate vault cash agreement with Wells Fargo to supply us with the cash that we will utilize for the operation of the acquired 5,500 ATMs and Vcom® units. Wells Fargo, which has historically been the vault cash provider utilized by 7-Eleven, has committed to fund up to $375.0 million at any time to support ATM withdrawals, Vcom® functions, and other services which may be agreed to from time to time. Such amount may be increased to $450.0 million during certain peak periods or under certain circumstances as outlined in the agreement, which is expected to run until July 2009. On a pro forma basis giving effect to the 7-Eleven ATM Transaction, the amount of cash held in our domestic ATMs as of June 30, 2007 was $816.3 million. In the United Kingdom, the balance of cash held in our ATMs as of June 30, 2007, was approximately $121.9 million. In Mexico, our balance totaled approximately $4.2 million as of June 30, 2007.

Cash Replenishment.  We contract with armored courier services to transport and transfer cash to our ATMs. We use leading armored couriers such as Brink’s Incorporated (“Brink’s”), Loomis, Fargo & Co., and Pendum (formerly EFMARK, Premium Armored Services, Inc., and Bantek West, Inc.) in the United States; and Brink’s, Group 4 Securicor, and Securitas in the United Kingdom. Under these arrangements, the armored couriers pick up the cash in bulk and, using instructions received from our cash providers, prepare the cash for delivery to each ATM on the designated fill day. Following a predetermined schedule, the armored couriers visit each location on the designated fill day, load cash into each ATM by either adding additional cash into a cassette or by swapping out the remaining cash for a new fully loaded cassette, and then balance the machine and provide cash reporting to the applicable cash provider. In Mexico, we utilize a flexible replenishment schedule, which enables us to minimize our cash inventory by allowing the ATM to be replenished on an “as needed” basis and not on a fixed recurring schedule. Cash needs are forecasted in advance and the ATMs are closely monitored on a daily basis. Once a terminal is projected to need cash within a specified number of days, the cash is procured and the armored vendor is scheduled so that the terminal is loaded approximately one day prior to the day that it is expected to run out of cash. Our primary armored courier service providers in Mexico are Compañia Mexicana de Servicio de Traslado de Valores (Cometra) and Panamericano.

Seasonality

In the United States and Mexico, our overall business is somewhat seasonal in nature with generally fewer transactions occurring in the first quarter. We typically experience increased transaction levels during the holiday buying season at our ATMs located in shopping malls and lower volumes in the months following the holiday season. Similarly, we have seen increases in transaction volumes in the spring at our ATMs located near popular spring-break destinations. Conversely, transaction volumes at our ATMs located in regions affected by strong winter weather patterns typically decline as a result of decreases in the amount of consumer traffic through certain locations in which we operate our ATMs. These declines, however, have been offset somewhat by increases in the number of our ATMs located in shopping malls and other retail locations that benefit from increased consumer traffic during the holiday buying season. We expect these location-specific and regional fluctuations in transaction volumes to continue in the future. Finally, we anticipate that the ATMs acquired in the 7-Eleven ATM Transaction will have transaction patterns similar to our other company-owned ATMs located in convenience stores, which typically experience lower transaction levels in winter months.

In the United Kingdom, seasonality in transaction patterns tends to be similar to the seasonal patterns in the general retail market. Generally, the highest transaction volumes occur on weekend days and, thus, monthly transaction volumes will fluctuate based on the number of weekends in a given month. However, we, like other independent ATM operators, experience a drop in the number of transactions we process during the Christmas season due to consumers’ greater tendency to shop in the vicinity of free ATMs and our closure of some of our ATM sites over the Christmas break. We expect these location-specific and regional fluctuations in transaction volumes to continue in the future.

Competition

We compete with financial institutions and other independent ATM companies for additional ATM placements, new merchant accounts, and acquisitions. Several of our competitors, namely national financial institutions, are larger and more established. While these entities may have fewer ATMs than we do, they have greater financial and other resources than us. For example, our major domestic competitors include banks such as Bank of America, US Bancorp, and PNC Corp. as well as independent ATM operators such as ATM Express, Innovus, and TRM Corp. In the United Kingdom, we compete with several large non-bank ATM operators, including Cardpoint, Notemachine, and Paypoint, as well as banks such as the Royal Bank of Scotland, Barclays, and Lloyds, among others. In Mexico, we compete primarily with national and regional financial institutions, including Banamex, Bancomer, and HSBC. Although the independent ATM market is still relatively undeveloped in Mexico, we have recently seen a number of small ATM operators initiate operations. These operators, which are typically known by the names of their sponsoring banks, include Banco Inbursa, Afirme, and Bajio.

Despite the level of competition we face, many of our competitors have not historically had a singular focus on ATM management. As a result, we believe our focus solely on ATM management and related services gives us a significant competitive advantage. In addition, we believe the scale of our extensive ATM network and our focus on customer service also provide significant competitive advantages.

Government and Industry Regulation

United States

Our principal business, ATM network ownership and operation, is not subject to significant government regulation, though we are subject to certain industry regulations. Furthermore, various aspects of our business are subject to state regulation. Our failure to comply with applicable laws and regulations could result in restrictions on our ability to provide our products and services in such states, as well as the imposition of civil fines.

Americans With Disabilities Act (“ADA”).  The ADA currently prescribes provisions that ATMs be made accessible to and independently usable by individuals who are visually-impaired. The Department of Justice may adopt new accessibility guidelines under the ADA that will include provisions addressing ATMs and how to make them more accessible to the disabled. Under the proposed guidelines that have been published for comment but not yet adopted, ATM height and reach requirements would be shortened, keypads would be required to be laid out in the manner of telephone keypads, and ATMs would be required to possess speech capabilities, among other modifications. If adopted, these new guidelines would affect the manufacture of ATM equipment going forward and could require us to retrofit ATMs in our network as those ATMs are refurbished or updated for other purposes.

Additionally, recently proposed Accessibility Guidelines under the ADA would require voice-enabling technology for newly installed ATMs and for ATMs that are otherwise retrofitted or substantially modified. We are committed to ensuring that all of our ATMs comply with all applicable ADA laws, and, although these new rules have not yet been adopted by the Department of Justice, we currently plan to make substantially all of our company-owned ATMs voice-enabled in conjunction with our security upgrade efforts (discussed below) in 2007. Additionally, in connection with our E*TRADE Access acquisition, we assumed obligations related to litigation instituted by the National Federation of the Blind relating to these matters. However, in June 2007, the parties to this litigation completed and executed a settlement agreement, which we believe will be approved by the court. If approved, we believe this settlement will be beneficial as it imposes no unreasonable requirements upon us in the way of the deployment of additional ATMs, would not result in significant additional costs over our current ADA upgrade effort, and would serve to end this litigation. For additional information on these matters, see “Legal Proceedings” below.

Rehabilitation Act.  On November 26, 2006, a U.S. District Judge ruled that the United States’ currencies (as currently designed) violate the Rehabilitation Act, a law that prohibits discrimination in government programs on the basis of disability, as the paper currencies issued by the U.S. are identical in size and color, regardless of denomination. Under the current ruling, the U.S. Treasury Department has been ordered to develop ways in which to differentiate paper currencies such that an individual who is visually-impaired would be able to distinguish between the different denominations. In response to the November 26, 2006 ruling, the Justice Department has filed an appeal with the U.S. Court of Appeals for the District of Columbia Circuit, requesting that the decision be overturned on the grounds that varying the size of denominations could cause significant burdens on the vending machine industry and cost the Bureau of Engraving and Printing an initial investment of $178.0 million and up to $50.0 million in new printing plates. While it is still uncertain at this time what the outcome of the appeals process will be, in the event the current ruling is not overturned, participants in the ATM industry (including us) may be forced to incur significant costs to upgrade current machines’ hardware and software components.

Encrypting Pin Pad (“EPP”) and Triple-DES.  Data encryption makes ATMs more tamper-resistant. Two of the more recently developed advanced data encryption methods are commonly referred to as EPP and Triple-DES. In 2005, we adopted a policy that any new ATMs that we acquire from a manufacturer must be both EPP and Triple-DES compliant. Because the EFT networks are requiring that all ATMs be Triple-DES compliant by the end of 2007, we have budgeted approximately $14.0 million to accomplish this encryption upgrade for all of our Company-owned ATMs by the end of this year. We believe this time frame will be acceptable to the major processing networks.

Surcharge Regulation.  The imposition of surcharges is not currently subject to federal regulation. There have been, however, various state and local efforts to ban or limit surcharges, generally as a result of activities of consumer advocacy groups that believe that surcharges are unfair to cardholders. Generally, United States federal courts have ruled against these efforts. We are not aware of any existing surcharging bans or limits applicable to us in any of the jurisdictions in which we currently do business. Nevertheless, there can be no assurance that surcharges will not be banned or limited in the cities and states where we operate. Such a ban or limit would have a material adverse effect on us and other ATM operators.

EFT Network Regulations.  EFT regional networks have adopted extensive regulations that are applicable to various aspects of our operations and the operations of other ATM network operators. The Electronic Fund Transfer Act, commonly known as Regulation E, is the major source of EFT network regulations. The regulations promulgated under Regulation E establish the basic rights, liabilities, and responsibilities of consumers who use electronic fund transfer services and of financial institutions that offer these services. The services covered include, among other services, ATM transactions. Generally, Regulation E requires us to provide notice of the fee to be charged the consumer, establish limits on the consumer’s liability for unauthorized use of his card, provide receipts to the consumer, and establish protest procedures for the consumer. We believe that we are in material compliance with these regulations and, if any deficiencies were discovered, that we would be able to correct them before they had a material adverse impact on our business.

United Kingdom

In the United Kingdom, MasterCard International has required compliance with an encryption standard called Europay, MasterCard, Visa, or “EMV”. The EMV standard provides for the security and processing of information contained on microchips imbedded in certain debit and credit cards, known as “smart cards.” As of June 30, 2007, all of our ATMs in the United Kingdom were EMV compliant, except for ATM transactions that are originated through MasterCard branded credit cards. However, we expect that we will achieve EMV compliance for such cards in January 2008. As a result of these compliance standards, our liability for fraudulent transactions conducted on our ATMs in the United Kingdom should be substantially reduced.

Additionally, the Treasury Select Committee of the House of Commons heard evidence in 2005 from interested parties with respect to surcharges in the ATM industry. This committee was formed to investigate public concerns regarding the ATM industry, including (1) adequacy of disclosure to ATM customers regarding surcharges, (2) whether ATM providers should be required to provide free services in low-income areas, and (3) whether to limit the level of surcharges. While the committee made numerous recommendations to Parliament regarding the ATM industry, including that ATMs should be subject to the Banking Code (a voluntary code of practice adopted by all financial institutions in the United Kingdom), the United Kingdom government did not accept the committee’s recommendations. Despite the rejection of the committee’s recommendations, the U.K. government did sponsor an ATM task force to look at social exclusion in relation to ATM services. As a result of the task force’s findings, approximately 600 additional free-to-use ATMs (to be provided by multiple ATM deployers) will be installed in low income areas throughout the United Kingdom during 2007. While this is less than a two percent increase in free-to-use ATMs through the U.K., there is no certainty that other similar proposals will not be made and accepted in the future.

Mexico

The regulation of ATMs in Mexico is controlled by the Secretary of Treasury and the Central Bank and is similar to that of the United States in that the ATM operator must have a sponsoring bank, specific signage is required to be displayed on the exterior of the ATM, and certain information regarding surcharging is required to be displayed on the screen of the ATM. Other requirements like EPP and Triple-DES compliant upgrades are driven by global industry standards.

Legal Proceedings

National Federation of the Blind (“NFB”).  In connection with our acquisition of the ATM business of E*TRADE Access, we assumed E*TRADE Access’ interests and liability for a lawsuit instituted in the United States District Court for the District of Massachusetts (the “Court”) by the NFB, the NFB’s Massachusetts chapter, and several individual blind persons (collectively, the “Private Plaintiffs”) as well as the Commonwealth of Massachusetts with respect to claims relating to the alleged inaccessibility of ATMs for those persons who are visually impaired. After the acquisition of the E*TRADE Access ATM portfolio, the Private Plaintiffs named us as a co-defendant with E*TRADE Access and E*TRADE Access’ parent—E*TRADE Bank, and the scope of the lawsuit has expanded to include both E*TRADE Access’ ATMs as well as our pre-existing ATM portfolio.

In June 2007, the parties completed and executed a settlement agreement, which we believe will be approved by the Court. The principal objective of the settlement is for 90% of all transactions (as defined in the settlement agreement) conducted on our Company-owned and merchant-owned ATMs by July 10, 2010 to be conducted at ATMs that are voice-guided. In an effort to accomplish such objective, we are subject to numerous interim reporting requirements and a one-time obligation to market voice-guided ATMs to a subset of our merchants that do not currently have voice-guided ATMs. Finally, the proposed settlement requires us to pay $900,000 in attorneys’ fees to the NFB and to make a $100,000 contribution to the Massachusetts’ local consumer aid fund. These amounts have been fully reserved for as of June  30, 2007. We do not believe that the settlement requirements outlined above will have a material impact on our financial condition or results of operations.

Since the above matter is being treated as a class action settlement, the notice and approval process will take several months. The Court has scheduled a hearing following the above-described notice period for December 4, 2007. Despite our expectation that the Court will approve the proposed settlement at that time, in the event that members of the class object to the proposed settlement and the Court concludes that their objections are valid and, for that reason, refuses to approve the settlement, the lawsuit would resume. If that occurs, we will continue our defense of this lawsuit in an aggressive manner.

Other Matters.  In June 2006, Duane Reade, Inc. (“Customer”), one of our merchant customers, filed a complaint in the United States District Court for the Southern District of New York (the “Federal Action”). The complaint, which was formally served to us in September 2006, alleged that we had breached an ATM operating agreement between the Customer and us by failing to pay the Customer the proper amount of fees under the agreement. The Customer is claiming that it is owed no less than $600,000 in lost revenues, exclusive of interests and costs, and projects that additional damages will accrue to them at a rate of approximately $100,000 per month, exclusive of interest and costs. As the term of our operating agreement with the Customer extends to December 2014, the Customer’s claims could exceed $12.0 million. On October 6, 2006, we filed a petition in the District Court of Harris County, Texas, seeking a declaratory judgment that we had not breached the ATM operating agreement. On October 10, 2006, the Customer filed a second complaint, this time in New York State Supreme Court, alleging the same claims it had alleged in the Federal Action. Subsequently, the Customer withdrew the Federal Action because the federal court did not have subject matter jurisdiction. Additionally, we have voluntarily dismissed the Texas lawsuit, electing to litigate the above-described claims in the New York State Supreme Court. In response to a motion for summary judgment filed by the Customer and a cross-motion filed by us, the New York State Supreme Court ruled on September 21, 2007 that our interpretation of the ATM operating agreement was the appropriate interpretation and expressly rejected the Customer’s proposed interpretations. In the event the Customer appeals this ruling, we will continue our aggressive defense of this lawsuit. Further, we believe that the ultimate resolution of this dispute will not have a material adverse impact on our financial condition or results of operations.

In March 2006, we filed a complaint in the United States District Court in Portland, Oregon, against CGI, Inc. (“Distributor”), a distributor for the E*Trade Access’ ATM business we acquired. Our complaint, alleged that the Distributor breached its agreement with us by directly competing with us on certain merchant accounts. The Distributor denied such violations, alleging that an oral modification of its distributor agreement with E*Trade permitted such activities, and initiated a counter-claim for alleged under-payments by us. We expressly denied the Distributor’s allegations. On July 31, 2007, we executed a settlement agreement wherein neither party admitted any wrongdoing, all differences were resolved, and both parties released each other from all claims made in the lawsuit. In connection with this settlement, the distributor agreement was re-instated in a modified form to, among other things, clarify the Distributor’s non-compete obligations. Additionally, the settlement provided for a nominal payment to the Distributor relating to payments claimed under the distributor agreement. Subsequent to the execution of the settlement agreement, both parties have operated under the revised distributorship agreement without any material issues or disputes.

We are also subject to various legal proceedings and claims arising in the ordinary course of our business. Additionally, the 7-Eleven Financial Services Business we acquired is subject to various legal claims and proceedings in the ordinary course of its business. We do not expect the outcome in any of these legal proceedings, individually or collectively, to have a material adverse effect on our financial condition or results of operations.

Employees

As of June 30, 2007, we had 325 employees. None of our employees is represented by a union or covered by a collective bargaining agreement. We believe that our relations with our employees are good. In conjunction with the 7-Eleven ATM Transaction, 26 employees of the 7-Eleven Financial Services Business became employees of Cardtronics.

Facilities

Our principal executive offices are located at 3110 Hayes Road, Suite 300, Houston, Texas 77082, and our telephone number is (281) 596-9988. We lease approximately 26,000 square feet of space under our Houston office lease and approximately 30,000 square feet in warehouse space in Houston, Texas. We also lease approximately 15,000 square feet of office space in buildings near our principal executive offices in Houston, Texas. Furthermore, we lease approximately 2,500 square feet of office space in Bethesda, Maryland, where we manage our Allpoint surcharge-free network operations, and 2,800 square feet of office space in Carrollton, Texas, where our in-house processing operations are based. In connection with the 7-Eleven ATM Transaction, we leased an additional 12,000 square feet of office space in the Dallas area.

In addition to our domestic office space, we lease approximately 6,200 square feet of office space in Hatfield, Hertfordshire, England and approximately 2,400 square feet of office space in Mexico City, Mexico. Our facilities are leased pursuant to operating leases for various terms. We believe that our leases are at competitive or market rates and do not anticipate any difficulty in leasing suitable additional space upon expiration of our current lease terms.

MANAGEMENT

Directors and Executive Officers

Board of Directors

Board Composition.  Our existing Board of Directors consists of nine individuals designated in accordance with the Company’s investors agreement. We anticipate that          of our current directors will resign prior to the completion of this offering and that we will appoint          additional independent directors, as described below. See “Certain Relationships and Related Party Transactions — Investors Agreement” for additional information about the investors agreement.

Our third amended and restated certificate of incorporation and our amended and restated bylaws will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, stockholders will elect a portion of our board of directors each year. Class I directors’ terms will expire at the annual meeting of stockholders to be held in 2008, Class II directors’ terms will expire at the annual meeting of stockholders to be held in 2009, and Class III directors’ terms will expire at the annual meeting of stockholders to be held in 2010. The Class I directors are Messrs.           and          , the Class II directors are Messrs.           and           and the Class III directors are Messrs.           ,          , and          . At each annual meeting of stockholders held after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election until the third annual meeting following election. The division of our board of directors into three classes with staggered terms may delay or prevent a change of our management or a change in control. See “Description of Capital Stock — Certain Provisions of Our Certificate of Incorporation and Bylaws — Election and Removal of Directors.”

The following table sets forth the name, age, and the position of each of the person who was serving as a Director as June 30, 2007:

Name	Age

Fred R. Lummis	54
Robert P. Barone	69
Frederick W. Brazelton	36
Ralph H. Clinard	73
Jorge M. Diaz	42
Roger B. Kafker	45
Michael A.R. Wilson	39
Jack Antonini	54
Ronald Delnevo	52

On January 11, 2007, Ronald D. Coben resigned from our Board of Directors in order to devote his full attention to a new position that he accepted with a separate publicly-traded company. Mr. Coben served on our audit committee, and his resignation was not the result of any disagreement with us.

The following biographies describe the business experience of the members of our Board of Directors:

Fred R. Lummis has served as a Director and Chairman of the Board since June 2001. In 2006, Mr. Lummis co-founded Platform Partners, LLC and currently serves as its Chairman and Chief Executive Officer. Prior to co-founding Platform Partners, Mr. Lummis co-founded and served as the managing partner of The CapStreet Group, LLC, CapStreet II, L.P., and CapStreet Parallel II, LP. Mr. Lummis still serves as a senior advisor to The CapStreet Group, LLC. From June 1998 to May 2000, Mr. Lummis served as Chairman of the Board and Chief Executive Officer of Advantage Outdoor Company, an outdoor advertising company. From September 1994 to June 1998, Mr. Lummis served as Chairman and Chief Executive Officer of American Tower Corporation, a nationwide communication tower owner and operator. Mr. Lummis currently serves as a Director of Amegy Bancorporation Inc. and several private companies. Mr. Lummis holds a Bachelor of Arts degree in economics from Vanderbilt University and a Masters of Business Administration degree from the University of Texas at Austin.

Robert P. Barone has served as a Director since September 2001. Mr. Barone has more than 40 years of sales, marketing, and executive leadership experience from the various positions he has held at Diebold, NCR, Xerox, and the Electronic Funds Transfer Association. Since December 1999, Mr. Barone has served as a consultant for SmartNet Associates, Inc., a private consulting firm. Additionally, from May 1997 to November 1999, Mr. Barone served as Chairman of the Board of PetsHealth Insurance, Inc., a pet health insurance provider. From September 1988 to September 1994, he served as Board Vice-Chairman, President, and Chief Operating Officer at Diebold. He holds a Bachelor of Business Administration degree from Western Michigan University and a Masters of Business Administration degree from Indiana University. A founder and past Chairman of the Electronic Funds Transfer Association, Mr. Barone is now Chairman Emeritus of the Electronic Funds Transfer Association.

Frederick W. Brazelton has served as a Director since June 2001. Mr. Brazelton is a co-founder and President of Platform Partners, LLC. Prior to co-founding Platform Partners in 2006, Mr. Brazelton was a partner of The CapStreet Group, LLC, which he joined in August 2000. From July 1996 to July 1998, Mr. Brazelton worked for Hicks, Muse, Tate & Furst, a private equity firm in Dallas, and from June 1994 to June 1995, he worked for Willis, Stein & Partners, a private equity firm in Chicago. He holds a Bachelor of Business Administration from the Business Honors Program at the University of Texas at Austin and a Masters of Business Administration degree from Stanford Graduate School of Business. Mr. Brazelton also serves on the Board of Directors of TRE Financial Services, LLC, a tax software company, and Encore FBO, LLC, a privately owned network of fixed base operators serving the airline and general aviation industries.

Ralph H. Clinard has served as a Director since June 2001. Mr. Clinard founded the predecessor to Cardtronics in 1989 and was with the Company as President and Chief Executive Officer until he retired in January 2003. Prior to founding our predecessor, Mr. Clinard served with Exxon Corporation, an integrated oil company, working in various positions for almost 30 years. Mr. Clinard holds a Bachelor of Science degree in mathematics from Muskingum College and a Bachelor of Science degree in mechanical engineering from Pennsylvania State University. Mr. Clinard is currently retired, and his son, Michael Clinard, serves as the Company’s Chief Operating Officer.

Jorge M. Diaz has served as a Director since December 2004. Mr. Diaz has served as President and Chief Executive Officer of Personix, a division of Fiserv, since April 1994. In January 1985, Mr. Diaz co-founded National Embossing Company, a predecessor company to Personix. Mr. Diaz sold National Embossing Company to Fiserv in April 1994.

Roger B. Kafker has served as a Director since February 2005. Mr. Kafker is a Managing Director at TA Associates and concentrates on management-led buyouts and recapitalizations in growth service businesses in the financial, consumer, and healthcare services industries. He currently serves as a Director of Clayton Holdings, CompBenefits Corporation, K2 Advisors LLC, and Preferred Freezer Services. Mr. Kafker previously served on the Boards of Directors of Affiliated Managers Group, Allegis Realty Investors (now UBS Realty Investors), And 1, ANSYS, Boron, LePore & Associates, Cupertino Electric, EYP Mission Critical Facilities, Florida Career College, HVL, Monarch Dental Corporation, and Thomson Advisory Group (now PIMCO Advisors). Prior to joining TA Associates in 1989, he was employed by Bankers Trust Company of New York, where he worked on leveraged acquisitions. Mr. Kafker received a BA degree, magna cum laude, Phi Beta Kappa, in History from Haverford College and a Masters of Business Administration degree, with Honors, from the Harvard Business School.

Michael A.R. Wilson has served as a Director since February 2005. Mr. Wilson is a Managing Director at TA Associates where he focuses on growth investments and leveraged buyouts of financial services, business services, and consumer products companies. He currently serves on the Boards of Advisory Research, Inc., EYP Mission Critical Facilities, Jupiter Investment Group, K2 Advisors LLC, and Numeric Investors. Prior to joining TA Associates in 1992, Mr. Wilson was a Financial Analyst in Morgan Stanley’s Telecommunications Group. In 1994, he joined Affiliated Managers Group, a TA Associates-backed financial services start-up, as Vice President and a member of the founding management team. Mr. Wilson received a BA degree, with Honors, in Business Administration from the University of Western Ontario and a Masters of Business Administration degree, with Distinction, from the Harvard Business School.

The biographies of Jack Antonini, our Chief Executive Officer and President, and Ronald Delnevo, Managing Director of Bank Machine, are included under the “Executive Officers” section below.

Board Independence

The listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”) require that our Board be composed of a majority of independent directors within one year of the listing of our common stock on Nasdaq. Accordingly, we intend to appoint additional independent directors to our board of directors following the completion of this offering. The Board has reviewed the independence of our directors using the independence standards of Nasdaq and, based on this review, has determined that Messrs.            and           are independent within the meaning of the Nasdaq listing standards currently in effect. We expect that any additional directors will qualify as independent for purposes of serving on our Board.

Committees of the Board of Directors

In accordance with Nasdaq rules, we maintain a nominating committee, a compensation committee, and an audit committee.

At the closing of this offering, the Board will appoint members to each of our audit committee, compensation committee, and nominating committee that are independent in accordance with Nasdaq listing standards and the requirements of the SEC.

Audit committee.  Upon the closing of this offering, the members of the audit committee will consist of Messrs.           ,          , and          . On an annual basis, the audit committee (i) selects, on behalf of our Board of Directors, an independent public accounting firm to be engaged to audit our financial statements; (ii) discusses with the independent auditors their independence; (iii) reviews and discusses the audited financial statements with the independent auditors and management; and (iv) recommends to our Board of Directors whether such audited financials should be included in our Annual Report on Form 10-K to be filed with the SEC.

In compliance with Nasdaq requirements and SEC regulations, a majority of the directors on our audit committee will be independent within 90 days of the effectiveness of the registration statement relating to this offering and, within one year of effectiveness, all directors on the audit committee will be independent.

Compensation Committee.  Upon the closing of this offering, the members of the compensation committee will consist of          ,          , and          . The compensation

committee reviews and either approves, on behalf of our Board of Directors, or recommends to the Board of Directors for approval (i) the annual salaries and other compensation of our executive officers and (ii) individual stock and stock option grants. The compensation committee also provides assistance and recommendations with respect to our compensation policies and practices and assists with the administration of our compensation plans. We expect that each member of the compensation committee will be “independent” as defined by the Nasdaq listing standards.

Nominating Committee.  Upon the closing of this offering, the members of the nominating committee will consist of          ,          , and          . The nominating committee assists our Board of Directors in fulfilling its responsibilities for identifying and approving individuals qualified to serve as members of our Board of Directors by selecting Director nominees for our annual meetings of stockholders, subject to the nominating requirements contained in our investors agreement. We expect that each member of the nominating committee will be “independent” as defined by the Nasdaq listing standards.

Additional Information.  We do not have a corporate governance committee. The independent Directors of our Board fulfill the responsibilities of a corporate governance committee by developing and recommending to our Board of Directors corporate governance guidelines and oversight with respect to corporate governance and ethical conduct.

Executive Officers

Our executive officers are appointed by the Company’s Board of Directors on an annual basis and serve until removed by the Board or their successors have been duly appointed. The following table sets forth the name, age, and the position of each of the person who was serving as an executive officer as of June 30, 2007:

Name	Age	Position

Jack Antonini	54	Chief Executive Officer, President, and Director
J. Chris Brewster	58	Chief Financial Officer
Michael H. Clinard	40	Chief Operating Officer
Thomas E. Upton	50	Chief Administrative Officer
Rick Updyke	48	Chief Strategy and Development Officer
Ronald Delnevo	52	Managing Director of Bank Machine and Director

The following biographies describe the business experience of our executive officers:

Jack Antonini has served as our Chief Executive Officer, President, and a Director since January 2003. From November 2000 to December 2002, Mr. Antonini served as a consultant for JMA Consulting, providing consulting services to the financial industry. During 2000, Mr. Antonini served as Chief Executive Officer and President of Globeset, Inc., an electronic payment products and services company. From August 1997 to February 2000, Mr. Antonini served as Executive Vice President of consumer banking at First Union Corporation of Charlotte, N.C. From September 1995 to July 1997, he served as Vice Chairman and Chief Financial Officer of First USA Corporation, which was acquired by Bank One in June 1997. Mr. Antonini held various positions from March 1985 to August 1995 at San Antonio-based USAA Federal Savings Bank, serving as Vice Chairman, President, and Chief Executive Officer from August 1991 to August 1995. He is a Certified Public Accountant and holds a Bachelor of Science degree in business and accounting from Ferris State University in Michigan. Mr. Antonini also serves as a Director of the Electronic Funds Transfer Association.

J. Chris Brewster has served as our Chief Financial Officer since February 2004. From September 2002 until February 2004, Mr. Brewster provided consulting services to various businesses. From October 2001 until September 2002, Mr. Brewster served as Executive

Vice President and Chief Financial Officer of Imperial Sugar Company, a Nasdaq-quoted refiner and marketer of sugar and related products. From March 2000 to September 2001, Mr. Brewster served as Chief Executive Officer and Chief Financial Officer of WorldOil.com, a privately-held Internet, trade magazine, book, and catalog publishing business. From January 1997 to February 2000, Mr. Brewster served as a partner of Bellmeade Capital Partners, LLC, a merchant banking firm specializing in the consolidation of fragmented industries. From March 1992 to September 1996, he served as Chief Financial Officer of Sanifill, Inc., a New York Stock Exchange-listed environmental services company. From May 1984 to March 1992, he served as Chief Financial Officer of National Convenience Stores, Inc., a New York Stock Exchange-listed operator of 1,100 convenience stores. He holds a Bachelor of Science degree in industrial management from the Massachusetts Institute of Technology and a Masters of Business Administration from Harvard Business School.

Michael H. Clinard has served as our Chief Operating Officer since he joined the company in August 1997. He holds a Bachelor of Science degree in business management from Howard Payne University. Mr. Clinard also serves as a Director and Vice President of the ATM Industry Association. Mr. Clinard is the son of Ralph H. Clinard, the Company’s founder and a current member of our Board of Directors.

Thomas E. Upton has served as our Chief Administrative Officer since February 2004. From June 2001 to February 2004, Mr. Upton served as our Chief Financial Officer and Treasurer. From February 1998 to May 2001, Mr. Upton was the Chief Financial Officer of Alegis Group LLC, a national collections firm. Prior to joining Alegis, Mr. Upton served as a financial executive for several companies. He is a Certified Public Accountant with membership in the Texas Society of Certified Public Accountants and holds a Bachelor of Business Administration degree from the University of Houston.

Rick Updyke has served as our Chief Strategy and Development Officer since July 2007. From February 1984 to July 2007, Mr. Updyke held various positions with Dallas-based 7-Eleven, Inc. serving as Vice President of Corporate Business Development from February 2001 to July 2007. He holds a Bachelor of Business Administration degree in management information systems from Texas Tech University and a Masters of Business Administration from Amberton University. Mr. Updyke also serves as a Director and Executive Committee Member of the Electronic Funds Transfer Association.

Ronald Delnevo has served as Managing Director of Bank Machine for six years and has been with Bank Machine (formerly the ATM division of Euronet) since 1998. He currently serves as Chairman of the Association of Independent Cash Machine Operators, a Director of the U.K. Payments Council, and a member of the European Board of the ATMIA. Prior to joining Bank Machine, Mr. Delnevo served in various consulting roles in the retail sector, served as a board director of Tie Rack PLC for five years and spent seven years with British Airports Authority in various commercial roles. Mr. Delnevo was educated at Heriot Watt University in Edinburgh and currently holds a degree in business organization and a diploma in personnel management.

Corporate Governance

Code of Ethics.  We have adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer as well as other senior accounting and finance personnel. The Code, which is reviewed and approved on an annual basis by our audit committee and Board of Directors, serves to (1) emphasize the Company’s commitment to ethics and compliance with established laws and regulations; (2) set forth basic standards of ethical and legal behavior; (3) provide a reporting mechanism for known or suspected ethical or legal violations; and (4) help prevent and detect any wrongdoings. All waivers to or amendments of the Company’s Code of Business Conduct and Ethics, which are required to be disclosed by applicable law, will either be posted to our website at www.cardtronics.com or we will file a Current Report on Form 8-K under Item 10 to appropriately disclose such occurrences. Currently, we do not have nor do we anticipate any waivers to or amendments of the Code. A copy of our Code of Business Conduct and Ethics has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee Financial Expert.  As noted in “—Committees of the Board of Directors” above, Robert Barone serves as the chairman and financial expert of our audit committee. Mr. Barone was selected for this role based upon his various executive leadership experiences, including having historically supervised individuals who performed accounting and finance duties at large, public organizations. The Board of Directors has determined that Mr. Barone is independent.

Executive Officer and Director Compensation

Compensation Discussion and Analysis

The compensation committee of our Board of Directors is authorized to review and either approve, on behalf of our Board of Directors, or recommend to the Board of Directors for approval (i) the annual salaries and other compensation of our executive officers and (ii) individual stock and stock option grants. Additionally, the compensation committee is also responsible for reviewing the overall goals of executive compensation, as well as providing assistance and recommendations with respect to our general compensation policies and practices and assisting with the administration of our compensation plans. Finally, our compensation committee is responsible for evaluating the performance of each of our executive officers and approving the compensation level of each of our executive officers, including the amounts for each component of compensation. Our compensation committee is expected to perform each of these tasks annually, and may, in its discretion, solicit the input of any of our executive officers, any of our other employees, or any other independent consultant or advisor.

Objectives of Executive Compensation Program

The primary objectives of our executive compensation program are to attract, retain, and motivate qualified individuals who are capable of leading the Company to meet its business objectives and to increase the overall value of the Company. To achieve this objective, our compensation committee’s philosophy has been to implement compensation programs that align the interests of management with those of our investors and to provide compensation programs that create incentives for and reward performance of the executive officers based on the overall success of the Company. Specifically, our compensation program provides management with the incentive to increase our adjusted earnings before interest, taxes, depreciation, and amortization, or EBITDA (as defined in our credit facility). In addition, we intend for our compensation program to both compensate our executives on a level that is competitive with companies comparable to us as well as maintain a level of internal consistency and equity by paying higher amounts of compensation to our more senior executive officers.

Our executive compensation program in 2006 consisted of three primary elements: (i) base salary; (ii) annual cash performance bonuses, which are disclosed in the “Summary Compensation Table” below under the “Non-Equity Incentive Plan Compensation” column; and (iii) stock option awards. In addition to these primary components, we have provided, and will continue to provide, our executive officers with certain benefits, such as healthcare plans, that are available to all employees. We currently believe that it is in the best interests of our investors and our executive officers that our compensation program remains relatively non-complex and straightforward, which should reduce the time and cost involved in setting our compensation policies and calculating the payments under such policies, as well as reduce the time involved in furthering our investors understanding of such policies.

While our compensation committee reviews the total compensation package provided by the Company to each of its executive officers, our Board of Directors and the compensation committee view each element of our compensation program to be distinct. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive’s compensation. Accordingly, we have not currently adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash, or among the different forms of non-cash compensation.

In determining the level of total compensation to be set for each compensation component, our compensation committee considers a number of factors, including performing an informal benchmarking of our compensation levels to those paid by comparable companies, the Company’s most recent annual performance, each individual executive officer’s performance, the desire to maintain internal equity and consistency among our executive officers, and other considerations that we deem to be relevant. The comparable companies selected for our benchmarking study included Alliance Data Systems Corporation, Certegy Inc., eFunds Corporation, Euronet Worldwide, Inc., Global Payments Inc., TNS, Inc., Total Systems Services, Inc., and TRM Corporation. These companies were selected based on the fact that a) each operates in service lines similar to those in which we operate and b) information regarding compensation for that company is publicly available. In our analysis, we reviewed the components of executive compensation paid by each company (e.g., base salary, bonuses, options) as well as the relative mix of the various components.

Compensation Components

Base Salary.  The base salaries for our executive officers are set at levels believed to be sufficient to attract and retain qualified individuals. We believe that our base salaries are an important element of our executive compensation program because they provide our executive officers with a steady income stream that is not contingent upon our overall performance. Initial base salary levels, which are typically set or approved by the compensation committee, take into consideration the scope of an individual executive’s responsibilities and experience as well as the compensation paid by other companies with which we believe we compete for executives. While there is no formal weighting of these elements, the compensation committee considers each in its analysis. Some of these base salaries are specified by employment agreements with our executive officers. For a listing of some of the companies with whom we believe we compete for executives, see “—Objectives of Executive Compensation Program” above. For a description of employment agreements with our executive officers, see “—Employment-related Agreements of Named Executive Officers.”

The compensation committee reviews and approves subsequent changes in the base salaries of executive officers based on recommendations made by our Chief Executive Officer, who conducts annual performance reviews of each executive. Subsequent changes in the base salary of the Chief Executive Officer are determined by the compensation committee, which performs an analysis of the Chief Executive Officer’s performance on an annual basis. Both the Chief Executive Officer’s review and the compensation committee’s review include an analysis of how the individual executive performed against his personalized goals (which are jointly set by the executive and the Chief Executive Officer at the beginning of each year, or, in the case of the Chief Executive Officer, by the Chief Executive Officer and the Board of Directors). Other achievements or accomplishments of the individual during the year are also considered, as well as any mitigating priorities during the year that may have resulted in a change in the executive’s goals for the year. Performance is the primary driver (90%) of any increases in an executive’s base salary, with base salary increases being targeted at 3% to 5% per annum. However, the Chief Executive Officer and the compensation committee also consider whether or not the responsibilities of the executive remained the same during the period or whether additional responsibilities were assigned. Additionally, market conditions may be considered and, if deemed necessary, salary adjustments may be recommended in order to help us retain the executive. No market analyses were performed and no resulting market adjustments were made during the year ended December 31, 2006.

Annual Bonus.  As noted above, the compensation committee seeks to align the interests of management with those of the Company’s investors. To accomplish this goal, the committee ties a portion of the annual cash compensation earned by each executive to a targeted level of financial operating results. For 2006, our company-level financial objectives involved the achievement of an adjusted EBITDA target goal for our consolidated operations (with the exception of Mr. Delnevo, as discussed further below). The annual bonus pool is funded if our consolidated adjusted EBITDA is equal to at least 90% of the targeted adjusted EBITDA amount for the applicable period. If the consolidated adjusted EBITDA amount exceeds the targeted adjusted EBITDA amount, the pool is increased by a factor based on such excess amount (as expressed on a percentage basis). Each executive officer has a target bonus percentage that is adjusted accordingly based on the actual consolidated adjusted EBITDA amount relative to the targeted adjusted EBITDA amount. In the event our consolidated adjusted EBITDA falls below 90% of the targeted adjusted EBITDA amount, or if there is a violation of our bank covenants, the compensation committee, in its sole and absolute discretion, may or may not decide to pay bonuses. For 2006, our targeted adjusted EBITDA amount was $52.4 million. The targeted adjusted EBITDA amount for a given period is typically set within or above the adjusted EBITDA range communicated to our investors at the beginning of each year ($46.0 million to $50.0 million for 2006.) During 2006, the targeted amount was set above the upper end of the guidance as an incentive for management to not only meet but to exceed company-level financial goals.

Our annual cash bonuses, as opposed to our equity grants, are designed to more immediately reward our executive officers for their performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants (which vest over a period of time), provides a significant incentive to our executives towards achieving their respective individual objectives and thus our company-level objectives on an annual basis. As such, we believe our cash bonuses are a significant motivating factor for our executive officers, in addition to being a significant factor in attracting and retaining our executive officers.

We feel it is more appropriate to tie the annual bonus of Mr. Delnevo, Managing Director of Bank Machine, to our U.K. reportable segment’s adjusted EBITDA contribution to the Company rather than to the consolidated Company’s EBITDA targets, which we use to determine the bonus pool for our other named executive officers. For 2006, the targeted adjusted EBITDA amount for our U.K. reportable segment was £6.2 million.

Long-Term Incentive Program—Stock Options.  Our Board of Directors originally adopted the 2001 Stock Incentive Plan in 2001. Various plan amendments have been approved since that time, the most recent being in August 2007. The 2001 Plan allows for the issuance of equity-based awards in the form of non-qualified stock options and stock appreciation rights to employees, directors, and consultants of the Company, including its affiliates and subsidiaries, as determined at the sole discretion of the compensation committee of the Company’s Board of Directors. In March 2006, the compensation committee granted additional stock options to Messrs. Brewster, Clinard, and Upton under the 2001 Plan. Such options were awarded based on a) our executive compensation benchmark study, which indicted that options comprised a significantly higher portion of compensation for executives at the comparable companies than for executives at Cardtronics, and b) the fact that Mr. Brewster has not been granted options since 2004 and Messrs. Clinard and Upton had not been granted options since 2002. As a result, the compensation committee granted the options in an effort to bring the compensation mix of Messrs. Brewster, Clinard, and Upton more in-line with current market conditions as well as to further align the interests of these three executives with those of the Company’s investors. Conversely, no additional grants were made to Messrs. Antonini, Delnevo, and Soinski during 2006 as a result of the sizeable restricted stock grant awarded to Mr. Antonini in conjunction with his initial employment in 2003, the option award granted to Mr. Delnevo in conjunction with his retained employment subsequent to our purchase of Bank Machine in May 2005, and the option award granted to Mr. Soinski in conjunction with his initial employment in August 2005.

As of August 31, 2007, the maximum number of shares of common stock that could be issued under the 2001 Plan totaled 850,000 shares. Additionally, as of August 31, 2007, only non-qualified stock options had been issued under the 2001 Plan. Options to purchase an aggregate of 672,125 shares of common stock (net of options canceled) had been granted pursuant to the plan, and options to purchase 198,252 shares had been exercised.

Long-Term Incentive Bonus Program—U.K. operations.  In connection with our acquisition of Bank Machine in May 2005, we established a special long-term incentive compensation program for Mr. Delnevo and three other members of the U.K. management team. Such program was established to provide an incentive for Mr. Delnevo and his direct reports to achieve certain cumulative earnings objectives over a four-year period. In particular, the program seeks to compensate Mr. Delnevo and others if the cumulative EBITDA in the U.K., as defined under the program, for the four years in the period ending December 31, 2008, exceeds a benchmark adjusted EBITDA amount for the same period (£20.5 million), less an investment charge on the capital employed to achieve such results. In the event the cumulative EBITDA exceeds the cumulative benchmark EBITDA, less the applicable investment charge, Mr. Delnevo will be eligible to receive a cash bonus equal to 4.0% of such cumulative excess amount. In the event the cumulative EBITDA is less than the cumulative benchmark EBITDA, less the applicable investment charge, no bonus will be earned or paid under this program. The cash bonus target of 4.0% is less than the 5.0% target originally outlined in the bonus agreement between Mr. Delnevo and the Company and represents a subsequent modification to such agreement as agreed to by both parties.

Severance and Change of Control Arrangements.  Our executive officers are entitled to certain benefits upon the termination of their respective employment agreements. Such provisions are intended to mitigate some of the risk that our executive officers may bear in working for a developing company such as Cardtronics, including the potential sale of the Company by our investors. Additionally, the severance provisions are intended to compensate an executive during the non-compete period (required under the terms of his employment agreement), which limit the executive’s ability to work for a similar and/or competing company for the period subsequent to his termination. For further discussion, see “Employment-related Agreements of Named Executive Officers”.

401(k) Savings Plan.  We have a defined contribution 401(k) plan, which is designed to assist our employees in providing for their retirement. Each of our executive officers are entitled to participate in this plan to the same extent that our other employees are entitled to participate. Historically, we have not made matching contributions. In 2007, we began matching 25% of employee contributions up to 6.0% of the employee’s salary. Employees are immediately vested in their contributions while our matching contributions will vest at a rate of 20% per year.

2006 Summary Compensation Table

The following table summarizes, for the fiscal year ended December 31, 2006, the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer, and three other named executive officers serving as of December 31, 2006, as well as one additional individual we have identified as qualifying as a named executive officer in 2006 but not serving as an executive officer as of year-end.

						Non-Equity
			Stock	Option		Incentive Plan	All Other
Name & Principal Position	Year	Salary	Awards (1)	Awards (2)		Compensation	Compensation		Total

Jack Antonini - Director, Chief Executive Officer, and President	2006	$347,287	$215,894	$—		$223,653	$—		$786,834
J. Chris Brewster - Chief Financial Officer	2006	$248,063	—	$103,929	(3)	$209,753	$—		$561,745
Michael H. Clinard - Chief Operating Officer	2006	$231,525	—	$69,286	(3)	$149,102	$9,000	(4)	$458,913
Thomas E. Upton - Chief Administrative Officer	2006	$220,500	—	$69,286	(3)	$234,902	$--		$524,688
Ronald Delnevo (5) - Director and Managing Director of Bank Machine	2006	$281,937	—	$—		$153,868	$49,180	(6)	$484,985
Drew Soinski (7) - Chief Marketing Officer	2006	$164,384	—	$—		$83,333	$253,499	(8)	$501,216

(1)	Amount represents the compensation expense recognized by the Company in 2006 related to restricted stock granted to Mr. Antonini in 2004.

(2)	During 2006, the compensation committee granted option awards to Messrs. Brewster, Clinard, and Upton, but did not grant option awards to Messrs. Antonini, Delnevo, and Soinski. For details on considerations related to the 2006 option grants, see “Compensation Components—Long-Term Incentive Program—Stock Options.”

(3)	Amounts were calculated utilizing the provisions of SFAS No. 123R. For a description of the assumptions underlying the valuation of these option awards, see Note 3 in the notes to our consolidated financial statements included elsewhere herein. For purposes of this disclosure, estimates of forfeitures related to service-based vesting conditions have been omitted.

(4)	Amount represents the car allowance provided to Mr. Clinard in accordance with the terms of his employment agreement.

(5)	Amounts shown for Mr. Delnevo were converted from Pounds Sterling to U.S. dollars at $1.9613, which represents the exchange rate in effect as of December 31, 2006.

(6)	Amount represents a car allowance of £12,000 and monthly contributions made on behalf of Mr. Delnevo to a personal retirement account selected by Mr. Delnevo in accordance with the terms of his employment agreement.

(7)	Mr. Soinski served as our Chief Marketing Officer from August 2005 until August 2006.

(8)	Amount equals Mr. Soinski’s base salary for 12 months plus a partial subsidization of his health and life insurance premiums. This additional compensation is related to Mr. Soinski’s departure from the Company and is being made pursuant to the terms of Mr. Soinski’s employment agreement with the Company.

The terms governing each of our executive’s employment are outlined in individual employment agreements. Below is a description of such agreements.

Employment-related Agreements of Named Executive Officers

Employment Agreement with Jack Antonini.  In January 2003, we entered into an employment agreement with Jack Antonini. Mr. Antonini’s January 2003 employment agreement was last amended in January 2005. Under his employment agreement, Mr. Antonini receives a current monthly salary of $28,941 and his term of employment runs through January 31, 2008. In addition, subject to our achieving certain performance standards set by our compensation committee, Mr. Antonini may be entitled to an annual bonus, targeted at 50% of his base salary. However, as this bonus is determined at the sole discretion of our compensation committee, the actual amount of the bonus awarded may exceed or fall short of the targeted level. For additional information on terms of our bonus plan, see “Compensation Components—Annual Bonus” above. Further, should we terminate Mr. Antonini’s employment without cause, or should a change in control occur, as defined in the agreement, he will be entitled to receive severance pay equal to his base salary for the lesser of twelve months or the number of months remaining under his employment contract.

Employment Agreement with J. Chris Brewster.  In March 2004, we entered into an employment agreement with J. Chris Brewster. Mr. Brewster’s March 2004 employment agreement was amended in February 2005. The amended agreement provides for an initial term ending January 31, 2008. Under the amended employment agreement, Mr. Brewster receives a current monthly base salary of $20,672, subject, on each anniversary of the agreement, to increases as determined by our compensation committee at its sole discretion, with such increases being targeted to be 5% of the previous year’s base salary. In addition, subject to our achieving certain performance standards set by our compensation committee, Mr. Brewster may be entitled to an annual bonus, targeted at 50% of his base salary. However, as this bonus is determined at the sole discretion of our compensation committee, the actual amount of the bonus awarded may exceed or fall short of the targeted level. For additional information on terms of our bonus plan, see “Compensation Components—Annual Bonus” above. Further, should we terminate Mr. Brewster’s employment without cause, or should Mr. Brewster terminate his employment with us for good reason, as defined in the employment agreement, he will be entitled to receive severance pay equal to his base salary for twelve months.

Employment Agreement with Michael H. Clinard.  In June 2001, we entered into an employment agreement with Michael H. Clinard. Mr. Clinard’s June 2001 employment agreement was amended in January 2005. Under his employment agreement, Mr. Clinard receives a current monthly salary of $19,294 and his term of employment runs through January 31, 2008. On each anniversary of the agreement, Mr. Clinard’s annual compensation is subject to increases as determined by our compensation committee in its sole discretion, with such increases being targeted to be 5% of the previous year’s base salary. In addition, subject to our achieving certain performance standards set by our compensation committee, Mr. Clinard may be entitled to an annual bonus, targeted at 50% of his base salary. However, as this bonus is determined at the sole discretion of our compensation committee, the actual amount of the bonus awarded may exceed or fall short of the targeted level. For additional information on terms of our bonus plan, see “Compensation Components—Annual Bonus” above. Further, (a) should we terminate Mr. Clinard’s employment without cause, or should Mr. Clinard terminate his employment with us for good reason, as defined in the employment agreement, then he is entitled to receive severance pay equal to his base salary for the lesser of twelve months or the number of months remaining under his employment contract following his termination, and (b) if he dies or becomes totally disabled, as defined in the employment agreement, then he is entitled to receive the difference between his base salary and any disability benefits received by him under our disability benefit plans for the lesser of twelve months or the number of months remaining under his employment contract following his death or disability, as applicable.

Employment Agreement with Thomas E. Upton.  In June 2001, we entered into an employment agreement with Thomas E. Upton. Mr. Upton’s June 2001 employment agreement was amended in January 2005. Under his employment agreement, Mr. Upton receives a monthly salary of $18,375, subject to annual increases as determined by our compensation committee at its sole discretion, with such increases being targeted at 5% of the previous year’s base salary. Mr. Upton’s term of employment runs through January 31, 2008. In addition, subject to our achieving certain performance standards set by our compensation committee,

Mr. Upton may be entitled to an annual bonus, targeted as being 50% of his base salary. However, as this bonus is determined at the sole discretion of our compensation committee, the actual amount of the bonus awarded may exceed or fall short of the targeted level. For additional information on terms of our bonus plan, see “Compensation Components—Annual Bonus” above. Further, should we terminate Mr. Upton’s employment without cause or if he dies or becomes totally disabled, as defined in the employment agreement, then he is entitled to receive severance pay equal to his base salary for the lesser of twelve months or the number of months remaining under his employment following his termination.

Employment Agreement with Ronald Delnevo.  In May 2005, we entered into an employment agreement with Ronald Delnevo which runs though May 17, 2009. Under the employment agreement, Mr. Delnevo receives a current monthly base salary of £14,167 ($27,785 based on December 31, 2006 exchange rates), subject, on each anniversary of the agreement, to increases as determined by our compensation committee at its sole discretion, with such increases being targeted to be 5% of the previous year’s base salary. In addition, subject to our achieving certain performance standards set by our compensation committee, Mr. Delnevo may be entitled to an annual bonus, targeted at 40% of his base salary. However, as this bonus is determined at the sole discretion of our compensation committee, the actual amount of the bonus awarded may exceed or fall short of the targeted level. For additional information on terms of our bonus plan, see “Compensation Components—Annual Bonus” above. In addition, Mr. Delnevo may be entitled to receive an additional bonus under our U.K. long-term incentive bonus program, which was established by the Company in connection with our acquisition of Bank Machine. Under the plan, in the event the cumulative EBITDA achieved by our United Kingdom operations during the four year period ending December 31, 2008 exceeds a benchmark adjusted EBITDA amount for the same period, Mr. Delnevo will be eligible to receive a cash bonus equal to 4.0% of the excess amount. For additional information on the terms of this long-term incentive plan, see “Compensation Components—Long-Term Incentive Bonus Program—U.K. Operations.” Further, should we terminate Mr. Delnevo without cause, or should Mr. Delnevo terminate his employment with us for good reason, as defined in the employment agreement, then he is entitled to continue to receive payments of base salary from us for the lesser of twelve months or the number of months remaining under his employment contract following his termination.

Common Provisions of Employment-Related Agreements of Named Executive Officers. Several provisions are common to the employment agreements of our named executive officers. For example:

(1) Each employment agreement requires the employee to protect the confidentiality of our proprietary and confidential information.

(2) Each employment agreement (with the exception of Mr. Delnevo’s agreement) requires that the employee not compete with us or solicit our employees or customers for a period of 24 months following the term of his employment. Mr. Delnevo’s agreement contains a non-compete period of 12 months following the term of his employment.

(3) Each employment agreement provides that the employee may be paid an annual bonus based on certain factors and objectives set by our compensation committee, with the ultimate amount of any bonus paid determined at the direction of our compensation committee.

Grants of Plan-based Awards in Fiscal 2006

The following table sets forth certain information with respect to the options granted during or for the year ended December 31, 2006 to each of our executive officers listed in the Summary Compensation Table. Such table also sets forth details regarding other plan-based awards granted in 2006:

							All Other
							Option
							Awards:	Exercise	Grant Date
			Estimated Possible/Future				Number of	or Base	Fair Value
			Payouts Under Non-Equity				Securities	Price of	of Stock
	Grant	Approval	Incentive Plan Awards (1)				Underlying	Option	and Option
Name	Date	Date (3)	Threshold	Target	Maximum		Options	Awards (2)	Awards

Jack Antonini	—	—	$—	$173,644	—	(4)	—	—	—
J. Chris Brewster	—	—	$—	$124,032	—	(4)	—	—	—
	03-06-2006	03-03-2006	—	—	—		15,000	$83.84	$505,601
Michael H. Clinard	—	—	$—	$115,763	—	(4)	—	—	—
	03-06-2006	03-03-2006	—	—	—		10,000	$83.84	$337,067
Thomas E. Upton	—	—	$—	$110,250	—	(4)	—	—	—
	03-06-2006	03-03-2006	—	—	—		10,000	$83.84	$337,067
Ronald Delnevo (5)(6)	—	—	$—	$133,368	—	(4)	—	—	—
Drew Soinski	—	—	$—	$125,000	—	(4)	—	—	—

(1)	Represents the dollar value of the applicable range (threshold, target and maximum amounts) of bonuses awarded to each named executive officer for 2006. The actual bonus amounts paid to the named executive officers are reflected in the “Non-Equity Incentive Plan Compensation” column of the “2006 Summary Compensation Table” reflected above.

(2)	There was no public market for the Company’s common stock throughout 2006. Accordingly, the exercise price of $83.84 per share represents management’s estimate of the fair value of its common stock at the date of grant. Such estimate was based on a number of factors, including (i) the value paid by TA Associates for its purchase of the Company’s Series B preferred stock in 2005, (ii) a valuation performed by a third-party appraisal firm, (iii) management’s estimate of the Company’s anticipated future cash flows, and (iv) the enterprise values of other similar publicly-traded companies within the Company’s industry.

(3)	Represents the date our compensation committee formally approved the option grants.

(4)	Under the 2006 Executive Bonus Plan, there is no formal cap on the amount of bonus an executive may receive. Rather, the annual bonuses for our executives are determined at the sole discretion of our compensation committee. As a result, the actual amounts awarded may exceed or fall short of the targeted level. As we are unable to predict the committee’s ultimate actions regarding the bonus awards, we are unable to estimate the maximum possible grants that could potentially be made and paid out under the bonus plan.

(5)	Amounts shows for Mr. Delnevo were converted from Pounds Sterling to U.S. dollars at $1.9613, which represents the exchange rate in effect as of December 31, 2006.

(6)	The non-equity incentive plan awards information presented for Mr. Delnevo excludes amounts that may become payable under our U.K. long-term incentive bonus program. Future payouts under such program, which was established to provide an incentive for Mr. Delnevo and his direct reports to achieve certain cumulative earnings objectives over a four-year period, are contingent upon the actual results exceeding the cumulative earnings benchmark, less an investment charge on the capital employed to achieve such results. Under the terms of the incentive plan, such payouts would not occur until 2009. As a result, we are unable to estimate at this time what the ultimate payout will be, if any.

Outstanding Equity Awards at Fiscal 2006 Year-end

The following table sets forth information for each of the above named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options, as well as shares that have not vested as of December 31, 2006.

	Option Awards					Stock Awards
	Number of Securities			Option	Option		Market Value of
	Underlying Unexercised Options			Exercise	Expiration	# of Shares that	Shares that
Name	Exercisable	Unexercisable		Price	Date	have not Vested	have not Vested

Jack Antonini (1)	—	—		—	—	20,000 (2)	$1,822,400 (3)
J. Chris Brewster	30,000	15,000	(4)	$52.00	03-31-2014	—	—
	—	15,000	(5)	$83.84	03-06-2016	—	—
Michael H. Clinard	12,417	—		$5.88	06-04-2011	—	—
	6,266	—		$11.73	03-03-2012	—	—
	—	10,000	(5)	$83.84	03-06-2016	—	—
Thomas E. Upton	19,854	—		$5.87	06-04-2011	—	—
	3,750	—		$11.73	03-03-2012	—	—
	—	10,000	(5)	$83.84	03-06-2016	—	—
Ronald Delnevo	10,000	30,000	(6)	$83.84	05-17-2015	—	—
Drew Soinski (7)	25,000	—		$83.84	08-28-2007	—	—

(1)	Mr. Antonini only owns restricted shares in the Company and has not been granted any options to purchase the Company’s common stock.

(2)	These shares fully vested on January 20, 2007.

(3)	There was no public market for our common stock on December 31, 2006. Accordingly, we calculated this value based on an estimated price per share of $91.12, which was the estimated fair value of our common stock as of December 31, 2006. Such value was determined by management with assistance from an outside appraisal firm.

(4)	These options fully vested on March 31, 2007.

(5)	These options will vest in four equal annual installments, the first of which occurred on March 6, 2007 and the last of which will occur on March 6, 2010.

(6)	These remaining options will vest in three equal annual installments, the first of which occurred on May 17, 2007 and the last of which will occur on May 17, 2009.

(7)	These options expired unexercised on August 28, 2007.

Option Exercises and Stock Vested during Fiscal Year 2006

During the fiscal year ended December 31, 2006, none of our named executive officers exercised any stock options. However, 20,000 shares of the restricted stock grant made to our Chief Executive Officer in 2003 vested in February 2006. These 20,000 shares, which were purchased by Mr. Antonini in 2003, had a value of approximately $1,676,800 at the time of vesting, the value of which was determined by management, with assistance from an outside appraisal company engaged by Cardtronics.

Pension Benefits

Currently, Cardtronics does not offer, and, therefore, none of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. In the future, however, the compensation committee may elect to adopt qualified or non-qualified defined benefit plans if it determines that doing so is in our best interests (e.g., in order to attract and retain employees.)

Nonqualified Deferred Compensation

Cardtronics offers a 401(k) savings plan to its employees but has not historically made matching contributions. As a result, while certain executive officers participated in the 401(K) plan in 2006, there was no element of compensation related to the plan in 2006.

Potential Payments upon Termination or Change in Control

The table below reflects the amount of compensation payable to the named executive officers in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each named executive officer in each situation is listed. The amounts shown assume that such termination was effective as of December 31, 2006:

							Termination in	Termination by
				Involuntary,			Connection	Executive
				Not-	Good Reason		with a	upon a
		Voluntary	For-Cause	for-Cause	Termination	Change in	Change in	Change in	Death or
Executive	Benefits	Termination	Termination	Termination	by Executive	Control	Control	Control	Disability
		(1)	(1)	(1)(2)	(1)		(1)		(1)

Jack Antonini	Base salary(3)	$—	$—	$347,287	$—	$—	$347,287	$347,287	$—

	Bonus	—	—	223,653	—	—	223,653	—	223,653

	Restricted stock(4)	—	—	1,587,200	1,587,200	1,587,200	1,587,200	1,587,200	1,587,200

J. Chris Brewster	Base salary(5)	$—	$—	$248,063	$248,063	$—	$248,063	$248,063	$—

	Bonus	—	—	209,753	209,753	—	209,753	209,753	209,753

	Stock Options(6)	—	—	586,800	586,800	586,800	586,800	586,800	—

	Post-employment

	health care(7)	—	—	8,134	8,134	—	8,134	8,134	—

Michael H. Clinard	Base salary	$—	$—	$231,525	$231,525	$—	$—	$—	$179,525	(8)

	Bonus	—	—	149,102	—	—	—	—	149,102

Thomas E. Upton	Base salary	$—	$—	$220,500	$—	$—	$—	$—	$220,500

	Bonus	—	—	234,902	—	—	—	—	234,902

Ronald Delnevo(9)	Base salary	$—	$—	$333,739	$333,739	$—	$—	$—	$102,591	(10)

	Bonus	—	—	153,868	—	—	—	—	—

	Accrued vacation	6,412	—	6,412	6,412	—	6,412	—	6,412

(1)	Upon the occurrence of any of the termination events listed, the terminated executive would receive any base salary amount that had been earned but had not been paid at the time of termination. The total amounts shown above do not include such amounts.

(2)	In the event of a not-for-cause termination, the terminated executive would receive severance pay equal to his current base salary for the lesser of a period of 12 months or the number of months remaining under the executive’s employment agreement. The employment agreements of Messrs. Antonini, Brewster, Clinard, and Upton expire on January 31, 2008. The employment agreement of Mr. Delnevo expires on May 17, 2009. For each executive, such amount would be payable in bi-weekly installments with the exception of Mr. Delnevo, whose employment agreement calls for such amount to be paid within 14 days of receiving a notice of termination. Additionally, each executive would receive a pro-rata bonus for services provided during the year. Amounts shown above represent the full bonus earned by the executive in 2006.

(3)	In the event of a termination upon a change in control, Mr. Antonini would receive severance pay equal to his current base salary for a period of 12 months. There is no specified time period following a change in control in which Mr. Antonini must notify the Company of his intention to terminate his employment with the Company.

(4)	Pursuant to the terms of Mr. Antonini’s restricted stock agreement, his unvested restricted shares would automatically vest upon death or disability, a change in control, a not-for-cause termination, or a good reason termination. Amount shown does not represent a liability of the Company, but rather represents the benefit to the executive as a result of the accelerated vesting. Such amount represents the product of (a) the 20,000 unvested shares that would vest as of December 31, 2006 upon the aforementioned events, and (b) the difference between (A) $91.12 (the estimated fair market value of our common stock as of December 31, 2006, and (B) the price at which Mr. Antonini purchased the restricted shares in 2004. These 20,000 restricted shares became fully vested on January 20, 2007, upon the expiration of the Company’s right to repurchase such restricted shares.

(5)	In the event of a not-for-cause termination, a good reason termination, or termination upon a change in control, Mr. Brewster would receive payment in the amount of his base salary for a period of twelve months. To be eligible to receive such payments in the event of a good reason termination or a termination by the executive upon a change in control, Mr. Brewster must notify the Company within one year of the occurrence that he intends to terminate his employment with the Company. However, in the event he accepts another full-time employment position (defined as 20 hours per week) within one year after termination, remaining payments to be made by the Company would be reduced by the gross amount being earned under his new employment arrangement.

(6)	Pursuant to the terms of Mr. Brewster’s stock option agreement, 15,000 of his unvested options would automatically vest upon the event of a not-for-cause termination, a good reason termination, or a change in control. Amount shown does not represent a liability of the Company, but rather represents the benefit to the executive as a result of the accelerated vesting. Such amount represents the product of (a) the 15,000 shares underlying the outstanding options that would have vested as of December 31, 2006 upon the aforementioned events, and (b) the difference between (A) $91.12 (the estimated fair market value of our common stock as of December 31, 2006), and (B) the exercise price of the options. Mr. Brewster, or his designated beneficiaries, would have three years from the date of his termination to exercise all vested options. These 15,000 options fully vested on March 31, 2007.

(7)	If Mr. Brewster, in the event of a not-for-cause termination, a good reason termination, or a termination in connection with a change in control, elected to continue benefits coverage through the Company’s group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA), the Company would partially subsidize Mr. Brewster’s incremental healthcare premiums. Amount shown represents the difference in Mr. Brewster’s current insurance premiums and current COBRA rates for a similar plan.

(8)	In the event Mr. Clinard’s employment is terminated as a result of death or disability, Mr. Clinard would be entitled to receive payments equal to the difference between his base salary and any disability benefits received by him under the Company’s disability benefits plans (calculated as the lesser of 60% of base salary or $52,000) for twelve months.

(9)	Amounts shown for Mr. Delnevo were converted from Pounds Sterling to U.S. dollars at $1.9613, which represents the exchange rate in effect as of December 31, 2006.

(10)	In the event Mr. Delnevo becomes disabled, Mr. Delveno would be entitled to receive payments equal to his base salary for a maximum of 16 weeks (i.e., 80 work days.)

In August 2006, Mr. Soinski’s employment with the Company ended. The Company determined that he was entitled to additional compensation equal to his base salary for twelve months, a pro-rata bonus payment, as well as the partial subsidization of his health and life insurance premiums.

Change in Control.  For purposes of the above disclosure, a change in control is defined as the following:

a) prior to the date of an initial public offering, (i) any transaction or event pursuant to which the CapStreet Investors and TA Associates, Inc. (or their respective affiliates) cease collectively to own 50% or more of the Company’s common stock equivalents or (ii) all or substantially all of the assets of Cardtronics, Inc. are transferred to an entity that is not owned (in substantially the same proportions) by the holders of equity securities of Cardtronics, Inc. immediately prior to such transaction; and

b) from and after the date of an initial public offering, (i) a merger of Cardtronics, Inc. with another entity, a consolidation involving Cardtronics, Inc., or the sale of all or substantially all of the assets of Cardtronics, Inc. to another entity if, in any such case, (A) the holders of equity securities of Cardtronics, Inc. immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 60% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Cardtronics, Inc. immediately prior to such transaction or event or (B) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event; (ii) the dissolution or liquidation of Cardtronics, Inc.; (iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (other than the CapStreet Investors) acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of, (A) if Cardtronics, Inc. has not engaged in a merger or consolidation, Cardtronics, Inc. or (B) if Cardtronics, Inc. has engaged in a merger or consolidation, the resulting entity; or (iv) as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.

Notwithstanding the foregoing, in no event shall an initial public offering constitute a Change of Control. We do not anticipate that this offering and the sale of stock by selling stockholders will trigger a Change of Control.

Additionally, pursuant to the terms of our 2001 Stock Incentive Plan, the compensation committee, at its sole discretion, may take action related to and/or make changes to such options and the related options agreements upon the occurrence of an event that qualifies as a change in control. Such actions and/or changes could include (but are not limited to) (i) acceleration of the vesting of the outstanding, non-vested options; (ii) modifications to the number and price of shares subject to the option agreements; and/or (iii) the requirement for mandatory cash out of the options (i.e., surrender by an executive of all or some of his outstanding options, whether vested or not, in return for consideration deemed adequate and appropriate based on the specific change in control event). Such actions and/or changes may vary among Plan participants. As a result of their discretionary nature, these potential changes have not been estimated and are not reflected in the above table.

Director Compensation

The following table provides compensation information for the year ended December 31, 2006, for each member of our Board of Directors:

Fees Earned or
Name	Paid in Cash

Fred R. Lummis	—
Robert P. Barone	$5,000
Frederick W. Brazelton	—
Ralph H. Clinard	—
Jorge M. Diaz	$2,000
Roger B. Kafker	—
Michael A.R. Wilson	—
Jack Antonini	—
Ronald Delnevo	—
Ronald Coben	$3,000

We pay each of our independent Directors $1,000 per Board meeting attended, with the exception of Mr. Clinard. In light of Mr. Clinard’s status as the founder of the Company, as well the fact that he and other members of his immediate family retain a significant ownership interest in the Company, Mr. Clinard has waived his right to receive payment for services rendered as a member of our Board. Additionally, although Mr. Diaz is not considered independent (as a result of his association with Fiserv, a company with whom we conduct business), he is compensated for his time as though he were an independent Board member. As noted in the table above, Messrs. Lummis, Brazelton, Kafker, Wilson, Antonini, and Delnevo received no compensation for their service on our Board of Directors during the year ended

2006, as a result of their lack of independence. All of our Directors are reimbursed for their reasonable expenses in attending Board and committee meetings.

In addition to the above, Mr. Coben received approximately $2,875 in fees from the Company during 2006 for certain consulting services provided by Mr. Coben to the Company. As noted previously, Mr. Coben resigned from the Company’s Board of Directors in January 2007, and his resignation was not the result of any disagreement with the Company.

In addition, we are in the process of establishing a plan which would permit each Director to receive compensation for Board service in the form of common shares and to defer receipt of this compensation for a period of time selected by the director that terminates no later than the date he ceases to be a Director. No options or other stock awards were granted to any of our Directors in 2006.

Compensation Committee Interlocks and Insider Participation

During 2006, none of the Company’s executive officers (current or former) served as a member of the compensation committee. Additionally, none of the Company’s executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of Cardtronics’ compensation committee.

2007 Stock Incentive Plan

In August 2007, our Board of Directors and the stockholders of the Company adopted and approved the Company’s 2007 Stock Incentive Plan (the “2007 Plan”). The adoption, approval, and effectiveness of the 2007 Plan is contingent upon the successful completion of this offering. The purpose of the 2007 Plan is to provide directors, employees, advisors and consultants of the Company and its affiliates additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its affiliates. The 2007 Plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Code, options that do not constitute incentive stock options, restricted stock awards, performance awards, phantom stock awards, and bonus stock awards. The 2007 Plan is administered by the compensation committee of the Board of Directors. In general, the compensation committee is authorized to select the recipients of awards and to establish the terms and conditions of those awards. In connection with the adoption of the 2007 Plan, the Board determined that no further awards will be granted under the Company’s 2001 Stock Incentive Plan upon the effectiveness of the 2007 Plan.

The number of shares of common stock that may be issued under the 2007 Plan may not exceed 400,000 shares (subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the Company’s capital structure). Shares of common stock that are attributable to awards that have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. In addition, shares issued under the 2007 Plan that are forfeited back to the 2007 Plan, shares surrendered in payment of the exercise price or purchase price of an award, and shares withheld for payment of applicable taxes are available for issuance or use in connection with future awards. The maximum number of shares of common stock that may be subject to awards denominated in shares of common stock granted under the 2007 Plan to any one individual during the term of the 2007 Plan may not exceed 50% of the aggregate number of shares of common stock that may be issued under the 2007 Plan (as adjusted from time to time in accordance with the provisions of the 2007 Plan). The maximum amount of compensation that may be paid under all performance awards under the 2007 Plan denominated in cash (including the fair market value of any shares of common stock paid in satisfaction of such performance awards) granted to any one individual during any calendar year may not exceed $1,000,000, and any payment due with respect to a performance award shall be paid no later than 10 years after the date of grant of such performance award.

The price at which a share of common stock may be purchased upon exercise of an option granted under the 2007 Plan will be determined by the compensation committee, but such purchase price will not be less than the fair market value of a share of common stock on the date such option is granted. Additionally, a stock appreciation right may be granted in connection with the grant of an option or independently of such grant. A stock appreciation right allows the holder to exercise the right and acquire common stock and/or cash having an aggregate value equal to the then excess of the fair market value of the shares with respect to which the right is exercised over the exercise price therefor. The exercise price per share under a stock appreciation right granted under the 2007 Plan will be determined by the compensation committee, but such exercise price will not be less than the fair market value of a share of common stock on the date such stock appreciation right is granted.

Shares of common stock that are the subject of a restricted stock award under the 2007 Plan will be subject to restrictions on disposition by the holder of such award and an obligation of such holder to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions will be determined by the compensation committee in its sole discretion, and the compensation committee may provide that the Forfeiture Restrictions will lapse upon (a) the attainment of one or more performance targets established by the compensation committee that are based on (1) the price of a share of common stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the compensation committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the compensation committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the compensation committee, (8) the cash flow or return on investment of the Company or any business unit of the Company designated by the compensation committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the compensation committee, (10) the economic value added, (11) the return on capital, assets, or stockholders’ equity achieved by the Company, or (12) the total stockholders’ return achieved by the Company (the goals described in items (1) through (12) are referred to as the “Enumerated Performance Goals”), (b) the award holder’s continued employment with the Company or continued service as a consultant or director for a specified period of time, (c) the occurrence of any event or the satisfaction of any other condition specified by the compensation committee in its sole discretion, or (d) a combination of any of the foregoing.

A performance award under the 2007 Plan is an award of shares of common stock, cash payments, or a combination thereof that may be earned based on the satisfaction of various performance targets established by the compensation committee that are based upon one or more of the Enumerated Performance Goals. At the time of the grant of a performance award, the compensation committee will establish the maximum number of shares of common stock subject to, or the maximum value of, such award and the period over which the performance applicable to the award will be measured.

Phantom stock awards under the 2007 Plan are awards of common stock (or the fair market value thereof), or rights to receive amounts equal to share appreciation over a specific period of time. Such awards vest over a period of time established by the compensation committee, without satisfaction of any performance criteria or objectives. Payment of a phantom stock award may be made in cash, common stock, or a combination thereof.

Bonus stock awards under the 2007 Plan are awards of unrestricted common stock. These awards are granted on such terms and conditions and at such purchase price determined by the compensation committee and need not be subject to performance criteria, objectives, or forfeiture.

No awards under the 2007 Plan may be granted after 10 years from the date the 2007 Plan was adopted by the Board of Directors. The 2007 Plan will remain in effect until all options granted under the 2007 Plan have been exercised or expired, all shares of restricted stock granted under the 2007 Plan have vested or been forfeited, and all performance awards, phantom stock awards and bonus stock awards have been satisfied or expired. The Board of Directors in its discretion may terminate the 2007 Plan at any time with respect to any shares of common stock for which awards have not been granted. The 2007 Plan may be amended, other than to increase the maximum aggregate number of shares that may be issued under the 2007 Plan, to increase the maximum number of shares that may be issued under the 2007 Plan through incentive stock options, or to change the class of individuals eligible to receive awards under the 2007 Plan, by the Board of Directors without the consent of the stockholders of the Company. No change in any award previously granted under the 2007 Plan may be made which would impair the rights of the holder of such award without the approval of the holder.

Our compensation committee believes that periodic grants of stock options are a key component of our executive compensation program as they further align the long-term interests of management with those of our investors. Equity grants awarded by the Company generally vest ratably over four years based on continued employment and expire ten years from the date of grant. This vesting feature of our equity grants is designed to aid in officer retention as this feature provides an incentive to our executive officers to remain in our employment during the vesting period. Currently, there is no formal policy for granting stock options to our executive officers. Rather, such grants are discretionary and are made by the compensation committee. In determining the size of equity grants to our executive officers, our compensation committee considers our company-level performance, the applicable executive officer’s performance, comparative share ownership by comparable executives of our competitors (based upon a review of publicly available information), the amount of equity previously awarded to the applicable executive officer, the vesting of such awards, and the recommendations of management and any other consultants or advisors that our compensation committee may choose to consult.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 2007, and as adjusted to reflect the sale of shares in the offering by:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each selling stockholder.

To our knowledge, each selling stockholder purchased the shares of our stock in the ordinary course of business and, at the time of purchase of the securities to be resold, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

Footnote 1 below provides a brief explanation of what is meant by the term “beneficial ownership.” The number of shares of common stock and the percentages of beneficial ownership in the columns under “Before Offering” as well as the number of shares of common stock in the columns under “Number of Shares Offered in this Offering” are based on 1,764,735 shares of common stock outstanding as of September 30, 2007, 35,221 shares of common stock issuable upon conversion of our Series B Convertible Preferred Stock into an equivalent number of shares of common stock (other than the 894,568 shares of Series B Convertible Preferred Stock held by affiliates of TA Associates, Inc., which are convertible into           shares of common stock assuming an offering price based on the midpoint of the estimated price range set forth on the cover of this prospectus), and 334,024 shares of common stock subject to options held by beneficial owners that are currently exercisable or that will be exercisable within 60 days after the date of this prospectus, but without giving effect to the stock split of our common stock that will occur immediately prior to the closing of the offering. See “Certain Relationships and Related Party Transactions — Preferred Stock Private Placement” and “Description of Capital Stock.” The number of shares of common stock and the percentages of beneficial ownership in the columns under “After offering” are based on           shares of common stock that will be issued and outstanding immediately after this offering, without giving effect to the      stock split of our common stock that will occur immediately prior to the closing of the offering.

To our knowledge and except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them. The address for each executive officer and director set forth below, unless otherwise indicated, is c/o Cardtronics, Inc., 3110 Hayes Road, Suite 300, Houston, Texas 77082. The address of each of CapStreet II, L.P. and CapStreet Parallel II, L.P., and Messrs. Lummis and Brazelton is c/o The CapStreet Group, LLC, 600 Travis Street, Suite 6110, Houston, Texas 77002. The address of TA Associates, Inc. and Messrs. Wilson and Kafker is c/o TA Associates, High Street Tower, 125 High Street, Suite 2500, Boston, Massachusetts 02110.

After Offering (assuming	After Offering (assuming
no exercise of the	full exercise of the
underwriters’ option	underwriters’ option
Before Offering	to purchase	to purchase
Maximum	additional shares)	additional shares)
Number of Shares	Number of	Number of
Number of	Percent of	to be Sold	Shares of	Percent of	Shares of	Percent of
Shares of	Common	Number of	upon Exercise	Common	Common	Common	Common
Common Stock	Stock	Shares	of the Underwriters’	Stock	Stock	Stock	Stock
Beneficially	Beneficially	Offered in this	Option to Purchase	Beneficially	Beneficially	Beneficially	Beneficially
Name of Beneficial Owner(1)	Owned	Owned	Offering	Additional Shares(2)	Owned	Owned	Owned	Owned

Selling Stockholders:
CapStreet II, L.P.	1,017,958	33.6%	%
CapStreet Parallel II, L.P.	119,501	3.9%	%
TA Associates, Inc.(3)	894,568	29.5%	%
Ralph H. Clinard(4)	420,225	13.9%	%
Directors and Executive Officers:
Fred R. Lummis(5)	1,137,459	37.6%	%
Michael Wilson(6)	894,568	29.5%	%
Roger Kafker(7)	894,568	29.5%	%
Michael H. Clinard(8)	74,733	2.5%	%
Jack Antonini	59,816	2.0%	%
J. Chris Brewster(9)	48,750	1.6%	%
Thomas E. Upton(10)	37,838	1.2%	%
Ronald Delnevo(11)	33,209	1.1%	%
Robert P. Barone(12)	4,316	*	%
Frederick W. Brazelton	—	—	%
Jorge M. Diaz(13)	3,750	*	%
All directors and executive officers as a group	2,714,664	89.6	%(14)	%

*	Less than 1.0% of the outstanding common stock.

(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership”, meaning ownership of shares as to which a person has or shares investment or voting power. For the purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of September 30, 2007, if that such person or group has the right to acquire within 60 days after such date.

(2)	Assuming the underwriters’ option to purchase additional shares is exercised in full.

(3)	The shares owned by TA Associates, Inc. through certain of its affiliated funds, including TA IX L.P., TA/Atlantic and Pacific IV L.P., TA/Atlantic and Pacific V L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., and TA Investors II, L.P., which we collectively refer to as the TA Funds, represent common shares issuable upon the conversion of Series B Preferred shares into shares of our common stock assuming an offering price based on the midpoint of the estimated price range set forth on the cover of this prospectus. See “Certain Relationships and Related Parties” and “Description of Capital Stock”.

(4)	Mr. Clinard is a member of our Board of Directors.

(5)	The shares indicated as being beneficially owned by Mr. Lummis are owned directly by CapStreet II, L.P. and CapStreet Parallel II, L.P. Mr. Lummis serves as a senior advisor of The CapStreet Group, LLC, the ultimate general partner of both CapStreet II, L.P. and CapStreet Parallel II, L.P. As such, Mr. Lummis may be deemed to have a beneficial ownership of the shares owned by CapStreet II, L.P. and CapStreet Parallel II, L.P. Mr. Lummis disclaims beneficial ownership of such shares.

(6)	Mr. Wilson serves as a Managing Director of TA Associates, Inc., the ultimate general partner of the TA Funds. As such, Mr. Wilson may be deemed to have a beneficial ownership of the shares owned by the TA Funds. Mr. Wilson disclaims beneficial ownership of such shares.

(7)	Mr. Kafker serves as a Managing Director of TA Associates, Inc., the ultimate general partner of the TA Funds. As such, Mr. Kafker may be deemed to have a beneficial ownership of the shares owned by the TA Funds. Mr. Kafker disclaims beneficial ownership of such shares.

(8)	Includes options to purchase 21,183 shares of common stock exercisable by Michael H. Clinard.

(9)	Represents options to purchase 48,750 shares of common stock exercisable by J. Chris Brewster.

(10)	Includes options to purchase 26,104 shares of common stock exercisable by Thomas E. Upton.

(11)	Represents 13,209 shares of our Series B Preferred stock which are convertible into our common stock on a share for share basis and options to purchase 20,000 shares of common stock exercisable by Ronald Delnevo.

(12)	Represents options to purchase 4,316 shares of common stock exercisable by Robert P. Barone.

(13)	Represents options to purchase 3,750 shares of common stock exercisable by Jorge Diaz.

(14)	May not add due to rounding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Preferred Stock Private Placement

In February 2005, we issued 894,568 shares of our Series B Convertible Preferred Stock to investment funds controlled by TA Associates, Inc. (the “TA Funds”) for a per share price of $83.8394 resulting in aggregate gross proceeds of $75.0 million. In connection with this offering, we also appointed Michael Wilson and Roger Kafker, who are designees of the TA Funds to our board of directors. Approximately $24.8 million of the net proceeds of this offering were used to redeem all of the outstanding shares of our Series A Preferred Stock from affiliates of The CapStreet Group, LLC. The remaining net proceeds were used to repurchase approximately 24% of our outstanding shares of common stock and vested options to purchase our common stock at a price per share of $83.8394, pursuant to an offer to purchase such shares of stock from all of our stockholders on a pro rata basis. As part of this transaction, we repurchased 353,878 shares of our common stock from affiliates of CapStreet for $29.7 million. We also repurchased shares of common stock from our executive officers and directors as described below under “— Transactions with Our Directors and Officers.”

In addition to the Series B Convertible Preferred Stock issued to the TA Funds, the Company issued $3.0 million of Series B Convertible Preferred Stock, at the same per share price ($83.8394) as the price paid by the TA Funds, as partial consideration in our May 2005 acquisition of Bank Machine.

In connection with obtaining the approval of TA Funds to the July 2007 7-Eleven ATM Transaction, we modified the original conversion ratio applicable to the TA Funds’ Series B Preferred Stock so that the common stock issuable upon conversion thereof, at the time of an initial public offering of the Company, would be valued at no less than $131,250,000 (175% of the TA Funds’ original $75 million cost of the Series B Convertible Preferred Stock). This modification was contained in our amended Certificate of Incorporation filed on July 19, 2007. Importantly, the conversion price modification gave us the ability to require the conversion of the Series B Convertible Preferred Stock to common stock in connection with an initial public offering even if the IPO per share price would not itself give the TA Funds common shares with a $131,250,000 value. Our stockholders who received Series B Convertible Preferred Stock in connection with the Bank Machine acquisition agreed that the conversion price modification would only apply to holders of at least 100,000 shares of Series B Convertible Preferred Stock.

Pursuant to the terms of the Series B Convertible Preferred Stock held by the TA Funds and assuming an initial public offering price at the mid-point of the range, each share of Series B Convertible Preferred Stock held by the TA Funds will convert into 1.0161 shares of common stock so that the shares of common stock held by the TA Funds will represent 33.6% of our pre-IPO outstanding common shares (the “Pre-IPO Common Stock Pool”), with an implied valuation, based on the midpoint of the range, equal to the stipulated $131,250,000 value. All other shares of Series B Convertible Preferred Stock will convert on a one for one basis. Following the conversion of the Series B Convertible Preferred Stock, we will effect a 9.6258 to 1 common stock split to result in the total post-offering capitalization reflected in this prospectus.

The conversion mechanics applicable to the Series B Convertible Preferred Stock held by the TA Funds will operate to give the TA Funds a number of shares out of the Pre-IPO Common Stock Pool having a value of at least equal to $131,250,000 (175% of the TA Funds’ $75 million cost) based on the initial public offering price. These conversion mechanics do not increase the number of shares of our common stock in the Pre-IPO Common Stock Pool.

To the extent our shares are priced either above or below the assumed midpoint of the range, both the Series B conversion ratio our stock split will adjust to provide TA Associates the pricing protection to which it is entitled without changing the total number of shares of common stock we will have outstanding or diluting the investors in this offering.

Investors Agreement

In connection with our issuance of Series B Convertible Preferred Stock to investment funds controlled by TA Associates, Inc. in February 2005, all our existing stockholders entered into an investor agreement relating to several matters, only the governance and registration rights provisions of which will continue to be in force upon the completion of this offering. The material terms of that agreement are set forth below.

Governance.  Under the terms of the investors agreement, our stockholders agreed to vote their shares (and take all other necessary action) to elect to the Board of Directors two nominees designated by The CapStreet Group; two nominees designated by TA Associates; Ralph Clinard, for so long as he owns 10.0% or more of the Company’s stock; our Chief Executive Officer; and Ronald Delnevo, Managing Director of our United Kingdom operations, for so long as he serves in such capacity and the Company remains privately held.

Registration Rights.  The investors agreement grants CapStreet II, L.P. (on behalf of itself, CapStreet Parallel II, L.P. and permitted transferees thereof) and TA Associates, Inc. the right to demand that we file a registration statement with the SEC to register the sale of all or part of the shares of common stock beneficially owned by them. Subject to certain limitations, we will be obligated to register these shares upon CapStreet II, L.P.’s or TA Associates’ demand, for which we will be required to pay the registration expenses. In connection with any such demand registration, the stockholders who are parties to the investors agreement may be entitled to include their shares in that registration. In addition, if we propose to register securities for our own account, the stockholders who are parties to the investors agreement may be entitled to include their shares in that registration.

All of these registration rights are subject to conditions and limitations, which include certain rights to limit the number of shares included in a registration under some circumstances.

Transactions with our Directors and Officers

General.   Each of our independent Board members, unless otherwise indicated in the “Compensation Discussion and Analysis—Director Compensation”, are paid a fee of $1,000 per Board meeting attended. Furthermore, all Board members are reimbursed for customary travel expenses and meals.

Fred R. Lummis, the Chairman of our Board of Directors, is a senior advisor to The CapStreet Group, LLC, the ultimate general partner of CapStreet II and CapStreet Parallel II, the Company’s primary stockholders.

Michael Wilson and Roger Kafker, both of whom are on our Board of Directors, are managing directors of TA Associates, affiliates of which are Cardtronics’ stockholders and own a majority of the Company’s outstanding Series B Preferred Stock (see “—Preferred Stock Private Placement” above.)

Jorge Diaz, a member of our Board of Directors, is the President and Chief Executive Officer of Personix, a division of Fiserv. In 2006, both Personix (though indirectly) and Fiserv provided third party services during the normal course of business for Cardtronics. Amounts paid to Personix and Fiserv represented less than 0.2% of the Company’s total operating and selling, general and administrative expenses for the year.

Subscriptions Receivable.  The Company currently has loans outstanding with certain employees related to past exercises of employee stock options and purchases of the Company’s common stock, as applicable. Such loans, which were initiated in 2003, are reflected as subscriptions receivable in the consolidated balance sheets contained elsewhere within this prospectus. The rate of interest on each of these loans is 5% per annum. In connection with the investment by TA Associates in February 2005 and the concurrent redemption of a portion of the Company’s common stock, approximately $0.4 million of the outstanding loans were repaid to the Company. Additionally, in the third quarter of 2006, the Company repurchased 15,255 shares of the Company’s common stock held by certain of the Company’s executive officers for approximately $1.3 million in proceeds. Such proceeds were primarily utilized by the executive officers to repay the majority of the above-discussed subscriptions receivable, including all accrued and unpaid interest related thereto. Such loans were required to be repaid pursuant to SEC rules and regulations prohibiting registrants from having loans with executive officers. As a result of the repayments, the total remaining amount outstanding under such loans, including accrued interest, was approximately $0.3 million as of December 31, 2006 and June 30, 2007.

Restricted Stock.  Pursuant to a restricted stock agreement dated January 20, 2003, the Company sold Jack Antonini, President and Chief Executive Officer of the Company, 80,000 shares of common stock in exchange for a promissory note in the amount of $940,800, or $11.76 per share. The agreement permitted the Company to repurchase a portion of such shares prior to January 20, 2007 in certain circumstances. The agreement also contained a provision allowing the shares to be “put” to the Company in an amount sufficient to retire the entire unpaid principal balance of the promissory note plus accrued interest. On February 4, 2004, the Company amended the restricted stock agreement to remove such “put” right. The Company recognized approximately $0.2 million, $0.5 million, and $0.9 million in compensation expense in the accompanying consolidated statements of operations for the years ended December 31, 2006, 2005, and 2004, respectively, and approximately $11,000 during the first six months of 2007, associated with such restricted stock grant.

Common Stock Repurchase.  Pursuant to our offer to repurchase shares of our common stock using a portion of the net proceeds from our February 2005 preferred stock offering, we purchased shares of our common stock from each of our executive officers and directors at a price per share of $83.8394. We repurchased 171,638 shares of common stock from our executive officers and directors for $14.4 million, which consisted of 9,492 shares repurchased from Jack Antonini, Chief Executive Officer, President, and Director; 23,453 shares from Michael Clinard, Chief Operating Officer; 7,956 shares from Thomas Upton, Chief Administrative Officer; and 130,737 shares from Ralph Clinard, Director.

Other.  Bansi, an entity that owns a minority interest in our subsidiary Cardtronics Mexico, provided various ATM management services to Cardtronics Mexico during the normal course of business in 2006, including serving as the vault cash provider, bank sponsor, and the landlord for Cardtronics Mexico as well as providing other services. Amounts paid to Bansi represented less than 0.1% of the Company’s total operating and selling, general, and administrative expenses for the year.

Approval of Related Party Transactions

A “Related Party Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5.0% of our common stock;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a director or a more than 5.0% beneficial owner of our common stock, and any person (other than a tenant or employee) sharing the household of such director or a more than 5.0% beneficial owner of our common stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

In the ordinary course of business, we may enter into a Related Party Transaction. The policies and procedures relating to the approval of Related Party Transactions are not in writing. Given the relatively small size of our organization, any material Related Party Transactions entered into generally are known about and discussed with management and our board of directors prior to entering into the transaction. Typically, a Related Party Transaction does not require formal approval by our board of directors; however, prior to entering into a Related Party Transaction, the Company determines that such an arrangement is conducted at arm’s length and is reasonable and fair to the Company. Additionally, any material agreement related to our Mexico operations is reviewed and approved by the board of directors of our Mexico subsidiary.

In conjunction with our compensation programs, we may enter into stock-based transactions with our employees. Each grant, redemption or otherwise is reviewed and approved by the compensation committee of our board of directors.

DESCRIPTION OF CAPITAL STOCK

General

Prior to the closing of this offering, we will further amend and restate our certificate of incorporation and by-laws to increase our authorized shares and to add certain other provisions as described below. In addition, prior to the closing of this offering our Board of Directors will declare certain stock dividends that will be contingent upon the closing of this offering and the conversion of our Series B Convertible Preferred Stock. The information in this section describes our third amended and restated certificate of incorporation and our amended and restated by-laws that will be in effect following the closing of this offering and assumes that stock split and Series B preferred stock conversion have taken place.

Our third amended and restated certificate of incorporation will authorize the issuance of up to           shares of common stock, par value $0.0001 per share, and        shares of preferred stock, par value $0.0001 per share.

The following description of the material terms of our capital stock and our third amended and restated certificate of incorporation and amended and restated bylaws is only a summary. You should refer to our third amended and restated certificate of incorporation and amended and restated bylaws as in effect upon the closing of this offering, which are included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

As of September 30, 2007, there were 1,764,735 shares of common stock outstanding, which were held of record by 52 stockholders.

Voting Rights.  The holders of our common stock are entitled to one vote per share for each share held of record on any matter to be voted upon by stockholders. Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors and, accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors standing for election.

Dividend Rights.  All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources. Our credit agreement currently imposes restrictions on our ability to declare dividends with respect to our capital stock.

Liquidation Rights.  Upon liquidation or dissolution of our company, whether voluntary or involuntary, all shares of our common stock would be entitled to share equally in the assets available for distribution to stockholders after payment of all of our prior obligations, including the liquidation preference and unpaid dividends, if any, on our preferred stock.

Other Matters.  The holders of our common stock have no preemptive or conversion rights and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

Preferred Stock

As of September 30, 2007, there were 929,789 shares of Series B convertible preferred stock outstanding, which were held of record by 10 stockholders. Concurrently with the completion of this offering, the 894,568 shares of preferred stock held by TA Associates and the 35,221 shares of preferred stock not held by TA Associates will convert into shares of common stock. Consequently, no shares of preferred stock will be outstanding immediately following the completion of this offering and we have no immediate plans to issue any preferred stock.

The shares of preferred stock may be issued from time to time at the discretion of our board of directors without stockholder approval. The board of directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidation preference and other rights and privileges not in conflict with our third amended and restated certificate of incorporation. The issuance of any of our preferred stock could provide needed flexibility in connection with possible acquisitions and other corporate purposes. However, any issuance could also make it more difficult for a third party to acquire a majority of our outstanding voting stock or discourage an attempt by a third party to gain control of us. In addition, our board of directors, without stockholder approval, can issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of the holders of common stock. The listing requirements of The Nasdaq Global Market, which would apply so long as the common stock is listed on The Nasdaq Global Market, require stockholder approval of certain issuances of capital stock or securities exchangeable or convertible into 20% or more of the then outstanding voting power of then outstanding number of shares of common stock. Any such additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Directors’ Exculpation and Indemnification

Our third amended and restated certificate of incorporation provides that none of our directors will be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law, or the DGCL. The effect of this provision is to eliminate our rights, and our stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director, except to the extent otherwise required by the DGCL. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our amended and restated certificate of incorporation provides that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws.

We have entered into indemnification agreements with each of our directors and key officers. These indemnification agreements provide that we will indemnify our directors and officers to the fullest extent permitted by law for liabilities they may incur because of their status as directors and officers. These agreements also provide that we will advance expenses to our directors and officers relating to claims for which they may be entitled to indemnification. These indemnification agreements also provide that we will maintain directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the provisions described above, we have been informed that, in the opinion of the SEC, this indemnification is against public policy, as expressed in the Securities Act and is therefore unenforceable.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Business Combinations Under Delaware Law.  We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder, defined as a person who owns 15% or more of our outstanding voting stock, from engaging in business combinations with us for three years following the time that such person becomes an interested stockholder. These restrictions do not apply if:

•	before the person becomes an interested stockholder, our board of directors approves the business combination or the transaction in which the person becomes an interested stockholder;

•	upon completion of the transaction that results in such person becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock at the time the transaction commenced, excluding for the purposes of determining the number of shares outstanding, those shares owned by persons who are directors and officers, as well as shares held by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held by such plan will be tendered in a tender or exchange offer; or

•	at or following the time of the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

In addition, the law does not apply to interested stockholders such as The CapStreet Group, TA Associates or Mr. Ralph Clinard, who became an interested stockholder before our common stock was listed on The Nasdaq Global Market.

The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for shares of our common stock.

Election and Removal of Directors.  Our third amended and restated certificate of incorporation and amended and restated bylaws provide for the division of our board of directors into three classes as nearly equal in size as possible and with staggered three-year terms. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the vote of a majority of the directors then in office. The classification of our board of directors and the limitation on filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company.

Board Meetings.  Our amended and restated bylaws provide that special meetings of the board of directors may be called only by the chairman of our board of directors, our chief executive officer or a majority of the directors in office.

Stockholder Meetings.  Our amended and restated bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our bylaws further provide that special meetings of the stockholders may only be called by the chairman of our board of directors, by a committee that is duly designated by the board or by resolution adopted by the affirmative vote of the majority of the board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. In order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice and provide certain information to us. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, it would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting and not by written consent.

Stockholder Action by Written Consent.  Our third amended and restated certificate of incorporation and amended and restated bylaws provide that stockholder action may be taken only at a duly called annual or special meeting of stockholders of our common stock.

Cumulative Voting.  Our third amended and restated certificate of incorporation provides that our stockholders will have no cumulative voting rights.

Amendment of Certificate of Incorporation and Bylaws.  Amendment of the provisions described above in our third amended and restated certificate of incorporation generally will require the affirmative vote of a majority of our directors, as well as the affirmative vote of the holders of at least 66 2/3% of our then outstanding voting stock. Our amended and restated bylaws may be amended (1) by the affirmative vote of the majority of our board of directors, (2) in the case of certain provisions concerning takeovers or changes of control, by the affirmative vote of three-fourths of the directors in office or (3) on the recommendation of our board of directors, by the affirmative vote of holders of a majority of our then outstanding voting stock.

Nasdaq Trading

We expect to qualify our common stock for quotation on The Nasdaq Global Market under the symbol “CATM.”

Transfer Agent and Registrar

The transfer agent and registrar issues stock certificates and keeps track of the registered holders of our stock. Our transfer agent and registrar is          .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been a public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the possibility of these sales, could adversely affect the trading price of our common stock and could impair our future ability to raise capital through the sale of our equity at a time and price we deem appropriate.

Upon completion of this offering, we will have 34,409,462 outstanding shares of common stock. Of these shares, the 16,666,667 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below.

Assuming the underwriters’ over-allotment option is not exercised, the remaining 17,742,795 shares of common stock that will be held by existing stockholders will be “restricted securities,” as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 and 144(k) promulgated under the Securities Act, which rules are summarized below. Included among these restricted securities will be           shares of common stock owned by a limited number of our stockholders that are parties to an investors agreement, which provides for registration rights. That agreement provides certain of the stockholders that are parties to it with the right, after the expiration of the lock-up agreements described in “Underwriting,” to require us to register their shares. In addition, if we propose to register, or are required to register following the exercise of a “demand” registration right as described in the previous sentence, any of our shares of common stock under the Securities Act, all of our stockholders that are parties to the investors agreement will be entitled to include their shares of common stock in that registration. For a description of the investors agreement, see “Certain Relationships and Related Party Transactions — Investors Agreement.”

Taking into account the lock-up agreements described in “Underwriting” and the provisions of Rules 144 and 144(k), the restricted securities will be available for sale in the public market as follows:

Number of
Shares	Date

After the date of this prospectus.
After days from the date of this prospectus.
After days from the date of this prospectus.

All of these restricted securities will be eligible for sale in the public market, subject in some cases to the volume limitations and other restrictions of Rule 144, beginning upon expiration of the lock-up agreements described in “Underwriting.” The numbers of shares of common stock listed above do not include 5,357,044 shares of common stock issuable upon exercise of stock options granted under our stock plans that were unexercised as of September 30, 2007. Upon completion of the offering, we intend to file a registration statement on Form S-8 with the SEC to register           shares of our common stock reserved for issuance or sale under our incentive stock plans. As of September 30, 2007, there were outstanding options to purchase a total of 5,357,044 shares of common stock of which 3,191,217 were vested. Shares of common stock issuable upon the exercise of options granted or to be granted under our stock option plans will be freely tradable without restriction under the Securities Act, unless such shares are held by an affiliate of ours.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of then outstanding shares of common stock, or 344,095 shares; and

•	the average weekly trading volume in the common stock on The Nasdaq Global Market during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who received shares from us in connection with a qualified compensatory stock plan or other written agreement would be eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with many of the restrictions, including the holding period, contained in Rule 144. Our “affiliates,” as that term is defined in Rule 144, would be able to resell these shares under Rule 701 without compliance with the holding period contained in Rule 144, but would have to comply with certain other restrictions, including the volume limitations, included in Rule 144. Shares received in our corporate reorganization in exchange for shares received from our predecessor by employees, consultants or advisors in connection with a qualified compensatory stock plan or other written agreement may not be eligible for resale in reliance on Rule 701. As a result, these stockholders may not be able to rely on Rule 701 and, in order to sell such shares in the public market would need to either register such sale or qualify for an exemption under Rule 144 or Rule 144(k) as described above. We do not currently intend to request a “no action” letter or other interpretation from the SEC regarding the eligibility of Rule 701 following our corporate reorganization.

Lock-Up Agreements

In connection with this offering, we, each of our officers and directors, and substantially all of our existing stockholders and holders of options to purchase our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part, without the prior written consent of the representatives of the underwriters. See “Underwriting.”

Stock Options

As of September 30, 2007, and assuming a stock split of our common shares and options at a rate of 9.6259:1, options to purchase a total of 5,347,044 shares of common stock were outstanding under our stock plans, of which options to purchase 3,191,217 shares were exercisable. Upon the expiration of the lock-up agreements described above, at least           shares of common stock will be subject to vested options. Accordingly, shares issued upon the exercise of stock options granted under the 2001 Stock Incentive Plan, which are being registered under that registration statement, will, giving effect to vesting provisions and, with respect to our “affiliates” as that term is defined in Rule 144, in accordance with the applicable restrictions, including volume limitations contained in Rule 144, be eligible for resale in the public market from time to time immediately after the lock-up agreements referred to above expire.

Effect of Sales of Shares

Prior to this offering, there has been no public market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public market after the completion of this offering could adversely affect the market price of our common stock and could impair our future ability to raise capital through an offering of our equity securities.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

The following discussion is a summary of material United States federal income and estate tax considerations applicable to non-U.S. holders relating to the purchase, ownership and disposition of our common stock, which does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, rulings and pronouncements of the Internal Revenue Service or IRS, and judicial decisions as of the date of this prospectus. These authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those described in this discussion. We have not sought any ruling from the IRS with respect to the statements made and conclusions reached in this summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

This summary is addressed only to persons who are non-U.S. holders who hold our common stock as a capital asset. As used in this discussion, “non-U.S. holder” means a beneficial owner of our common stock that for United States federal income tax purposes is not:

•	an individual who is a citizen or resident of the United States;

•	a partnership, or any other entity treated as a partnership for United States federal income tax purposes;

•	a corporation, or any other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust (1) if it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

An individual is treated as a resident of the United States in any calendar year for United States federal income tax purposes if the individual is present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending on the last day of the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Residents are taxed for United States federal income tax purposes as if they were United States citizens.

This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or the effect of any tax treaty. In addition, this discussion does not address tax considerations that are the result of a holder’s particular circumstances or of special rules, such as those that apply to holders subject to the alternative minimum tax, financial institutions, tax-exempt organizations, insurance companies, dealers or traders in securities or commodities, certain former citizens or former long-term residents of the United States, or persons who will hold our common stock as a position in a hedging transaction, “straddle” or “conversion transaction.” If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds our common stock, then the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such a partner is encouraged to consult its tax advisor as to its consequences.

THIS DISCUSSION DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Distributions on Our Common Stock

Distributions on our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent not paid from our current or accumulated earnings and profits, distributions on our common stock will constitute a return of capital and will be applied against and reduce a holder’s adjusted basis in our common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of common stock.

Dividends paid on our common stock to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or a lower rate specified by an applicable treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder was a United States person as defined under the Internal Revenue Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or a lower rate specified by an applicable treaty.

A non-U.S. holder of our common stock that wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will generally be required to complete IRS Form W-8BEN (or valid substitute or successor form) and certify under penalties of perjury that such holder is not a United States person as defined under the Internal Revenue Code and is eligible for treaty benefits. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities and to non-U.S. holders whose stock is held through certain foreign intermediaries.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to a treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Dispositions of Our Common Stock

A non-U.S. holder will generally not be subject to United States federal income tax on any gain realized on the sale, exchange, redemption, retirement or other disposition of our common stock unless:

•	the gain is effectively connected with the conduct of a trade or business in the United States (and, where a tax treaty applies, is attributable to a United States permanent establishment of the non-U.S. holder); in these cases, the non-U.S. holder will be subject to tax on the net gain derived from the disposition in the same manner as if the non-U.S. holder were a United States person as defined in the Internal Revenue Code, and if the non-U.S. holder is a foreign corporation, it may be subject to the additional “branch profits tax” at a 30% rate or a lower rate specified by an applicable treaty;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year in which the disposition occurs and certain other conditions are met; in these cases, the individual non-U.S. holder will be subject to a flat 30% tax on the gain derived from the disposition, which tax may be offset by United States source capital losses, even though the individual is not considered a resident of the United States; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the non-U.S. holder’s holding period for our common stock and the five year period ending on the date of disposition.

We are not currently and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. If we become a “United States real property holding corporation,” a non-U.S. holder may, in certain circumstances, be subject to United States federal income tax on the disposition of our common stock.

Certain United States Federal Estate Tax Considerations

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for United States federal estate tax purposes, and thus may be subject to United States estate tax, unless an applicable treaty provides otherwise.

Information Reporting and Backup Withholding

Dividends paid to a non-U.S. holder may be subject to information reporting and United States backup withholding. A non-U.S. holder will be exempt from backup withholding if such non-U.S. holder properly provides IRS Form W-8BEN (or valid substitute or successor form) certifying that such stockholder is a non-U.S. person or otherwise meets documentary evidence requirements for establishing that such stockholder is a non-U.S. person or otherwise qualifies for an exemption.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If a non-U.S. holder sells its common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such stockholder outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting will generally apply to a payment of sale proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that:

•	is a United States person for United States tax purposes;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for United States tax purposes; or

•	is a foreign partnership, if at any time during its tax year (1) one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or (2) the foreign partnership is engaged in a United States trade or business, unless the broker has documentary evidence in its files that the non-U.S. holder is a non-U.S. person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. In such circumstances, backup withholding will not apply unless the broker has actual knowledge or reason to know that the seller is not a non-U.S. holder.

If a non-U.S. holder receives payments of the proceeds of a sale of our common stock to or through a United States office of a broker, the payment is subject to both United States backup withholding and information reporting unless such non-U.S. holder properly provides IRS Form W-8BEN (or valid substitute or successor form) certifying that such stockholder is a non-U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such stockholder’s United States tax liability by timely filing a properly completed claim for refund with the IRS.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., William Blair & Company, L.L.C., and Banc of America Securities LLC, have severally agreed to purchase from us and the selling stockholders the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Number of
Underwriters	Shares

Deutsche Bank Securities Inc.
William Blair & Company, L.L.C.
Banc of America Securities LLC

Total	16,666,667

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of such shares of common stock, other than those covered by the over-allotment option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $      per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $      per share to other dealers. After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms.

The selling stockholders have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 2,500,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. The selling stockholders will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 16,666,667 shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are     % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ over-allotment option:

Total Fees
		Without Exercise of	With Exercise of
	Fee per share	Over-Allotment Option	Over-Allotment Option

Discounts and commissions paid by us	$	$	$
Discounts and commissions paid by the selling stockholders	$	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $          .

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our officers and directors, all selling stockholders and other stockholders owning more than 1% of our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the representatives of the underwriters. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. There are no agreements between the representative and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

The 180-day restricted period under the agreements with the underwriters described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we release earnings results or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the release of the earnings results or material news or the occurrence of a material event relating to us.

The representatives of the underwriters has advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Market, in the over-the-counter market or otherwise.

At our request, the underwriters have reserved for sale at the initial public offering price up to 666,666 shares of our common stock being sold in this offering for our vendors, employees, family members of employees, customers and other third parties. The number of shares of our common stock available for the sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers shares of common stock or has in its possession or distributes the prospectus.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the shares of common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any the shares of common stock may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances falling within Article 3 (2) of the Prospectus Directive,

provided that no such offer of the shares of common stock shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the shares of common stock to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the shares of common stock that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no shares of common stock have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offering or information contained therein relating to the shares of common stock has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares of common stock acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

In addition:

•	an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) has only been communicated or caused to be communicated and will only be communicated or caused to be communicated) in connection with the issue or sale of the shares of common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	all applicable provisions of the FSMA have been complied with and will be complied with, with respect to anything done in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The offering of the shares of common stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares of common stock may not and will not be offered, sold or delivered, nor may or will copies of the prospectus or any other documents relating to the shares of common stock be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the “Regulation No. 11522”), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Service Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the shares of common stock or distribution of copies of the prospectus or any other document relating to the shares of common stock in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing the shares of common stock in the offering is solely responsible for ensuring that any offer or resale of the shares of common stock it purchased in the offering occurs in compliance with applicable laws and regulations.

The prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the “Financial Service Act” and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive, the provisions above relating to the Prospectus Directive shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

A prospectus in electronic format is being made available on Internet websites maintained by one or more of the lead underwriters of this offering and may be made available on websites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price of our common stock will be determined by negotiation between us and the representatives of the underwriters. Among the primary factors that will be considered in determining the public offering price are the following:

•	prevailing market conditions;

•	our results of operations in recent periods;

•	the present stage of our development;

•	the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

•	estimates of our business potential.

Some of the underwriters or their affiliates may provide investment banking services to us in the future. They will receive customary fees and commissions for these services. For example, certain affiliates of the underwriters to this offering are lenders under our revolving credit facility. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is a lender under our revolving credit facility. See “Use of Proceeds.” We have historically relied on agreements with Bank of America, N.A. to provide us with the cash that we use our domestic ATMs where cash is not provided by the merchant. See “Business — Primary Vendor Relationships — Cash Management.”

LEGAL MATTERS

The validity of our shares of common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of (i) Cardtronics, Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and (ii) ATM Company (as defined in the notes to those financial statements) as of December 31, 2002 and 2003 and June 30, 2004, and for each of the years in the two-year period ended December 31, 2003 and the six-month period ended June 30, 2004, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 financial statements for Cardtronics, Inc. refers to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-based Payments, on January 1, 2006. The audit report covering the financial statements of ATM Company refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003.

The audited financial statements of the 7-Eleven Financial Services Business as of December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, included in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants. Such financial statements have been so included in reliance on the report (which contains an explanatory paragraph relating to the 7-Eleven Financial Services Business restatement of its financial statements as described in Note 1 to the financial statements) of such independent accountants given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the common stock we are offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is included in the registration statement and its exhibits and schedules. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus which summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits and schedules filed with it, and reports or other information we may file with the SEC at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. In addition, the registration statement and other public filings can be obtained from the SEC’s internet site at http://www.sec.gov.

We have previously filed a registration statement relating to our senior subordinated notes with, and have had such registration statement declared effective by, the SEC, and accordingly we are currently subject to a limited number of the information requirements of the Exchange Act, including the filing of annual, quarterly, and current reports. Upon completion of this offering, we will become subject to additional information and periodic reporting requirements of the Exchange Act. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above.

CARDTRONICS, INC.

Unaudited Interim Condensed Consolidated Financial Statements

June 30, 2007

CARDTRONICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$1,836	$2,718
Accounts and notes receivable, net of allowance of $522 and $409 as of June 30, 2007 and December 31, 2006, respectively	13,660	14,891
Inventory	6,849	4,444
Prepaid expenses, deferred costs, and other current assets	13,049	16,334

Total current assets	35,394	38,387
Property and equipment, net	98,280	86,668
Intangible assets, net	62,849	67,763
Goodwill	171,292	169,563
Prepaid expenses and other assets	5,591	5,375

Total assets	$373,406	$367,756

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt and notes payable	$398	$194
Current portion of other long-term liabilities	2,084	2,501
Accounts payable and accrued liabilities	52,333	51,256

Total current liabilities	54,815	53,951
Long-term liabilities:
Long-term debt, net of related discount	263,309	252,701
Deferred tax liability, net	8,641	7,625
Other long-term liabilities and minority interest in subsidiaries	13,530	14,053

Total liabilities	340,295	328,330
Redeemable convertible preferred stock	76,727	76,594
Stockholders’ deficit:
Common stock, $0.0001 par value; 5,000,000 shares authorized; 2,394,509 shares issued at June 30, 2007 and December 31, 2006; 1,764,735 and 1,760,798 outstanding at June 30, 2007 and December 31, 2006, respectively	—	—
Subscriptions receivable (at face value)	(324)	(324)
Additional paid-in capital	3,312	2,857
Accumulated other comprehensive income, net	13,854	11,658
Accumulated deficit	(12,237)	(3,092)
Treasury stock; 629,774 and 633,711 shares at cost at June 30, 2007 and December 31, 2006, respectively	(48,221)	(48,267)

Total stockholders’ deficit	(43,616)	(37,168)

Total liabilities and stockholders’ deficit	$373,406	$367,756

See accompanying notes to condensed consolidated financial statements.

CARDTRONICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues:
ATM operating revenues	$73,964	$70,246	$145,620	$136,655
ATM product sales and other revenues	3,275	3,008	6,137	5,740

Total revenues	77,239	73,254	151,757	142,395
Cost of revenues:
Cost of ATM operating revenues (includes stock-based compensation of $15 and $16 for the three months ended June 30, 2007 and 2006, respectively, and $31 and $20 for the six months ended June 30, 2007 and 2006, respectively)	56,344	52,406	111,080	102,945
Cost of ATM product sales and other revenues	3,288	2,478	6,085	5,037

Total cost of revenues	59,632	54,884	117,165	107,982
Gross profit	17,607	18,370	34,592	34,413
Operating expenses:
Selling, general, and administrative expenses (includes stock-based compensation of $218 and $238 for the three months ended June 30, 2007 and 2006, respectively, and $424 and $360 for the six months ended June 30, 2007 and 2006, respectively)	6,920	5,060	13,364	9,898
Depreciation and accretion expense	5,182	4,641	11,580	8,858
Amortization expense	2,372	2,331	4,858	7,347

Total operating expenses	14,474	12,032	29,802	26,103
Income from operations	3,133	6,338	4,790	8,310
Other expense (income):
Interest expense, net	6,000	5,657	11,892	11,322
Amortization and write-off of financing costs and bond discount	360	337	716	1,214
Minority interest in subsidiary	—	(49)	(112)	(57)
Other	478	(854)	359	(657)

Total other expense	6,838	5,091	12,855	11,822
(Loss) income before income taxes	(3,705)	1,247	(8,065)	(3,512)
Income tax provision (benefit)	1,910	478	937	(1,157)

Net (loss) income	(5,615)	769	(9,002)	(2,355)
Preferred stock accretion expense	66	66	133	132

Net (loss) income available to common stockholders	$(5,681)	$703	$(9,135)	$(2,487)

Net (loss) income per common share:
Basic	$(3.22)	$0.40	$(5.19)	$(1.42)

Diluted	$(3.22)	$0.27	$(5.19)	$(1.42)

Weighted average shares outstanding:
Basic	1,764,734	1,756,052	1,760,913	1,751,679

Diluted	1,764,734	2,884,230	1,760,913	1,751,679

See accompanying notes to condensed consolidated financial statements.

CARDTRONICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2007	2006

Cash flows from operating activities:
Net loss	$(9,002)	$(2,355)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion expense	16,438	16,205
Amortization and write-off of financing costs and bond discount	716	1,214
Stock-based compensation expense	455	380
Deferred income taxes	831	(1,168)
Minority interest	(112)	(57)
Loss on sale or disposal of assets	990	447
Gain on sale of Winn-Dixie equity securities	(569)	—
Other reserves and non-cash items	676	53
Changes in assets and liabilities, net of acquisitions:
Decrease in accounts and notes receivable, net	925	1,814
Decrease (increase) in prepaid, deferred costs and other current assets	356	(1,549)
Increase in inventory	(1,187)	(1,057)
Increase in other assets	(165)	(313)
Increase in accounts payable and accrued liabilities	5,319	2,667
Decrease in other liabilities	(1,652)	(2,060)

Net cash provided by operating activities	14,019	14,221

Cash flows from investing activities:
Additions to property and equipment	(23,912)	(9,454)
Proceeds from disposals of property and equipment	3	8
Payments for exclusive license agreements and site acquisition costs	(817)	(2,140)
Additions to equipment to be leased to customers	(422)	—
Principal payments received under direct
financing leases	13	—
Proceeds from sale of Winn-Dixie equity
securities	3,950	—
Proceeds received out of escrow related to BASC
acquisition	876	—

Net cash used in investing activities	(20,309)	(11,586)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	25,026	14,300
Repayments of long-term debt	(17,060)	(14,500)
Repayment of bank overdraft facility, net	(2,597)	—
Issuance of capital stock	46	—
Debt issuance and modification costs	—	(198)

Net cash provided by (used in) financing activities	5,415	(398)

Effect of exchange rate changes on cash	(7)	—

Net (decrease) increase in cash and cash equivalents	(882)	2,237
Cash and cash equivalents at beginning of period	2,718	1,699

Cash and cash equivalents at end of period	$1,836	$3,936

Supplemental disclosure of cash flow information:
Cash paid for interest	$12,142	$11,001
Cash paid for income taxes	$27	$—
Fixed assets financed by direct debt	$2,545	$—

See accompanying notes to condensed consolidated financial statements.

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.	General and Basis of Presentation

General

Cardtronics, Inc., along with its wholly-owned subsidiaries (collectively, the “Company” or “Cardtronics”), owns and/or operates over 23,050 automated teller machines (“ATM”) in all 50 states and approximately 1,675 ATMs located throughout the United Kingdom. Additionally, the Company owns a majority interest in an entity that operates approximately 750 ATMs located throughout Mexico. The Company provides ATM management and equipment-related services (typically under multi-year contracts) to large, nationally-known retail merchants as well as smaller retailers and operators of facilities such as shopping malls and airports. Additionally, the Company operates the largest surcharge-free ATM network within the United States (based on number of participating ATMs) and works with financial institutions to brand the Company’s ATMs in order to provide their banking customers with convenient, surcharge-free ATM access and increase brand awareness for the financial institutions.

In July 2007, the Company purchased substantially all of the assets of the financial services business of 7-Eleven, Inc. (“7-Eleven”) for approximately $138.0 million in cash (the “7-Eleven ATM Transaction”), including an adjustment for working capital and other closing related costs. See Note 2 for additional information on this acquisition.

Basis of Presentation

The unaudited interim condensed consolidated financial statements include the accounts of Cardtronics, Inc. and its wholly and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

These unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) applicable to interim financial information. Because this is an interim period filing presented using a condensed format, it does not include all of the disclosures required by accounting principles generally accepted in the United States of America. You should read these unaudited interim condensed consolidated financial statements along with the Company’s audited financial statements for the year ended December 31, 2006, included elsewhere herein, which includes a summary of the Company’s significant accounting policies and other disclosures.

The financial statements as of June 30, 2007 and for the three and six month periods ended June 30, 2007 and 2006 are unaudited. The balance sheet as of December 31, 2006 was derived from the audited balance sheet included elsewhere herein. In management’s opinion, all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the Company’s interim period results have been made. The results of operations for the three and six month periods ended June 30, 2007 and 2006 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year. Additionally, the financial statements for prior periods include reclassifications that were made to conform to the current period presentation. Those reclassifications did not impact the Company’s reported net (loss) income or stockholders’ deficit.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and such differences could be material to the financial statements.

2.	Acquisitions

Acquisition of 7-Eleven, Inc. Financial Services Business

On July 20, 2007, the Company acquired the financial services business of 7-Eleven for approximately $138.0 million in cash. Such amount included a $2.0 million payment for estimated acquired working capital, which is subject to further adjustment based on the actual working capital balance outstanding as of the acquisition date, and approximately $1.0 million in other related closing costs. The acquisition included approximately 5,500 ATMs located in 7-Eleven stores throughout the United States, of which approximately 2,000 are advanced-functionality financial self-service kiosks branded as “Vcom®” terminals that are capable of providing more sophisticated financial services, such as check-cashing, money-transfer, and bill payment services. As a result of this acquisition, the number of ATMs that the Company owns and/or operates increased from approximately 25,475 ATMs to approximately 31,000 ATMs. The Company funded the acquisition through the issuance of $100.0 million of 9.25% senior subordinated notes due 2013—Series B and additional borrowings under its revolving credit facility, as amended. See Note 7 for additional details on these financings.

The Company will account for the 7-Eleven ATM Transaction as a business combination pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Accordingly, the purchase price paid will be allocated to the assets acquired and liabilities assumed based on their respective fair values as of the acquisition date.

Acquisition of CCS Mexico

In February 2006, the Company acquired a 51.0% ownership stake in CCS Mexico, an independent ATM operator located in Mexico, for approximately $1.0 million in cash consideration and the assumption of approximately $0.4 million in additional liabilities. Additionally, the Company incurred approximately $0.3 million in transaction costs associated with this acquisition. CCS Mexico, which was renamed Cardtronics Mexico upon the completion of the Company’s investment, currently operates approximately 750 surcharging ATMs in selected retail locations throughout Mexico, and the Company anticipates placing additional surcharging ATMs in other retail establishments throughout Mexico as those opportunities arise.

The Company has allocated the total purchase consideration to the assets acquired and liabilities assumed based on their respective fair values as of the acquisition date. Such allocation resulted in goodwill of approximately $0.7 million. Such goodwill, which is not deductible for tax purposes, has been assigned to a separate reporting unit representing the acquired CCS Mexico operations. Additionally, such allocation resulted in approximately $0.4 million in identifiable intangible assets, including $0.3 million for certain acquired customer contracts and $0.1 million related to non-compete agreements entered into with the minority interest shareholders of Cardtronics Mexico.

Because the Company owns a majority interest in and absorbs a majority of the entity’s losses or returns, Cardtronics Mexico is reflected as a consolidated subsidiary in the accompanying condensed consolidated financial statements, with the remaining ownership interest not held by the Company being reflected as a minority interest. See Note 8 for additional information regarding this minority interest.

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

3.	Stock-based Compensation

In the first quarter of 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment. As a result of this adoption, the Company now records the grant date fair value of stock-based compensation arrangements, net of estimated forfeitures, as compensation expense on a straight-line basis over the underlying service periods of the related awards. The following table reflects the total stock-based compensation expense amounts included in the accompanying condensed consolidated statements of operations for the each of the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands)

Cost of ATM operating revenues	$15	$16	$31	$20
Selling, general, and administrative expenses	218	238	424	360

Total stock-based compensation expense	$233	$254	$455	$380

A summary of the status of the Company’s outstanding stock options as of June 30, 2007 and changes during the six months ended June 30, 2007 are presented below:

		Weighted
	Number	Average
	of Shares	Exercise Price

Balance as of January 1, 2007	509,461	$52.76
Granted	16,000	$86.05
Exercised	(3,937)	$11.73
Forfeited	—	$—

Balance as of June 30, 2007	521,524	$54.09

Options vested and exercisable as of June 30, 2007	356,524	$41.63

4.	Earnings per Share

The Company reports net (loss) income per share in accordance with SFAS No. 128, Earnings per Share. In accordance with SFAS No. 128, the Company excludes potentially dilutive securities in its calculation of diluted earnings per share (as well as their related income statement impacts) when their impact on net (loss) income available to common stockholders is anti-dilutive. Additionally, for the three month period ended June 30, 2007 and the six month periods ended June 30, 2007 and 2006, the Company incurred net losses and, accordingly, excluded all potentially dilutive securities from the calculation of diluted earnings per share as their impact on the net loss available to common stockholders was anti-dilutive. Such anti-dilutive securities included outstanding stock options and the Company’s Series B convertible preferred stock.

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

The following table reconciles the components of the basic and diluted earnings per share for the three and six month periods ended June 30, 2007 and 2006 (in thousands, except share and per share data):

			Six Months Ended
	Three Months Ended June 30,		June 30,
	2007	2006	2007	2006

Net (loss) income	$(5,615)	$769	$(9,002)	$(2,355)
Preferred stock dividends and accretion	66	66	133	132

Less:
Net (loss) income available to common stockholders	$(5,681)	$703	$(9,135)	$(2,487)

Numerator for basic net (loss) income per share	$(5,681)	$703	$(9,135)	$(2,487)
Add: Preferred stock dividends and accretion	—	66	—	—

Numerator for diluted net (loss) income per share	$(5,681)	$769	$(9,135)	$(2,487)

Denominator for net (loss) income per share
Weighted average common shares outstanding — basic	1,764,734	1,756,052	1,760,913	1,751,679
Effect of dilutive securities:
Stock options	—	188,528	—	—
Restricted shares	—	9,861	—	—
Series B convertible preferred stock	—	929,789	—	—

Weighted average common shares outstanding — diluted	1,764,734	2,884,230	1,760,913	1,751,679

Net (loss) income per share:
Basic	$(3.22)	$0.40	$(5.19)	$(1.42)

Diluted	$(3.22)	$0.27	$(5.19)	$(1.42)

Due to their anti-dilutive effect, the following potentially dilutive securities have been excluded from the computation of diluted net (loss) income per share:

			Six Months Ended
	Three Months Ended June 30,		June 30,
	2007	2006	2007	2006

Stock options	203,143	—	203,791	191,318
Restricted shares	—	—	1,389	11,059
Series B convertible preferred stock	929,789	—	929,789	929,789

Total potentially dilutive securities	1,132,932	—	1,134,969	1,132,166

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

5.	Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting comprehensive income (loss) and its components in the financial statements. Accumulated other comprehensive income is displayed as a separate component of stockholders’ deficit in the accompanying condensed consolidated balance sheets and consists of unrealized gains, net of related income taxes, related to changes in the fair values of the Company’s interest rate swap derivative transactions and the cumulative amount of foreign currency translation adjustments associated with the Company’s foreign operations. In addition, as of December 31, 2006, accumulated other comprehensive income included unrealized gains on available-for-sale marketable securities, net of income taxes. These securities were sold in January 2007.

The following table presents the calculation of comprehensive (loss) income, which includes the Company’s (i) net (loss) income; (ii) foreign currency translation adjustments; (iii) unrealized gains associated with the Company’s interest rate hedging activities, net of income taxes; and (iv) reclassifications of unrealized gains on the Company’s available-for-sale securities, net of income taxes for each of the periods indicated:

	Three Months Ended
	June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(in thousands)

Net (loss) income	$(5,615)	$769	$(9,002)	$(2,355)
Foreign currency translation adjustments	2,660	5,190	2,500	5,309
Unrealized gains on interest rate hedges, net of taxes	1,366	1,348	194	3,480
Reclassifications of unrealized gains on available-for-sale securities, net of taxes	—	—	(498)	—

Total comprehensive (loss) income	$(1,589)	$7,307	$(6,806)	$6,434

The following table sets forth the components of accumulated other comprehensive income, net of applicable taxes:

	June 30,	December 31,
	2007	2006
	(in thousands)

Foreign currency translation adjustments	$9,211	$6,711
Unrealized gains on interest rate hedges, net of taxes	4,643	4,449
Unrealized gains on available-for-sale securities, net of taxes	—	498

Total accumulated other comprehensive income	$13,854	$11,658

The Company currently believes that the unremitted earnings of its foreign subsidiaries will be reinvested in the foreign countries in which those subsidiaries operate for an indefinite period of time. Accordingly, no deferred taxes have been provided for on the differences between the Company’s book basis and underlying tax basis in those subsidiaries or on the foreign currency translation adjustment amounts reflected in the tables above.

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

6.	Intangible Assets

Intangible Assets with Indefinite Lives

The following table depicts the net carrying amount of the Company’s intangible assets with indefinite lives as of June 30, 2007 and December 31, 2006, as well as the changes in the net carrying amounts for the six month period ended June 30, 2007, by segment:

	Goodwill			Trade Name
	U.S.	U.K.	Mexico	U.S.	U.K.	Total
	(in thousands)

Balance as of December 31, 2006	$86,702	$82,172	$689	$200	$3,923	$173,686
Foreign currency translation adjustments	—	1,730	(1)	—	84	1,813

Balance as of June 30, 2007	$86,702	$83,902	$688	$200	$4,007	$175,499

Intangible Assets with Definite Lives

The following is a summary of the Company’s intangible assets that are subject to amortization as of June 30, 2007:

	Gross			Net
	Carrying		Accumulated	Carrying
	Amount		Amortization	Amount
	(in thousands)

Customer contracts and relationships	$83,663		$(35,936)	$47,727
Deferred financing costs	11,263	(1)	(3,572)	7,691
Exclusive license agreements	4,568		(1,409)	3,159
Non-compete agreements	100		(35)	65

Total	$99,594		$(40,952)	$58,642

(1)	Amount includes approximately $262,000 of costs accrued as of June 30, 2007 related to the Company’s issuance of $100.0 million of 9.25% senior subordinated notes due 2013—Series B in July 2007. See Note 7 for additional information on the issuance of the notes.

The Company’s intangible assets with definite lives are being amortized over the assets’ estimated useful lives utilizing the straight-line method. Estimated useful lives range from three to twelve years for customer contracts and relationships and four to eight years for exclusive license agreements. The Company has also assumed an estimated life of four years for its non-compete agreements. Deferred financing costs are amortized through interest expense over the contractual term of the underlying borrowings utilizing the effective interest method. The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in a reduction in fair value or a revision of those estimated useful lives.

Amortization of customer contracts and relationships, exclusive license agreements, and non-compete agreements totaled $2.4 million and $2.3 million for the three month periods ended June 30, 2007 and 2006, respectively, and $4.9 million and $7.3 million for the six month periods ended June 30, 2007 and 2006, respectively. Included in the 2007 year-to-date figure is approximately $0.1 million in additional amortization expense related to the impairment of the

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

intangible asset associated with an acquired ATM portfolio within the Company’s U.S. reporting segment. This impairment, taken in the first quarter of 2007, was the result of the anticipated non-renewal of a contract included within a previously acquired portfolio. Included in the 2006 year-to-date figure is approximately $2.8 million of additional impairment expense related to the acquired BAS Communications, Inc. (“BASC”) ATM portfolio. This impairment, taken in the in first quarter of 2006, was attributable to the anticipated reduction in future cash flows resulting from a higher than anticipated attrition rate associated with such portfolio. In January 2007, the Company received approximately $0.8 million in net proceeds from an escrow account established upon the initial closing of this acquisition. Such proceeds were meant to compensate the Company for the aforementioned attrition issues encountered with the BASC portfolio subsequent to the acquisition date. Such amount was utilized to reduce the remaining carrying value of the intangible asset amount associated with this portfolio.

Amortization of deferred financing costs and bond discount totaled approximately $0.4 million and $0.3 million for the three month periods ended June 30, 2007 and 2006, respectively, and $0.7 million and $1.2 million for the six month periods ended June 30, 2007 and 2006, respectively. Included in the 2006 year-to-date figure is approximately $0.5 million in deferred financing costs that the Company wrote-off in February 2006 in connection with certain modifications made to the Company’s existing revolving credit facilities.

Estimated amortization expense for the Company’s intangible assets with definite lives for the remaining six months of 2007, each of the next five years, and thereafter is as follows:

	Customer	Deferred	Exclusive
	Contracts	Financing	License	Non-compete
	and Relationships(1)	Costs(2)	Agreements	Agreements	Total
	(in thousands)

2007	$4,624	$665	$349	$13	$5,651
2008	9,262	1,382	638	25	11,307
2009	8,948	1,459	633	25	11,065
2010	7,495	1,134	536	2	9,167
2011	5,667	977	422	—	7,066
2012	4,588	1,080	351	—	6,019
Thereafter	7,143	732	230	—	8,105

Total	$47,727	$7,429	$3,159	$65	$58,380

(1)	Amounts presented exclude the effects of any intangible assets that will be established as part of the 7-Eleven ATM Transaction.

(2)	Amounts presented exclude the $262,000 of accrued financing costs associated with the Company’s July 2007 issuance of $100.0 million of 9.25% senior subordinated notes due 2013—Series B, discussed above.

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

7.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

	June 30,	December 31,
	2007	2006
	(in thousands)

Accounts payable	$16,791	$16,915
Accrued interest	7,823	7,954
Accrued merchant fees	7,326	7,915
Accrued armored fees	3,739	3,242
Accrued cash management fees	2,765	2,740
Accrued maintenance fees	2,408	2,090
Accrued compensation	1,588	3,499
Accrued purchases	789	343
Other accrued expenses	9,104	6,558

Total	$52,333	$51,256

8.	Long-term Debt

The Company’s long-term debt consisted of the following:

	June 30,	December 31,
	2007	2006
	(in thousands)

Revolving credit facility	$60,600	$53,100
Senior subordinated notes due August 2013 (net of unamortized discount of $1.1 million as June 30, 2007 and $1.2 million as of December 31, 2006)	198,851	198,783
Other	4,256	1,012

Total	263,707	252,895
Less current portion	398	194

Total excluding current portion	$263,309	$252,701

Revolving Credit Facility

In February 2006, the Company amended its then existing revolving credit facility to remove and modify certain restrictive covenants contained within the facility and to reduce the maximum borrowing capacity from $150.0 million to $125.0 million. As a result of this amendment, the Company recorded a pre-tax charge of approximately $0.5 million associated with the write-off of previously deferred financing costs related to the facility. Additionally, the Company incurred approximately $0.1 million in fees associated with such amendment.

In May 2007, the Company further amended its revolving credit facility to modify, among other things, (i) the interest rate spreads on outstanding borrowings and other pricing terms and (ii) certain restrictive covenants contained within the facility. Such modification will allow for reduced interest expense in future periods, assuming a constant level of borrowings. Furthermore, the amendment increased the amount of capital expenditures that the Company can incur on a rolling 12-month basis from $50.0 million to $60.0 million. As a result of these

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

amendments, the primary restrictive covenants within the facility include (i) limitations on the amount of senior debt that the Company can have outstanding at any given point in time, (ii) the maintenance of a set ratio of earnings to fixed charges, as computed on a rolling 12-month basis, (iii) limitations on the amounts of restricted payments that can be made in any given year, including dividends, and (iv) limitations on the amount of capital expenditures that the Company can incur on a rolling 12-month basis.

Borrowings under the revolving credit facility currently bear interest at the London Interbank Offered Rate (“LIBOR”) plus a spread, which was 2.5% as of June 30, 2007. Additionally, the Company pays a commitment fee of 0.3% per annum on the unused portion of the revolving credit facility. Substantially all of the Company’s assets, including the stock of its wholly-owned domestic subsidiaries and 66.0% of the stock of its foreign subsidiaries, are pledged to secure borrowings made under the revolving credit facility. Furthermore, each of the Company’s domestic subsidiaries has guaranteed the Company’s obligations under such facility. There are currently no restrictions on the ability of the Company’s wholly-owned subsidiaries to declare and pay dividends directly to the Company. As of June 30, 2007, the Company was in compliance with all applicable covenants and ratios in effect at that time under the facility.

On July 20, 2007, in conjunction with the 7-Eleven ATM Transaction, the Company further amended its revolving credit facility. Such amendment provided for, among other modifications, (i) an increase in the maximum borrowing capacity under the revolver from $125.0 million to $175.0 million in order to partially finance the 7-Eleven ATM Transaction and to provide additional financial flexibility; (ii) an increase in the amount of “indebtedness” (as defined in the credit agreement) to allow for the issuance of the $100.0 million of 9.25% senior subordinated notes due 2013—Series B (described below); (iii) an extension of the term of the credit agreement from May 2010 to May 2012; (iv) an increase in the amount of capital expenditures the Company can incur on a rolling 12-month basis from $60.0 million to a maximum of $75.0 million; and (v) an amendment of certain restrictive covenants contained within the facility. In conjunction with this amendment, the Company borrowed approximately $43.0 million under the credit agreement to fund a portion of the 7-Eleven ATM Transaction. Additionally, the Company posted $7.5 million in letters of credit under the facility in favor of the lessors under the ATM equipment leases that the Company assumed in connection with the 7-Eleven ATM Transaction. These letters of credit further reduced the Company’s borrowing capacity under the facility. As of August 13, 2007, the Company’s available borrowing capacity under the amended facility, as determined under the earnings before interest, taxes, depreciation, and amortization (“EBITDA”) and interest expense covenants contained in the agreement, totaled approximately $60.0 million.

Senior Subordinated Notes

In October 2006, the Company completed the registration of $200.0 million in senior subordinated notes (the “Notes”), which were originally issued in August 2005 pursuant to Rule 144A of the Securities Act of 1933. The Notes, which are subordinate to borrowings made under the revolving credit facility, mature in August 2013 and carry a 9.25% coupon with an effective yield of 9.375%. Interest under the Notes is paid semi-annually in arrears on February 15th and August 15th of each year. The Notes, which are guaranteed by the Company’s domestic subsidiaries, contain certain covenants that, among other things, limit the Company’s ability to incur additional indebtedness and make certain types of restricted payments,

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

including dividends. As of June 30, 2007, the Company was in compliance with all applicable covenants required under the Notes.

On July 20, 2007, the Company sold $100.0 million of 9.25% senior subordinated notes due 2013—Series B (the “Series B Notes”) pursuant to Rule 144A of the Securities Act of 1933. The form and terms of the Series B Notes are substantially the same as the form and terms of the $200.0 million senior subordinated notes issued in August 2005, except that (i) the notes issued in August 2005 have been registered with the Securities and Exchange Commission while the Series B Notes remain subject to transfer restrictions until the Company completes an exchange offer, and (ii) the Series B Notes were issued with Original Issue Discount and have an effective yield of 9.938%. The Company has agreed to file a registration statement with the SEC within 240 days of the issuance of the Series B Notes with respect to an offer to exchange each of the Series B Notes for a new issue of its debt securities registered under the Securities Act with terms identical to those of the Series B Notes (except for the provisions relating to the transfer restrictions and payment of additional interest) and to use reasonable best efforts to have the exchange offer become effective as soon as reasonably practicable after filing but in any event no later than 360 days after the initial issuance date of the Series B Notes. If the Company fails to satisfy its registration obligations, it will be required, under certain circumstances, to pay additional interest to the holders of the Series B Notes. The Company used the net proceeds from the issuance of the Series B Notes to fund a portion of the 7-Eleven ATM Transaction and to pay fees and expenses related to the acquisition.

Other Facilities

In addition to the above revolving credit facility, the Company’s wholly-owned United Kingdom subsidiary, Bank Machine, has a £2.0 million unsecured overdraft facility, the term of which was recently extended to July 2008. Such facility, which bears interest at 1.75% over the bank’s base rate (currently 5.75%), is utilized for general corporate purposes for the Company’s United Kingdom operations. As of June 30, 2007, a portion of this overdraft facility had been utilized to post a £275,000 bond. As of June 30, 2007 and December 31, 2006, approximately £0.6 million and £1.9 million, respectively, of this overdraft facility had been utilized to help fund certain working capital commitments and to post the aforementioned bond. Amounts outstanding under the overdraft facility (other than those amounts utilized for posting bonds) have been reflected in accounts payable in the accompanying condensed consolidated balance sheets, as such amounts are automatically repaid once cash deposits are made to the underlying bank accounts.

As of June 30, 2007, Cardtronics Mexico had entered into three separate five-year equipment financing agreements. Such agreements, which are denominated in Mexican pesos and bear interest at an average rate of 11.03%, were utilized for the purchase of additional ATMs to support the Company’s Mexico operations. As of June 30, 2007 and December 31, 2006, approximately $44.2 million pesos ($4.1 million U.S.) and $9.3 million pesos ($858,000 U.S.), respectively, were outstanding under these facilities, with future borrowings to be individually negotiated between the lender and Cardtronics. Pursuant to the terms of the agreements, Cardtronics, Inc. has issued a guaranty for 51.0% (its ownership percentage in Cardtronics Mexico) of the obligations under the loan agreements. As of June 30, 2007, the total amount of the guaranty was $22.5 million pesos ($2.1 million U.S.)

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

9.	Other Long-term Liabilities

Other long-term liabilities consisted of the following:

	June 30,	December 31,
	2007	2006
	(in thousands)

Asset retirement obligations (see Note 10)	$10,455	$9,989
Deferred revenue and other obligations	540	642
Minority interest in subsidiary	—	112
Other long-term liabilities	2,535	3,310

Total	$13,530	$14,053

The minority interest in subsidiary amount as of December 31, 2006, represents the equity interests of the minority shareholders of Cardtronics Mexico. As of June 30, 2007, the cumulative losses generated by Cardtronics Mexico and allocable to such minority interest shareholders exceeded the underlying equity amounts of such minority interest shareholders. Accordingly, all future losses generated by Cardtronics Mexico will be allocated 100% to Cardtronics until such time that Cardtronics Mexico generates a cumulative amount of earnings sufficient to cover all excess losses allocable to the Company, or until such time that the minority interest shareholders contribute additional equity to Cardtronics Mexico in an amount sufficient to cover such losses. As of June 30, 2007, the cumulative amount of excess losses allocated to Cardtronics totaled approximately $207,000. See Note 17 regarding an anticipated minority interest contribution. No receivable or allocation of these losses has been recorded, as such amounts have not been received as of June 30, 2007.

10.	Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with SFAS No. 143, Asset Retirement Obligations. Asset retirement obligations consist primarily of deinstallation costs of the ATM and the costs to restore the ATM site to its original condition. The Company is legally required to perform this deinstallation and restoration work. In accordance with SFAS No. 143, for each group of ATMs, the Company recognized the fair value of a liability for an asset retirement obligation and capitalized that cost as part of the cost basis of the related asset. The related assets are being depreciated on a straight-line basis over the estimated useful lives of the underlying ATMs, and the related liabilities are being accreted to their full value over the same period of time.

The following table is a summary of the changes in Company’s asset retirement obligation liability for the six month period ended June 30, 2007 (in thousands):

Asset retirement obligation as of January 1, 2007	$9,989
Additional obligations	2,564
Accretion expense	473
Payments	(648)
Change in estimates	(1,973)
Foreign currency translation adjustments	50

Asset retirement obligation as of June 30, 2007	$10,455

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

The change in estimate for the six months ended June 30, 2007 represents a change in the anticipated amount the Company will incur to deinstall and refurbish certain merchant locations, based on actual costs incurred on recent ATM deinstallations.

11.	Preferred Stock

During 2005, the Company issued 929,789 shares of its Series B preferred stock, of which 894,568 shares were issued to TA Associates for $75.0 million in proceeds and the remaining 35,221 shares were issued as partial consideration for the Bank Machine acquisition. The Series B preferred shareholders have certain preferences to the Company’s common shareholders, including board representation rights and the right to receive their original issue price prior to any distributions being made to the common shareholders as part of a liquidation, dissolution or winding up of the Company. As of June 30, 2007, the liquidation value of the shares totaled $78.0 million. In addition, the Series B preferred shares are convertible into the same number of shares of the Company’s common stock, as adjusted for future stock splits and the issuance of dilutive securities. The Series B preferred shares have no stated dividends and are redeemable at the option of a majority of the Series B holders at any time on or after the earlier of (i) December 2013 and (ii) the date that is 123 days after the first day that none of the Company’s 9.25% senior subordinated notes remain outstanding, but in no event earlier than February 2012.

On June 1, 2007, the Company entered into a letter agreement with certain investment funds controlled by TA Associates (the “Funds”) pursuant to which the Funds agreed to (i) approve the 7-Eleven ATM Transaction and (ii) to not transfer or otherwise dispose of any of their shares of Series B Convertible Preferred Stock during the period beginning on the date thereof and ending on the earlier of the date the 7-Eleven ATM Transaction closed (i.e., July 20, 2007) or September 1, 2007. Pursuant to the terms of the letter agreement, the Company agreed to amend the terms of its Series B Convertible Preferred Stock in order to increase, under certain circumstances, the number of shares of common stock into which the Funds’ Series B Convertible Preferred Stock would be convertible in the event the Company completes an initial public offering.

The carrying value of the Company’s Series B preferred stock was $76.7 million and $76.6 million, net of unaccreted issuance costs of approximately $1.3 million and $1.4 million as of June 30, 2007 and December 31, 2006, respectively. Such issuance costs are being accreted on a straight-line basis through February 2012, which represents the earliest optional redemption date outlined above.

12.	Income Taxes

Income taxes included in the Company’s loss from continuing operations for the three and six month periods ended June 30, 2007 and 2006, were as follows:

			Six Months
	Three Months Ended		Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(in thousands)		(in thousands)

Income tax provision (benefit)	$1,910	$478	$937	$(1,157)
Effective tax rate	(51.6)%	38.3%	(11.6)%	32.9%

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

The Company computes its quarterly income tax provision amounts under the effective tax rate method based on applying an anticipated annual effective tax rate in each major tax jurisdiction to the pre-tax book income or loss amounts generated in such jurisdictions. During the quarter ended June 30, 2007, as a result of the Company’s forecasted domestic pre-tax book loss for the remainder of 2007 and as a result of the anticipated impact of the 7-Eleven ATM Transaction on the Company’s forecasted domestic pre-tax book loss figures for the remainder of 2007, the Company determined that a valuation allowance should be established for the Company’s existing domestic net deferred tax asset balance as of June 30, 2007. Such amount, which reflects the Company’s net domestic deferred tax asset balance, excluding any deferred tax liabilities not expected to reverse in the foreseeable future, totaled approximately $0.9 million, and is reflected in the current quarter and year-to-date provision amounts reflected above. Additionally, the Company determined that all future domestic tax benefits should not be recognized until it is more likely than not that such benefits will be utilized. Accordingly, the Company recorded an additional $1.0 million adjustment through its income tax provision line item during the quarter ended June 30, 2007, reflecting the reversal of the domestic income tax benefit amount recorded during the immediately preceding quarter. Such adjustment reflects the change in the Company’s estimated annual domestic effective income tax rate to 0% as a result of anticipated book losses following the 7-Eleven ATM Transaction.

The combination of the valuation allowance and the change in the Company’s estimated domestic effective income tax rate for 2007 resulted in a negative effective tax rate for the most recently completed quarter, as reflected in the table above. Furthermore, as long as the Company continues to generate pre-tax book losses from its domestic operations, the Company’s future effective tax rates are expected to be lower than the statutory rate, on average, than in historical periods.

13.	Commitments and Contingencies

National Federation of the Blind (“NFB”).  In connection with its acquisition of the E*TRADE Access, Inc. (“ETA”) ATM portfolio, the Company assumed ETA’s interests and liability for a lawsuit instituted in the United States District Court for the District of Massachusetts (the “Court”) by the NFB, the NFB’s Massachusetts chapter, and several individual blind persons (collectively, the “Private Plaintiffs”) as well as the Commonwealth of Massachusetts with respect to claims relating to the alleged inaccessibility of ATMs for those persons who are visually-impaired. After the acquisition of the ETA ATM portfolio, the Private Plaintiffs named Cardtronics as a co-defendant with ETA and ETA’s parent—E*Trade Bank, and the scope of the lawsuit has expanded to include both ETA’s ATMs as well as the Company’s pre-existing ATM portfolio.

In June 2007, after nearly three years of litigation with no definitive resolution of any of the contested issues, the parties completed and executed a settlement agreement, which the Company believes will be approved by the Court. Since the matter is being treated as a class action settlement, the notice and approval process will take several months. The Court has scheduled a hearing following the above-described notice period for December 4, 2007. Despite the Company’s expectation that the Court will approve the proposed settlement at that time, in the event that members of the class object to the proposed settlement and the Court concludes that their objections are valid and, for that reason, refuses to approve the settlement, the lawsuit would resume. If that occurs, the Company will continue its defense of this lawsuit in an aggressive manner as previously set forth. If approved, the Company believes this

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

settlement will be beneficial as it imposes no unreasonable requirements upon the Company in the way of the deployment of additional ATMs and would serve to end this litigation.

Other matters.  In June 2006, Duane Reade, Inc. (“Customer”), one of the Company’s merchant customers, filed a complaint in the United States District Court for the Southern District of New York (the “Federal Action”). The complaint, which was formally served to the Company in September 2006, alleged that Cardtronics had breached an ATM operating agreement between the parties by failing to pay the Customer the proper amount of fees under the agreement. The Customer is claiming that it is owed no less than $600,000 in lost revenues, exclusive of interests and costs, and projects that additional damages will accrue to them at a rate of approximately $100,000 per month, exclusive of interest and costs. As the term of the Company’s operating agreement with the Customer extends to December 2014, the Customer’s claims could exceed $12.0 million. On October 6, 2006, the Company filed a petition in the District Court of Harris County, Texas, seeking a declaratory judgment that it had not breached the ATM operating agreement. On October 10, 2006, the Customer filed a second complaint, this time in New York State Supreme Court, alleging the same claims it had alleged in the Federal Action. Subsequently, the Customer withdrew the Federal Action because the federal court did not have subject matter jurisdiction. Additionally, Cardtronics has voluntarily dismissed the Texas lawsuit, electing to litigate the above-described claims in the New York State Supreme Court. The Company believes that it will ultimately prevail upon the merits in this matter, although it gives no assurance as to the final outcome. Furthermore, the Company believes that the ultimate resolution of this dispute will not have a material adverse impact on the Company’s financial condition or results of operations.

The Company’s complaint in the United States District Court in Portland, Oregon, against CGI, Inc., one of its distributors inherited from the E*TRADE acquisition (“Distributor”), was satisfactorily settled on July 31, 2007. The Company paid a nominal amount to the Distributor as a condition of this settlement. The Company will continue its relationship with the Distributor under an amended agreement, the terms and conditions of which are more favorable to the Company than those under the original agreement.

The Company is also subject to various legal proceedings and claims arising in the ordinary course of its business. The Company has provided reserves where necessary for all claims and the Company’s management does not expect the outcome in any of these legal proceedings, individually or collectively, to have a material adverse effect on the Company’s financial condition or results of operations.

14.	Derivative Financial Instruments

As a result of its variable-rate debt and ATM cash management activities, the Company is exposed to changes in interest rates (LIBOR in the U.S. and the U.K. and the Mexican Interbank Rate (“TIIE”) in Mexico). It is the Company’s policy to limit the variability of a portion of its expected future interest payments as a result of changes in LIBOR by utilizing certain types of derivative financial instruments.

To meet the above objective, the Company entered into several LIBOR-based interest rate swaps during 2004 and 2005 to fix the interest-based rental rate paid on $300.0 million of the Company’s current and anticipated outstanding ATM cash balances in the United States. The

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

effect of such swaps was to fix the interest-based rental rate paid on the following notional amounts for the periods identified (in thousands):

	Weighted Average
Notional Amount	Fixed Rate	Period

$300,000	3.91%	July 1, 2007—December 31, 2007
$300,000	4.35%	January 1, 2008—December 31, 2008
$200,000	4.36%	January 1, 2009—December 31, 2009
$100,000	4.34%	January 1, 2010—December 31, 2010

Net amounts paid or received under such swaps are recorded as adjustments to the Company’s “Cost of ATM operating revenues” in the accompanying condensed consolidated statements of operations. During the six month periods ended June 30, 2007 and 2006, the gains or losses incurred as a result of ineffectiveness associated with the Company’s interest rate swaps were immaterial.

The Company’s interest rate swaps have been classified as cash flow hedges pursuant to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Accordingly, changes in the fair values of the Company’s interest rate swaps have been reported in accumulated other comprehensive income in the accompanying condensed consolidated balance sheets. As of June 30, 2007 and December 31, 2006, the unrealized gains on such swaps totaled approximately $7.4 million and $7.1 million and have been included in accumulated other comprehensive income, net of income taxes of $2.8 million and $2.7 million, respectively.

As of June 30, 2007, the Company has not entered into any derivative financial instruments to hedge its variable interest rate exposure in the United Kingdom or Mexico.

In conjunction with the 7-Eleven ATM Transaction, the Company entered into a separate vault cash agreement with Wells Fargo, N.A. (“Wells Fargo”) to supply the cash that the Company will utilize for the operation of the acquired 5,500 ATMs and Vcom® units. Under the terms of the agreement, the Company will pay a monthly cash rental fee to Wells Fargo on the average amount outstanding under a formula based on the federal funds effective rate. During 2006, the outstanding vault cash balance for the acquired 7-Eleven ATMs and Vcom® units averaged approximately $300.0 million per month. As a result of the increased vault cash requirement resulting from the acquisition, the Company’s exposure to changes in domestic interest rates will significantly increase going forward. As a result, and in order to limit such exposure, the Company entered into additional interest rate swaps in August 2007 to limit its exposure to changing interest-based rental rates on $250.0 million of the anticipated 7-Eleven outstanding vault cash balances. These swaps will serve to fix the interest-based rental rate paid on the $250.0 million notional amount at a weighted average rate of 4.93% (excluding the applicable margin) through December 2010. As is the case with the Company’s existing interest rate swaps, the interest rate swaps executed in August 2007 have been designated as cash flow hedges pursuant to SFAS No. 133.

15.	Segment Information

As of June 30, 2007, the Company’s operations consisted of its United States, United Kingdom, and Mexico segments. While each of these reportable segments provides similar ATM-related services, each segment is managed separately, as they require different marketing and business strategies. All intercompany transactions between the Company’s reportable segments have been

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

eliminated. The following summarizes certain financial data by reportable segment for the three and six month periods ended June 30, 2007 and 2006 and as of June 30, 2007 and December 31, 2006:

	For the Three Months Ended June 30, 2007
		United
	United States	Kingdom	Mexico	Eliminations	Total
	(in thousands)

Revenue from external customers	$60,972	$15,380	$887	$—	$77,239
Intersegment revenue	(11)	—	—	11	—
Depreciation, depletion, and amortization expense	5,425	2,075	56	(2)	7,554
Income (loss) from operations	2,421	1,016	(239)	(65)	3,133
Interest income	1,088	19	31	(1,058)	80
Interest expense	6,339	1,060	99	(1,058)	6,440
Loss before income taxes	(3,174)	(160)	(306)	(65)	(3,705)

Capital expenditures(1)(2)	$3,919	$5,550	$1,361	$—	$10,830
Additions to equipment to be leased to customers	—	—	219	—	219

	For the Three Months Ended June 30, 2006
		United
	United States	Kingdom	Mexico	Eliminations	Total
	(in thousands)

Revenue from external customers	$63,612	$9,492	$150	$—	$73,254
Intersegment revenue	108	—	—	(108)	—
Depreciation,depletion, and amortization expense	5,626	1,336	10	—	6,972
Income (loss) from operations	5,212	1,241	(93)	(22)	6,338
Interest income	935	54	—	(872)	117
Interest expense	6,097	871	15	(872)	6,111
Income (loss) before income taxes	1,004	314	(47)	(24)	1,247

Capital expenditures(1)(2)	$4,774	$2,647	$47	$—	$7,468

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

	For the Six Months Ended June 30, 2007
		United
	United States	Kingdom	Mexico	Eliminations	Total
	(in thousands)

Revenue from external customers	$121,927	$28,340	$1,490	$—	$151,757
Intersegment revenue	82	—	—	(82)	—
Depreciation, depletion, and amortization expense	12,534	3,840	93	(29)	16,438
Income (loss) from operations	3,229	2,153	(522)	(70)	4,790
Interest income	2,091	36	46	(2,045)	128
Interest expense	12,575	2,068	138	(2,045)	12,736
Loss before income taxes	(7,280)	(89)	(626)	(70)	(8,065)

Capital expenditures(1)(2)	$12,110	$11,224	$1,395	$—	$24,729
Additions to equipment to be leased to customers	—	—	422	—	422

	For the Six Months Ended June 30, 2006
		United
	United States	Kingdom	Mexico	Eliminations	Total
	(in thousands)

Revenue from external customers	$124,557	$17,636	$202	$—	$142,395
Intersegment revenue	170			(170)	—
Depreciation, depletion, and amortization expense	13,694	2,497	14	—	16,205
Income (loss) from operations	6,652	1,831	(129)	(44)	8,310
Interest income	1,793	98	—	(1,683)	208
Interest expense	12,730	1,682	15	(1,683)	12,744
(Loss) income before income taxes	(3,513)	103	(55)	(47)	(3,512)

Capital expenditures(1)(2)	$8,157	$3,308	$129	$—	$11,594

(1)	Capital expenditure amounts presented above include payments made for exclusive license agreements and site acquisition costs.

(2)	Capital expenditure amounts for Cardtronics Mexico are reflected gross of any minority interest amounts. Additionally, the 2006 capital expenditure amount excludes the Company’s initial $1.0 million investment in Cardtronics Mexico.

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

Identifiable Assets:

	June 30,	December 31,
	2007	2006
	(in thousands)

United States	$230,592	$238,127
United Kingdom	136,001	126,070
Mexico	6,813	3,559

Total	$373,406	$367,756

16.	New Accounting Pronouncements

Accounting for Uncertainty in Income Taxes.  During the first quarter of 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company applied the provisions of FIN 48 to all tax positions upon its initial adoption effective January 1, 2007, and determined that no cumulative effect adjustment was required as of such date. As of June 30, 2007, the Company had a $0.2 million reserve for uncertain tax positions recorded pursuant to FIN 48.

Fair Value Measurements.  In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which provides guidance on measuring the fair value of assets and liabilities in the financial statements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, this statement will have on its financial statements.

Fair Value Option.  In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”), which provides allows companies the option to measure certain financial instruments and other items at fair value. The provisions of SFAS No. 159 are effective as of the beginning of fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, this statement will have on its financial statements.

Registration Payment Arrangements.  In December 2006, the FASB issued FASB Staff Position (“FSP”) Emerging Issues Task Force (“EITF”) No. 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”), which addresses an issuer’s accounting for registration payment arrangements. Specifically, FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. The guidance contained in this standard amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, as well as FIN 45, Guarantor’s Accounting and Disclosure

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to include scope exceptions for registration payment arrangements. FSP EITF 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issuance of this standard. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this standard, the guidance in the standard is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. The Company is currently evaluating the impact that the implementation of FSP EITF 00-19-2 may have on its financial statements as it relates to the Company’s issuance of $100.0 million of Series B Notes in July 2007. The Company has agreed to file a registration statement with the SEC within 240 days of the issuance of the Series B Notes with respect to an offer to exchange each of the Series B Notes for a new issue of its debt securities registered under the Securities Act and to use reasonable best efforts to have the exchange offer become effective as soon as reasonably practicable after filing but in any event no later than 360 days after the initial issuance date of the Series B Notes.

17.	Related Party Transactions

Series B Convertible Preferred Stock Amendment.  On June 1, 2007, the Company entered into a letter agreement to amend the terms of its Series B Convertible Preferred Stock in order to increase, under certain circumstances, the number of shares of common stock into which the Funds’ Series B Convertible Preferred Stock would be convertible in the event the Company completes an initial public offering. For additional information on this amendment, see Note 10.

Cardtronics Mexico Capital Contribution.  In June 2007, the Company purchased an additional 1,177,429 shares of Class B preferred stock issued by Cardtronics Mexico for approximately $0.2 million. The Company’s 51.0% ownership interest in Cardtronics Mexico did not change as a result of this purchase, as a minority interest shareholder has entered into an agreement to purchase a pro rata amount of Class A preferred stock at the same price. As of June 30, 2007, the minority interest shareholder has not funded this purchase consideration.

18.	Supplemental Guarantor Financial Information

The Company’s senior subordinated notes issued in August 2005, as well as its Series B Notes issued in July 2007, are guaranteed on a full and unconditional basis by the Company’s domestic subsidiaries. The following information sets forth the condensed consolidating statements of operations for the three and six month periods ended June 30, 2007 and 2006, the condensed consolidating balance sheets as of June 30, 2007 and December 31, 2006, and the condensed consolidating statements of cash flows for the six month periods ended June 30, 2007 and 2006, of (i) Cardtronics, Inc., the parent company and issuer of the senior subordinated notes (the “Parent”); (ii) the Company’s domestic subsidiaries on a combined basis

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

(collectively, the “Guarantors”); and (iii) the Company’s international subsidiaries on a combined basis (collectively, the “Non-Guarantors”):

Condensed Consolidating Statements of Operations

	Three Months Ended June 30, 2007
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total
	(in thousands)

Revenues	$—	$60,961	$16,267	$11	$77,239
Operating costs and expenses	282	58,258	15,490	76	74,106

Operating (loss) income	(282)	2,703	777	(65)	3,133
Interest expense, net	2,159	3,092	1,109	—	6,360
Equity in (earnings) losses of subsidiaries	1,201	—	—	(1,201)	—
Other (income) expense, net	—	344	134	—	478

(Loss) income before income taxes	(3,642)	(733)	(466)	1,136	(3,705)
Income tax provision (benefit)	1,908	52	(50)	—	1,910

Net (loss) income	(5,550)	(785)	(416)	1,136	(5,615)
Preferred stock accretion expense	66	—	—	—	66

Net (loss) income available to common stockholders	$(5,616)	$(785)	$(416)	$1,136	$(5,681)

	Three Months Ended June 30, 2006
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total
	(in thousands)

Revenues	$—	$63,720	$9,642	$(108)	$73,254
Operating costs and expenses	323	58,185	8,494	(86)	66,916

Operating (loss) income	(323)	5,535	1,148	(22)	6,338
Interest expense, net	1,889	3,273	832	—	5,994
Equity in (earnings) losses of subsidiaries	(3,323)	—	—	3,323	—
Other income, net	—	(955)	49	3	(903)

Income (loss) before income taxes	1,111	3,217	267	(3,348)	1,247
Income tax benefit	317	66	95	—	478

Net income (loss)	794	3,151	172	(3,348)	769
Preferred stock accretion expense	66	—	—	—	66

Net income (loss) available to common stockholders	$728	$3,151	$172	$(3,348)	$703

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

	Six Months Ended June 30, 2007
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total
	(in thousands)

Revenues	$—	$122,009	$29,830	$(82)	$151,757
Operating costs and expenses	589	118,191	28,199	(12)	146,967

Operating (loss) income	(589)	3,818	1,631	(70)	4,790
Interest expense, net	4,360	6,124	2,124	—	12,608
Equity in (earnings) losses of subsidiaries	3,235	—	—	(3,235)	—
Other (income) expense, net	(112)	137	222	—	247

(Loss) income before income taxes	(8,072)	(2,443)	(715)	3,165	(8,065)
Income tax provision (benefit)	860	105	(28)	—	937

Net (loss) income	(8,932)	(2,548)	(687)	3,165	(9,002)
Preferred stock accretion expense	133	—	—	—	133

Net (loss) income available to common stockholders	$(9,065)	$(2,548)	$(687)	$3,165	$(9,135)

	Six Months Ended June 30, 2006
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total
	(in thousands)

Revenues	$—	$124,727	$17,838	$(170)	$142,395
Operating costs and expenses	485	117,590	16,136	(126)	134,085

Operating (loss) income	(485)	7,137	1,702	(44)	8,310
Interest expense, net	4,106	6,831	1,599	—	12,536
Equity in (earnings) losses of subsidiaries	(1,120)	—	—	1,120	—
Other income, net	—	(772)	55	3	(714)

(Loss) income before income taxes	(3,471)	1,078	48	(1,167)	(3,512)
Income tax (benefit) provision	(1,163)	(26)	32	—	(1,157)

Net (loss) income	(2,308)	1,104	16	(1,167)	(2,355)
Preferred stock accretion expense	132	—	—	—	132

Net (loss) income available to common stockholders	$(2,440)	$1,104	$16	$(1,167)	$(2,487)

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

Condensed Consolidating Balance Sheets

	As of June 30, 2007
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total

ASSETS:
Cash and cash equivalents	$35	$1,588	$213	$—	$1,836
Receivables, net	4,571	11,227	2,713	(4,851)	13,660
Other current assets	1,001	12,373	6,711	(187)	19,898

Total current assets	5,607	25,188	9,637	(5,038)	35,394
Property and equipment, net	—	61,174	37,312	(206)	98,280
Intangible assets, net	6,757	41,096	14,996	—	62,849
Goodwill	—	86,703	84,589	—	171,292
Investments and advances to subsidiaries	78,325	—	—	(78,325)	—
Intercompany receivable	(129)	5,288	(5,159)	—	—
Prepaid and other assets	214,837	4,089	1,439	(214,774)	5,591

Total assets	$305,397	$223,538	$142,814	$(298,343)	$373,406

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current portion of long-term debt and notes payable	$—	$—	$398	$—	$398
Current portion of other long-term liabilities	—	1,939	145	—	2,084
Accounts payable and accrued liabilities	8,522	34,811	13,981	(4,981)	52,333

Total current liabilities	8,522	36,750	14,524	(4,981)	54,815
Long-term debt, less current portion	259,450	127,351	91,282	(214,774)	263,309
Other non-current liabilities and minority interest	4,314	10,840	7,017	—	22,171

Total liabilities	272,286	174,941	112,823	(219,755)	340,295
Preferred stock	76,727	—	—	—	76,727
Stockholders’ equity (deficit)	(43,616)	48,597	29,991	(78,588)	(43,616)

Total liabilities and stockholders’ deficit	$305,397	$223,538	$142,814	$(298,343)	$373,406

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

	As of December 31, 2006
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total
	(in thousands)

ASSETS:
Cash and cash equivalents	$97	$1,818	$803	$—	$2,718
Receivables, net	3,463	13,068	1,966	(3,606)	14,891
Other current assets	544	14,069	6,204	(39)	20,778

Total current assets	4,104	28,955	8,973	(3,645)	38,387
Property and equipment, net	—	59,512	27,326	(170)	86,668
Intangible assets, net	6,982	45,757	15,024	—	67,763
Goodwill	—	86,702	82,861	—	169,563
Investments and advances to subsidiaries	81,076	—	—	(81,076)	—
Intercompany receivable	(122)	5,046	(4,924)	—	—
Prepaid and other assets	211,175	5,006	369	(211,175)	5,375

Total assets	$303,215	$230,978	$129,629	$(296,066)	$367,756

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current portion of long-term debt and notes payable	$—	$—	$194	$—	$194
Current portion of other long-term liabilities	—	2,458	43	—	2,501
Accounts payable and accrued liabilities	8,458	32,202	14,218	(3,622)	51,256

Total current liabilities	8,458	34,660	14,455	(3,622)	53,951
Long-term debt, less current portion	251,883	132,351	79,641	(211,174)	252,701
Other non-current liabilities and minority interest	3,448	12,519	5,711	—	21,678

Total liabilities	263,789	179,530	99,807	(214,796)	328,330
Preferred stock	76,594	—	—	—	76,594
Stockholders’ equity (deficit)	(37,168)	51,448	29,822	(81,270)	(37,168)

Total liabilities and stockholders’ deficit	$303,215	$230,978	$129,629	$(296,066)	$367,756

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

Condensed Consolidating Statements of Cash Flows

	Six Months Ended June 30, 2007
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total
	(in thousands)

Net cash (used in) provided by operating activities	$(7,608)	$12,239	$9,388	$—	$14,019

Capital expenditures, net	—	(11,800)	(12,109)	—	(23,909)
Payments for exclusive license agreements and site acquisition costs	—	(306)	(511)	—	(817)
Additions to equipment to be leased to customers, net of principal payments received	—	—	(409)	—	(409)
Proceeds from sale of Winn-Dixie equity securities	—	3,950	—	—	3,950
Proceeds received out of escrow related to BASC acquisition	—	876	—	—	876

Net cash used in investing activities	—	(7,280)	(13,029)	—	(20,309)

Proceeds from issuance of long-term debt	24,500	9,000	5,526	(14,000)	25,026
Repayments of long-term debt	(17,000)	(14,000)	(60)	14,000	(17,060)
Issuance of long-term notes receivable	(14,000)	—	—	14,000	—
Payments received on long-term notes receivable	14,000	—	—	(14,000)	—
Repayment of bank overdraft facility, net	—	—	(2,597)	—	(2,597)
	46	(189)	189	—	46

Net cash provided by (used in) financing activities	7,546	(5,189)	3,058	—	5,415

Effect of exchange rate changes on cash	—	—	(7)	—	(7)

Net decrease in cash and cash equivalents	(62)	(230)	(590)	—	(882)
Cash and cash equivalents at beginning of period	97	1,818	803	—	2,718

Cash and cash equivalents at end of period	$35	$1,588	$213	$—	$1,836

CARDTRONICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(UNAUDITED)

	Six Months Ended June 30, 2006
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total
	(in thousands)

Net cash (used in) provided by operating activities	$(5,100)	$13,666	$5,655	$—	$14,221

Capital expenditures, net	—	(6,009)	(3,437)	—	(9,446)
Payments for exclusive license agreements and site acquisition costs	—	(1,842)	(298)	—	(2,140)
Acquisitions, net of cash acquired	(1,026)	26	—	1,000	—

Net cash (used in) provided by investing activities	(1,026)	(7,825)	(3,735)	1,000	(11,586)

Proceeds from issuance of long-term debt	14,300	3,900	—	(3,900)	14.300
Repayments of long-term debt	(14,500)	(10,400)	—	10,400	(14,500)
Issuance of long-term notes receivable	(3,900)	—	—	3,900	—
Payments received on long-term notes receivable	10,400	—	—	(10,400)	—
Issuance of capital stock	—	—	1,000	(1,000)	—
Other financing activities	(167)	(31)	—	—	(198)

Net cash provided by (used in) financing activities	6,133	(6,531)	1,000	(1,000)	(398)
Effect of exchange rate changes on cash	—	—	—	—	—

Net increase (decrease) in cash and cash equivalents	7	(690)	2,920	—	2,237
Cash and cash equivalents at beginning of period	118	1,544	37	—	1,699

Cash and cash equivalents at end of period	$125	$854	$2,957	$—	$3,936

CARDTRONICS, INC.

Consolidated Financial Statements

December 31, 2006 and 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Cardtronics, Inc:

We have audited the accompanying consolidated balance sheets of Cardtronics, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cardtronics, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share-based Payment, on January 1, 2006.

/s/ KPMG LLP

Houston, Texas
March 30, 2007

CARDTRONICS, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$2,718	$1,699
Accounts and notes receivable, net of allowance of $373 and $686 as of December 31, 2006 and 2005, respectively	14,891	9,746
Inventory	4,444	2,747
Restricted cash, short-term	883	4,232
Deferred tax asset, net	273	1,105
Prepaid expenses, deferred costs, and other current assets	15,178	6,756

Total current assets	38,387	26,285
Restricted cash	34	33
Property and equipment, net	86,668	74,151
Intangible assets, net	67,763	75,965
Goodwill	169,563	161,557
Prepaid expenses and other assets	5,341	5,760

Total assets	$367,756	$343,751

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt and notes payable	$194	$3,168
Current portion of other long-term liabilities	2,501	2,251
Accounts payable	16,915	7,285
Accounts payable to affiliates	—	310
Accrued liabilities	34,341	34,843

Total current liabilities	53,951	47,857
Long-term liabilities:
Long-term debt, net of related discount	252,701	244,456
Deferred tax liability, net	7,625	9,800
Other long-term liabilities and minority interest in subsidiary	14,053	14,393

Total liabilities	328,330	316,506
Series B redeemable convertible preferred stock, $0.0001 par value; 1,500,000 shares authorized; 929,789 shares issued and outstanding as of December 31, 2006 and 2005; liquidation value of $78,000 as of December 31, 2006 and 2005	76,594	76,329
Stockholders’ deficit:
Common stock, $0.0001 par value; 5,000,000 shares authorized; 2,394,509 shares issued as of December 31, 2006 and 2005; 1,760,798 and 1,771,349 outstanding at December 31, 2006 and 2005, respectively	—	—
Subscriptions receivable (at face value)	(324)	(1,476)
Additional paid-in capital	2,857	2,033
Accumulated other comprehensive income (loss), net	11,658	(346)
Accumulated deficit	(3,092)	(2,252)
Treasury stock; 633,711 and 623,160 shares at cost at December 31, 2006 and 2005, respectively	(48,267)	(47,043)

Total stockholders’ deficit	(37,168)	(49,084)

Total liabilities and stockholders’ deficit	$367,756	$343,751

See accompanying notes to consolidated financial statements.

CARDTRONICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Year Ended December 31,
	2006	2005	2004

Revenues:
ATM operating revenues	$280,985	$258,979	$182,711
ATM product sales and other revenues	12,620	9,986	10,204

Total revenues	293,605	268,965	192,915
Cost of revenues:
Cost of ATM operating revenues (includes stock-based compensation of $51 and $172 in 2006 and 2005, respectively)	209,850	199,767	143,504
Cost of ATM product sales and other revenues	11,443	9,681	8,703

Total cost of revenues (exclusive of depreciation, accretion and amortization expense, shown separately below)	221,293	209,448	152,207
Gross profit	72,312	59,517	40,708
Operating expenses:
Selling, general and administrative expenses (includes stock-based compensation of $828, $2,201, and $956 in 2006, 2005, and 2004, respectively)	21,667	17,865	13,571
Depreciation and accretion expense	18,595	12,951	6,785
Amortization expense	11,983	8,980	5,508

Total operating expenses	52,245	39,796	25,864
Income from operations	20,067	19,721	14,844
Other (income) expense:
Interest expense, net	23,143	15,485	4,155
Amortization and write-off of financing costs and bond discount	1,929	6,941	1,080
Minority interest in subsidiaries	(225)	15	19
Other	(4,761)	968	209

Total other expense	20,086	23,409	5,463
(Loss) income before income taxes	(19)	(3,688)	9,381
Income tax provision (benefit)	512	(1,270)	3,576

Net (loss) income	(531)	(2,418)	5,805
Preferred stock dividends and accretion expense	265	1,395	2,312

Net (loss) income available to common stockholders	$(796)	$(3,813)	$3,493

Net (loss) income per common share:
Basic	$(0.46)	$(2.16)	$1.56

Diluted	$(0.46)	$(2.16)	$1.47

Weighted average shares outstanding:
Basic	1,749,328	1,766,419	2,238,801

Diluted	1,749,328	1,766,419	2,372,204

See accompanying notes to consolidated financial statements.

CARDTRONICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(In thousands)

	Year Ended December 31,
	2006	2005	2004

Common Stock, par value $0.0001 per share:
Balance at beginning of year	$—	$—	$—
Equity offering	—	—	—

Balance at end of year	$—	$—	$—

Subscriptions Receivable:
Balance at beginning of year	$(1,476)	$(1,862)	$(2,305)
Settlement of subscriptions receivable through repurchases of capital stock	1,152	—	—
Repayment of subscriptions	—	386	443

Balance at end of year	$(324)	$(1,476)	$(1,862)

Additional Paid in Capital:
Balance at beginning of year	$2,033	$—	$1,039
Issuance of capital stock	(55)	1,590	27
Dividends on preferred stock	—	(98)	(2,153)
Tax benefit from stock option exercise	—	—	184
Stock-based compensation charges	879	541	903

Balance at end of year	$2,857	$2,033	$—

Accumulated Other Comprehensive Income (Loss):
Balance at beginning of year	$(346)	$886	$—
Other comprehensive income (loss)	12,004	(1,232)	886

Balance at end of year	$11,658	$(346)	$886

Retained Earnings (Accumulated Deficit):
Balance at beginning of year	$(2,252)	$1,495	$(4,168)
Dividends on preferred stock	—	(1,063)	(159)
Non-cash compensation charges	—	—	53
Preferred stock issuance cost accretion	(265)	(234)	—
Distributions	(44)	(32)	(36)
Net (loss) income	(531)	(2,418)	5,805

Balance at end of year	$(3,092)	$(2,252)	$1,495

Treasury Stock:
Balance at beginning of year	$(47,043)	$(859)	$(896)
Issuance of capital stock	55	269	37
Purchase of treasury stock	(1,279)	(46,453)	—

Balance at end of year	$(48,267)	$(47,043)	$(859)

Total stockholders’ deficit	$(37,168)	$(49,084)	$(340)

See accompanying notes to consolidated financial statements.

CARDTRONICS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Year Ended December 31,
	2006	2005	2004

Net (loss) income	$(531)	$(2,418)	$5,805

Foreign currency translation adjustments	12,202	(5,491)	—
Unrealized (losses) gains on interest rate cash flow hedges, net of taxes of $258 in 2006, $(2,469) in 2005, and $(566) in 2004	(696)	4,259	886
Unrealized gains on available-for-sale securities, net of taxes of $293 in 2006	498	—	—

Other comprehensive income (loss)	12,004	(1,232)	886

Total comprehensive income (loss)	$11,473	$(3,650)	$6,691

See accompanying notes to consolidated financial statements.

CARDTRONICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2006	2005	2004

Cash flows from operating activities:
Net (loss) income	$(531)	$(2,418)	$5,805
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion expense	30,578	21,931	12,293
Amortization and write-off of financing costs and bond discount	1,929	6,941	1,080
Stock-based compensation expense	879	541	956
Deferred income taxes	454	(1,270)	3,490
Non-cash receipt of Winn-Dixie equity securities	(3,394)	—	—
Minority interest	(225)	15	19
Loss on disposal of assets	1,603	1,036	209
Other reserves and non-cash items	1,219	363	—
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable, net	(4,105)	2,176	(4,344)
(Increase) decrease in prepaid, deferred costs, and other current assets	(3,783)	378	(407)
(Increase) decrease in inventory	(694)	1,060	487
Decrease in notes receivable, net	155	439	758
(Increase) decrease in other assets	(1,718)	(600)	79
Increase (decrease) in accounts payable	5,436	(1,085)	(4,349)
Increase in accrued liabilities	813	7,190	2,107
(Decrease) increase in other liabilities	(3,170)	(3,470)	2,283

Net cash provided by operating activities	25,446	33,227	20,466
Cash flows from investing activities:
Additions to property and equipment	(32,537)	(27,261)	(18,622)
Payments for exclusive license agreements and site acquisition costs	(3,357)	(4,665)	(1,125)
Additions to equipment to be leased to customers	(197)	—	—
Proceeds from sale of property and equipment	130	78	446
Acquisitions, net of cash acquired	(12)	(108,112)	(99,625)

Net cash used in investing activities	(35,973)	(139,960)	(118,926)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	45,661	478,009	136,041
Repayments of long-term debt and capital leases	(37,503)	(362,141)	(38,925)
Utilization of bank overdraft facility, net	3,818	—	—
Redemption of Series A preferred stock	—	(24,795)	—
Purchase of treasury stock	(50)	(46,453)	—
Issuance of Series B preferred stock	—	73,297	—
Issuance of capital stock	—	89	64
Repayment of subscriptions receivable	—	386	443
Distributions	(18)	(51)	(36)
Debt issuance costs	(716)	(11,127)	(3,269)

Net cash provided by financing activities	11,192	107,214	94,318

Effect of exchange rate changes	354	(194)	—

Net increase (decrease) in cash and cash equivalents	1,019	287	(4,142)
Cash and cash equivalents at beginning of period	1,699	1,412	5,554

Cash and cash equivalents at end of period	$2,718	$1,699	$1,412

Supplemental disclosure of cash flow information:
Cash paid for interest	$22,939	$8,359	$4,517
Cash paid for income taxes	$67	$92	$327

See accompanying notes to consolidated financial statements.

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Business and Summary of Significant Accounting Policies

(a)	Description of Business

Cardtronics, Inc., along with its wholly-owned subsidiaries (collectively, the “Company” or “Cardtronics”) owns and operates approximately 23,525 automated teller machines (“ATM”) in all 50 states and approximately 1,375 ATMs located throughout the United Kingdom. Additionally, the company owns a majority interest in an entity that operates approximately 350 ATMs located throughout Mexico. The Company provides ATM management and equipment-related services (typically under multi-year contracts) to large, nationally-known retail merchants as well as smaller retailers and operators of facilities such as shopping malls and airports. Additionally, the Company operates the largest surcharge-free ATM network within the United States (based on number of participating ATMs) and works with financial institutions to brand the Company’s ATMs in order to provide their banking customers with convenient, surcharge-free ATM access.

(b)	Basis of Presentation

The consolidated financial statements presented include the accounts of Cardtronics, Inc. and its wholly- and majority-owned subsidiaries, as well as the accounts of ATM Ventures LLC, a limited liability company that, until its dissolution in 2006, the Company controlled through a 50.0% ownership interest in such entity. For 2005, the remaining 50.0% ownership interest has been reflected as a minority interest in the accompanying consolidated financial statements. All material intercompany accounts and transactions have been eliminated in consolidation.

Additionally, our financial statements for prior periods include certain reclassifications that were made to conform to the current period presentation. Those reclassifications did not impact our reported net (loss) income or stockholders’ deficit. Furthermore, our 2006 financial results include a $0.5 million pre-tax adjustment to reduce excess accretion expense that was erroneously recorded in 2005. Reference is made to Note 1(m) for additional details.

(c)	Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates include the carrying amount of intangibles, goodwill, and valuation allowances for receivables, inventories, and deferred income tax assets. Actual results could differ from those assumed in the Company’s estimates.

(d)	Cash and Cash Equivalents

For purposes of reporting financial condition and cash flows, cash and cash equivalents include cash in bank and short-term deposit sweep accounts.

We maintain cash on deposit with banks that is pledged for a particular use or restricted to support a potential liability. We classify these balances as restricted cash in current or non-current assets on our consolidated balance sheet based on when we expect this cash to be used. As of December 31, 2006 and 2005, we had approximately $0.9 million and $4.2 million, respectively, of restricted cash in current assets and $34,000 and $33,000, respectively, in other non-current assets. Current restricted cash as of December 31, 2006 and 2005 was comprised

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of approximately $0.7 million and $1.1 million, respectively, in amounts collected on behalf of, but not yet remitted to, certain of the Company’s merchant customers, and $0.2 million and $3.1 million, respectively, in guarantees related to certain notes issued in connection with the Bank Machine acquisition (see Note 2). Non-current restricted cash represents a certificate of deposit held at one of the banks utilized to provide cash for the Company’s ATMs.

(e)	ATM Cash Management Program

The Company relies on agreements with Bank of America, N.A. and Palm Desert National Bank (“PDNB”) to provide the cash that it uses in its domestic ATMs in which the related merchants do not provide their own cash. Additionally, the Company relies on Alliance & Leicester Commercial Bank (“ALCB”) in the United Kingdom and Bansi in Mexico to provide it with its ATM cash needs. The Company pays a fee for its usage of this cash based on the total amount of cash outstanding at any given time, as well as fees related to the bundling and preparation of such cash prior to it being loaded in the ATMs. At all times during its use, the cash remains the sole property of the cash providers, and the Company is unable to and prohibited from obtaining access to such cash. Pursuant to the Bank of America agreement, Bank of America must provide 360 days prior written notice to the Company to terminate the agreement and remove its cash from the ATMs. Under the other domestic agreement with PDNB and the U.K. agreement with ALCB, both PDNB and ALCB have the right to demand the return of all or any portion of their cash at any point in time upon the occurrence of certain events beyond the Company’s control. In addition, under the agreement with Bansi, Bansi has the right to terminate the agreement and demand the return of all or any portion of their cash upon a breach of contract resulting from our actions (or lack thereof) if such breach is not cured within 60 days. Based on the foregoing, such cash, and the related obligations, are not reflected in the accompanying consolidated financial statements. The amount of cash in the Company’s ATMs was approximately $536.0 million and $473.6 million as of December 31, 2006 and 2005, respectively.

(f)	Accounts Receivable

Accounts receivable are primarily comprised of amounts due from the Company’s clearing and settlement banks for ATM transaction revenues earned on transactions processed during the month ending on the balance sheet date. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts monthly and determines the allowance based on an analysis of its past due accounts. All balances over 90 days past due are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Amounts charged to bad debt expense were nominal during each of the years ended December 31, 2006, 2005, and 2004.

(g)	Notes Receivable

Notes receivable relate to ATM financing arrangements with terms that typically exceed one year. At the beginning of 2002, the Company discontinued financing the sale of ATMs through the notes receivable program for periods greater than one year. However, the Company will still, in limited circumstances, finance the sale of ATMs for periods less than one year. Such notes typically bear interest at an implicit rate ranging from 8.0% to 10.0% that is recognized over the life of the note. As of December 31, 2006 and 2005, the Company had

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$0.2 million and $0.3 million, respectively, of total notes receivable, net of allowances. The amount outstanding as of December 31, 2006, is due in 2007 and included in accounts and notes receivable in the accompanying consolidated balance sheet. As of December 31, 2005, approximately $0.2 million of the outstanding notes were included in accounts and notes receivable and the remaining $0.1 million were included in prepaid expenses and other non-current assets. Amounts charged to bad debt expense were nominal during each of the years ended December 31, 2006, 2005, and 2004.

(h)	Inventory

Inventory consists principally of used ATMs, ATM spare parts, and ATM supplies and is stated at the lower of cost or market. Cost is determined using the average cost method. The following is a breakdown of the Company’s primary inventory components as of December 31, 2006 and 2005 (in thousands):

	December 31,
	2006	2005

ATMs	$1,612	$1,447
ATM parts and supplies	2,832	1,300

Total	$4,444	$2,747

(i)	Property and Equipment, net

Property and equipment are stated at cost, and depreciation is calculated using the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements and property acquired under capital leases are amortized over the useful life of the asset or the lease term, whichever is shorter. The cost of property and equipment held under capital leases is equal to the lower of the net present value of the minimum lease payments or the fair value of the leased property at the inception of the lease. Also included in property and equipment are new ATMs the Company has acquired for future installation. Such ATMs are held as “deployments in process” and are not depreciated until actually installed. Depreciation expense for property and equipment for the years ended December 31, 2006, 2005, and 2004 was $18.3 million, $11.9 million, and $6.5 million, respectively. See Note 1(m) regarding asset retirement obligations associated with the Company’s ATMs.

Maintenance on the Company’s ATMs is typically performed by third parties and is incurred as a fixed fee per month per ATM. Accordingly, such amounts are expensed as incurred. In the United Kingdom, maintenance is performed by in-house technicians.

(j)	Goodwill and Other Intangible Assets

The Company’s intangible assets include merchant contracts/relationships acquired in connection with acquisitions of ATM assets (i.e., the right to receive future cash flows related to ATM transactions occurring at these merchant locations), exclusive license agreements (i.e., the right to be the exclusive ATM service provider, at specific locations, for the time period under contract with a merchant customer), non-compete agreements, deferred financing costs relating to the Company’s credit agreements (Note 12), and the Bank Machine and Allpoint trade names acquired in May 2005 and December 2005, respectively. Additionally, the Company has goodwill related to the acquisitions of E*TRADE Access, Bank Machine, ATM National, and Cardtronics Mexico.

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated fair value of the merchant contracts/relationships within each acquired portfolio is determined based on the estimated net cash flows and useful lives of the underlying contracts/relationships, including expected renewals. The merchant contracts/relationships comprising each acquired portfolio are typically homogenous in nature with respect to the underlying contractual terms and conditions. Accordingly, the Company pools such acquired merchant contracts/relationships into a single intangible asset, by acquired portfolio, for purposes of computing the related amortization expense. The Company amortizes such intangible assets on a straight-line basis over the estimated useful lives of the portfolios to which the assets relate. Because the net cash flows associated with the Company’s acquired merchant contracts/relationships have historically increased subsequent to the acquisition date, the use of a straight-line method of amortization effectively results in an accelerated amortization schedule. As such, the straight-line method of amortization most closely approximates the pattern in which the economic benefits of the underlying assets are expected to be realized. The estimated useful life of each portfolio is determined based on the weighted-average lives of the expected cash flows associated with the underlying merchant contracts/relationships comprising the portfolio, and takes into consideration expected renewal rates and the terms and significance of the underlying contracts/relationships themselves. If, subsequent to the acquisition date, circumstances indicate that a shorter estimated useful life is warranted for an acquired portfolio as a result of changes in the expected future cash flows associated with the individual contracts/relationships comprising that portfolio, then that portfolio’s remaining estimated useful life and related amortization expense are adjusted accordingly on a prospective basis.

Goodwill and the acquired Bank Machine and Allpoint trade names are not amortized, but instead are periodically tested for impairment, at least annually, and whenever an event occurs that indicates that an impairment may have occurred. See Note 1(k) below for additional information on our impairment testing of long-lived assets and goodwill.

(k)	Impairment of Long-Lived Assets and Goodwill

The Company places significant value on the installed ATMs that it owns and manages in merchant locations and the related acquired merchant contracts/relationships. In accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property and equipment and purchased contract intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company tests its acquired merchant contract/relationship intangible assets for impairment, along with the related ATMs, on an individual contract/relationship basis for the Company’s significant acquired contracts/relationships, and on a pooled or portfolio basis (by acquisition) for all other acquired contracts/relationships. In determining whether a particular merchant contract/relationship is significant enough to warrant a separate identifiable intangible asset, the Company analyzes a number of relevant factors, including (i) estimates of the historical cash flows generated by such contract/relationship prior to its acquisition, (ii) estimates regarding the Company’s ability to increase the contract/relationship’s cash flows subsequent to the acquisition through a combination of lower operating costs, the deployment of additional ATMs, and the generation of incremental revenues from increased surcharges and/or new branding arrangements, and (iii) estimates regarding the Company’s ability to renew such contract/relationship beyond its originally scheduled termination date. An individual contract/relationship, and the related ATMs, could be impaired if the contract/relationship is terminated sooner than originally anticipated, or if there is a decline in the number of transactions related to such contract/

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

relationship without a corresponding increase in the amount of revenue collected per transaction. A portfolio of purchased contract intangibles, including the related ATMs, could be impaired if the contract attrition rate is materially more than the rate used to estimate the portfolio’s initial value, or if there is a decline in the number of transactions associated with such portfolio without a corresponding increase in the revenue collected per transaction. Whenever events or changes in circumstances indicate that a merchant contract/relationship intangible asset may be impaired, the Company evaluates the recoverability of the intangible asset, and the related ATMs, by measuring the related carrying amounts against the estimated undiscounted future cash flows associated with the related contract or portfolio of contracts. Should the sum of the expected future net cash flows be less than the carrying values of the tangible and intangible assets being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying values of the ATMs and intangible assets exceeded the calculated fair value. The Company recorded approximately $2.8 million and $1.2 million in additional amortization expense during the years ended December 31, 2006 and 2005, respectively, related to the impairments of certain previously acquired merchant contract/relationship intangible assets associated with our U.S. reporting segment.

As of December 31, 2006, the Company had $169.6 million in goodwill reflected in its consolidated balance sheet, with such amount being comprised of $82.9 million from the E*TRADE Access acquisition, $82.2 million from the Bank Machine acquisition, $3.8 million from the ATM National acquisition, and $0.7 million from the Cardtronics Mexico acquisition. Additionally, the Company had approximately $4.1 million of indefinite lived intangible assets as of December 31, 2006, related to the acquired Bank Machine and Allpoint (via the ATM National, Inc. acquisition) trade names. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company reviews the carrying amount of its goodwill and indefinite lived intangible assets for impairment at least annually, and more frequently if conditions warrant. Pursuant to SFAS No. 142, goodwill and indefinite lived intangible assets should be tested for impairment at the reporting unit level, which in the Company’s case involves four separate reporting units — (i) the Company’s domestic reporting segment; (ii) the acquired Bank Machine operations; iii) the acquired CCS Mexico (subsequently renamed to Cardtronics Mexico) operations; and (iv) the acquired ATM National operations. In the case of the goodwill balance resulting from the E*TRADE Access acquisition, the carrying amount of the net assets associated with Company’s United States reporting segment as of December 31, 2006 was compared to the estimated fair value of such segment as of that same date. With respect to the Bank Machine goodwill and indefinite lived intangible asset balance, the carrying amount of the Company’s United Kingdom segment as of December 31, 2006, was compared to the estimated fair value of such segment as of that same date. With respect to the Cardtronics Mexico goodwill balance, the carrying amount of the net assets associated with the Company’s Mexico segment as of December 31, 2006, was compared to the estimated fair value of such segment as of that same date. Finally, with respect to the ATM National goodwill and indefinite lived intangible asset balance, the carrying amount of the net assets associated with the ATM National reporting unit as of December 31, 2006, was compared to the estimated fair value of such reporting unit as of that same date. Based on the results of those tests, the Company determined that no goodwill or other indefinite lived intangible asset impairments existed as of December 31, 2006.

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(l)	Income Taxes

The Company accounts for income taxes pursuant to the provisions of SFAS No. 109, Accounting for Income Taxes. Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes, which are based on temporary differences between the amount of taxable income and income before provision for income taxes and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the consolidated financial statements at current income tax rates. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. For additional information on accounting for income taxes, see Note 1(x), New Accounting Pronouncements Issued but Not Yet Adopted—Accounting for Uncertainty in Income Taxes.

(m)	Asset Retirement Obligations

The Company accounts for its asset retirement obligations under SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to estimate the fair value of future retirement costs associated with its ATMs. The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred and can be reasonably estimated. Such asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s estimated useful life. Fair value estimates of liabilities for asset retirement obligations generally involve discounted future cash flows. Periodic accretion of such liabilities due to the passage of time is recorded as an operating expense in the accompanying consolidated financial statements. Upon settlement of the liability, the Company recognizes a gain or loss for any difference between the settlement amount and the liability recorded.

Asset retirement obligations consist primarily of deinstallation costs of the ATM and the costs to restore the ATM site to its original condition. The Company is contractually required to perform this deinstall and restoration work at the termination of the ATM operating agreement. In accordance with SFAS No. 143, the Company recognizes the fair value of a liability for an asset retirement obligation and capitalizes that cost as part of the cost basis of the related asset. The related assets are being depreciated on a straight-line basis over seven years.

The following table describes changes to the Company’s asset retirement obligation liability for the years ended December 31, 2006 and 2005 (in thousands):

	2006	2005

Asset retirement obligation as of beginning of period	$8,339	$5,305
Additional ATMs	2,291	3,038
Accretion expense	279	1,024
Payments	(1,079)	(958)
Foreign currency translation adjustments	159	(70)

Asset retirement obligation as of end of period	$9,989	$8,339

The 2006 accretion expense amount reflected above includes a $0.5 million pre-tax adjustment relating to the reversal of excess accretion expense that was erroneously recorded in 2005. The Company reviewed this adjustment and determined that the impact of recording such out-of-period adjustment in 2006 (as opposed to reducing the reported 2005 depreciation and accretion expense amount) was immaterial to both reporting periods pursuant to the provisions contained in the SEC’s Staff Accounting Bulletin (“SAB”) No. 99, Materiality, and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. In forming this opinion, management considered the nature of the adjustment (cash versus non-cash) and the relative size of the adjustment to certain financial statement line items, including revenues, gross profits, and pre-tax income and loss amounts for each period, including the interim periods contained within both years. Furthermore, management considered the impact of recording this adjustment in 2006 on the Company’s previously reported earnings and losses for such periods and concluded that such adjustment did not impact the trend of the Company’s previously reported earnings and losses.

(n)	Revenue Recognition

Substantially all of the Company’s revenues are generated from ATM operating and transaction-based fees, which primarily include surcharge fees, interchange fees, branding, and other fees, including maintenance fees. Such amounts are reflected as “ATM operating revenues” in the accompanying consolidated statements of operations. Surcharge and interchange fees are recognized daily as the underlying ATM transactions are processed. Branding fees are generated by the Company’s bank branding agreements and by its surcharge-free ATM networks. Under the Company’s bank branding agreements, banks pay a fixed monthly fee per ATM to the Company to put their brand name on selected ATMs within the Company’s ATM portfolio. In return for such fees, the bank’s customers can use those branded ATMs without paying a surcharge fee. Pursuant to the SEC’s SAB Topic 13, Revenue Recognition, the monthly per ATM branding fees, which are subject to escalation clauses within the agreements, are recognized as revenues on a straight-line basis over the term of the agreement. In addition to the monthly branding fees, the Company also receives a one-time set-up fee per ATM. This set-up fee is separate from the recurring, monthly branding fees and is meant to compensate Cardtronics for the burden incurred related to the initial set-up of a branded ATM versus the on-going monthly services provided for the actual branding. Pursuant to the guidance in Emerging Issues Task Force (“EITF”) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, and SAB No. 104, Revenue Recognition, the Company has deferred these set-up fees (as well as the corresponding costs associated with the initial set-up) and is recognizing such amounts as revenue (and expense) over the terms of the underlying bank branding agreements. With respect to the Company’s surcharge-free networks, the Company allows cardholders of financial institutions that participate in the network to utilize the Company’s ATMs on a surcharge-free basis. In return, the participating financial institutions typically pay a fixed fee per month per cardholder to the Company. Such network branding fees are recognized as branding revenues on a monthly basis as earned. Finally, with respect to maintenance services, the Company typically charges a fixed fee per month per ATM to its customers and outsources the fulfillment of those maintenance services to a third-party service provider for a corresponding fixed fee per month per ATM. Accordingly, the Company recognizes such service agreement revenues and the related expenses on a monthly basis, as earned.

The Company also generates revenues from the sale of ATMs to merchants and certain equipment resellers. Such amounts are reflected as “ATM product sales and other revenues” in the accompanying consolidated statements of operations. Revenues related to the sale of ATMs to merchants are recognized when the equipment is delivered to the customer and the Company has completed all required installation and set-up procedures. With respect to the sale of ATMs to associate value-added resellers (VARs), the Company recognizes and invoices revenues related to such sales when the equipment is shipped from the manufacturer to the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

VAR. The Company typically extends 30-day terms and receives payment directly from the VAR irrespective of the ultimate sale to a third party.

In connection with the Company’s “merchant-owned” ATM operating/processing arrangements, the Company typically pays the surcharge fees that it earns to the merchant as fees for providing, placing and maintaining the ATM unit. Pursuant to the guidance of EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), the Company has recorded such payments as a cost of the associated revenues. In exchange for this payment, the Company receives access to the merchants’ customers and the ability to earn the surcharge and interchange fees from transactions that such customers conduct from using the ATM. The Company is able to reasonably estimate the fair value of this benefit based on the typical surcharge rates charged for transactions on all of its ATMs, including those not subject to these arrangements.

Further, the Company recognizes all of its surcharge and interchange fees gross of any of the payments made to the various merchants and retail establishments where the ATM units are housed. Pursuant to the guidance of EITF Issue 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, the Company acts as the principal and is the primary obligor in the ATM transactions, provides the processing for the ATM transactions, and has the risks and rewards of ownership, including the risk of loss for collection. Accordingly, the Company records revenues for all amounts earned from the underlying ATM transactions, and records the related merchant commissions as a cost of revenues.

In connection with certain bank branding agreements, the Company is required to rebate a portion of the interchange fees it receives above certain thresholds to the branding financial institutions, as established in the underlying branding agreements. In contrast to the gross presentation of surcharge and interchange fees remitted to merchants, the Company recognizes all of its interchange fees net of any such rebates. Pursuant to the guidance of EITF No. 01-9 (as referenced above), while the Company receives access to the branding financial institution’s customers and the ability to earn interchange fees related to such transactions conducted by those customers, the Company is unable to reasonably estimate the fair value of this benefit. Thus, the Company recognizes such payments made to the branding financial institution as a reduction of revenues versus a cost of the associated revenues.

(o)	Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123R”). SFAS No. 123R eliminates the intrinsic value method of accounting for stock-based compensation, as previously allowed under Accounting Principles Board Opinion No. 25 (“APB No. 25”), and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based on the fair value of such awards on their grant date (with limited exceptions). Because the Company historically utilized the minimum value method of measuring equity share option values for pro forma disclosure purposes under SFAS No. 123, Accounting for Stock-based Compensation, it adopted the provisions of SFAS No. 123R using the prospective transition method. Accordingly, the Company will recognize compensation expense for the fair value of all new awards that are granted and existing awards that are modified subsequent to December 31, 2005. For those awards issued and still outstanding prior to December 31, 2005, the Company will continue to account for such awards pursuant to APB Opinion No. 25 and its related interpretive guidance. Accordingly, the Company’s financial statements for all periods prior to January 1, 2006, do not

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reflect any adjustments resulting from the adoption of SFAS No. 123R, and the adoption did not result in the recording of a cumulative effect of a change in accounting principle.

Had compensation cost for the Company’s plan been determined based on the fair value method at the grant dates, as specified in SFAS No. 123, the Company’s net earnings would have been reduced to the following pro forma amounts (in thousands):

	Year Ended
	December 31,
	2005	2004

Net (loss) income, as reported	$(2,418)	$5,805
Add: Stock-based employee compensation expense included in reported net income, net of tax	1,492	589
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	(1,694)	(637)

Net (loss) income, as adjusted	(2,620)	5,757
Preferred stock dividends and accretion expense	1,395	2,312

Net (loss) income available to common stockholders, as adjusted	$(4,015)	$3,445

Additional information regarding the Company’s stock option plan is included in Note 3.

(p)	Derivative Instruments

The Company utilizes derivative financial instruments to hedge its exposure to changing interest rates related to the Company’s ATM cash management activities. The Company does not enter into derivative transactions for speculative or trading purposes.

All derivatives are recognized on the consolidated balance sheet at fair value. As of December 31, 2006, all of the Company’s derivative transactions were considered to be cash flow hedges in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. Accordingly, changes in the fair values of such derivatives have been reflected in the accumulated other comprehensive income (loss) account in the accompanying consolidated balance sheet. See Note 15 for more details on the Company’s derivative financial instrument transactions.

(q)	Fair Value of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of the estimated fair value of the Company’s financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. SFAS No. 107 does not require the disclosure of the fair value of lease financing arrangements and non-financial instruments, including intangible assets such as goodwill and the Company’s merchant contracts/relationships.

The carrying amount of the Company’s cash and cash equivalents and other current assets and liabilities approximates fair value due to the relatively short maturities of these instruments. The carrying amount of the Company’s interest rate swap agreements (see Note 15) represents the fair value of such agreements and is based on third-party quotes for similar instruments with the same terms and conditions. The carrying amount of the long-term debt balance related to borrowings under the Company’s revolving credit facility approximates fair

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value due to the fact that such borrowings are subject to floating market interest rates. As of December 31, 2006, the fair value of the Company’s senior subordinated notes (see Note 12) totaled $209.0 million and the fair value of the Company’s available-for-sale securities totaled $4.2 million. The fair values of these financial instruments were based on the quoted market price for such Notes and securities as of year end.

(r)	Foreign Currency Translation

As a result of the Bank Machine acquisition in May 2005 and the Cardtronics Mexico acquisition in February 2006, the Company is exposed to foreign currency translation risk. The functional currency for the acquired Bank Machine and Cardtronics Mexico operations are the British Pound and the Mexican Peso, respectively. Accordingly, results of operations of our U.K. and Mexico subsidiaries are translated into U.S. dollars using average exchange rates in effect during the periods in which those results are generated. Furthermore, the Company’s foreign operations’ assets and liabilities are translated into U.S. dollars using the exchange rate in effect as of each balance sheet reporting date. The resulting translation adjustments, which resulted in a gain of $12.2 million and a loss of $5.5 million for the years ended December 31, 2006 and 2005, respectively, have been included in accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets.

The Company currently believes that the unremitted earnings of its United Kingdom and Mexico subsidiaries will be reinvested in the corresponding country of origin for an indefinite period of time. Accordingly, no deferred taxes have been provided for on the differences between the Company’s book basis and underlying tax basis in those subsidiaries or on the foreign currency translation adjustment amounts.

(s)	Comprehensive Income (Loss)

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting comprehensive income (loss) and its components in the financial statements. Accumulated other comprehensive income (loss) is displayed as a separate component of stockholders’ deficit in the accompanying consolidated balance sheets and current period activity is reflected in the accompanying consolidated statements of comprehensive income (loss). The Company’s comprehensive income (loss) is composed of (i) net (loss) income; (ii) foreign currency translation adjustments; (iii) unrealized gains associated with the Company’s interest rate hedging activities, net of tax; and (iv) unrealized gains on the Company’s held-for-sale securities, net of tax.

The following table sets forth the components of accumulated other comprehensive income (loss), net of taxes (in thousands):

	2006	2005

Foreign currency translation adjustments	$6,711	$(5,491)
Unrealized gains on interest rate hedges	4,449	5,145
Unrealized gains on available-for-sale securities	498	—

Total accumulated other comprehensive income (loss)	$11,658	$(346)

(t)	Treasury Stock

Treasury stock is recorded at cost and carried as a component of stockholders’ deficit until retired or reissued.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(u)	Advertising Costs

Advertising costs are expensed as incurred and totaled $0.8 million, $0.9 million, and $0.5 million during the years ended December 31, 2006, 2005, and 2004, respectively.

(v)	Working Capital Deficit

The Company’s surcharge and interchange revenues are typically collected in cash on a daily basis or within a very short period of time subsequent to the end of each month. However, the Company typically pays its vendors, including certain of its merchant customers, within 20-30 days subsequent to the end of each month. Accordingly, the Company will typically utilize the excess cash flow generated from such timing differences to fund its capital expenditure needs or to repay amounts outstanding under its revolving line of credit (which is reflected as a long-term liability in the accompanying consolidated balance sheets). Accordingly, this scenario will typically cause the Company’s balance sheet to reflect a working capital deficit position. The Company considers such a presentation to be a normal part of its ongoing operations.

(w)	Accounting Changes and Errors Corrections

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. Additionally, the correction of an error in previously issued financial statements is not an accounting change but rather must be reported as a prior-period adjustment by restating previously issued financial statements. The Company adopted the provisions of SFAS No. 154 on January 1, 2006. This adoption did not have a material impact on the Company’s consolidated financial statements for the year ended December 31, 2006.

Additionally, in September 2006, the SEC released SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides guidance on how to evaluate the impact of financial statement misstatements from prior periods that have been identified in the current year. The provisions of SAB No. 108 are effective for fiscal years ending on or after November 15, 2006. The Company’s adoption of SAB No. 108 in the fourth quarter of 2006 did not have a material impact on its financial statements.

(x)	New Accounting Pronouncements Issued but Not Yet Adopted

Accounting for Uncertainty in Income Taxes.  In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. The interpretation prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 31, 2006. Accordingly, the Company will apply the provisions of FIN 48 to all tax positions upon initial adoption

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in the first quarter of 2007, with any cumulative effect adjustment to be recognized as an adjustment to retained earnings. Due to the Company’s significant net operating loss carryforward position, the Company does not believe that the adoption of FIN 48 will have a material impact on its financial condition or results of operations.

Fair Value Measurements.  In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), which provides guidance on measuring the fair value of assets and liabilities in the financial statements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the impact, if any, this statement will have on its financial statements.

Fair Value Option.  In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”), which provides allows companies the option to measure certain financial instruments and other items at fair value. The provisions of SFAS No. 159 are effective as of the beginning of fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, this statement will have on its financial statements.

(y)	Earnings per Share

The Company reports net (loss) income per share in accordance with SFAS No. 128, Earnings per Share. In accordance with SFAS No. 128, the Company excludes potentially dilutive securities in its calculation of diluted earnings per share (as well as their related income statement impacts) when their impact on net (loss) income available to common stockholders is anti-dilutive. Additionally, for the years ended December 31, 2006 and 2005, the Company incurred net losses and, accordingly, excluded all potentially dilutive securities from the calculation of diluted earnings per share as their impact on the net loss available to common stockholders was anti-dilutive. Such anti-dilutive securities included outstanding stock options and the Company’s Series B convertible preferred stock.

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table reconciles the components of the basic and diluted earnings per share for the years ended December 31, 2006, 2005, and 2004 (in thousands, except share and per share data):

	Year Ended December 31,
	2006	2005	2004

Net (loss) income	$(531)	$(2,418)	$5,805
Preferred stock dividends and accretion	265	1,395	2,312

Net (loss) income available to common stockholders	$(796)	$(3,813)	$3,493

Weighted average common shares outstanding — basic	1,749,328	1,766,419	2,238,801
Effect of dilutive securities:
Stock options	—	—	115,255
Restricted stock	—	—	18,148
Series A redeemable preferred stock	—	—	—
Series B convertible preferred stock	—	—	—

Weighted average common shares outstanding — diluted	1,749,328	1,766,419	2,372,204

Earnings Per Share:
Basic	$(0.46)	$(2.16)	$1.56

Diluted	$(0.46)	$(2.16)	$1.47

Due to their anti-dilutive effect, the following potentially dilutive securities have been excluded from the computation of diluted net (loss) income per share:

	Year Ended December 31,
	2006	2005	2004

Stock options	193,155	128,917	—
Restricted shares	11,835	19,802	—
Series B convertible preferred stock	929,789	818,049	—

Total potentially dilutive securities	1,134,779	966,768	—

(2)	Acquisitions

Acquisition of CCS Mexico

In February 2006, the Company acquired a 51.0% ownership stake in CCS Mexico, an independent ATM operator located in Mexico, for approximately $1.0 million in cash consideration and the assumption of approximately $0.4 million in additional liabilities. Additionally, the Company incurred approximately $0.3 million in transaction costs associated with this acquisition. CCS Mexico, which was renamed Cardtronics Mexico upon the completion of the Company’s investment, currently operates approximately 350 surcharging ATMs in selected retail locations throughout Mexico. With Mexico having recently approved surcharging for off-premise ATMs, the Company anticipates placing additional surcharging ATMs in other retail establishments throughout Mexico as those opportunities arise.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has allocated the total purchase consideration to the assets acquired and liabilities assumed based on their respective fair values as of the acquisition date. Such allocation resulted in goodwill of approximately $0.7 million. Such goodwill, which is not deductible for tax purposes, has been assigned to a separate reporting unit representing the acquired CCS Mexico operations. Additionally, such allocation resulted in approximately $0.4 million in identifiable intangible assets, including $0.3 million for certain acquired customer contracts and $0.1 million related to non-compete agreements entered into with the minority interest shareholders of Cardtronics Mexico.

Because the Company owns a majority interest in and absorbs a majority of the entity’s losses or returns, Cardtronics Mexico is reflected as a consolidated subsidiary in the accompanying condensed consolidated financial statements, with the remaining ownership interest not held by the Company being reflected as a minority interest.

Acquisition of Bank Machine (Acquisitions) Limited

On May 17, 2005, the Company purchased 100% of the outstanding shares of Bank Machine (Acquisitions) Limited. Such acquisition was made to provide the Company with an existing platform from which it can expand its operations in the United Kingdom and other European markets.

The purchase price totaled approximately $95.0 million and consisted of $92.0 million in cash and the issuance of 35,221 shares of the Company’s Series B Convertible Preferred Stock, which was valued by the Company at approximately $3.0 million. Additionally, the Company incurred approximately $2.2 million in transaction costs associated with the acquisition.

Although the Bank Machine acquisition closed on May 17, 2005, the Company utilized May 1, 2005 as the effective date of the acquisition for accounting purposes. Accordingly, the accompanying consolidated financial statements of the Company include Bank Machine’s results of operations for the period subsequent to April 30, 2005. Additionally, such results have been reduced by approximately $0.3 million, with such amount representing the imputed interest costs associated with the acquired Bank Machine operations for the period from May 1, 2005 through the actual closing date of May 17, 2005.

In connection with the acquisition, certain existing shareholders of Bank Machine agreed to defer receipt of a portion of their cash consideration proceeds in return for the issuance of certain guaranteed notes payable from Cardtronics Limited, the Company’s wholly-owned subsidiary holding company in the United Kingdom. As part of the guarantee arrangement, the Company initially placed approximately $3.1 million of the cash consideration paid as part of the acquisition in a bank account to serve as collateral for the guarantee. The notes mature in May 2008, but may be repaid in part or in whole at any time at the option of each individual note holder. Approximately $3.0 million of the notes were redeemed on March 15, 2006. The remaining cash serving as collateral as of December 31, 2006 has been reflected in the “Restricted cash, short-term” line item in the accompanying consolidated balance sheet. Additionally, the remaining obligations, which we expect to be redeemed in 2007, have been reflected in the “Current portion of long-term debt and notes payable” line item in the accompanying consolidated balance sheet. Interest expense on the notes accrues quarterly at the same floating rate as that of the interest income associated with the related restricted cash account.

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date (amounts in thousands). Pursuant to SFAS No. 141, Business Combinations, the total purchase consideration has been allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the date of acquisition. Such allocation resulted in approximately $77.3 million in goodwill, which is not expected to be deductible for income tax purposes. Such goodwill amount has been assigned to a reporting unit comprised solely of the acquired Bank Machine operations.

Cash	$3,400
Trade accounts receivable, net	407
Inventory	82
Other current assets	4,936
Property and equipment	12,590
Intangible assets subject to amortization (7 year weighted-average life)	6,812
Intangible assets not subject to amortization	3,682
Goodwill	77,269

Total assets acquired	109,178

Accounts payable	(2,467)
Accrued liabilities	(5,307)
Current portion of notes payable	(3,232)
Deferred income taxes, non-current	(1,926)
Other long-term liabilities	(1,225)

Total liabilities assumed	(14,157)

Net assets acquired	$95,021

Above amounts were converted from Pound Sterling to U.S. Dollars at $1.8410, which represents the exchange rate in effect as of the date of the acquisition.

As indicated in the table above, approximately $6.8 million was allocated to intangible assets subject to amortization, which represents the estimated value associated with the acquired merchant contracts/relationships associated with the Bank Machine ATM portfolio. Such amount was determined by utilizing a discounted cash flow approach, and is currently being amortized on a straight-line basis over an estimated useful life of seven years, in accordance with the Company’s existing policy. The $3.7 million allocated to intangible assets not subject to amortization represents the estimated value associated with the acquired Bank Machine trade name, and was determined based on the relief from royalty valuation approach. The Company utilized an outside appraisal firm to assist it in its valuation efforts for the above-referenced intangible assets. However, such values were determined based on management-provided figures and estimates and thus, are the responsibility of the Company.

The above purchase price allocation reflects a change made during 2006 to record certain deferred tax items related to the acquisition. Such change had the effect of increasing the recorded goodwill balance by approximately $0.2 million.

Acquisition of the E*TRADE Access, Inc. ATM Portfolio

On June 30, 2004, the Company acquired the ATM portfolio owned by E*TRADE Access, Inc. for approximately $106.9 million in cash. Such amount was funded through borrowings

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

under the Company’s amended and restated term loan and revolving line of credit agreement, as of such date.

As a result of the acquisition, the Company more than doubled the number of ATMs that it owns and operates, making it the largest non-bank owner/operator of ATMs in the United States based on total number of ATMs under management. In so doing, the Company has been able to leverage its increased size and scale to derive more favorable pricing terms and conditions from its key third-party service providers. Additionally, the Company also added a number of high-profile, nationally-recognized retail establishments to its list of merchant customers as a result of this transaction, thus further enhancing the value of the Company’s bank and network branding offerings.

The results of operations of the acquired E*TRADE ATM portfolio have been included in the Company’s consolidated statement of operations for all periods subsequent to the June 30, 2004 acquisition date.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date (amounts in thousands). The total purchase consideration was allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the date of acquisition. Such allocation resulted in goodwill of approximately $82.8 million, which has been assigned to a reporting unit comprised of the Company’s domestic reporting segment. Such goodwill is also expected to be deductible for income tax purposes over a period of 15 years.

Cash	$8,137
Trade accounts receivable, net	574
Surcharge and interchange receivable	1,240
Inventory	395
Other current assets	319
Property and equipment	8,496
Intangible assets subject to amortization (10 year weighted-average life)	23,954
Deferred income taxes	2,219
Goodwill	82,758

Total assets acquired	128,092

Accounts payable	(5,762)
Accrued liabilities	(9,204)
Other long-term liabilities	(6,258)

Total liabilities assumed	(21,224)

Net assets acquired	$106,868

The intangible assets subject to amortization are comprised entirely of the acquired merchant contracts/relationships associated with the E*TRADE ATM portfolio. The $24.0 million value assigned to such contracts/relationships was determined by utilizing a discounted cash flow approach, and is being amortized on a straight-line basis over an estimated useful life of 10 years, in accordance with the Company’s previously disclosed policy. The Company utilized an outside appraisal firm to assist it in its valuation efforts for the above-referenced intangible asset. However, such value was determined based on management-provided figures and estimates and thus, is the responsibility of the Company.

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The above purchase price allocation reflects a change made during 2006 to record certain deferred tax items related to the acquisition. Such change had the effect of reducing the recorded goodwill balance by approximately $2.2 million.

Pro Forma Results of Operations

The following table presents the unaudited pro forma combined results of operations (in thousands) of the Company and the acquired Bank Machine and E*TRADE Access ATM portfolios for the years ended December 31, 2005 and 2004, after giving effect to certain pro forma adjustments, including the effects of the issuance of the Company’s senior subordinated notes in August 2005 (Note 12). Such unaudited pro forma financial results do not reflect the impact of the smaller acquisitions consummated by the Company in 2005. The unaudited pro forma financial results assume that both acquisitions and the debt issuance occurred on January 1, 2004, and are not necessarily indicative of the actual results that would have occurred had those transactions been consummated on such date. Furthermore, such pro forma results are not necessarily indicative of the future results to be expected for the consolidated operations.

	Years Ended
	December 31,
	2005	2004

Revenues	$279,149	$278,416
Income from continuing operations	21,083	23,470
Net (loss) income	(1,162)	1,263

Other Acquisitions

On March 1, 2005, the Company acquired a portfolio of ATMs from BAS Communications, Inc. (“BASC”) for approximately $8.2 million in cash. Such portfolio consisted of approximately 475 ATMs located in independent grocery stores in and around the New York metropolitan area and the related contracts. The purchase price was allocated $0.6 million to ATM equipment and $7.6 million to the acquired merchant contracts/relationships. During the first quarter of 2006, the Company recorded a $2.8 million impairment of the intangible asset representing the acquired merchant contract/relationships related to this portfolio. This impairment was triggered by a reduction in the anticipated future cash flows resulting from a higher than anticipated attrition rate associated with this acquired portfolio. The Company has subsequently shortened the anticipated life associated with this portfolio to reflect the higher attrition rate. In January 2007, the Company received approximately $0.8 million in proceeds that were distributed from an escrow account established upon the initial closing of this acquisition. Such proceeds were meant to compensate the Company for the aforementioned attrition issues encountered with the BASC portfolio subsequent to the acquisition date. Such amount will be utilized to reduce the remaining carrying value of the intangible asset amount associated with this portfolio. As of December 31, 2006 and 2005, such amount was reflected as a component of the related BASC intangible asset balance in the accompanying consolidated balance sheets.

On April 21, 2005, the Company acquired a portfolio of approximately 330 ATMs and related contracts, primarily at BP Amoco locations throughout the Midwest, for approximately $9.0 million in cash. The purchase price was allocated $0.2 million to ATM equipment and $8.8 million to the acquired merchant contracts/relationships.

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On December 21, 2005, the Company acquired all of the outstanding shares of ATM National, Inc., the owner and operator of a nationwide surcharge-free ATM network. The consideration for such acquisition totaled $4.8 million, and was comprised of $2.6 million in cash, 21,111 shares of the Company’s common stock, and the assumption of approximately $0.4 million in additional liabilities. Such consideration has been allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values as of the acquisition date. Such allocation resulted in goodwill of approximately $3.7 million, which was assigned to a separate reporting unit representing the acquired ATM National, Inc. operations. Such goodwill is not expected to be deductible for income tax purposes. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition date (in thousands):

Cash	$142
Trade accounts receivable, net	546
Other current assets	6
Property and equipment	14
Intangible assets subject to amortization (8 year weighted-average life)	3,000
Intangible assets not subject to amortization	200
Other assets	11
Goodwill	3,684

Total assets acquired	7,603

Accounts payable and accrued liabilities	(1,710)
Deferred income taxes	(1,113)

Total liabilities assumed	(2,823)

Net assets acquired	$4,780

As indicated in the above table, $3.0 million has been allocated to intangible assets subject to amortization, which represents the estimated value of the customer contracts/relationships in place as of the date of the acquisition. Such amount was determined by utilizing a discounted cash flow approach, and is being amortized on a straight-line basis over an estimated useful life of eight years, consistent with the Company’s previously disclosed policy. The $0.2 million assigned to intangible assets not subject to amortization represents the estimated value associated with the acquired Allpoint surcharge-free network tradename. Such amount was determined based on the relief from royalty valuation approach. The Company utilized an outside appraisal firm to assist it in its valuation efforts for the above-referenced intangible assets. However, such values were determined based on management-provided figures and estimates and thus, are the responsibility of the Company.

(3)	Stock-based Compensation

As noted in Note 1, the Company adopted SFAS No. 123R effective January 1, 2006. Under SFAS No. 123R, the Company records the grant date fair value of share-based compensation arrangements, net of estimated forfeitures, as compensation expense on a straight-line basis over the underlying service periods of the related awards. Prior to the adoption of SFAS No. 123R, the Company utilized the intrinsic value method of accounting for stock-based compensation awards in accordance with APB No. 25, which generally resulted in no compensation expense for employee stock options issued with an exercise price greater than or equal to the fair value of the Company’s common stock on the date of grant. Furthermore, the

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company historically utilized the minimum value method of measuring equity share option values for pro forma disclosure purposes under SFAS No. 123. Accordingly, the Company adopted SFAS No. 123R on January 1, 2006, utilizing the prospective application method. Under the prospective application method, the fair value approach outlined under SFAS No. 123R is applied only to new awards granted subsequent to December 31, 2005, and to existing awards only in the event that such awards are modified, repurchased or cancelled subsequent to the SFAS No. 123R adoption date. Accordingly, the Company’s financial statements for all periods prior to January 1, 2006, do not reflect any adjustments resulting from the adoption of SFAS No. 123R. Additionally, the adoption of SFAS No. 123R did not result in the recording of a cumulative effect of a change in accounting principle.

The following table reflects the total stock-based compensation expense amounts included in the accompanying condensed consolidated statements of operations (in thousands):

	2006	2005	2004

Cost of ATM operating revenues	$51	$172	$—
Selling, general and administrative expenses	828	2,201	956

Total stock-based compensation expense	$879	$2,373	$956

Stock-Based Compensation Plan

In June 2001, the Company’s Board of Directors approved the Cardtronics Group, Inc. 2001 Stock Incentive Plan (the “2001 Plan”). The 2001 Plan allows for the issuance of equity-based awards in the form of non-qualified stock options and stock appreciation rights, as determined at the sole discretion of the compensation committee of the Company’s Board of Directors. As of December 31, 2006, only non-qualified stock options had been issued under the 2001 Plan. The persons eligible to receive awards under the 2001 Plan include employees, directors, and consultants of the Company, including its affiliates and subsidiaries. Under the 2001 Plan, no award may be granted more than ten years after the plan’s initial approval date. As of December 31, 2006, the maximum number of shares of common stock that could be issued under the 2001 Plan totaled 750,000 shares. The Company currently has no other stock-based compensation plans in place.

Stock Option Grants

The Company has historically used the Black-Scholes valuation model (and the minimum value provisions) to determine the fair value of stock options granted for pro forma reporting purposes under SFAS No. 123. The Company’s outstanding stock options generally vest annually over a four-year period from the date of grant and expire 10 years after the date of grant. There have been no stock option grants made under the 2001 Plan that are subject to performance-based vesting criteria.

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the status of the Company’s outstanding stock options as of December 31, 2006, and changes during the year ended December 31, 2006, is presented below:

	Number of	Weighted Average
	Shares	Exercise Price

Balance as of January 1, 2006	464,164	$48.70
Granted	97,500	$83.84
Exercised	(4,703)	$0.04
Forfeited	(47,500)	$82.16

Balance as of December 31, 2006	509,461	$52.76

Options vested and exercisable as of December 31, 2006	279,211	$32.01

As of December 31, 2006, the remaining weighted average contractual life for options outstanding and exercisable was 6.7 years and 5.8 years, respectively. The aggregate intrinsic value of options outstanding and exercisable at December 31, 2006, was $19.5 million and $16.5 million, respectively. The intrinsic value of options exercised during the year ended December 31, 2006, was approximately $0.4 million, which resulted in a tax benefit to the Company of approximately $0.2 million. However, because the Company is currently in a net operating loss position, such benefit has not been reflected in the accompanying consolidated financial statements, as required by SFAS No. 123R.

As indicated in the table above, the Company’s Board of Directors granted an additional 97,500 non-qualified stock options to certain employees during the year ended December 31, 2006. Such options were granted with an exercise price of $83.84 per share, which was equal to the estimated fair market value of the Company’s common equity as of the date of grant, and vest ratably over a four-year service period with a 10-year contractual term.

Fair Value Assumptions

In accordance with SFAS No. 123R, the Company estimates the fair value of its options by utilizing the Black—Scholes option pricing model. Such model requires the input of certain subjective assumptions, including the expected life of the options, a risk-free interest rate, a dividend rate, and the future volatility of the Company’s common equity. Additional information with respect to the fair value of the options issued during 2006 is as follows:

Weighted average estimated fair value per stock option granted	$33.68
Valuation assumptions:
Expected option term (years)	6.25
Expected volatility	34.50% - 35.90%
Expected dividend yield	0.00%
Risk-free interest rate	4.74% - 4.85%

The expected option term of 6.25 years was determined based on the simplified method outlined in SAB No. 107, as issued by the SEC. Such method is based on the vesting period and the contractual term for each grant and is calculated by taking the average of the expiration date and the vesting period for each vesting tranche. In the future, as information regarding post vesting termination becomes more available, the Company will change this method of deriving the expected term. Such a change could impact the fair value of options granted in the future. Furthermore, the Company expects to refine the method of deriving the

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expected term by no later than January 1, 2008, as required by SAB No. 107. The estimated forfeiture rates utilized by the Company are based on the Company’s historical option forfeiture rates and represent the Company’s best estimate of future forfeiture rates. In future periods, the Company will monitor the level of actual forfeitures to determine if such estimate should be modified prospectively, as well as adjusting the compensation expense previously recorded.

The Company’s common stock is not publicly-traded; therefore, the expected volatility factors utilized were determined based on historical volatility rates obtained for certain companies with publicly-traded equity that operate in the same or related businesses as that of the Company. The volatility factors utilized represent the simple average of the historical daily volatility rates obtained for each company within this designated peer group over multiple periods of time, up to and including a period of time commensurate with the expected option term discussed above. The Company utilized this peer group approach, as the historical transactions involving the Company’s private equity have been very limited and infrequent in nature. The Company believes that the historical peer group volatility rates utilized above are reasonable estimates of the Company’s expected future volatility.

The expected dividend yield was assumed to be zero as the Company has not historically paid, and does not anticipate paying, dividends with respect to its common equity. The risk-free interest rates reflect the rates in effect as of the grant dates for U.S. treasury securities with a term similar to that of the expected option term referenced above.

Non-vested Stock Options

A summary of the status of the Company’s non-vested stock options as of December 31, 2006, and changes during the year ended December 31, 2006, is presented below:

	Number of	Weighted
	Shares Under	Average
	Outstanding	Grant Date
	Options	Fair Value

Non-vested options as of January 1, 2006	270,562	$6.69
Granted	97,500	$33.68
Vested	(92,812)	$6.13
Forfeited	(45,000)	$8.16

Non-vested options as of December 31, 2006	230,250	$18.06

As of December 31, 2006, there was $2.5 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plan. That cost is expected to be recognized on a straight-line basis over a remaining weighted-average vesting period of approximately 3.2 years. The total fair value of options vested during the year ended December 31, 2006, was $0.6 million. Compensation expense recognized related to stock options totaled approximately $0.6 million for the year ended December 31, 2006. Additionally, the Company recognized approximately $1.8 million of stock option-based compensation expense in 2005 related to the repurchase of shares underlying certain employee stock options in connection with the Company’s series B preferred stock financing transaction.

Restricted Stock

Pursuant to a restricted stock agreement dated January 20, 2003, the Company sold the President and Chief Executive Officer of the Company 80,000 shares of common stock in

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

exchange for a promissory note in the amount of $940,800 (“Exchange Proceeds”). Such shares vest ratably over a four-year basis on each anniversary of the original grant date. The underlying restricted stock agreement permitted the Company to repurchase a portion of such shares prior to January 20, 2007, in certain circumstances. The agreement also contained a provision allowing the shares to be “put” to the Company in an amount sufficient to retire the entire unpaid principal balance of the promissory note plus accrued interest. On February 4, 2004, the Company amended the restricted stock agreement to remove such “put” right. As a result of this amendment, the Company determined that it would need to recognize approximately $3.2 million in compensation expense based on the fair value of the shares at the date of the amendment. This expense is being recognized on a graded-basis over the four-year vesting period associated with these restricted shares. Additionally, in connection with such amendment, the Company paid a $1.8 million bonus to its Chief Executive Officer as reimbursement of the tax liability associated with such grant.

As of January 1, 2006, the number of non-vested shares for the aforementioned restricted stock grant totaled 40,000, and the remaining unrecognized compensation cost to be recognized on a graded-basis was approximately $227,000. Compensation expense associated with this restricted stock grant totaled approximately $0.2 million, $0.5 million, and $0.9 million for the years ended December 31, 2006, 2005, and 2004, respectively. No additional restricted shares were granted or forfeited during these periods. During the year ended December 31, 2006, an additional 20,000 shares of the restricted stock grant vested. These vested shares had a total fair value of approximately $0.8 million (net of the Exchange Proceeds), approximately $0.7 million of which had been recognized as compensation expense in previous periods as a result of the graded-basis of amortization utilized by the Company.

As of December 31, 2006, there was approximately $11,000 of unrecognized compensation cost associated with the aforementioned restricted stock grant. The remainder of this cost will be recognized as compensation expense in the first quarter of 2007, as the remaining 20,000 shares fully vested in January 2007.

Other Stock-Based Compensation

In addition to the compensation expense reflected above for the stock options granted during the year ended December 31, 2006, the accompanying condensed consolidated financial statements include compensation expense amounts relating to the aforementioned restricted stock grant as well as certain compensatory options that were granted in 2004. Because the Company utilized the prospective method of adoption for SFAS No. 123R, all unvested awards as of January 1, 2006, will continue to be accounted for pursuant to APB No. 25 and SFAS No. 123. Accordingly, the accompanying condensed consolidated statements of operations include approximately $17,000, $37,000, and $20,000 in compensation expense for the years ended December 31, 2006, 2005, and 2004 respectively, associated with such compensatory option grants.

(4)	Related Party Transactions

Subscriptions Receivable

The Company currently has loans outstanding with certain employees related to past exercises of employee stock options and purchases of the Company’s common stock, as applicable. Such loans, which were initiated in 2003, are reflected as subscriptions receivable in the accompanying consolidated balance sheet. The rate of interest on each of these loans is 5% per annum. In connection with the investment by TA Associates in February 2005 (Note 9)

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and the concurrent redemption of a portion of the Company’s common stock, approximately $0.4 million of the outstanding loans were repaid to the Company. Additionally, in the third quarter of 2006, the Company repurchased 15,255 shares of the Company’s common stock held by certain of the Company’s executive officers for approximately $1.3 million in proceeds. Such proceeds were primarily utilized by the executive officers to repay the majority of the above-discussed subscriptions receivable, including all accrued and unpaid interest related thereto. Such loans were required to be repaid pursuant to SEC rules and regulations prohibiting registrants from having loans with executive officers. As a result of the aforementioned repayments, the total amount outstanding under such loans, including accrued interest, was $0.3 million and $1.5 million as of December 31, 2006 and 2005, respectively.

Other Related Parties

Prior to December 2005, one of our primary investors, The CapStreet Group, owned a minority interest in Susser Holdings, LLC, a company for whom the Company provided ATM management services during the normal course of business. Amounts earned from Susser Holdings accounted for approximately 1.5% and 2.1% of the Company’s total revenues for the years ended December 31, 2005 and 2004, respectively.

Bansi, an entity that owns a minority interest in the Company’s subsidiary Cardtronics Mexico, provided various ATM management services to Cardtronics Mexico during the normal course of business in 2006, including serving as the vault cash provider, bank sponsor, and landlord for Cardtronics Mexico as well as providing other miscellaneous services. Amounts paid to Bansi represented less than 0.1% of the Company’s total operating and selling, general, and administrative expenses for the year.

Jorge Diaz, a member of the Company’s Board of Directors, is the President and Chief Executive Officer of Personix, a division of Fiserv. In 2006, both Personix (though indirectly) and Fiserv provided third party services during the normal course of business for Cardtronics. Amounts paid to Personix and Fiserv represented less than 0.2% of the Company’s total operating and selling, general, and administrative expenses for the year.

Fred R. Lummis, the Chairman of the Company’s Board of Directors, is also a senior advisor to The CapStreet Group, LLC, the ultimate general partner of CapStreet II and CapStreet Parallel II, the Company’s primary stockholders. Additionally, Michael Wilson and Roger Kafker, both of whom are on the Company’s Board of Directors, are managing directors of TA Associates, Inc., affiliates of which are Cardtronics’ stockholders and own a majority of the Company’s outstanding Series B Preferred Stock (Note 9). Each of the Company’s independent Board members, unless otherwise indicated in Part III, Item 11. Executive Compensation, are paid a fee of $1,000 per Board meeting attended. Furthermore, all Board members are reimbursed for customary travel expenses and meals.

Pursuant to a restricted stock agreement dated January 20, 2003, the Company sold the President and Chief Executive Officer of the Company 80,000 shares of common stock in exchange for a promissory note in the amount of $940,800. The agreement permits the Company to repurchase a portion of such shares prior to January 20, 2007 in certain circumstances. The agreement also contained a provision allowing the shares to be “put” to the Company in an amount sufficient to retire the entire unpaid principal balance of the promissory note plus accrued interest. On February 4, 2004, the Company amended the restricted stock agreement to remove such “put” right. The Company recognized approximately $0.2 million, $0.5 million, and $0.9 million in compensation expense in the

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accompanying consolidated statements of operations for the years ended December 31, 2006, 2005, and 2004, respectively, associated with such restricted stock grant.

Approximately 24% of the Company’s outstanding common stock, including vested options to purchase shares of the Company’s stock, was redeemed by the Company in connection with the Series B preferred stock issuance consummated in February 2005. The common shares redeemed were held by members of management, employees, certain of the Company’s directors, and The CapStreet Group. Additionally, the net proceeds from the Series B preferred stock offering were utilized to redeem all of the Company’s issued and outstanding Series A preferred stock held by The CapStreet Group, including all accrued and unpaid dividends with respect thereto.

(5)	Prepaid Expenses, Deferred Costs, and Other Current Assets

A summary of prepaid expenses, deferred costs, and other current assets is as follows (in thousands):

	December 31,
	2006	2005

Prepaid expenses	$6,469	$3,258
Available for sale securities, at market value	4,184	—
Current portion of interest rate swaps	4,079	3,270
Deferred costs and other current assets	446	228

Total	$15,178	$6,756

The increase in prepaid expenses as of December 31, 2006, is attributable to additional prepayments of merchant fees paid by the Company’s U.K. operations in late 2006.

The available for sale securities included above consist of approximately 310,000 shares of Winn-Dixie’s post-bankruptcy equity securities. In February 2005, Winn-Dixie filed for bankruptcy protection. As part of its bankruptcy restructuring efforts, Winn-Dixie closed or sold a significant number of its stores, many of which included Cardtronics’ ATMs. Accordingly, the Company deinstalled its ATMs that were operating in those locations. Pursuant to the terms of the Company’s ATM management agreement with Winn-Dixie, Winn-Dixie was required to compensate the Company for the ATMs that were removed due to its store closures; however, such payments were not made, given Winn-Dixie’s bankruptcy proceedings. As a part of Winn-Dixie’s plan of reorganization, the bankruptcy court approved an amended ATM operating agreement entered into between the Company and Winn-Dixie. Such agreement, which became final in November 2006 along with Winn-Dixie’s plan of reorganization, outlined (1) the terms and conditions under which Cardtronics would continue to operate ATMs located in the Winn-Dixie store locations that remained in operation and (2) certain consideration that Winn-Dixie was required to remit to Cardtronics in satisfaction of the rebate amounts owed to the Company pursuant to the previous ATM operating agreement. Such consideration, which was received during the fourth quarter of 2006, was comprised of a $1.0 million cash payment and the aforementioned 310,000 shares of post-bankruptcy equity securities, which are included in the above table. These securities had an initial cost basis of approximately $3.4 million. Accordingly, the Company recorded a gain of $4.4 million for the receipt of these items, which is included in other income on the accompanying consolidated statement of operations for the year ended December 31, 2006. As of December 31, 2006, the fair value of the equity securities was approximately $4.2 million. The related $0.8 million of unrealized gains associated with such equity securities have been recorded in other comprehensive income, net of taxes. The

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company subsequently sold these securities in January 2007 for total gross proceeds of approximately $3.9 million.

(6)	Property and Equipment, net

A summary of property and equipment is as follows (in thousands):

	December 31,
	2006	2005

ATM equipment and related costs	$114,803	$89,136
Office furniture, fixtures, and other	9,299	7,157

Total	124,102	96,293
Less accumulated depreciation	(37,434)	(22,142)

Net property and equipment	$86,668	$74,151

ATMs held as deployments in process, as discussed in Note 1(i), totaled $3.1 million and $2.9 million as of December 31, 2006 and 2005, respectively.

(7)	Intangible Assets

Intangible Assets with Indefinite Lives

The following table depicts the net carrying amount of the Company’s intangible assets with indefinite lives as of December 31, 2006 and 2005, as well as the changes in the net carrying amounts for the year ended December 31, 2006 by segment (in thousands):

	Goodwill			Trade Name
	U.S.	U.K.	Mexico	U.S.	U.K.	Total

Balance at December 31, 2005	$88,806	$72,751	$—	$200	$3,471	$165,228
Acquisitions	115	—	1,030	—	—	1,145
Purchase price adjustments	(2,219)	241	(334)	—	—	(2,312)
Foreign currency translation adjustments	—	9,180	(7)	—	452	9,625

Balance as of December 31, 2006	$86,702	$82,172	$689	$200	$3,923	$173,686

As previously discussed in Note 2, certain adjustments related to deferred taxes were made to the ETA and Bank Machine purchase price allocations during 2006. Such adjustments had the effect of reducing the previously reported goodwill amount for the ETA acquisition by $2.2 million, and increasing the previously reported goodwill amount for the Bank Machine acquisition by $0.2 million.

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible Assets with Definite Lives

The following is a summary of the Company’s intangible assets that are subject to amortization as of December 31, 2006 (in thousands) as well as the weighted average remaining amortization period:

	Weighted
	Average
	Remaining	Gross		Net
	Amortization	Carrying	Accumulated	Carrying
	Period	Amount	Amortization	Amount

Customer contracts and relationships	6.0 years	$83,670	$(31,378)	$52,292
Exclusive license agreements	5.4 years	4,261	(1,066)	3,195
Non-compete agreements	3.1 years	99	(23)	76
Deferred financing costs	5.4 years	11,001	(2,924)	8,077

Total	5.9 years	$99,031	$(35,391)	$63,640

The Company’s intangible assets with definite lives are being amortized over the assets’ estimated useful lives utilizing the straight-line method. Estimated useful lives range from three to twelve years for customer contracts and relationships and four to eight years for exclusive license agreements. The Company has also assumed an estimated life of four years for its non-compete agreements. Deferred financing costs are amortized through interest expense over the contractual term of the underlying borrowings utilizing the effective interest method. The Company periodically reviews the estimated useful lives of its identifiable intangible assets, taking into consideration any events or circumstances that might result in a reduction in fair value or a revision of those estimated useful lives.

Amortization of customer contracts and relationships, exclusive license agreements, and non-compete agreements, including impairment charges, totaled $12.0 million, $9.0 million, and $5.5 million for the years ended December 31, 2006, 2005, and 2004, respectively. Included in the 2006 year-to-date figure was approximately $2.8 million in additional amortization expense related to the impairment of the intangible asset associated with the acquired BASC ATM portfolio in our U.S. reporting segment. Such impairment relates to a reduction in anticipated future cash flows resulting from a higher than anticipated attrition rate associated with this acquired portfolio. Additionally, the Company recorded a $1.2 million impairment charge in 2005 related to certain other previously acquired merchant contract/relationship intangible assets.

Amortization of deferred financing costs and bond discount totaled $1.4 million, $1.9 million, and $1.0 million for the years ended December 31, 2006, 2005, and 2004, respectively. During the year ended 2006, the Company wrote-off approximately $0.5 million in deferred financing costs in connection with certain modifications made to the Company’s existing revolving credit facilities. Additionally, during the year ended December 31, 2005, the Company also wrote-off approximately $5.0 million in deferred financing costs as a result of an amendment to its existing bank credit facility and the repayment of its existing term loans.

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Estimated amortization expense for the Company’s intangible assets with definite lives for each of the next five years, and thereafter is as follows (in thousands):

	Customer
	Contracts	Exclusive
	and	License	Non-Compete	Deferred
	Relationships	Agreements	Agreements	Financing Costs	Total

2007	$9,105	$636	$25	$1,313	$11,079
2008	9,112	576	25	1,382	11,095
2009	8,796	571	25	1,459	10,851
2010	7,813	475	1	1,134	9,423
2011	5,839	361	—	977	7,177
Thereafter	11,627	576	—	1,812	14,015

Total	$52,292	$3,195	$76	$8,077	$63,640

(8)	Prepaid Expenses and Other Non-current Assets

A summary of prepaid expenses and other non-current assets is as follows (in thousands):

	December 31,
	2006	2005

Interest rate swaps, non-current	$2,994	$4,910
Prepaid expenses	627	376
Other	1,720	474

Total	$5,341	$5,760

(9)	Preferred Stock

As previously mentioned, the Company issued 17,500 shares of its Series A preferred stock to The CapStreet Group in multiple transactions during 2001 and 2002 for approximately $17.5 million in gross proceeds. All Series A preferred shares, including any accrued and unpaid dividends with respect thereto, were redeemed by the Company in February 2005, concurrent with the investment made by TA Associates.

On February 10, 2005, the Company issued 894,568 shares of its Series B preferred stock for $75.0 million in proceeds to TA Associates. The net proceeds from the offering were utilized to redeem the Company’s outstanding Series A preferred stock, as noted above, and a portion of the Company’s outstanding common stock and vested options. On May 17, 2005, the Company issued an additional 35,221 shares of its Series B preferred stock as partial consideration for the Bank Machine acquisition. Such shares were valued at approximately $3.0 million, consistent with the value per share received in connection with the February 10, 2005 issuance. The following table shows changes in the net carrying value of the Company’s Series B preferred stock for the years ended December 31, 2006 and 2005 (in thousands):

	2006	2005

Balance as of beginning of period	$76,329	$—
Issuances, net of issuance costs of $1,858	—	76,095
Accretion of issuance costs	265	234

Balance as of end of period	$76,594	$76,329

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The net carrying values as of December 31, 2006 and 2005 are net of unaccreted issuance costs of approximately $1.4 million and $1.7 million, respectively. Such issuance costs are being accreted on a straight-line basis through February 2012, which represents the earliest optional redemption date (outlined below).

The Series B preferred stockholders have certain preferences to the Company’s common stockholders, including board representation rights and the right to receive their original issue price prior to any distributions being made to the common stockholders as part of a liquidation, dissolution or winding up of the Company. As of December 31, 2006 and 2005, the liquidation value of the Series B preferred shares totaled $78.0 million. The Series B preferred shares are convertible into the same number of shares of the Company’s common stock, as adjusted for future stock splits and the issuance of dilutive securities. The Series B preferred shares have no stated dividends and are redeemable at the option of a majority of the Series B holders at any time on or after the earlier of (i) December 2013 and (ii) the date that is 123 days after the first day that none of the Company’s 9.25% senior subordinated notes remain outstanding, but in no event earlier than February 2012.

(10)	Accrued Liabilities

The Company’s accrued liabilities include accrued cash management fees, maintenance obligations, and fees owed to merchants. Other accrued expenses include processing and other miscellaneous charges. A summary of the Company’s accrued liabilities for each of the periods presented below is as follows (in thousands):

	December 31,
	2006	2005

Accrued interest	$7,954	$7,328
Accrued merchant fees	7,915	7,613
Accrued purchases	4,467	2,292
Accrued compensation	3,499	1,722
Accrued armored	3,242	2,662
Accrued cash management fees	2,740	3,430
Accrued maintenance	2,090	1,431
Other accrued expenses	2,434	8,365

Total	$34,341	$34,843

(11)	Other Long-term Liabilities and Minority Interest in Subsidiary

The following is a detail of the components of the Company’s other long-term liabilities (in thousands):

	December 31,
	2006	2005

Asset retirement obligations	$9,989	$8,339
Deferred revenue	642	1,075
Minority interest in subsidiary	111	25
Other long-term liabilities	3,311	4,954

Total	$14,053	$14,393

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(12)	Long-term Debt

The Company’s long-term debt and notes payable as of December 31, 2006 and 2005 consisted of the following (in thousands):

	2006	2005

Revolving credit loan facility bearing interest at LIBOR + 3.25% as of December 31, 2006 and 2005 and PRIME + 2.50% for swing-line borrowings as of December 31, 2006 and 2005 (weighted-average combined rate of 8.67% and 7.05% at December 31, 2006 and 2005, respectively)	$53,100	$45,800
Senior subordinated notes due August 2013, net of unamortized discount of $1.2 million and $1.3 million as of December 31, 2006 and 2005, respectively (9.25% stated rate, 9.375% effective yield)	198,783	198,656
Other	1,012	3,168

Total	252,895	247,624
Less current portion	194	3,168

Total excluding current portion	$252,701	$244,456

Credit Facility

On May 17, 2005, in connection with the acquisition of Bank Machine, the Company replaced its then existing bank credit facility with new facilities provided by BNP Paribas and Bank of America, N.A. Such facilities were comprised of (i) a revolving credit facility of up to $100.0 million, (ii) a first lien term facility of up to $125.0 million, and (iii) a second lien term facility of up to $75.0 million. Borrowings under the facilities were utilized to repay the Company’s existing bank credit facility and to fund the acquisition of Bank Machine. In connection with the issuance of the Company’s senior subordinated notes in August 2005 (as discussed below), the first and second lien term loan facilities were repaid in full, and the revolving credit facility was increased to a maximum borrowing capacity of $150.0 million. Borrowings under the revolving credit facility, which mature in May 2010, bear interest at LIBOR plus a spread, which was 3.25% as of December 31, 2006. Additionally, the Company pays a commitment fee of 0.5% per annum on the unused portion of the revolving credit facility.

In February 2006, the Company amended the revolving credit facility to remove and modify certain restrictive covenants contained within the facility and to reduce the maximum borrowing capacity from $150.0 million to $125.0 million. As a result of this amendment, the Company recorded a pre-tax charge of approximately $0.5 million associated with the write-off of previously deferred financing costs related to the facility. Additionally, the Company incurred approximately $0.1 million in fees associated with such amendment. Although the maximum borrowing capacity was reduced, the overall effect of the amendment was to increase the Company’s liquidity and financial flexibility through the removal and modification of certain restrictive covenants contained in the previous revolving credit facility. Such covenants, which were originally structured to accommodate an acquisitive growth strategy, have either been eliminated or modified to reflect a greater reliance on the Company’s internal growth initiatives. The primary restrictive covenants within the facility now include (i) limitations on the amount of senior debt that the Company can have outstanding at any given point in time, (ii) the maintenance of a set ratio of earnings to fixed charges, as computed on a rolling 12-month basis,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(iii) limitations on the amounts of restricted payments that can be made in any given year, including dividends, and (iv) limitations on the amount of capital expenditures that the Company can incur on a rolling 12-month basis. As of December 31, 2006, the Company was in compliance with all applicable covenants and ratios in effect at that time. The Company’s borrowing capacity was $52.8 million as of year-end.

Substantially all of the Company’s assets, including the stock of its wholly-owned domestic subsidiaries and 66.0% of the stock of its foreign subsidiaries, are pledged to secure borrowings made under the revolving credit facility. Furthermore, each of the Company’s domestic subsidiaries has guaranteed the Company’s obligations under such facility. There are currently no restrictions on the ability of the Company’s wholly-owned subsidiaries to declare and pay dividends directly to the Company.

Senior Subordinated Notes

On August 12, 2005, the Company sold $200.0 million in senior subordinated notes pursuant to Rule 144A of the Securities Act of 1933. The Notes, which are subordinate to borrowings made under the revolving credit facility, mature in August 2013 and carry a 9.25% coupon with an effective yield of 9.375%. Interest under the Notes is paid semi-annually in arrears on February 15th and August 15th of each year. Net proceeds from the offering, after taking into consideration direct offering costs, totaled approximately $192.0 million. Such proceeds, along with cash on hand and borrowings under the Company’s revolving credit facility, were utilized to repay all of the outstanding borrowings, including accrued but unpaid interest, under the Company’s first and second lien term loan facilities. The Notes, which are guaranteed by the Company’s domestic subsidiaries, contain certain covenants that, among other things, limit the Company’s ability to incur additional indebtedness and make certain types of restricted payments, including dividends. As of December 31, 2006, the Company was in compliance with all applicable covenants required under the Notes.

In addition, a provision of the Notes required the Company to either (i) register the Notes with the SEC on or before June 8, 2006 and successfully complete an exchange offer with respect to such Notes within 30 days following such registration or (ii) be subject to higher interest rates on the Notes in subsequent periods. As a result of the Company’s inability to complete the registration of the Notes by the aforementioned deadline, the annual interest rate on the Notes increased from 9.25% to 9.50% in June 2006 and from 9.50% to 9.75% in September 2006. However, upon the successful completion of the Company’s exchange offer in October 2006, the interest rate associated with the Notes reverted back to the 9.25% stated rate.

Other Facilities

In addition to the above revolving credit facility, Bank Machine has a £2.0 million unsecured overdraft facility that expires in July 2007. Such facility, which bears interest at 1.75% over the bank’s base rate (currently 5.25%), is utilized for general corporate purposes for the Company’s United Kingdom operations. As of December 31, 2006, approximately £1.9 million of this overdraft facility had been utilized to help fund certain working capital commitments and to post a £275,000 bond. No amounts were outstanding under the facility as of December 31, 2005, with the exception of the aforementioned bond. Amounts outstanding under the overdraft facility, other than those amounts utilized for posting bonds, are reflected in accounts payable in our consolidated balance sheet, as such amounts are automatically repaid once cash deposits are made to the underlying bank accounts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2006, Cardtronics Mexico entered into a five-year loan agreement. Such agreement, which bears interest at 11.03%, is to be utilized for the purchase of additional ATMs to support the Company’s Mexico operations. As of December 31, 2006, approximately $9.3 million pesos ($858,000 U.S.) was outstanding under this facility, with future borrowings to be individually negotiated between the lender and Cardtronics. Pursuant to the terms of the agreements, Cardtronics, Inc. has issued a guaranty for 51.0% (its ownership percentage in Cardtronics Mexico) of the obligations under these agreements. As of December 31, 2006, the total amount of the guaranty was $4.8 million pesos ($437,000 U.S.).

Debt Maturities

Aggregate maturities of the principal amounts of the Company’s long-term debt as of December 31, 2006, were as follows (in thousands) for the years indicated:

Amount

2007	$194
2008	145
2009	207
2010	53,331
2011	235
2012	—
2013	200,000

Total	$254,112

Reflected in the 2013 amount in the above table is the full face value of the Company’s senior subordinated notes, which has been reflected net of unamortized discount of approximately $1.2 million in the accompanying consolidated balance sheet.

(13)	Employee Benefits

The Company offers a 401(k) plan to its employees but has not historically made matching contributions. In 2007, the Company began matching 25.0% of employee contributions up to 6.0% of the employee’s salary.

(14)	Commitments and Contingencies

Legal and Other Regulatory Matters

National Federation of the Blind (“NFB”).  In connection with its acquisition of the E*TRADE Access, Inc. (“ETA”) ATM portfolio, the Company assumed ETA’s interests and liability for a lawsuit instituted in the United States District Court for the District of Massachusetts (the “Court”) by the NFB, the NFB’s Massachusetts chapter, and several individual blind persons (collectively, the “Private Plaintiffs”) as well as the Commonwealth of Massachusetts with respect to claims relating to the alleged inaccessibility of ATMs for those persons who are visually-impaired. After the acquisition of the ETA ATM portfolio, the Private Plaintiffs named Cardtronics as a co-defendant with ETA and ETA’s parent—E*Trade Bank, and the scope of the lawsuit has expanded to include both ETA’s ATMs as well as the Company’s pre-existing ATM portfolio.

In this lawsuit, the Private Plaintiffs have sought to require ETA and Cardtronics to make all of the ATMs “voice-enabled,” or capable of providing audible instructions to a visually-

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

impaired person upon that person inserting a headset plug into an outlet at the ATM. The Court has ruled twice (in February 2005 and February 2006) that the Private Plaintiffs are not entitled to a “voice-enabled” remedy. Nonetheless, in response to an order to describe the relief they seek, the Private Plaintiffs have subsequently stated that they demand either (i) voice-guidance technology on each ATM; (ii) “Braille” instructions on each ATM that allow individuals who are blind to understand every screen (which, we assume, may imply a dynamic Braille pad); or (iii) a telephone on each ATM so the user could speak with a remote operator who can either see the screen on the ATM or can enter information for the user.

Cardtronics has asserted numerous defenses to the lawsuit. One defense is that, for ATMs owned by third parties, the Company does not have the right to make changes to the ATMs without the consent of the third parties. Another defense is that the ADA does not require the Company to make changes to ATMs if the changes are not feasible or achievable, or if the costs outweigh the benefits. The costs of retrofitting or replacing existing ATMs with voice technology, dynamic Braille keypads, or telephones and interactive data lines would be significant. Additionally, in situations in which the ATMs are owned by third parties and Cardtronics provides processing services, the costs are extremely disproportionate to the Company’s interests in the ATMs. Moreover, recent depositions taken of six individuals, which the Private Plaintiffs have requested the Court to add as additional plaintiffs, demonstrates that the NFB is interested only in voice-guidance, which (as noted above) the Court has twice ruled that this remedy is not available. Based upon this revelation, Cardtronics has renewed its motion of summary judgment because of the Private Plaintiffs’ failure to identify a non-voice remedy that will make Cardtronics-owned or operated ATMs accessible.

Cardtronics has also challenged the Private Plaintiffs’ standing to file this lawsuit. In response to the Company’s challenge, the Private Plaintiffs have requested the Court’s permission to (i) amend their complaint to name additional individual plaintiffs and (ii) certify the lawsuit as a class action under the Federal Rules of Civil Procedure. Cardtronics has objected to the Private Plaintiffs’ motion, on the grounds that the plaintiffs who initially filed the lawsuit lacked standing and this deficiency arguably cannot be cured by amending the complaint. Hearings on both the standing issue and Cardtronics’ motion for summary judgment are scheduled to occur during the second quarter of 2007.

Other Matters.  In June 2006, Duane Reade, Inc. (“Customer”), one of the Company’s merchant customers, filed a complaint in the United States District Court for the Southern District of New York (the “Federal Action”). The complaint, which was formally served to the Company in September 2006, alleged that Cardtronics had breached an ATM operating agreement between the parties by failing to pay the Customer the proper amount of fees under the agreement. On October 6, 2006, Cardtronics filed a petition in the District Court of Harris County, Texas, seeking a declaratory judgment that Cardtronics had not breached the ATM operating agreement. On October 10, 2006, the Customer filed a second complaint, this time in New York State Supreme Court, alleging the same claims it had alleged in the Federal Action. Subsequently, the Customer withdrew the Federal Action because the federal court did not have subject matter jurisdiction. The Customer is claiming that it is owed no less than $600,000 in lost revenues, exclusive of interests and costs, and projects that additional damages will accrue to them at a rate of approximately $100,000 per month, exclusive of interest and costs. As the underlying causes of action in the two lawsuits are essentially the same, it is probable that only one of the lawsuits will proceed. The Company does not believe the venue of that lawsuit is material to the ultimate outcome. The Company also believes that it will ultimately prevail upon the merits in this matter, although it gives no assurance as to the final outcome.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Furthermore, the Company believes that the ultimate resolution of this dispute will not have a material adverse impact on the Company’s financial condition or results of operations.

The Company is also subject to various legal proceedings and claims arising in the ordinary course of its business. The Company’s management does not expect the outcome in any of these legal proceedings, individually or collectively, to have a material adverse effect on the Company’s financial condition or results of operations.

Purchase Commitments

The Company had no material purchase commitments as of December 31, 2006. However, the Company does expect to make significant capital expenditures in 2007 to upgrade its Company-owned ATMs to be both Encrypting PIN Pad and Triple Data Encryption Standard (“Triple DES”) compliant. In connection with these security upgrades, the Company plans to make substantially all of its Company-owned ATMs voice-enabled, as would be required under recently proposed Accessibility Guidelines under the ADA. The Company currently expects to spend approximately $14.0 million to accomplish these upgrades by the end of 2007.

In addition to the above, the Company may be required to make additional capital expenditures in future periods to comply with anticipated new regulations resulting from the ADA or the outcome of the aforementioned lawsuit involving the NFB and the Commonwealth of Massachusetts.

Operating and Capital Lease Obligations

As of December 31, 2006, the Company was a party to several operating leases, primarily for office space and the rental of space at certain merchant locations. Such leases expire at various times during the next seven years. Rental expense under these leases for the year ended December 31, 2006, was approximately $7.2 million. Rental expense for each of the years ended December 31, 2005 and 2004 was approximately $8.6 million.

Future minimum lease payments under the Company’s operating and merchant space leases (with initial lease terms in excess of one year) as of December 31, 2006, were as follows (in thousands) for each of the five years indicated and in the aggregate thereafter:

2007	$5,586
2008	5,412
2009	3,061
2010	1,723
2011	1,533
Thereafter	2,760

Total minimum lease payments	$20,075

(15)	Derivative Financial Instruments

As a result of its variable-rate debt and ATM cash management activities, the Company is exposed to changes in interest rates (LIBOR in the U.S. and the U.K. and TIIE in Mexico). It is the Company’s policy to limit the variability of a portion of its expected future interest payments as a result of changes in LIBOR by utilizing certain types of derivative financial instruments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

To meet the above objective, the Company entered into several LIBOR-based interest rate swaps during 2004 and 2005 to fix the interest rate paid on $300.0 million of the Company’s current and anticipated outstanding ATM cash balances in the United States. The effect of such swaps was to fix the interest rate paid on the following notional amounts for the periods identified (in thousands):

	Weighted
Notional	Average
Amount	Fixed Rate	Period

$300,000	3.86%	January 1, 2007—December 31, 2007
$300,000	4.35%	January 1, 2008—December 31, 2008
$200,000	4.36%	January 1, 2009—December 31, 2009
$100,000	4.34%	January 1, 2010—December 31, 2010

Net amounts paid or received under such swaps are recorded as adjustments to the Company’s cost of ATM operating revenues in the accompanying consolidated statements of operations. During the years ended December 31, 2006, 2005 and 2004, there were no gains or losses recorded in the consolidated statements of operations as a result of ineffectiveness associated with the Company’s interest rate swaps.

The Company’s interest rate swaps have been classified as cash flow hedges pursuant to SFAS No. 133, as amended. Accordingly, changes in the fair values of the Company’s interest rate swaps have been reported in accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets. As of December 31, 2006, the unrealized gain on such swaps totaled approximately $4.4 million, net of income taxes of $2.7 million. During the year ending December 31, 2007, the Company expects approximately $2.6 million, net of income taxes of $1.5 million, of the gains included in accumulated other comprehensive income (loss) to be reclassified into cost of ATM operating revenues as a yield adjustment to the hedged forecasted interest payments on the Company’s expected ATM cash balances.

(16)	Income Taxes

Income tax expense (benefit) based on income (loss) before income taxes consists of the following (in thousands):

	2006	2005	2004

Current:
U.S. federal	$—	$—	$22
State and local	28	—	64
Foreign	30	—	—

Total current	$58	$—	$86

Deferred:
U.S. federal	$(584)	$(1,831)	$3,117
State and local	251	332	373
Foreign	787	229	—

Total deferred	454	(1,270)	3,490

Total	$512	$(1,270)	$3,576

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income tax expense (benefit) differs from amounts computed by applying the statutory rate to income (loss) before taxes as follows for the years ended December 31, 2006, 2005, and 2004 (in thousands):

	2006	2005	2004

Income tax (benefit) expense at the statutory rate of 34.0%	$(6)	$(1,254)	$3,190
State tax, net of federal benefit	195	131	316
Non-deductible expenses	52	22	11
Potential non-deductible interest of foreign subsidiary	205	—	—
Impact of foreign rate differential	(55)	(31)	—
Change in effective state tax rate	—	(72)	66
Other	16	(66)	(7)

Subtotal	$407	$(1,270)	$3,576
Change in valuation allowance	105	—	—

Total tax provision (benefit)	$512	$(1,270)	$3,576

The net current and non-current deferred tax assets and liabilities (by tax jurisdiction) as of December 31, 2006 and 2005, were as follows (in thousands):

	United States		United Kingdom		Mexico		Consolidated
	2006	2005	2006	2005	2006	2005	2006	2005

Current deferred tax asset	$440	$1,143	$149	$—	$47	$—	$636	$1,143
Valuation allowance	—	—	—	—	(47)	—	(47)	—
Current deferred tax liability	(316)	(38)	—	—	—	—	(316)	(38)

Net current deferred tax asset	$124	$1,105	$149	$—	$—	$—	$273	$1,105

Non-current deferred tax asset	$11,740	$8,080	$248	$466	$187	$—	$12,175	$8,546
Valuation allowance	—	—	—	—	(101)	—	(101)	—
Non-current deferred tax liability	(16,120)	(16,054)	(3,493)	(2,292)	(86)	—	(19,699)	(18,346)

Net non-current deferred tax liability	$(4,380)	$(7,974)	$(3,245)	$(1,826)	$—	$—	$(7,625)	$(9,800)

Net deferred tax liability	$(4,256)	$(6,869)	$(3,096)	$(1,826)	$—	$—	$(7,352)	$(8,695)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2006 and 2005, were as follows (in thousands):

	2006	2005

Current deferred tax assets:
Reserve for receivables	$98	$59
Accrued liabilities and reserves	438	1,032
Other	100	52

Subtotal	636	1,143
Valuation allowance	(47)	—

Current deferred tax assets	589	1,143

Non-current deferred tax assets:
Net operating loss carryforward	8,827	6,998
Share-based compensation	353	87
SFAS No. 143 deinstallation costs	367	634
Deferred revenue and reserves	1,679	758
Other	949	69

Subtotal	12,175	8,546
Valuation allowance	(101)	—

Non-current deferred tax assets	12,074	8,546

Current deferred tax liabilities:
Deferred stock compensation	—	(67)
Unrealized gain on marketable securities	(293)	—
Other	(23)	29

Current deferred tax liabilities	(316)	(38)

Non-current deferred tax liabilities:
Tangible and intangible assets	(13,506)	(12,960)
Deployment costs	(3,569)	(2,352)
Unrealized gain on derivative instruments	(2,624)	(3,034)

Non-current deferred tax liabilities	(19,699)	(18,346)

Net deferred tax liability	$(7,352)	$(8,695)

The deferred tax liabilities associated with the Company’s unrealized gains on marketable securities and derivative instruments have been reflected within the accumulated other comprehensive income (loss) balance in the accompanying consolidated balance sheet.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. Management primarily considers the scheduled reversal of deferred tax liabilities and projected future taxable income amounts in making this assessment. During the past three years, the Company has embarked on a significant capital expansion program, the result of which has been greater

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tax depreciation expense when compared to book depreciation expense. Based upon the scheduled reversal of the deferred tax liabilities created by such accelerated depreciation, as well as projections for future taxable income over the periods in which the Company’s deferred tax assets will be deductible, management believes it is more likely than not that the Company will realize the benefits of the deductible differences within its United States and United Kingdom tax jurisdictions. With respect to Mexico, the Company has established a valuation allowance to fully reserve for the net deferred tax assets associated with that operation. Such decision was based on the level of historical book and tax losses generated by CCS Mexico prior to the Company’s acquisition in February 2006, and the continued losses generated by that business subsequent to the acquisition date. As of December 31, 2006, such valuation allowance totaled approximately $0.1 million.

As of December 31, 2006, the Company had approximately $25.0 million in United States federal net operating loss carryforwards that will begin expiring in 2021, and $2.9 million in state net operating loss carryforwards that will begin expiring in 2007. The United States federal net operating loss amount excludes roughly $0.1 million in potential future tax benefits associated with an employee stock option exercise that occurred in 2006. Because the Company is currently in a net operating loss position, such benefit has not been reflected in the Company’s consolidated financial statements, as required by SFAS No. 123R.

As of December 31, 2006, the Company had approximately $0.7 million in net operating loss carryforwards in Mexico that will begin expiring in 2009. However, as noted above, the deferred tax benefit associated with such carryforward has been fully reserved for through a valuation allowance. If realized, approximately $43,000 of such valuation allowance will be applied to reduce the goodwill balance recorded in connection with the Company’s acquisition of a majority stake in CCS Mexico.

The Company currently believes that the unremitted earnings of its United Kingdom and Mexico subsidiaries will be reinvested in the corresponding country of origin for an indefinite period of time. Accordingly, no deferred taxes have been provided for on the differences between the Company’s book basis and underlying tax basis in those subsidiaries or on the foreign currency translation adjustment amounts related to such operations.

(17)	Significant Suppliers

The Company purchased equipment from one supplier that accounted for 74.4% and 72.0% of the Company’s total ATM purchases for the years ended December 31, 2006 and 2005, respectively. As of December 31, 2006 and 2005, accounts payable to this supplier represented approximately 6.6% and less than 1.0%, respectively, of the Company’s consolidated accounts payable balances.

(18)	Segment Information

Historically, the Company considered its business activities to be a single reporting segment as it derived at least 90.0% of it revenues and operating results from one business segment—ATM Management Services. As a result of the acquisition of Bank Machine in May 2005, the Company began reporting its operations under two distinct reportable segments—Domestic and International, with the International segment consisting entirely of our Bank Machine operations. Further, as a result of the acquisition of a majority interest in Cardtronics Mexico in February 2006, the Company renamed its historical Domestic and International segments to the United States and United Kingdom segments, respectively, and added a third segment—Mexico. While each of the Company’s reportable segments provides similar ATM-

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

related services, each segment is managed separately, as each requires different marketing and business strategies. All of the Company’s operations for the year ended December 31, 2004, related to the Company’s U.S. reporting segment.

The following summarizes certain financial data for each of the Company’s reportable segments as of and for the years ended December 31, 2006, 2005, and 2004 (in thousands):

	As of or for the Year Ended December 31, 2006
		United
	United States	Kingdom	Mexico	Eliminations	Total

Revenue from external customers	$250,425	$42,157	$1,023	$—	$293,605
Intersegment revenue	340	—	—	(340)	—
Depreciation, depletion, and amortization expense	24,819	5,675	84	—	30,578
Interest income	(3,676)	(164)	(5)	3,464	(381)
Interest expense	25,443	3,464	10	(3,464)	25,453
(Loss) income before income taxes	(1,503)	1,957	(388)	(85)	(19)

Identifiable Assets	$238,127	$126,070	$3,559	$—	$367,756

Capital expenditures (1)	$19,384	$14,912	$1,795	$—	$36,091

	As of or for the Year Ended December 31, 2005
		United
	United States	Kingdom	Mexico (2)	Eliminations	Total

Revenue from external customers	$247,143	$21,822	—	$—	$268,965
Intersegment revenue	358	—	—	(358)	—
Depreciation, depletion, and amortization expense	19,211	2,720	—	—	21,931
Interest income	(3,238)	(988)	—	2,637	(1,589)
Interest expense	24,015	2,637	—	(2,637)	24,015
(Loss) income before income taxes	(4,335)	766	—	(119)	(3,688)

Identifiable Assets	$238,377	$105,374	—	$—	$343,751

Capital expenditures	$23,344	$8,582	—	$—	$31,926

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	As of or for the Year Ended December 31, 2004
		United
	United States	Kingdom (3)	Mexico (2)	Eliminations	Total

Revenue from external customers	$192,915	—	—	$—	$192,915
Intersegment revenue	—	—	—	—	—
Depreciation, depletion, and amortization expense	12,293	—	—	—	12,293
Interest income	(283)	—	—	—	(283)
Interest expense	5,518	—	—	—	5,518
(Loss) income before income taxes	9,381	—	—	—	9,381

Identifiable Assets	$197,667	—	—	$—	$197,667

Capital expenditures	$19,747	—	—	$—	$19,747

(1)	Capital expenditure amounts in 2006 exclude the Company’s initial investment in Mexico but include the purchase of assets to be leased.

(2)	No information is shown in 2005 or 2004 for the Company’s Mexico operations, as they were not acquired until 2006.

(3)	No information is shown in 2004 for the Company’s United Kingdom operations, as they were not acquired until 2005.

During the years ended December 31, 2006, 2005, and 2004, no single merchant customer represented 10.0% or more of the Company’s consolidated revenues.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(19)	Supplemental Guarantor Financial Information

The Company’s senior subordinated notes issued in August 2005 are guaranteed on a full and unconditional basis by the Company’s domestic subsidiaries. The following information sets forth the condensed consolidating statements of operations and cash flows for the years ended December 31, 2006, 2005, and 2004, and the condensed consolidating balance sheets as of December 31, 2006 and 2005, of (i) Cardtronics, Inc., the parent company and issuer of the senior subordinated notes (“Parent”); (ii) the Company’s domestic subsidiaries on a combined basis (collectively, the “Guarantors”); and (iii) the Company’s international subsidiaries on a combined basis (collectively, the “Non-Guarantors”) (in thousands):

Consolidating Statements of Operations

	Year Ended December 31, 2006
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total

Revenues	$—	$250,765	$43,180	$(340)	$293,605
Operating costs and expenses	865	235,450	37,480	(257)	273,538

Operating income (loss)	(865)	15,315	5,700	(83)	20,067
Interest expense, net	8,491	13,276	3,305	—	25,072
Equity in (earnings) losses of subsidiaries	(8,151)	—	—	8,151	—
Other (income) expense, net	(175)	(5,639)	826	2	(4,986)

(Loss) income before income taxes	(1,030)	7,678	1,569	(8,236)	(19)
Income tax provision (benefit)	(584)	278	818	—	512

Net (loss) income	(446)	7,400	751	(8,236)	(531)
Preferred stock dividends and accretion expense	265	—	—	—	265

Net (loss) income available to common stockholders	$(711)	$7,400	$751	$(8,236)	$(796)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2005
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total

Revenues	$—	$247,501	$21,822	$(358)	$268,965
Operating costs and expenses	2,547	227,682	19,254	(239)	249,244

Operating income (loss)	(2,547)	19,819	2,568	(119)	19,721
Interest expense, net	8,062	12,715	1,649	—	22,426
Equity in (earnings) losses of subsidiaries	(6,399)	—	—	6,399	—
Other expense, net	—	830	153	—	983

(Loss) income before income taxes	(4,210)	6,274	766	(6,518)	(3,688)
Income tax provision (benefit)	(1,911)	412	229	—	(1,270)

Net (loss) income	(2,299)	5,862	537	(6,518)	(2,418)
Preferred stock dividends and accretion expense	1,395	—	—	—	1,395

Net (loss) income available to common stockholders	$(3,694)	$5,862	$537	$(6,518)	$(3,813)

	Year Ended December 31, 2004
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total

Revenues	$—	$192,915	$—	$—	$192,915
Operating costs and expenses	2,542	175,529	—	—	178,071

Operating income (loss)	(2,542)	17,386	—	—	14,844
Interest expense (income), net	(155)	5,390	—	—	5,235
Equity in (earnings) losses of subsidiaries	(7,354)	—	—	7,354	—
Other expense, net	—	228	—	—	228

(Loss) income before income taxes	4,967	11,768	—	(7,354)	9,381
Income tax provision (benefit)	(838)	4,414	—	—	3,576

Net (loss) income	5,805	7,354	—	(7,354)	5,805
Preferred stock dividends and accretion expense	2,312	—	—	—	2,312

Net (loss) income available to common stockholders	$3,493	$7,354	$—	$(7,354)	$3,493

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheets

	As of December 31, 2006
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total

ASSETS:
Cash and cash equivalents	$97	$1,818	$803	$—	$2,718
Accounts and notes receivable, net	3,463	13,068	1,966	(3,606)	14,891
Other current assets	544	14,069	6,204	(39)	20,778

Total current assets	4,104	28,955	8,973	(3,645)	38,387
Property and equipment, net	—	59,512	27,326	(170)	86,668
Intangible assets, net	6,982	45,757	15,024	—	67,763
Goodwill	1,228	85,474	82,861	—	169,563
Investments and advances to subsidiaries	79,848	—	—	(79,848)	—
Intercompany receivable	(122)	5,046	(4,924)	—	—
Prepaid expenses and other assets	211,175	5,006	369	(211,175)	5,375

Total assets	$303,215	$229,750	$129,629	$(294,838)	$367,756

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current portion of long-term debt and notes payable	$—	$—	$194	$—	$194
Current portion of other long-term liabilities	—	2,458	43	—	2,501
Accounts payable and accrued liabilities	8,458	32,202	14,218	(3,622)	51,256

Total current liabilities	8,458	34,660	14,455	(3,622)	53,951
Long-term debt, less current portion	251,883	132,351	79,641	(211,174)	252,701
Other non-current liabilities and minority interest	3,448	12,519	5,711	—	21,678

Total liabilities	263,789	179,530	99,807	(214,796)	328,330
Preferred stock	76,594	—	—	—	76,594
Stockholders’ (deficit) equity	(37,168)	50,220	29,822	(80,042)	(37,168)

Total liabilities and stockholders’ deficit	$303,215	$229,750	$129,629	$(294,838)	$367,756

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	As of December 31, 2005
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total

ASSETS:
Cash and cash equivalents	$118	$1,544	$37	$—	$1,699
Accounts and notes receivable, net	2,047	10,706	836	(3,843)	9,746
Other current assets	1,669	7,480	5,691	—	14,840

Total current assets	3,834	19,730	6,564	(3,843)	26,285
Property and equipment, net	—	58,283	15,991	(123)	74,151
Intangible assets, net	10,906	52,243	12,816	—	75,965
Goodwill	3,684	85,122	72,751	—	161,557
Investments and advances to subsidiaries	62,562	—	—	(62,562)	—
Intercompany receivable	487	2,288	(2,775)	—	—
Prepaid expenses and other assets	205,389	6,476	27	(206,099)	5,793

Total assets	$286,862	$224,142	$105,374	$(272,627)	$343,751

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current portion of long-term debt and notes payable	$—	$42	$3,126	$—	$3,168
Current portion of other long-term liabilities	—	2,251	—	—	2,251
Accounts payable and accrued liabilities	8,650	29,444	8,203	(3,859)	42,438

Total current liabilities	8,650	31,737	11,329	(3,859)	47,857
Long-term debt, less current portion	244,456	139,551	66,548	(206,099)	244,456
Other non-current liabilities and minority interest	6,511	14,629	3,053	—	24,193

Total liabilities	259,617	185,917	80,930	(209,958)	316,506
Preferred stock	76,329	—	—	—	76,329
Stockholders’ (deficit) equity	(49,084)	38,225	24,444	(62,669)	(49,084)

Total liabilities and stockholders’ deficit	$286,862	$224,142	$105,374	$(272,627)	$343,751

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statements of Cash Flows

	Year Ended December 31, 2006
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total

Cash flows provided by (used in) operating activities	$(12,940)	$27,065	$11,321	$—	$25,446

Capital expenditures, net of sales	—	(17,534)	(15,070)	—	(32,604)
Payments for exclusive license agreements and site acquisition costs	—	(1,842)	(1,515)	—	(3,357)
Acquisitions, net of cash acquired	(1,039)	27	—	1,000	(12)

Cash flows (used in) provided by investing activities	(1,039)	(19,349)	(16,585)	1,000	(35,973)

Proceeds from issuance of long-term debt	44,800	23,200	861	(23,200)	45,661
Repayments of long-term debt	(37,500)	(30,400)	(3)	30,400	(37,503)
Issuance of long-term notes receivable	(4,300)	—	—	4,300	—
Payments received on long-term notes receivable	11,500	—	—	(11,500)	—
Utilization of bank overdraft facility, net	—	—	3,818	—	3,818
Issuance of capital stock	—	—	1,000	(1,000)	—
Purchase of treasury stock	(50)	—	—	—	(50)
Other financing activities	(492)	(242)	—	—	(734)

Cash flows (used in) provided by financing activities	13,958	(7,442)	5,676	(1,000)	11,192

Effect of exchange rate changes	—	—	354	—	354

(Decrease) increase in cash and cash equivalents	(21)	274	766	—	1,019
Cash and cash equivalents at beginning of period	118	1,544	37	—	1,699

Cash and cash equivalents at end of period	$97	$1,818	$803	$—	$2,718

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2005
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total

Cash flows provided by (used in) operating activities	$(4,607)	$32,563	$5,271	$—	$33,227

Capital expenditures, net of sales	—	(22,300)	(4,883)	—	(27,183)
Payments for exclusive license agreements and site acquisition costs	—	(988)	(3,677)	—	(4,665)
Acquisitions, net of cash acquired	(25,369)	(17,108)	(88,669)	23,034	(108,112)

Cash flows (used in) provided by investing activities	(25,369)	(40,396)	(97,229)	23,034	(139,960)

Proceeds from issuance of long-term debt	451,056	173,037	66,235	(212,319)	478,009
Repayments of long-term debt	(206,600)	(162,141)	—	6,600	(362,141)
Issuance of long-term notes receivable	(215,083)	—	—	215,083	—
Payments received on long-term notes receivable	6,600	—	—	(6,600)	—
Issuance of preferred stock	73,142	—	—	155	73,297
Redemption of preferred stock	(24,795)	—	—	—	(24,795)
Purchase of treasury stock	(46,453)	—	—	—	(46,453)
Issuance of capital stock	88	—	25,954	(25,953)	89
Other financing activities	(7,861)	(2,931)	—	—	(10,792)

Cash flows (used in) provided by financing activities	30,094	7,965	92,189	(23,034)	107,214

Effect of exchange rate changes	—	—	(194)	—	(194)

Increase in cash and cash equivalents	118	132	37	—	287
Cash and cash equivalents at beginning of period	—	1,412	—	—	1,412

Cash and cash equivalents at end of period	$118	$1,544	$37	$—	$1,699

CARDTRONICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Year Ended December 31, 2004
			Non-
	Parent	Guarantors	Guarantors	Eliminations	Total
Cash flows provided by operating activities	$—	$20,466	$—	$—	$20,466

Capital expenditures, net	—	(18,176)	—	—	(18,176)
Payments for exclusive license agreements and site acquisition costs	—	(1,125)	—	—	(1,125)
Acquisitions, net of cash acquired	—	(99,625)	—	—	(99,625)

Cash flows (used in) investing activities	—	(118,926)	—	—	(118,926)

Proceeds from issuance of long-term debt	—	136,041	—	—	136,041
Repayments of long-term debt	—	(38,925)	—	—	(38,925)
Issuance of capital stock	—	64	—	—	64
Other financing activities	—	(2,862)	—	—	(2,862)

Cash flows provided by financing activities	—	94,318	—	—	94,318

Decrease in cash and cash equivalents	—	(4,142)	—	—	(4,142)
Cash and cash equivalents at beginning of period	—	5,554	—	—	5,554

Cash and cash equivalents at end of period	$—	$1,412	$—	$—	$1,412

7-ELEVEN FINANCIAL SERVICES BUSINESS

Financial Statements for the
Three and Six Months Ended June 30, 2006 and 2007
(Unaudited)

7-ELEVEN FINANCIAL SERVICES BUSINESS

BALANCE SHEETS
(Dollars in thousands)

	December 31,	June 30,
	2006	2007
		(Unaudited)

ASSETS
Current assets
Cash	$13,015	$10,304
Accounts receivable	74,565	65,868
Other current assets	7,215	2,986

Total current assets	94,795	79,158
Property and equipment, net	90,484	85,901
Goodwill	35,593	35,593

Total assets	$220,872	$200,652

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accrued expenses and other liabilities	$72,242	$69,020
Capital lease obligations due within one year	1,465	1,244

Total current liabilities	73,707	70,264
Deferred credits and other liabilities	13,004	11,594
Long-term capital lease obligations	1,900	1,381
Commitments and contingencies
Shareholder’s equity
Common stock, $.10 par value	—	—
Additional paid-in capital	128,273	111,570
Accumulated earnings	3,988	5,843

Total shareholder’s equity	132,261	117,413

Total liabilities and shareholder’s equity	$220,872	$200,652

See notes to financial statements.

7-ELEVEN FINANCIAL SERVICES BUSINESS

STATEMENTS OF EARNINGS
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2007	2006	2007
			Restated

REVENUES:
Commissions	$39,449	$37,111	$71,030	$73,464
Other income	5,407	951	10,049	6,119

Total revenues	44,856	38,062	81,079	79,583

EXPENSES:
Commission expense to 7-Eleven	12,343	13,709	23,273	26,124
Other expenses	22,735	25,312	47,338	50,347

Operating, selling, general and administrative expenses	35,078	39,021	70,611	76,471
Interest expense, net	170	42	408	91

Total expenses	35,248	39,063	71,019	76,562

EARNINGS (LOSS) BEFORE INCOME TAXES	9,608	(1,001)	10,060	3,021
INCOME TAX EXPENSE (BENEFIT)	3,709	(386)	3,883	1,166

NET EARNINGS (LOSS)	$5,899	$(615)	$6,177	$1,855

See notes to financial statements.

7-ELEVEN FINANCIAL SERVICES BUSINESS

STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six Months Ended June 30
	2006	2007
	Restated

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$6,177	$1,855
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of equipment	7,516	9,121
Deferred income taxes	690	(763)
Net (gain) loss on disposal of equipment	(9)	36
(Increase) decrease in accounts receivable	(2,414)	8,697
Decrease in other assets	3,557	4,195
Decrease in trade accounts payable and other liabilities	(14,798)	(3,835)

Net cash provided by operating activities	719	19,306

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for purchase of equipment	(12,188)	(4,574)

Net cash used in investing activities	(12,188)	(4,574)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments under capital lease obligations	(4,203)	(740)
Capital contributions from (returned to) 7-Eleven, net	35,650	(16,703)
Payments related to capital lease purchase	(22,639)	—

Net cash provided by (used in) financing activities	8,808	(17,443)

NET DECREASE IN CASH	(2,661)	(2,711)
CASH AT BEGINNING OF YEAR	15,392	13,015

CASH AT END OF PERIOD	$12,731	$10,304

See notes to financial statements.

7-ELEVEN FINANCIAL SERVICES BUSINESS

NOTES TO FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2006 and 2007
(Unaudited)

NOTE 1:	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — 7-Eleven, Inc. (the “Company” or “7-Eleven”) operates a business consisting of a network of both traditional ATMs and advance-function devices (“Vcoms”) in most of its stores and selected licensed stores in the United States. The business consists of fixed assets, placement agreements governing the right to offer ATM services in 7-Eleven stores, product partner agreements and third party lease and service agreements (“7-Eleven Financial Services Business” or the “Business”). The Company has staff dedicated to the Business and allocates certain additional costs to the Business where appropriate. The financial statements include the accounts of the Business. The operations of the Business include both the operations of the ATM network used in 7-Eleven stores as well as the VcomTM equipment and services provided therein. The assets and certain service agreements pertaining to the ATM network are maintained in a subsidiary of the Company known as Vcom® Financial Services, Inc.

The balance sheet as of June 30, 2007, and the related statements of earnings for the three- and six-month periods ended June 30, 2006 and 2007, and the statements of cash flows for the six-month periods ended June 30, 2006 and 2007, have been prepared by the Business without audit. In the opinion of management, all adjustments necessary to state fairly the financial position at June 30, 2007, and the results of operations and cash flows for all periods presented have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for the full year.

The balance sheet as of December 31, 2006 is derived from the audited financial statements as of and for the year then ended but does not include all disclosures required by generally accepted accounting principles. The notes accompanying the financial statements in the Business’s audited report for the year ended December 31, 2006 include accounting policies and additional information pertinent to an understanding of both the December 31, 2006 balance sheet and the interim financial statements. The information has not changed except as a result of normal transactions in the six months ended June 30, 2007, and as discussed in the notes herein.

Restatement of Previously Issued Financial Statements — The Business has restated its previously issued financial statements for the six-months ended June 30, 2006 to correct errors in the depreciation of certain fixed assets. It was determined that these fixed assets were not being depreciated commencing in the period the fixed assets were initially placed in service in accordance with the Company’s fixed asset policy. The financial statements have been restated to record $210,000 of additional depreciation in operating, selling, general and administrative

7-ELEVEN FINANCIAL SERVICES BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

(“OSG&A”) expense for the three and six months ended June 30, 2006. The effects of this restatement were as follows:

	2006
	Impact of	As
	restatement	restated
	(Dollars in thousands)

Six Months Ended June 30:
OSG&A	$210	$70,611
Earnings before income taxes	(210)	10,060
Income tax expense	(81)	3,883
Net earnings	(129)	6,177
Net cash provided by operating activities	(2)	719
Net cash provided by financing activities	2	8,808

Comprehensive Earnings — Comprehensive earnings are defined as the change in equity (net assets) of a business enterprise during a period, except for those changes resulting from investments by owners and distributions to owners. There are no components of other comprehensive earnings and, consequently, comprehensive earnings are equal to net earnings.

NOTE 2:	RECENTLY ISSUED ACCOUNTING STANDARDS

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes,” which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, disclosure and transition.

The results of the Business are included in the income tax filings of the Company in the United States, all states and in various local jurisdictions. To the extent that the Business may be included in an examination of the Company’s income tax filings, the ultimate outcome of examinations and discussions with the Internal Revenue Service or other taxing authorities, as well as an estimate of any related change to amounts recorded for uncertain tax positions, cannot be presently determined. As of the adoption date, the Business is subject to examination for tax years 2003 — 2006.

There were no unrecognized tax benefits or accrued interest or penalties applicable to the Business as of January 1, 2007 or as of June 30, 2007. Management does not believe it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

It is the Company’s policy to classify accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes. The Company has not recorded interest or penalties for the Business related to FIN 48 for the three- or six-month periods ended June 30, 2007.

7-ELEVEN FINANCIAL SERVICES BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

NOTE 3:	SUBSEQUENT EVENT

On July 20, 2007, the Company completed the sale of substantially all of the assets of the Business to a third party for approximately $135 million less transaction-related costs. In conjunction with the sale, the two parties entered into a 10-year contractual agreement whereby the purchaser of the Business will continue to operate ATM devices in U.S. 7-Eleven Company-operated and franchised stores and in new stores opened during this period. In accordance with the terms of the agreement, the purchaser will pay fixed and variable-rate commissions to 7-Eleven on a monthly basis.

7-ELEVEN FINANCIAL SERVICES BUSINESS

Financial Statements for the
Years Ended December 31, 2004, 2005 and 2006

Report of Independent Auditors

To the Management and Board of Directors
  of 7-Eleven, Inc.

In our opinion, the accompanying balance sheets and the related statements of earnings and cash flows present fairly, in all material respects, the financial position of the 7-Eleven Financial Services Business (the “Company”) at December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company has restated its 2006 and 2005 financial statements.

/s/  PricewaterhouseCoopers LLP

Dallas, TX
March 29, 2007,
except for the restatement discussed
in Note 1 to the financial statements,
as to which the date is
July 16, 2007

7-ELEVEN FINANCIAL SERVICES BUSINESS

BALANCE SHEETS
(Dollars in thousands)

	December 31,	December 31,
	2005	2006
	Restated	Restated

ASSETS
Current assets
Cash	$15,392	$13,015
Accounts receivable	43,093	74,565
Other current assets	9,094	7,215

Total current assets	67,579	94,795
Property and equipment, net	86,970	90,484
Goodwill	35,593	35,593
Other assets	34	—

Total assets	$190,176	$220,872

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accrued expenses and other liabilities	$50,002	$72,242
Capital lease obligations due within one year	9,008	1,465

Total current liabilities	59,010	73,707
Deferred credits and other liabilities	18,912	13,004
Long-term capital lease obligations	21,921	1,900
Commitments and contingencies
Shareholder’s equity
Common stock, $.10 par value; 1,000 shares issued and outstanding	—	—
Additional paid-in capital	97,122	128,273
Accumulated (deficit) earnings	(6,789)	3,988

Total shareholder’s equity	90,333	132,261

Total liabilities and shareholder’s equity	$190,176	$220,872

See notes to financial statements.

7-ELEVEN FINANCIAL SERVICES BUSINESS

STATEMENTS OF EARNINGS
(Dollars in thousands)

	Years Ended December 31
	2004	2005	2006
		Restated	Restated

REVENUES:
Commissions	$65,363	$138,243	$142,735
Other income	31,754	19,748	20,927

Total revenues	97,117	157,991	163,662

EXPENSES:
Commission expense to 7-Eleven	25,816	47,413	49,233
Other expenses	68,577	101,657	96,356

Operating, selling, general and administrative expenses	94,393	149,070	145,589
Interest expense, net	909	1,056	520

Total expenses	95,302	150,126	146,109

EARNINGS BEFORE INCOME TAXES	1,815	7,865	17,553
INCOME TAX EXPENSE	702	3,036	6,776

NET EARNINGS	$1,113	$4,829	$10,777

See notes to financial statements.

7-ELEVEN FINANCIAL SERVICES BUSINESS

STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Years Ended December 31
	2004	2005	2006
		Restated	Restated

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$1,113	$4,829	$10,777
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of equipment	12,465	14,456	15,820
Deferred income taxes	1,815	2,454	228
Net loss (gain) on disposal of equipment	116	(13)	(115)
Increase in accounts receivable	(16,274)	(13,326)	(31,472)
Increase in other assets	(919)	(1,437)	(708)
Increase in trade accounts payable and other liabilities	18,078	18,508	18,725

Net cash provided by operating activities	16,394	25,471	13,255

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for purchase of equipment	(11,151)	(26,296)	(19,325)
Proceeds from sale of equipment	1,243	13	106
Acquisition of a business	(44,743)	—	—

Net cash used in investing activities	(54,651)	(26,283)	(19,219)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments under capital lease obligations	(6,348)	(9,549)	(4,932)
Capital contributions from 7-Eleven, net	54,324	15,713	31,151
Payments related to capital lease purchase	—	—	(22,632)
Payments to 7-Eleven for return of Vcom® kiosks’ cash inventory	(96,298)	—	—

Net cash (used in) provided by financing activities	(48,322)	6,164	3,587

NET (DECREASE) INCREASE IN CASH	(86,579)	5,352	(2,377)
CASH AT BEGINNING OF YEAR	96,619	10,040	15,392

CASH AT END OF YEAR	$10,040	$15,392	$13,015

RELATED DISCLOSURES FOR CASH FLOW REPORTING
Assets obtained by entering into capital leases	$3,291	$—	$—

See notes to financial statements.

7-ELEVEN FINANCIAL SERVICES BUSINESS

STATEMENTS OF SHAREHOLDER’S EQUITY
(Dollars and shares in thousands)

	Common Stock		Additional	Accumulated
		Par	Paid-in	(Deficit)	Shareholder’s
	Shares	Value	Capital	Earnings	Equity

Balance at December 31, 2003	1	$—	$123,383	$(12,731)	$110,652
Net earnings				1,113	1,113
Payments to 7-Eleven for return of Vcom® kiosks’ cash inventory			(96,298)		(96,298)
Capital contributions from 7-Eleven, net			54,324		54,324

Balance at December 31, 2004	1	—	81,409	(11,618)	69,791
Net earnings, as restated (see Note 1)				4,829	4,829
Capital contributions from 7-Eleven, net, as restated (see Note 1)			15,713		15,713

Balance at December 31, 2005, as restated	1	—	97,122	(6,789)	90,333
Net earnings, as restated (see Note 1)				10,777	10,777
Capital contributions from 7-Eleven, net, as restated (see Note 1)			31,151		31,151

Balance at December 31, 2006, as restated	1	$—	$128,273	$3,988	$132,261

See notes to financial statements.

7-ELEVEN FINANCIAL SERVICES BUSINESS

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2004, 2005 and 2006

NOTE 1:	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — 7-Eleven, Inc. (the “Company” or “7-Eleven”) operates a business consisting of a network of both traditional ATMs and advance-function devices (“Vcoms”) in most of its stores and selected licensed stores in the United States. The business consists of fixed assets, placement agreements governing the right to offer ATM services in 7-Eleven stores, product partner agreements and third party lease and service agreements (“7-Eleven Financial Services Business” or the “Business”). The Company has staff dedicated to the Business and allocates certain additional costs to the Business where appropriate. The financial statements include the accounts of the Business. The operations of the Business include both the operations of the ATM network used in 7-Eleven stores as well as the Vcomtm equipment and services provided therein. The assets and certain service agreements pertaining to the ATM network are maintained in a subsidiary of the Company known as Vcom® Financial Services, Inc. (“VFS”).

Restatement of Previously Issued Financial Statements — The Business has restated its previously issued December 31, 2006 financial statements to correct errors in the depreciation of certain fixed assets as well as in the correct amount of fixed assets associated with the Business. We determined that certain fixed assets were not being depreciated commencing in the period the fixed assets were initially placed in service in accordance with the Company’s fixed asset policy. The financial statements have been restated to record $430,000 of additional depreciation in operating, selling, general and administrative (“OSG&A”) expense for the year ended December 31, 2006. We also determined that certain of the Company’s fixed assets were incorrectly included as being associated with the Business and the financial statements were restated to reduce property and equipment, net, by $903,000 as of December 31, 2006.

These adjustments are in addition to the previous restatement of the December 31, 2005 and 2006 financial statements to appropriately include certain tender offer expenses resulting from the purchase of the noncontrolling equity interests of the Company by its owner, Seven-Eleven Japan Co., Ltd., in November 2005. These previously restated financial statements had been restated to allocate $1.7 million of compensation costs related to the managers and employees of the Business to OSG&A expense for the year ended December 31, 2005.

7-ELEVEN FINANCIAL SERVICES BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

The restatement effect in the following table also includes differences that were identified during the December 31, 2006 audit of the Business. We had determined these items were individually and in the aggregate immaterial to the financial statements. In connection with this restatement, we corrected these items by recording them in the period to which they were attributable. The effects of these restatements were as follows:

	2005		2006
	Impact of		Impact of
	Restatement	As Restated	Restatement	As Restated
	(dollars in thousands)

As of December 31:
Total current assets	—	—	$(379)	$94,795
Property and equipment, net	—	—	(1,333)	90,484
Total current liabilities	—	—	(99)	73,707
Deferred credits and other liabilities	—	—	(168)	13,004
Additional paid-in capital	$1,066	$97,122	57	128,273
Accumulated (deficit) earnings	(1,066)	(6,789)	(1,502)	3,988
Year Ended December 31:
OSG&A	$1,736	$149,070	$709	$145,589
Earnings before income taxes	(1,736)	7,865	(709)	17,553
Income tax expense	(670)	3,036	(273)	6,776
Net earnings	(1,066)	4,829	(436)	10,777
Net cash provided by operating activities	(1,066)	25,471	106	13,255
Net cash used in investing activities	—	—	903	(19,219)
Net cash provided by financing activities	1,066	6,164	(1,009)	3,587

Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Such estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances. The results of these estimates form the basis of the Company’s judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenues — Revenues are comprised of service fees/commissions from ATM, check-cashing and other transactions and are separately presented in the accompanying statements of earnings. These transaction fees/commissions are recognized at the point of sale.

Other Income — Other income relates to placement fees received from Vcom® partners. The recognition of these funds is deferred until the revenue is earned, as specified by the substance of the applicable agreement.

In 2004, the Company and two of its Vcom® partners, one of which provided check-cashing services, mutually agreed to terminate their relationships. One of these partners was simultaneously replaced with another check-cashing partner. Included in the amount recognized in other income for the year ended December 31, 2004, was $10.8 million that resulted from the

7-ELEVEN FINANCIAL SERVICES BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

termination of these relationships. Because the relationships were terminated, and the Company had no further obligations under the agreements, recognition of the income was accelerated.

Commission Expense to 7-Eleven — A contractual agreement between the Business and the Company is currently in effect and expires at the end of 2009. This agreement and a franchise amendment govern the portion of the ATM and Vcom® transaction fees that are earned by the Business and paid to the Company. These payments include both fixed and variable components. The contractual agreement also governs other ATM-related economics between the Business and the Company.

OSG&A Expenses — In addition to the ATM and Vcom® commission expense to the Company, OSG&A expense includes certain direct costs of the Business as well as other costs incurred by the Company and allocated to the Business on a basis that management believes to be reasonable. Such costs include hardware, cash management, operations support, cash rent and other corporate expenses. Also included in OSG&A expense are reasonable allocations of indirect costs incurred by the Company for compensation, travel and office space for certain key employees who devote significant time to the Business. These allocated costs were $866,000, $1.0 million and $1.0 million for the years ended December 31, 2004, 2005 and 2006, respectively.

In addition, OSG&A expense for the year ended December 31, 2005 includes $1.7 million of one-time compensation paid to certain employees of the Company who devoted time to the Business. The payments were made in November 2005 when the Company became a private company. This one-time compensation cost represented the settlement for cash and subsequent cancellation of equity-based awards issued under the Company’s stock plans as if they had been exercised at the tender offer price on the transaction date.

Advertising costs, also included in OSG&A, generally are charged to expense as incurred. Advertising costs were $4.1 million, $2.5 million and $571,000 for the years ended December 31, 2004, 2005 and 2006, respectively.

Income Taxes — Income taxes are determined using the liability method, where deferred tax assets and liabilities are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets include net operating loss carryforwards, if any, and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Depreciation and Amortization — Depreciation of property and equipment is based on the estimated useful lives of these assets using the straight-line method. Acquisition and development costs for significant business systems and related software for internal use are capitalized and are depreciated or amortized on a straight-line basis. Included in depreciation and amortization of property and equipment in the accompanying statements of cash flows is software amortization expense of $2.2 million, $3.8 million and $4.6 million for the years ended December 31, 2004, 2005 and 2006, respectively.

Amortization of capital lease assets and associated leasehold improvements is based on the lease term or the estimated useful life, whichever is shorter. Amortization of leasehold improvements on operating leases is based on the shorter of the estimated useful life or the lease term.

7-ELEVEN FINANCIAL SERVICES BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

The following table summarizes the years over which significant assets are generally depreciated or amortized:

Years

Leasehold improvements	3 to 20
Equipment	3 to 10
Software	3 to 7

Asset Impairment — The Company’s long-lived assets are reviewed for impairment and written down to fair value whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company also conducted an impairment test of its goodwill as of December 31, 2005 and 2006 (see Note 5). The impairment test for goodwill is comprised of two steps. Step one compares the fair value of the reporting unit with its carrying amount including goodwill. If the carrying amount exceeds the fair value, then goodwill is impaired and step two is required to measure the amount of impairment loss. Step two compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount is greater than the implied fair value of the goodwill, an impairment loss is recognized for the excess.

Equity-Based Compensation — The Business participated in the Company’s 1995 and 2005 Stock Incentive Plans that provided for the granting of stock options, stock appreciation rights, performance shares, restricted stock and other forms of stock-based awards over 10-year periods to certain key employees and officers of the Company.

All options granted were granted at exercise prices that were equal to the fair market values on the date of grant. The options vested annually in three equal installments, all beginning one year after the grant date. Vested options were exercisable within 10 years of the grant date. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for the options granted in the years ended December 31, 2004 and 2005: expected life of three years, no dividend yield, risk-free interest rates of 2.28% and 3.70%, and expected volatility of 46.30% and 31.48%, respectively.

The Company accounted for its stock-option grants under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” If compensation expense had been determined based on the grant-date fair value of the awards consistent with the method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation,” the net earnings of the Business would have been reduced to the pro forma amounts indicated in the following table:

	Years Ended December 31
	2004	2005
	(dollars in thousands)
		Restated

Net earnings as reported	$1,113	$4,829
Add: Stock-based compensation expense included in reported net earnings, net of tax	—	1,147
Less: Total stock-based compensation expense determined under the fair-value-based method for all stock-option awards, net of tax	(90)	(1,019)

Pro forma net earnings	$1,023	$4,957

7-ELEVEN FINANCIAL SERVICES BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

Comprehensive Earnings — Comprehensive earnings are defined as the change in equity (net assets) of a business enterprise during a period, except for those changes resulting from investments by owners and distributions to owners. There are no components of other comprehensive earnings and, consequently, comprehensive earnings are equal to net earnings.

NOTE 2:	ACCOUNTS RECEIVABLE

	December 31
	2005	2006
	(dollars in thousands)
		Restated

ATM receivables	$35,606	$61,787
Placement fee receivables	3,551	5,511
Other receivables	3,936	7,267

	$43,093	$74,565

NOTE 3:	OTHER CURRENT ASSETS

	December 31
	2005	2006
	(dollars in thousands)

Prepaid expenses	$5,550	$6,291
Deferred income taxes	3,544	924

	$9,094	$7,215

NOTE 4:	PROPERTY AND EQUIPMENT

	December 31
	2005	2006
	(dollars in thousands)
		Restated

Cost
Leasehold improvements	$10	$10
Developed software	26,772	28,645
Equipment	48,846	88,335

	75,628	116,990
Original value
Capital lease equipment	46,399	3,699

	122,027	120,689
Accumulated depreciation and amortization (includes $8,442 and $13,081 related to developed software)	(35,057)	(30,205)

	$86,970	$90,484

NOTE 5:	GOODWILL

In August 2004, the Company and VFS entered into a purchase agreement pursuant to which VFS acquired the business that operated the ATM network being used in 7-Eleven stores for a purchase price (including acquisition costs) of $44.7 million of cash consideration and the

7-ELEVEN FINANCIAL SERVICES BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

assumption of certain contractual lease commitments and other contracts related to the business.

The acquisition was accounted for under the purchase method. The purchase price included the acquisition of approximately 4,500 ATM machines (as well as approximately 1,000 warehoused units, the majority of which were sold by December 31, 2004) and the right to receive all future ATM transaction revenue generated through both these machines and the more than 1,000 Vcomtm machines owned by the Company before the acquisition. During the fourth quarter of 2004, the Company finalized the purchase price allocation and, as a result of this analysis, recorded goodwill of $35.6 million representing the excess of purchase price over net assets acquired. Goodwill is not subject to amortization but has been reviewed for impairment as of December 31, 2005 and 2006 (see Note 1). There was no evidence of impairment in either test.

NOTE 6:	ACCRUED EXPENSES AND OTHER LIABILITIES

	December 31
	2005	2006
	(dollars in thousands)
		Restated

Interest	$81	$79
Accrued advertising	390	432
Accrued rent	885	432
Deferred income	2,038	824
Settlement payables	41,180	65,808
Other	5,428	4,667

	$50,002	$72,242

Settlement payables represent amounts owed to Vcom® partners for cash collected on transactions at the ATM and Vcomtm terminals. Amounts collected are generally paid to Vcom® partners one to three days after the transaction has occurred. Other liabilities include monthly charges for cash management, replenishment and maintenance.

NOTE 7:	DEFERRED CREDITS AND OTHER LIABILITIES

	December 31
	2005	2006
	(dollars in thousands)
		Restated

Deferred income taxes	$13,489	$11,096
Deferred income	5,423	1,908

	$18,912	$13,004

NOTE 8:	LEASES

Leases — Certain equipment used in the Business is leased, generally for terms from three to 10 years. The present value of future minimum lease payments for capital lease obligations is reflected in the balance sheets as long-term debt. The amount representing imputed interest necessary to reduce net minimum lease payments to present value has been calculated generally at the Company’s incremental borrowing rate at the inception of each lease.

7-ELEVEN FINANCIAL SERVICES BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

In November 2002, the Company entered into a lease facility with a third-party institution that provided the Company with $43.2 million in financing for Vcomtm equipment. The leases were accounted for as capital leases having a five-year lease term from the date of funding, which occurred on a monthly basis from December 2002 through June 2003. The leases bore interest at LIBOR plus 1.25%. Upon lease termination, whether prior to or at expiration of the five-year lease term, the Company was obligated to pay the lessor an amount equal to the original cost of the equipment financed less amortization to date plus accrued interest. Effective June 30, 2006, the facility was terminated and the capital lease assets were purchased by the Company.

Future minimum lease payments for years ending December 31 are as follows:

	Capital	Operating
	Leases	Leases
	(dollars in thousands)

2007	$1,638	$4,016
2008	1,048	3,965
2009	755	3,837
2010	233	225

Future minimum lease payments	3,674	$12,043

Amount representing imputed interest	(309)

Present value of future minimum lease payments	$3,365

Minimum lease payments are calculated in accordance with SFAS No. 13, as amended. The minimum lease payments include any base rent plus step increases and escalation clauses, any guarantee of residual value by the Company and any payments for failure to renew the lease. In the event the base rent is dependent upon an index or rate that can change over the term of the lease, the minimum lease payments are calculated using the rate or index in effect at the inception of the lease. Minimum lease payments do not include executory costs such as insurance, maintenance and taxes. Minimum lease payments for operating leases are recognized on a straight-line basis over the term of the lease.

Rent expense on operating leases totaled $5.5 million, $8.7 million and $7.7 million for the years ended December 31, 2004, 2005 and 2006, respectively.

The maturities of the Company’s non-cancelable capital lease obligations as of December 31, 2006, are as follows (dollars in thousands):

2007	$1,465
2008	955
2009	716
2010	229

$3,365

NOTE 9:	BENEFIT PLANS

Profit Sharing Plans — The Business participates in all of the Company’s benefit plans such as the Profit Sharing Plan (the “Plan”), which provides retirement benefits to eligible employees. Contributions to the Plan, which is a defined contribution plan, are made by both the participants and the Company. Effective January 1, 2006, the Plan was amended such that the

7-ELEVEN FINANCIAL SERVICES BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

Company’s contribution to the Plan is based on a fixed percentage match of the participants’ contributions. In prior years, the Company contributed to the Plan an amount determined at the discretion of the Company and allocated it to the participants based on their individual contributions and years of participation in the Plan. Of the Company’s total contributions to the Plan, $88,000, $134,000 and $44,000 were allocated to the Business for the years ended December 31, 2004, 2005 and 2006, respectively. These amounts are included in OSG&A expense in the accompanying statements of earnings.

NOTE 10:	COMMITMENTS AND CONTINGENCIES

Information Technology — Under the terms of a contract with an information technology service provider, VFS and the Company were obligated to purchase $9.5 million of information technology hardware and additional maintenance services in 2006. VFS is also required in years 2007 through 2010 to purchase all of its ATM or Vcomtm equipment from this provider for any new or existing 7-Eleven store for which there is not an existing ATM agreement in place and is obligated to purchase maintenance services. The Company met the threshold for information technology expenditures in 2006.

Under the terms of a contract with another information technology service provider, VFS and the Company are obligated to purchase the greater of $300,000 per month or 60% of the average monthly charge for the immediately preceding six-month period in information technology services through December 31, 2009.

NOTE 11:	INCOME TAXES

The provision for income tax expense on earnings in the accompanying statements of earnings consists of the following:

	Years Ended December 31
	2004	2005	2006
	(dollars in thousands)
		Restated	Restated

Current
Federal	$(1,613)	$(118)	$5,798
State	500	700	750

Subtotal	(1,113)	582	6,548
Deferred	1,815	2,454	228

Income tax expense on earnings	$702	$3,036	$6,776

Reconciliations of income tax expense on earnings at the federal statutory rate to the Company’s actual income tax expense are provided as follows:

	Years Ended December 31
	2004	2005	2006
	(dollars in thousands)
		Restated	Restated

Tax expense at federal statutory rate	$635	$2,753	$6,144
State income tax expense, net of federal income tax benefit	67	283	632

	$702	$3,036	$6,776

7-ELEVEN FINANCIAL SERVICES BUSINESS

NOTES TO FINANCIAL STATEMENTS—(Continued)

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
	2005	2006
	(dollars in thousands)
		Restated

Deferred tax assets
Property and equipment	$3,544	$924
Deferred tax liabilities
Property and equipment	(12,178)	(9,925)
Intangible assets and other	(1,311)	(1,171)

Subtotal	(13,489)	(11,096)

Net deferred tax liability	$(9,945)	$(10,172)

Deferred taxes consist of the following:

Current deferred tax assets	$3,544	$924
Noncurrent deferred tax liabilities	(13,489)	(11,096)

Net deferred tax liability	$(9,945)	$(10,172)

NOTE 12:	RECENTLY ISSUED ACCOUNTING STANDARDS

Effective January 1, 2007, the Company will adopt the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 requires that an entity recognize the benefit of a tax position only when it is more likely than not, based on the position’s technical merits, that the position would be sustained upon examination by the appropriate taxing authorities. The tax benefit is measured as the largest benefit that is more than 50% likely of being realized upon final settlement with the taxing authorities. The Company is currently evaluating the impact of adopting FIN 48 and anticipates that its adoption will not have a material impact on the results of operations or financial position of the Business.

As of December 31, 2006, the Company adopted the provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” on a prospective basis. SFAS No. 158, which was issued in September 2006, requires the Company to recognize the funded status of its Executive Protection Plan as an asset or liability in its consolidated balance sheet. The Company is also required to recognize as a component of other comprehensive earnings the changes in funded status that occurred during the year that are not recognized as part of net periodic benefit cost. The adoption of SFAS No. 158 did not impact the Company’s results of operations for the year ended December 31, 2006.

ATM COMPANY

Consolidated Financial Statements
December 31, 2002 and 2003 and June 30, 2004
(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

To the Board of Directors
  Cardtronics, Inc.:

We have audited the accompanying consolidated balance sheets of ATM Company (as defined in footnote 1) as of December 31, 2002 and 2003, and June 30, 2004, and the related consolidated statements of operations, stockholder’s equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2003, and for the six-month period ended June 30, 2004. These consolidated financial statements are the responsibility of ATM Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of ATM Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ATM Company as of December 31, 2002 and 2003, and June 30, 2004, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2003, and for the six-month period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, ATM Company adopted the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations on January 1, 2003.

/s/  KPMG LLP

Houston, Texas
May 10, 2005

ATM COMPANY

CONSOLIDATED BALANCE SHEETS
As of December 31, 2002 and 2003 and June 30, 2004
(000’s)

	December 31,		June 30,
	2002	2003	2004

ASSETS
Current assets:
Cash and cash equivalents	$4,391	$11,081	$9,991
Accounts receivable, net of allowance for doubtful accounts of $614, $340, and $524, respectively	3,273	4,816	4,868
Notes receivable, current	70	30	32
Inventory	279	306	325
Prepaid, deferred costs and other current assets	411	90	135

Total current assets	8,424	16,323	15,351
Notes receivable, non-current	71	41	21
Property and equipment, net	13,901	14,481	18,279
Intangible assets, net	12,804	17,324	14,357
Goodwill, net	69,852	69,852	69,852

Total assets	$105,052	$118,021	$117,860

LIABILITIES AND STOCKHOLDER’S EQUITY/(DEFICIT)
Current liabilities:
Accounts payable	$6,334	$6,630	$5,794
Payable to affiliated party	86,482	100,794	103,320
Accrued liabilities	4,901	7,588	8,257

Total current liabilities	97,717	115,012	117,371
Long-term liabilities:
Obligations under capital leases	29	—	—
Other long-term liabilities	—	1,436	1,747

Total liabilities	97,746	116,448	119,118
Stockholder’s equity/(deficit)	7,306	1,573	(1,258)

Total liabilities and stockholder’s equity/(deficit)	$105,052	$118,021	$117,860

See accompanying notes to consolidated financial statements.

ATM COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2002 and 2003 and Six Months Ended
June 30, 2004
(000’s)

			Six Months
	Years Ended		Ended
	December 31,		June 30,
	2002	2003	2004

Revenues:
ATM service revenues	$97,612	$112,530	$55,329
ATM product revenues	4,644	3,511	1,576

Total revenues	102,256	116,041	56,905
Cost of revenues:
Cost of ATM service revenues	84,207	97,001	49,698
Cost of ATM product revenues	3,647	3,561	983

Total cost of revenues (exclusive of depreciation, accretion and amortization expense, shown separately below)	87,854	100,562	50,681
Gross profit	14,402	15,479	6,224
Operating expenses:
Selling, general and administrative expenses	8,341	7,362	3,159
Depreciation and accretion expense	3,578	4,852	2,015
Amortization expense	4,829	6,185	2,835
Affiliated party expense	711	2,109	1,260
Restructuring expense	1,691	285	250
Equity in (earnings)/losses of unconsolidated affiliates	(96)	(62)	(310)

Total operating expenses	19,054	20,731	9,209
Operating loss	(4,652)	(5,252)	(2,985)
Other (income)/expense	(110)	305	(154)

Loss before income taxes and cumulative effect of change in accounting principle	(4,542)	(5,557)	(2,831)

Income tax provision (benefit)	—	—	—
Loss before cumulative effect of change in accounting principle	(4,542)	(5,557)	(2,831)
Cumulative effect of change in accounting principle for asset retirement obligations, net of related income tax benefit of $0	—	176	—

Net loss	$(4,542)	$(5,733)	$(2,831)

See accompanying notes to consolidated financial statements.

ATM COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY/(DEFICIT)
For the Years Ended December 31, 2002 and 2003 and Six Months Ended
June 30, 2004
(000’s)

	Additional
	Paid-In	Accumulated
	Capital	Deficit	Total

Balance — December 31, 2001	$33,812	$(21,964)	$11,848
Net loss	—	(4,542)	(4,542)

Balance — December 31, 2002	33,812	(26,506)	7,306
Net loss	—	(5,733)	(5,733)

Balance — December 31, 2003	33,812	(32,239)	1,573
Net loss	—	(2,831)	(2,831)

Balance — June 30, 2004	$33,812	$(35,070)	$(1,258)

See accompanying notes to consolidated financial statements.

ATM COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2002 and 2003 and Six Months Ended
June 30, 2004
(000’s)

			Six Months
	Years Ended		Ended
	December 31,		June 30,
	2002	2003	2004

Cash flows from operating activities:
Net loss	$(4,542)	$(5,733)	$(2,831)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion expense	8,407	11,037	4,850
Provision for doubtful accounts	575	(59)	416
(Gain) loss on sale of assets	27	684	74
Cumulative effect of change in accounting principle	—	176	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	78	(1,484)	(468)
Prepaid, deferred costs and other current assets	311	320	(45)
Inventory	456	1,014	532
Notes receivable, net	(22)	70	17
Accounts payable	1,301	296	(837)
Accrued liabilities	(1,452)	2,688	669
Other, net	(18)	(229)	(32)

Net cash provided by operating activities	5,121	8,780	2,345
Cash flows from investing activities:
Additions to property and equipment	(8,439)	(4,762)	(5,934)
Acquisition of merchant portfolios and equipment	(172)	(11,610)	(28)

Net cash used in investing activities	(8,611)	(16,372)	(5,962)
Cash flows from financing activities:
Repayments of long-term debt and capital leases	(26)	(29)	—
Advances from affiliated party	6,506	14,311	2,527

Net cash provided by financing activities	6,480	14,282	2,527

Net increase (decrease) in cash and cash equivalents	2,990	6,690	(1,090)
Cash and cash equivalents at beginning of year	1,401	4,391	11,081

Cash and cash equivalents at end of year	$4,391	$11,081	$9,991

See accompanying notes to consolidated financial statements.

ATM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Business and Summary of Significant Accounting Policies

(a)	Description of Business and Basis of Presentation

ATM Company (the Company) owns and operates approximately 13,000 automated teller machines (ATMs) within the United States and provides ATM management and equipment-related services to both nationally known and small business merchant customers. The Company typically enters into multi-year contractual relationships with its merchant customers.

Prior to June 30, 2004, the Company conducted its business as E*TRADE Access, Inc., a wholly owned subsidiary of E*TRADE Bank. Effective June 30, 2004, substantially all of the assets and liabilities of the Company were sold to Cardtronics, Inc. (Cardtronics) with the exception of the payable to affiliated party, which primarily represents the push-down effects of the Company’s prior acquisitions. The consolidated financial statements presented herein reflect the financial position and results of operations of the Company immediately prior to the aforementioned sale.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its consolidated subsidiary, North American Cash Systems (NACS). All significant accounts, transactions and profits between the Company and NACS have been eliminated in consolidation.

(c)	Cash and Cash Equivalents

For purposes of reporting financial condition and cash flows, cash and cash equivalents include cash in bank and short-term deposit sweep accounts. The Company had no restricted cash balances during the periods presented in the accompanying financial statements.

(d)	ATM Vault Cash

The Company primarily relies on its agreement with Palm Desert National Bank (PDNB) to provide it with all of the cash that it uses in its ATMs, and for which cash is not provided by the merchant. Such cash is provided by E*TRADE Bank to PDNB under a separate agreement between the two parties, and is referred to as “vault cash” under federal banking regulations. The Company pays a fee for its usage of this cash based on the total amount of the cash that it is using at any given time. At all times during the use of this cash, it belongs to the cash provider, and the cash provider has the right to demand the return of all or any portion of the cash at any time upon the occurrence of certain events beyond the Company’s control.

The amount of vault cash in the Company’s ATMs was approximately $122.0 million and $92.5 million at December 31, 2003 and June 30, 2004, respectively.

(e)	Accounts Receivable

Accounts receivable are primarily comprised of amounts due from the Company’s clearing and settlement banks for ATM transaction revenues earned on transactions processed during the month ending on the balance sheet date. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts monthly and

ATM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

determines the allowance based on an analysis of its past due accounts. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(f)	Note Receivable

The Company’s note receivable balance relates to an ATM financing arrangement with a term beyond one year. Such note bears interest at approximately 13%, which is being recognized over the life of the note. The ATMs that are financed pursuant to this arrangement serve as collateral for the related note.

(g)	Inventory

Inventory consists principally of ATMs and, to a lesser extent, ATM spare parts and ATM supplies. Inventory items are stated at the lower of cost or market, and cost is determined by the specific identification method.

(h)	Property and Equipment, net

Equipment is stated at cost and depreciation is calculated using the straight-line method over an estimated useful life of five years. Also included in equipment are new ATMs the Company has acquired for future installation. Such ATMs are held as deployments in process and are not depreciated until placed in service. Depreciation expense for equipment for the years ended December 31, 2002 and 2003, and for the six months ended June 30, 2004, was $3.6 million, $4.9 million, and $2.0 million, respectively. See Note 9 regarding asset retirement obligations associated with the Company’s ATMs.

(i)	Goodwill and Other Intangible Assets, net

Goodwill and other intangible assets, net, represent the excess of the purchase price over the fair value of net tangible assets acquired through the Company’s previous asset and business combinations. The goodwill balance was created in connection with the Company’s acquisition of Card Capture Services, Inc. (CCS) in May 2000 (see Note 2). Intangible assets, other than goodwill, are primarily comprised of merchant contracts/relationships acquired in connection with acquisitions of selected ATM assets (i.e., the right to receive future cash flows related to ATM transactions occurring at these merchant locations).

For the periods prior to January 1, 2002, goodwill was amortized using the straight-line method based on an estimated useful life of 40 years. Upon adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS 142) on January 1, 2002, the Company ceased the amortization of goodwill and tested the carrying amount for impairment. No adjustment was made to the carrying value of the goodwill balance as a result of such impairment test. The Company tests goodwill for impairment on at least an annual basis.

Intangible assets related to acquired merchant contracts/relationships are amortized on a straight-line basis over estimated useful lives ranging from five to seven years. Such estimated useful lives were determined by the Company based on a review of the weighted average life of the expected after-tax cash flows from the underlying merchant contracts and the terms of the contracts themselves, as well as the Company’s expectations based on industry experience. The Company evaluates the remaining useful lives of other intangible assets each reporting

ATM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

period to determine whether events and circumstances warrant a revision to the remaining period of amortization.

During the years ended December 31, 2002 and 2003, and for the six months ended June 30, 2004, the Company recorded amortization expense related to its intangible assets of $4.8 million, $6.2 million, and $2.8 million, respectively. The estimated amortization expense for each of the five succeeding years is not applicable as the Company’s intangible assets were revalued in connection with the Cardtronics’ acquisition, as mentioned above.

(j)	Income Taxes

The Company accounts for income taxes pursuant to the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS 109). Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and income before provision for income taxes and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are calculated based on current statutory federal and state income tax rates. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

For the periods presented herein, the Company’s predecessor (E*TRADE Access, Inc.) was part of the consolidated tax group of E*TRADE Financial Corporation, the parent company of E*TRADE Bank, and shared in (and contributed to) the consolidated tax benefits and obligations of the group. However, the income tax amounts presented in these financial statements and related footnotes have been computed assuming that the Company was not part of such consolidated tax group, but rather had prepared separate income tax returns for the periods presented. See Note 12 for more details regarding the Company’s income tax related amounts.

(k)	Impairment of Long-Lived Assets

The Company places significant value on the installed ATMs that it owns and manages in merchant locations and the underlying merchant contracts/relationships. The recoverability of the carrying value of long-lived assets is reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To assess recoverability, the Company evaluates the carrying value of long-lived assets and compares them to the respective projected future undiscounted cash flows. An impairment loss is recognized if the sum of the expected net cash flows is less than the carrying amount of the long-lived assets being evaluated. The Company does not believe that any impairment of its intangibles or other long-lived assets has occurred.

(l)	Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates include the carrying amount of intangibles and valuation allowances for receivables, inventories and deferred income tax assets. Actual results could differ from those assumed in the Company’s estimates.

ATM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(m)	Revenue Recognition

Substantially all of the Company’s revenues are generated from ATM transaction-based fees and services, which include surcharge fees, interchange fees and other monthly fees. Transaction-based fees are recognized at the time the ATM transactions are processed and service fees are recognized at the time the service is performed. The Company offers a maintenance service agreement to certain customers purchasing ATMs. The Company recognizes service agreement revenue monthly as earned, and expenses relating to repairs under service agreements as incurred. The Company recognizes revenue related to the sale of ATMs when the equipment is delivered to the merchant customer and the Company has completed all required installation and set-up procedures. If the equipment is sold directly to a third-party dealer, the Company recognizes revenue upon the shipment of the equipment from the manufacturer to the third-party dealer.

(n)	Stock-Based Compensation

The Company has not had, and does not currently have, any stock-based compensation plans in place. However, certain employees of the Company’s predecessor participated in the stock-based compensation plan sponsored by E*TRADE Financial Corporation.

The Company has elected to account for its participation in the above-mentioned stock-based compensation plan using the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and to disclose pro forma effects on net loss as provided by the provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure and SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123). Accordingly, no compensation cost for stock options held by employees of the Company has been recognized. Had compensation cost for stock options been determined based on the fair value at the grant dates in 2002, 2003 and 2004, consistent with the provisions of SFAS 123, the recorded net loss amounts would have been increased by approximately $118,000, $63,000 and $8,000, respectively.

For disclosure purposes, the fair value of each stock option granted was estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of the options granted for the years ended December 31, 2002 and 2003, and for the six months ended June 30, 2004, were $6.09, $2.89, and $5.80, respectively. The fair value of the Company’s participation in the above-referenced stock-based compensation plan was estimated assuming no expected dividends and the following weighted-average assumptions:

	2002	2003	2004

Expected stock price volatility	71%	66%	52%
Risk-free interest rate	4%	3%	2%
Expected life of options following vesting (in months)	36	19	22

(o)	Recent Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (the FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs. SFAS 143 requires the Company to estimate the fair value of future retirement costs associated with its ATMs. The fair value of a liability for an asset retirement obligation is to be recognized in the period in which it is incurred and can be reasonably estimated. Such asset retirement costs are to be capitalized as part of the carrying

ATM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

amount of the related long-lived asset and depreciated over the asset’s estimated useful life. Fair value estimates of liabilities for asset retirement obligations will generally involve discounted future cash flows. Periodic accretion of such liabilities due to the passage of time is to be recorded as an operating expense. The provisions of SFAS 143 are effective for fiscal years beginning after June 15, 2002, with initial application as of the beginning of the fiscal year. The adoption of SFAS 143 resulted in the recognition of: (i) liabilities amounting to approximately $1.0 million for contingent retirement obligations under certain merchant contracts (included in other long-term liabilities on the Company’s consolidated balance sheet); (ii) asset retirement costs amounting to approximately $1.0 million (included in property and equipment on the Company’s consolidated balance sheet); and (iii) a charge for the cumulative effect of the change in accounting principle amounting to approximately $176,000. The cumulative effect amount of $176,000 has not been reduced by a related income tax benefit due to the uncertain future utilization of such benefit. Accretion expense related to liabilities for contingent retirement obligations (included in depreciation and accretion on the Company’s consolidated statements of operations) totaled approximately $86,000 for the year ended December 31, 2003, and approximately $54,000 for the six months ended June 30, 2004, respectively. At December 31, 2003 and June 30, 2004, liabilities for contingent retirement obligations amounted to $1.4 million and $1.7 million, respectively.

(2)	Acquisitions

In May 2000, E*TRADE Access, Inc. (the Company’s predecessor) was formed through the acquisition of CCS by E*TRADE Financial Corporation. The purchase price totaled approximately $100.8 million and was comprised of $5.0 million in cash, approximately $87.5 million in stock of E*TRADE Financial Corporation, the assumption of approximately $6.8 million in debt, and the incurrence of approximately $1.5 million in direct costs associated with the acquisition. The following table summarizes the estimated fair values of the major assets acquired and liabilities assumed at the date of the acquisition (000’s):

Estimated
Category	Fair Value

Net working capital	$575
Property and equipment	3,622
Other assets	875

Total tangible assets	5,072
Intangible assets	22,860
Goodwill	72,889

Total net assets acquired	$100,821

The $22.9 million in intangible assets primarily represents the value assigned to the acquired merchant contracts/relationships, as determined by an independent appraisal specialist. Such amount is being amortized on a straight-line basis over an estimated useful life of seven years. The $72.9 of goodwill was being amortized over an estimated useful life of 40 years prior to the adoption of SFAS 142. On January 1, 2002, the Company ceased the amortization of such goodwill balance in accordance with the provisions of SFAS 142.

During 2002, the Company acquired a total of 28 merchant contracts/relationships in a series of separate transactions. The cost of the acquisitions totaled approximately $0.2 million and the purchase price was allocated entirely to the acquired merchant contracts/relationships.

ATM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

No ATMs were acquired in such transactions. Total consideration paid represented the fair value of the acquired intangible assets as of the acquisition dates.

During 2003, the Company acquired a total of over 5,000 merchant contracts/relationships and over 240 ATMs through a series of separate asset acquisitions. The cost of the acquisitions totaled $11.6 million and the purchase price was allocated $0.9 million to ATM equipment and $10.7 million to merchant contracts/relationships. Of the $11.6 million paid in 2003 for such acquisitions, approximately $10.1 million related to the Company’s acquisition of selected contracts and ATMs from XtraCash ATM, Inc. Total consideration paid represented the fair value of the acquired assets as of the acquisition dates.

The Company made no significant acquisitions during the first six months of 2004.

(3)	Affiliated Party Transactions

Prior to the acquisition by Cardtronics of the Company, E*TRADE Bank provided certain services to E*TRADE Access, Inc. (the Company’s predecessor) under a service agreement, including insurance and risk management services, tax and financial reporting services, and payroll processing services. E*TRADE Bank also provided use of its office space, equipment and furniture and fixtures. The accompanying financial statements reflect charges from E*TRADE Bank for such services in the amounts of $0.7 million, $2.1 million, and $1.3 million for the years ended December 31, 2002 and 2003, and for the six months ended June 30, 2004, respectively. Amounts owed to E*TRADE Bank for such services, including the push-down effects of the Company’s historical acquisitions, totaled $86.5 million, $100.8 million, and $103.3 million as of December 31, 2002 and 2003, and June 30, 2004, respectively.

(4)	Prepaid, Deferred Costs, and Other Current Assets

A summary of prepaid, deferred costs, and other current assets is as follows (000’s):

	As of		As of
	December 31,		June 30,
	2002	2003	2004

Prepaids	$404	$90	$71
Deferred costs and other current assets	7	—	64

Total	$411	$90	$135

(5)	Property and Equipment, net

A summary of property and equipment is as follows (000’s):

	As of		As of
	December 31,		June 30,
	2002	2003	2004

Property and equipment	$19,369	$23,923	$29,301
Software	1,906	2,322	2,335

Total	21,275	26,245	31,636
Less accumulated depreciation	(7,374)	(11,764)	(13,357)

Net property and equipment	$13,901	$14,481	$18,279

ATM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(6)	Intangible Assets, net

A summary of intangible assets is as follows (000’s):

			As of
	As of December 31,		June 30,
	2002	2003	2004

Merchant contracts	$22,715	$30,985	$29,893
Less accumulated amortization	(9,911)	(13,661)	(15,536)

Net intangible assets	$12,804	$17,324	$14,357

(7)	Accrued Liabilities

The Company’s accrued liabilities include accrued armored fees, communication fees, maintenance obligations, and other fees associated with the Company’s ongoing operations. A summary of the Company’s accrued liabilities as of the dates below is as follows (000’s):

			As of
	As of December 31,		June 30,
	2002	2003	2004

Restructuring accrual	$1,500	$1,559	$1,706
Accrued armored fees	843	991	920
Accrued communication fees	426	424	—
Accrued maintenance fees	306	343	1,352
Accrued bank and cash management fees	97	2,141	951
Accrued ATM purchases	—	—	577
Accrued sales and property taxes	—	—	304
Other accrued expenses	1,729	2,130	2,447

Total	$4,901	$7,588	$8,257

(8)	Commitments and Contingencies

The following table and discussion reflect the Company’s significant contractual obligations and other commercial commitments as of December 31, 2003 (in thousands):

Contractual Obligations	Total	2004	2005	2006	2007

Operating lease obligations	$2,920	$1,188	$1,174	$523	$35

As previously mentioned, the Company is charged by E*TRADE Bank for the use of its office space, and as such, has no separate contractual lease agreement in place. Accordingly, there are no contractual rent payment amounts included in the table above.

(9)	Asset Retirement Obligations

The Company changed its method of accounting for asset retirement obligations in accordance with SFAS 143 effective January 1, 2003. Under SFAS 143, the Company recognizes asset retirement obligations in the period in which they are incurred if a reasonable estimate of the fair value can be made. When the liability is initially recorded, the cost is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of

ATM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the related asset. Upon settlement of the liability, a gain or loss is recorded for any difference between the settlement amount and the liability recorded.

The cumulative effect of the change on prior years resulted in an after-tax charge to income of approximately $176,000. The effect of the change in 2003 was to decrease income before the cumulative effect of the accounting changes by approximately $74,000 related to depreciation and accretion expense recorded during the period, offset somewhat by the utilization of the established asset retirement obligation. The pro forma effects of the application of SFAS 143 as if the statement had been adopted on January 1, 2002 (instead of January 1, 2003) are presented below (pro forma amounts in thousands assuming the accounting change is applied retroactively, net of tax):

	Years Ended December 31,
	2002	2003
	Pro Forma	Pro Forma

Net loss	$(4,542)	$(5,733)
(Increase) decrease in depreciation expense	(130)	130
(Increase) decrease in accretion expense	(46)	46

Net loss, as adjusted	$(4,718)	$(5,557)

Asset retirement obligations consist primarily of de-installation costs of the ATM and the costs to restore the ATM site to its original condition. The Company is legally required to perform this de-install and restoration work. In accordance with SFAS 143, for each group of ATMs the Company recognized the fair value of a liability for an asset retirement obligation and capitalized that cost as part of the cost basis of the related asset. The related assets are being depreciated on a straight-line basis over five years.

The following table describes changes to the asset retirement obligation liability for the year ended December 31, 2003 and the six months ended June 30, 2004 (000’s):

	2003	2004

Asset retirement at the beginning of the year	$1,016	$1,436
Additional ATMs	602	257
Accretion expense	86	54
Payments	(268)	—

Total	$1,436	$1,747

The actual and pro forma asset retirement obligation liability balances as if SFAS 143 had been adopted on January 1, 2002 (instead of January 1, 2003) were as follows (000’s):

	December 31,
	2002	2003

Liability for asset retirement—beginning	—	$1,016
Liability for asset retirement—ending	$1,016	$1,436

(10)	Litigation

The Company is involved in various lawsuits and legal proceedings which have arisen in the normal course of business. While the ultimate results of these other matters cannot be

ATM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

predicted with certainty, they are not expected to have a material adverse effect on the financial position of the Company.

(11)	Income Taxes

As discussed in Note 1, the Company’s income taxes have been computed assuming that the Company was not part of the E*TRADE Financial Corporation consolidated tax group, but rather had prepared separate income tax returns for the periods presented. Accordingly, the Company has not reflected a tax benefit for any of the periods presented in the accompanying financial statements due to the uncertainties surrounding the ability of the Company to utilize such benefits.

The recorded income tax benefit differs from amounts computed by applying the statutory rate to the Company’s net loss before taxes as follows for the years ended December 31, 2002 and 2003, and the six months ended June 30, 2004 (000’s):

			Six Months
	Years Ended		Ended
	December 31,		June 30,
	2002	2003	2004

Income tax benefit at the statutory rate of 35%	$(1,590)	$(2,007)	$(991)
State tax benefit, net of federal provision	(177)	(224)	(110)
Non-deductible meals and entertainment	9	3	2
Change in valuation allowance	1,758	2,228	1,099

Income tax benefit on loss before income taxes and cumulative effect of accounting change	—	—	—
Income tax allocated to cumulative effect of accounting change	—	—	—

Total income tax benefit per financial statements	$—	$—	$—

ATM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2002 and 2003, and June 30, 2004, are as follows (000’s):

	December 31,		June 30,
	2002	2003	2004

Current deferred tax assets:
Accrued expenses	$630	$83	$84
Reserve for doubtful accounts	370	347	507
Other	17	18	18

Current deferred tax assets	1,017	448	609

Non-current deferred tax assets:
Amortization of intangibles	3,329	4,941	5,571
Net operating loss carryforwards	10,534	14,690	17,358

Non-current deferred tax assets	13,863	19,631	22,929
Non-current deferred tax liabilities:
Property and equipment	1,698	2,752	4,092
Amortization of goodwill	3,859	5,750	6,695

Non-current deferred tax liabilities	5,557	8,502	10,787

Net non-current deferred tax assets	$8,306	$11,129	$12,142
Net current deferred tax assets	1,017	448	609

Total deferred tax assets	9,323	11,577	12,751
Less: Valuation allowance	(9,323)	(11,577)	(12,751)

Net deferred taxes	$—	$—	$—

A valuation allowance has been provided to offset the deferred tax assets for all periods presented due to the uncertainties surrounding the future realization of such deferred tax assets. As of June 30, 2004, the Company’s estimated net operating loss (“NOL”) carryforwards for income tax purposes, assuming it had filed separate returns for the periods presented, would have totaled approximately $40.1 million.

Approximately $1.8 million of the valuation allowance for deferred tax assets at June 30, 2004, relates to items which, when recognized, would have resulted in a credit to equity rather than a reduction in the Company’s federal income tax provision.

(12)	Significant Suppliers

The Company incurred charges from one supplier that accounted for approximately 10% of the total cost of revenues for the years ended December 31, 2002 and 2003, and the six months ended June 30, 2004.

(13)	Segment Information and Geographical Information

The Company considers its business activities to be comprised of a single reporting segment—ATM Management Services. During each of the periods presented in the accompanying consolidated financial statements, the Company had no single merchant customer that

ATM COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

represented 10% or more of total revenues. All revenues were generated in the United States of America.

(14)	Acquisition by Cardtronics, Inc.

As disclosed in Note 1, substantially all of the assets and liabilities of E*TRADE Access, Inc. (the Company’s predecessor), with the exception of the payable to affiliated party, were acquired and assumed by Cardtronics, Inc. effective June 30, 2004, for approximately $106.9 million in cash.

You should rely only on the information contained in this prospectus or to which we have referred you, including any free writing prospectus that we file with the SEC relating to this offering. We and the selling shareholders have not authorized any other person to provide you with different information. We and the selling shareholders are only offering to sell, and seeking offers to buy, the common stock in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Through and including          , 2007 (25 days after the date of this prospectus), all dealers that effect transaction in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

Cardtronics, Inc.

           Shares

Common Stock

Deutsche Bank Securities

William Blair & Company

Banc of America Securities LLC

Prospectus

          , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The expenses of this offering, other than underwriting discount, are estimated to be as follows:

SEC registration fee		$9,210
NASD filing fee		*
Nasdaq Global Market listing fee		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses (including legal fees)		*
Printing expenses		*
Transfer agent fees		*

Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was an officer or director of such corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, such indemnification is available if he had no reasonable cause to believe his conduct was unlawful.

The registrant’s third amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), together with the registrant’s amended and restated bylaws, as amended (the “Bylaws”), provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is, was or has agreed to become an officer or director of the registrant or is a person who is or was serving or has agreed to serve at the request of the registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or of a partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Certificate of Incorporation and Bylaws were adopted or as may be thereafter amended. The Certificate of Incorporation and the Bylaws expressly provide that it is not the exclusive method of indemnification.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was an officer or director of such corporation against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145.

The Certificate of Incorporation and the Bylaws also provide that the registrant may maintain insurance, at the registrant’s expense, to protect the registrant and any director, officer, employee or agent of the registrant or of another entity against any expense, liability, or loss, regardless of whether the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit. Article Twelfth of the Certificate of Incorporation contains such a provision.

The underwriting agreement to be entered into in connection with this offering will provide that the Underwriters shall indemnify the Company, its directors and certain officers of the Company against liabilities resulting from information furnished by or on behalf of the Underwriters specifically for use in the Registration Statement. See “Item 17. Undertakings” for a description of the Securities and Exchange Commission’s position regarding such indemnification provisions.

Item 15.	Recent Sales of Unregistered Securities

During the past three years, we have issued unregistered securities to the persons described below. None of these transactions involved any underwriters or any public offerings, and we believe that each of these transactions was exempt from registration requirements pursuant to Section 3(a)(9) or Section 4(2) of the Securities Act of 1933, as amended, Regulation D promulgated thereunder or Rule 701 of the Securities Act of 1933 pursuant to compensatory benefit plans and contracts related to compensation as provided under Rule 701. The recipients of the securities in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. The share numbers presented below do not give effect to the stock split described in the prospectus.

During the fiscal year ended December 31, 2004, we issued (1) 3,446 shares of our common stock to Ralph Clinard upon the exercise of options held by Mr. Clinard for an aggregate price of $40,421.58; (2) 3,217 shares of our common stock to Douglas Deitel upon the exercise of options held by Mr. Deitel for an aggregate price of $18,883.79; (3) 1,313 shares of our common stock to Ron Coben upon the exercise of options held by Mr. Coben for an aggregate price of $15,401.49; and (4) 1,233 shares of our common stock to Frederick Boyd upon the exercise of options held by Mr. Boyd for an aggregate price of $246.60. In addition, during the fiscal year ended December 31, 2004, we granted options to our employees to purchase 109,500 shares of common stock at a non-stock split adjusted exercise price of $52.00.

During the fiscal year ended December 31, 2005, we issued (1) 894,568 shares of our Series B Convertible Preferred Stock to investment funds controlled by TA Associates, Inc. for aggregate gross proceeds of $75.0 million; (2) 35,221 shares of our Series B Convertible Preferred Stock as partial consideration for our acquisition of Bank Machine, which were valued at $3.0 million; and (3) 21,111 shares of our common stock as partial consideration for our acquisition of the outstanding shares of ATM National, Inc., which were valued at $1.8 million. In addition, during the fiscal year ended December 31, 2005, we granted options to our employees to purchase 210,500 shares of common stock at a non-stock split adjusted exercise price of $83.84.

During the fiscal year ended December 31, 2006, we issued 4,703 shares of common stock to Sandra Menjivar upon the exercise of options held by Ms. Menjivar for an aggregate price of $188.12. Additionally, during the fiscal year ended December 31, 2006, we granted options to certain of our employees to purchase 97,500 shares of common stock at a non-stock split adjusted exercise price of $83.84.

During the eight months ended August 31, 2007, we issued 3,937 shares of common stock to Ron Coben upon the exercise of options held by Mr. Coben for an aggregate price of $46,181.01. Additionally, during the eight months ended August 31, 2007, we granted options to certain of our employees to purchase 16,000 shares of common stock at a weighted average, non-stock split adjusted exercise price of $86.05.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits:

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this Item.

(b) Consolidated Financial Statement Schedules:

All schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements and the related notes.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names and required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 12th day of October, 2007.

CARDTRONICS, INC.

By:	/s/ Jack Antonini
Jack Antonini
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 12th day of October, 2007.

Signature	Title

* Jack Antonini	Chief Executive Officer, President, and Director (Principal Executive Officer)

/s/ J. Chris Brewster J. Chris Brewster	Chief Financial Officer (Principal Financial and Accounting Officer)

* Fred R. Lummis	Director and Chairman of the Board of Directors

* Robert P. Barone	Director

* Frederick W. Brazelton	Director

* Ralph H. Clinard	Director

* Jorge M. Diaz	Director

* Roger B. Kafker	Director

* Michael A.R. Wilson	Director

* Ronald Delnevo	Director

*By: /s/ J. Chris Brewster J. Chris BrewsterAttorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement
2.1		Share Sale and Purchase Agreement between Bank Machine (Holdings) Limited and Cardtronics Limited, dated effective as of May 17, 2005 (incorporated herein by reference to Exhibit 2.1 of the Amendment No. 1 to Registration Statement on Form S-4/A, filed by Cardtronics, Inc. on July 10, 2006, Registration No. 333-131199).
2.2		Purchase and Sale Agreement Between E*TRADE Access, Inc., E*TRADE Bank, Cardtronics, LP and Cardtronics, Inc., dated effective as of June 2, 2004 (incorporated herein by reference to Exhibit 2.2 of the Amendment No. 1 to Registration Statement on Form S-4/A, filed by Cardtronics, Inc. on July 10, 2006, Registration No. 333-131199).
2.3		Purchase and Sale Agreement, dated as of July 20, 2007, by and between Cardtronics, LP and 7-Eleven, Inc. (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on July 26, 2007).
3	.1**	Form of Third Amended and Restated Certificate of Incorporation of Cardtronics, Inc.
3	.2**	Form of Second Amended and Restated Bylaws of Cardtronics, Inc.
4.1		Indenture dated as of July 20, 2007 among Cardtronics, Inc., the Subsidiary Guarantors party thereto, and Wells Fargo Bank, N.A. as Trustee (incorporated herein by reference to Exhibit 4.1 of the Quarterly Report on Form 10-Q filed on August 14, 2007).
4.2		Indenture dated as of August 12, 2005 by and among Cardtronics, Inc., the Subsidiary Guarantors party thereto and Wells Fargo Bank, NA as Trustee (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).
4.3		Registration Rights Agreement dated as of July 20, 2007 among Cardtronics, Inc., the Guarantors named therein, Banc of America Securities, LLC and BNP Paribas Securities Corp. (incorporated herein by reference to Exhibit 4.2 of the Quarterly Report on Form 10-Q filed on August 14, 2007).
4.4		Supplemental Indenture dated as of June 22, 2007 among Cardtronics Holdings, LLC and Wells Fargo Bank, N.A. as Trustee (incorporated herein by reference to Exhibit 4.3 of the Quarterly Report on Form 10-Q filed on August 14, 2007).
4.5		Supplemental Indenture dated as of December 22, 2005 among ATM National, LLC and Wells Fargo Bank, N.A. as Trustee (incorporated herein by reference to Exhibit 4.4 of the Quarterly Report on Form 10-Q filed on August 14, 2007).
4.6		Form of Senior Subordinated Note (incorporated by reference to Exhibit A to Exhibit 4.2 hereto).
4.7		Registration Rights Agreement dated as of August 12, 2005 by and among Cardtronics, Inc., the Subsidiary Guarantors party thereto and the Initial Purchasers party thereto (incorporated herein by reference to Exhibit 4.3 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).
5	.1**	Opinion of Vinson & Elkins L.L.P.
10.1		ATM Cash Services Agreement between Bank of America and Cardtronics, LP, dated effective as of August 2, 2004 (incorporated herein by reference to Exhibit 10.1 of the Amendment No. 2 to Registration Statement on Form S-4/A filed by Cardtronics, Inc. on August 25, 2006, Registration No. 333-131199).
10.2		Third Amended and Restated First Lien Credit Agreement, dated as of May 17, 2005, by and among Cardtronics, Inc., the Subsidiary Guarantors party thereto, Bank of America, N.A., BNP Paribas, and the other Lenders parties thereto (incorporated herein by reference to Exhibit 10.2 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).

Exhibit
Number	Description

10.3	Amendment No. 1 to Credit Agreement, dated as of July 6, 2005 (incorporated herein by reference to Exhibit 10.3 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).
10.4	Amendment No. 2 to Credit Agreement, dated as of August 5, 2005 (incorporated herein by reference to Exhibit 10.4 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).
10.5	Amendment No. 3 to Credit Agreement, dated as of November 17, 2005 (incorporated herein by reference to Exhibit 10.5 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).
10.6	Employment Agreement between Cardtronics, LP and Jack M. Antonini, dated effective as of January 30, 2003 (incorporated by reference to Exhibit 10.10 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004, Registration No. 333-113470).†
10.7	First Amendment to Employment Agreement between Cardtronics, LP and Jack M. Antonini, dated effective as of February 4, 2004 (incorporated by reference to Exhibit 10.11 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004, Registration No. 333-113470).†
10.8	Second Amendment to Employment Agreement between Cardtronics, LP and Jack M. Antonini, dated effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.8 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.9	Restricted Stock Agreement, dated as of February 4, 2004 between Cardtronics, Inc. and Jack M. Antonini (incorporated herein by reference to Exhibit 10.9 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.10	First Amendment to Restricted Stock Agreement, dated as of March 1, 2004, between Cardtronics, Inc. and Jack M. Antonini (incorporated herein by reference to Exhibit 10.10 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.11	Second Amendment to Restricted Stock Agreement, dated as of February 10, 2005, between Cardtronics, Inc. and Jack M. Antonini (incorporated herein by reference to Exhibit 10.11 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.12	Employment Agreement between Cardtronics, LP and Michael H. Clinard, dated effective as of June 4, 2001 (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004) (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004, Registration No. 333-113470).†
10.13	First Amendment to Employment Agreement between Cardtronics, LP and Michael H. Clinard, dated effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.13 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.14	Employment Agreement between Cardtronics, LP and Thomas E. Upton, dated effective as of June 1, 2001 (incorporated by reference to Exhibit 10.13 of the Registration Statement on Form S-1 filed by Cardtronics, Inc. on March 10, 2004, Registration No. 333-113470).†
10.15	First Amendment to Employment Agreement between Cardtronics, LP and Thomas E. Upton, dated effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.15 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.16	Employment Agreement between Cardtronics, LP and J. Chris Brewster, dated effective as of March 31, 2004 (incorporated by reference to Exhibit 10.14 of the Registration Statement on Form S-1/A filed by Cardtronics, Inc. on May 14, 2004).†

Exhibit
Number		Description

10.17		First Amendment to Employment Agreement between Cardtronics, LP and J. Chris Brewster, dated effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.17 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.18		Employment Agreement between Cardtronics, LP, Cardtronics, Inc. and Drew Soinski, dated effective as of July 12, 2005 (incorporated herein by reference to Exhibit 10.18 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.19		Amended and Restated Service Agreement between Bank Machine Limited and Ron Delnevo, dated effective as of May 17, 2005 (incorporated herein by reference to Exhibit 10.19 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.20		Bonus Agreement between Bank Machine Limited and Ron Delnevo, dated effective as of May 17, 2005 (incorporated herein by reference to Exhibit 10.20 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.21		2001 Stock Incentive Plan of Cardtronics Group, Inc., dated effective as of June 4, 2001 (incorporated herein by reference to Exhibit 10.21 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.22		Amendment No. 1 to the 2001 Stock Incentive Plan of Cardtronics Group, Inc., dated effective as of January 30, 2004 (incorporated herein by reference to Exhibit 10.22 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.23		Amendment No. 2 to the 2001 Stock Incentive Plan of Cardtronics Group, Inc., dated effective as of June 23, 2004 (incorporated herein by reference to Exhibit 10.23 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.24		Form of Director Indemnification Agreement entered into by and between Cardtronics, Inc. and each of its directors, dated as of February 10, 2005 (incorporated herein by reference to Exhibit 10.24 of the Registration Statement on Form S-4, filed by Cardtronics, Inc. on January 20, 2006, Registration No. 333-131199).†
10.25		Amendment No. 1 to ATM Cash Services Agreement, dated August 2, 2004 (incorporated herein by reference to Exhibit 10.25 of the Amendment No. 2 to Registration Statement on Form S-4/A filed by Cardtronics, Inc. on August 25, 2006, Registration No. 333-131199).
10.26		Amendment No. 2 to ATM Cash Services Agreement, dated February 9, 2006 (incorporated herein by reference to Exhibit 10.26 of the Amendment No. 2 to Registration Statement on Form S-4/A filed by Cardtronics, Inc. on August 25, 2006, Registration No. 333-131199).
10.27		2006 Bonus Plan of Cardtronics, Inc., effective as of January 1, 2006 (incorporated herein by reference to Exhibit 10.27 of the Annual Report on Form 10-K filed on April 2, 2007).†
10.28		Amendment No. 4 to Credit Agreement, dated as of February 14, 2006 (incorporated herein by reference to Exhibit 10.28 of the Annual Report on Form 10-K filed on April 2, 2007).
10	.29***	Amendment No. 5 to Credit Agreement, dated as of September 29, 2006.
10.30		Amendment No. 6 to Credit Agreement, dated as of May 3, 2007 (incorporated herein by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on May 9, 2007).
10.31		Amendment No. 7 to Credit Agreement, dated as of July 18, 2007 (incorporated herein by reference to Exhibit 10.2 of the Quarterly Report on Form 10-Q filed on August 14, 2007).

Exhibit
Number		Description

10	.32**	Vault Cash Agreement, dated as of July 20, 2007, by and between Cardtronics, Inc. and Wells Fargo, N.A.
10	.33**	Placement Agreement, dated as of July 20, 2007, by and between Cardtronics, Inc. and 7-Eleven, Inc.
10	.34**	Cardtronics, Inc. 2007 Stock Incentive Plan.
10	.35**	First Amended and Restated Investors Agreement, dated as of February 10, 2005, by and among Cardtronics, Inc. and certain securityholders thereof.
10	.36**	First Amendment to First Amended and Restated Investors Agreement, dated as of May 17, 2005, by and among Cardtronics, Inc. and certain securityholders thereof.
12	.1***	Computation of Ratio of Earnings to Fixed Charges.
21.1		Subsidiaries of Cardtronics, Inc. (incorporated herein by reference to Exhibit 14.1 of our Annual Report on Form 10-K filed on April 2, 2007).
23	.1*	Consent of Independent Registered Public Accounting Firm KPMG LLP.
23	.2*	Consent of Independent Accountants PricewaterhouseCoopers LLP.
23.3		Consent of Vinson & Elkins L.L.P. (Contained in Exhibit 5.1).
24	.1***	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith

**	To be filed by amendment

***	Previously filed.

†	Management contract or compensatory plan or arrangement